Exhibit 2.3
Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
NEP RENEWABLES III, LLC
NEP RENEWABLES HOLDINGS III, LLC,
NEXTERA ENERGY PARTNERS, LP
and
THE CLASS B PURCHASERS PARTY HERETO
OCTOBER 21, 2021

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SCHEDULES:
Schedule A – Capitalization and Purchaser Allocations
Schedule B – Acquired Assets
Schedule C – Knowledge Parties
Schedule D – Governmental Authorizations
Schedule E – Consents
Schedule F – Execution Date Portfolio Project Model
Schedule G – Portfolio Project Model Adjustment Procedures
Schedule H – Debt for Borrowed Money
Schedule I – Power Purchase Agreements
Schedule J – Certain Indemnification Matters
Schedule K – Credit Support Matters
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EXHIBITS:
Exhibit A – Form of A&R LLC Agreement
Exhibit B – Form of Registration Rights Agreement
Exhibit C – Form of Build Out Agreement
Exhibit D – Form of Star Moon Holdings A&R LLC Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of October 21, 2021 (the “Execution Date”), is entered into by and among NEP Renewables III, LLC, a Delaware limited liability company (the “Company”), NEP Renewables Holdings III, LLC, a Delaware limited liability company (the “Class A Purchaser”), the Class B Purchasers set forth in Schedule A hereto, including Apollo CIF CEPF Intermediate, LLC, a Delaware limited liability company, as a Class B Purchaser and as the Class B Purchaser Representative (in such capacity, the “Class B Purchaser Representative”), and NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), solely to the extent of the NEP Obligations set forth herein.
WHEREAS, the Company was previously formed under the Delaware LLC Act by the Class A Purchaser as the sole initial member of the Company, and its business and affairs are presently governed by that certain Limited Liability Company Agreement of the Company, effective as of September 8, 2021 (the “Company LLC Agreement”);
WHEREAS, prior to the Initial Closing, (a) a direct or indirect Subsidiary of NEP shall have (i) acquired the Acquired Assets pursuant to the NEER/NEP APA, and (ii) directly or indirectly contributed such Acquired Assets to the Class A Purchaser, and assigned all of its right, title and interest in and to the NEER/NEP APA Annex to the Class A Purchaser, (b) the Company LLC Agreement shall have been amended and restated, substantially in the form of the Amended and Restated Limited Liability Company Agreement of the Company attached hereto as Exhibit A (the “A&R LLC Agreement”), (c) the Class A Purchaser shall have contributed the Acquired Assets to the Company and, in exchange therefor, the Company shall have issued and sold to the Class A Purchaser, and the Class A Purchaser shall have acquired from the Company, the Class A Purchased Units and the Aggregate Class B Purchased Units (the “Initial Issuance”);
WHEREAS, following the Initial Issuance, (a) at the Initial Closing, the Class A Purchaser desires to sell, transfer, assign, convey and deliver to each of the Class B Purchasers set forth in Section III of Schedule A hereto, and each such Class B Purchaser desires to purchase from the Class A Purchaser, such Class B Purchaser’s Pro Rata Share of the Initial Aggregate Class B Purchased Units, in exchange for payment to the Class A Purchaser by each such Class B Purchaser of its Pro Rata Share of the Initial Aggregate Class B Purchase Price, on the terms and subject to the conditions set forth in this Agreement (such transfer of the Initial Aggregate Class B Purchased Units by the Class A Purchaser to the Class B Purchasers at the Initial Closing, the “Initial Class B Units Sale”); and (b) immediately upon consummation of the Initial Class B Units Sale at the Initial Closing, each Class B Purchaser will be admitted as a Class B Member of the Company pursuant to the A&R LLC Agreement, and shall thereafter be subject to the terms and conditions thereof; and
WHEREAS, following the Initial Class B Units Sale, at the Additional Closing, the Class A Purchaser desires to sell, transfer, assign, convey and deliver to each of the Class B Purchasers to be set forth in Section IV of Schedule A hereto, and each such Class B Purchaser desires to purchase from the Class A Purchaser, such Class B Purchaser’s Pro Rata Share of the Additional Aggregate Class B Purchased Units, in exchange for payment to the Class A Purchaser by each Class B Purchaser of its Pro Rata Share of the Additional Aggregate Class B Purchase Price, which shall be paid by each of the Class B Purchasers to the Class A Purchaser at the Additional Closing, on the terms and subject to the conditions set forth in this Agreement (such transfer of the Additional Aggregate Class B Purchased Units by the Class A Purchaser to the Class B Purchasers at the Additional Closing, the “Additional Class B Units Sale”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS

Section I.01Definitions. As used in this Agreement, the following terms have the meanings indicated:
“2017 Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, by and between NEP and NextEra Energy, Inc., a Florida corporation, dated as of August 4, 2017.
“2018 Registration Rights Agreement” means that certain Registration Rights Agreement, by and among NEP, Global Energy & Power Infrastructure II Advisors, L.L.C., and Western Renewables Partners LLC, dated as of December 21, 2018.
“2019-A Registration Rights Agreement” means that certain Registration Rights Agreement, by and among NEP, Nitrogen TL Borrower LLC, a Delaware limited liability company, and the other purchasers named as a party thereto, dated as of June 11, 2019.
“2019-B Registration Rights Agreement” means that certain Registration Rights Agreement, by and between NEP and GEPIF III Meade Investco, L.P., dated as of November 13, 2019.
“2019-C Registration Rights Agreement” means that certain Registration Rights Agreement, by and between NEP and EIG NET Holdings III, LLC, dated as of December 4, 2019.
“2020-A Registration Rights Agreement” means that certain Registration Rights Agreement, by and between NEP and Goldman Sachs & Co. LLC, as Representative, on behalf of the Initial Purchasers (as defined therein), dated as of December 3, 2020.
“2020-B Registration Rights Agreement” means that certain Registration Rights Agreement, by and among KKR Neon Aggregator L.P. and the Class B Purchasers name on Schedule A thereto, dated as of December 18, 2020.
“2021 Registration Rights Agreement” means that certain Registration Rights Agreement, by and between NEP and Morgan Stanley & Co. LLC, as Representative, on behalf of the Initial Purchasers (as defined therein), dated as of June 17, 2021.
“A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.
“Acquired Assets” means one hundred percent (100%) of the Class A Units of Star Moon Holdings, which will own, directly or indirectly, each of the other Acquired Companies, as listed on Schedule B hereto.
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“Acquired Company” means, individually, as applicable, any of (a) Star Moon Holdings, (b) Moonlight Bay Class A Holdings, (c) Stargrass Class A Holdings, (d) the Moonlight Bay Company, (e) the Stargrass Company, (f) the Moonlight Bay Project Companies, (g) the Stargrass Project Companies and (h) Borderlands Wind Holdings, LLC, a Delaware limited liability company, and, collectively, all of the foregoing are referred to herein as the “Acquired Companies.”
“Additional Aggregate Class B Purchase Price” means such aggregate amount as shall be set forth in the Notice of Additional Closing delivered in accordance with Section 2.08(a) or Section 2.08(b), which amount shall equal fifty percent (50%) of the Class B Purchase Price, as may be adjusted pursuant to Section 2.16 and in a manner consistent with the procedures set forth in Schedule G.
“Additional Aggregate Class B Purchased Units” means the aggregate number of Class B Units to be sold by the Class A Purchaser to all Class B Purchasers at the Additional Closing, which number shall be equal to fifty percent (50%) of the Aggregate Class B Purchased Units.
“Additional Class B Units Sale” has the meaning set forth in the recitals of this Agreement.
“Additional Closing” means the consummation of the sale of the Additional Aggregate Class B Purchased Units by the Class A Purchaser to the Class B Purchasers pursuant to Section 2.08(a). For the avoidance of doubt, there shall not be more than one Additional Closing.
“Additional Closing Date” means the date on which the Additional Closing is actually consummated pursuant to Section 2.08(a).
“Additional Closing Dispute Notice” has the meaning set forth in Section 2.16(c).
“Additional Closing Model Input Updates” means any changes to the value of the inputs set forth in the worksheets labeled “3rd Party Inputs,” “Debt Inputs,” and “Tax Equity Inputs” in the Additional Closing Portfolio Project Model, from the values set forth in the Initial Closing Portfolio Project Model, solely to the extent such changes result from (i) any Delayed Asset Bring-Down Consultant Reports, (ii) any change in the date on which any Delayed Project shall actually achieve Commercial Operation from the date on which such Commercial Operation was estimated to be achieved, as set forth in the Initial Closing Portfolio Project Model, (iii) any Tax Equity Financing Changes, but solely to the extent relating to any Delayed Project(s) (excluding, for the avoidance of doubt, any Returned Projects), (iv) any Delayed Asset Return Changes, (v) any Pre-Closing Model Input Updates proposed by the Class B Purchaser prior to the Initial Closing upon which the Purchasers shall have reached agreement following the Initial Closing, (vi) the date on which the Additional Closing Date actually occurs, and (vii) any Debt Financing Changes, but solely to the extent relating to the matters set forth in clauses (i) through (vi).
“Additional Closing Portfolio Project Model” means the Initial Additional Closing Portfolio Project Model, as finally determined pursuant to Section 2.16(c), Section 2.16(e), Section 2.16(f) or Section 2.16(g), as applicable, and in a manner consistent with the procedures and assumptions set forth in Schedule G.
“Additional Closing Termination Fee” means an amount equal to the product of (i) twenty million U.S. dollars ($20,000,000), multiplied by (ii) a fraction, the numerator of which is the Additional Aggregate Class B Purchase Price and the denominator of which is the Class B Purchase Price.
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“Additional Closing Transaction Term Adjustments” has the meaning set forth in Section 2.16(c).
“Additional Individual Class B Purchase Price” means, with respect to each Class B Purchaser, the price paid to the Class A Purchaser by such Class B Purchaser in respect of the Additional Individual Class B Purchased Units purchased by such Class B Purchaser at the Additional Closing, which amount shall equal such Class B Purchaser’s Pro Rata Share set forth in Section IV of Schedule A hereto, multiplied by the Additional Aggregate Class B Purchase Price.
“Additional Individual Class B Purchased Units” means, with respect to each Class B Purchaser, such number of Class B Units to be purchased by such Class B Purchaser from the Class A Purchaser at the Additional Closing, which number shall equal such Class B Purchaser’s Pro Rata Share set forth in Section IV of Schedule A hereto, multiplied by the total number of Additional Aggregate Class B Purchased Units.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person. As used herein, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For all purposes of this Agreement, Class B Purchasers and any of their respective Affiliates or Affiliated Investment Vehicles, on the one hand, and NEP and any of its Subsidiaries, on the other hand, shall not be considered Affiliates.
“Affiliate Contract” means any material Contract between the Company or any of its Subsidiaries, on the one hand, and NEP, the NEP GP, or the NEP Subsidiaries, or any of their respective Affiliates, on the other hand.
“Affiliated Investment Vehicle” means, with respect to any specified Person, any investment vehicle, entity or Fund, or any managed account, in each case, that is advised by the same investment advisor or manager as such Person, or by an Affiliate of such investment advisor or manager or of such Person.
“Aggregate Class B Purchased Units” means the total number of Class B Units set forth in Section I of Schedule A hereto.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Anti-Corruption Law” means the FCPA or any other applicable Law related to bribery or corruption.
“Applicable Transaction Terms” means (A) the amount of the Class B Purchase Price, (B) the Debt Financing Terms, (C) the Class B Internal Rate of Return, (D) the start date for the First Distribution Adjustment Period, (E) the percentage of the aggregate amount of Available Cash that constitutes the “Class B Reallocation Portion” (as defined in the A&R LLC Agreement) and/or (F) the percentage of the aggregate amount of Available Cash that constitutes the “Class B Reallocation Cap” (as defined in the A&R LLC Agreement).
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“Assignment of NEER/NEP APA Annex” means that certain Assignment of 2021-B APA Annex, to be entered into by and between NEP Acquisitions and the Class A Purchaser and effective prior to the Initial Closing.
“Associated Person” means any director, officer, agent, employee, or other Person acting on behalf of another Person.
“Available Cash” means “Available Cash” as such term is defined in the A&R LLC Agreement.
“Base Project Financing Documents” means (x) with respect to the Stargrass Projects, (i) that certain Equity Capital Contribution Agreement, dated as of July 30, 2021, between Stargrass, LLC, a Delaware limited liability company, Stargrass Class A Holdings, LLC, a Delaware limited liability company, and JPM Capital Corporation, a Delaware corporation, and (ii) that certain Amended and Restated Limited Liability Company Agreement, dated as of July 30, 2021, of Stargrass, LLC and (y) with respect to the Moonlight Bay Projects, (i) that certain Equity Capital Contribution Agreement, dated as of August 20, 2021, between Moonlight Bay Class A Holdings, LLC, a Delaware limited liability company, Moonlight Bay Renewables, LLC, a Delaware limited liability company, and BAL Investment & Advisory, Inc., a Delaware corporation, and (ii) that certain Amended and Restated Limited Liability Company Agreement, dated as of August 20, 2021, of Moonlight Bay Renewables, LLC.
“Blocker” has the meaning set forth in the A&R LLC Agreement.
“Borderlands Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately ninety-nine (99)-megawatts nameplate capacity, that are included in the Borderlands Wind Project.
“Borderlands Project Company” means Borderlands Wind, LLC, a Delaware limited liability company.
“Borderlands Wind Project” means the approximately ninety-nine (99) megawatt wind power electric generating facility located in Catron County, New Mexico, including any ongoing development and construction with respect thereto.
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“Bring-Down Consultant Reports” has the meaning set forth in Section 2.16(a).

“Build Out Agreement” means that certain Build Out Agreement to be entered into by and between NEER and Star Moon Holdings, substantially in the form attached hereto as Exhibit C, as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are authorized or required by applicable Law to be closed.

“Call Option” has the meaning set forth in the A&R LLC Agreement.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount required to be recorded as a liability on a balance sheet in respect of a Capitalized Lease in accordance with GAAP; provided that any obligations either existing on the Execution Date or created prior to any recharacterization described in clause (b) below that (a) were not required by GAAP to be included on the balance sheet as financing or capital lease obligations, and (b) are subsequently recharacterized as financing or capital lease obligations or indebtedness due to a change in GAAP or accounting treatment or otherwise, shall not, for any purposes under this Agreement be treated as financing or capital lease obligations, Capitalized Lease Obligations or Debt for Borrowed Money.
“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as a lease with amounts required to be capitalized on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP; provided that, for all purposes hereunder, the amount of any Capitalized Lease Obligation with respect to any Capitalized Lease as of any date shall be the amount thereof required, in accordance with GAAP, to be accounted for as a liability on a balance sheet as of such date; provided, further, that, for purposes of calculations made pursuant to the terms of this Agreement or in compliance with any covenant in this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under GAAP as of the Execution Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
“Change of Control” has the meaning set forth in clause (a) of the definition of “Change of Control” in the A&R LLC Agreement.

“Class A Purchase Price” means an amount equal to twenty-five million U.S. dollars ($25,000,000), as such amount may be adjusted upward or downward at or prior to the Initial Closing to reflect the amount of the Estimated Working Capital (as such term is defined and used in the NEER/NEP APA Annex).

“Class A Purchased Units” means the number of Class A Units set forth opposite the Class A Purchaser’s name in Section II of Schedule A hereto under the column entitled “Number and Class of Membership Interests.”
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“Class A Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
“Class A Purchaser Related Parties” has the meaning set forth in Section 6.01(a).
“Class A Units” means the Company’s Class A Units, having the rights, powers, privileges, duties, and obligations described in the A&R LLC Agreement.
“Class B COC Option” has the meaning set forth in the A&R LLC Agreement.
“Class B Internal Rate of Return” means, collectively, the Internal Rate of Return (as defined in the A&R LLC Agreement) thresholds set forth in Sections 5.03, 7.02, 7.03 and 7.04 of the A&R LLC Agreement, as may be adjusted pursuant to Section 2.16 and in a manner consistent with the procedures set forth in Schedule G.
“Class B Member” has the meaning set forth in the A&R LLC Agreement.
“Class B Member Representative” has the meaning set forth in the A&R LLC Agreement.
“Class B Purchase Price” means an aggregate amount of eight hundred and twenty four million U.S. dollars ($824,000,000), as may be adjusted pursuant to Section 2.16 and in a manner consistent with the procedures set forth in Schedule G.
“Class B Purchase Price Return Offset” has the meaning set forth in Section 2.16(h).
“Class B Purchaser Related Parties” has the meaning set forth in Section 6.01(a).
“Class B Purchaser Representative” has the meaning set forth in the introductory paragraph to this Agreement.
“Class B Purchasers” means, collectively, Apollo CIF CEPF Intermediate, LLC, a Delaware limited liability company, and each of its Affiliates listed or to be listed as “Class B Purchasers” in Section III of Schedule A hereto as of the Execution Date or prior to the Initial Closing, and each of their respective Affiliates to be listed as “Class B Purchasers” in Section IV of Schedule A hereto prior to the Additional Closing, in each case, in accordance with Section 2.01(f) hereof.
“Class B Units” means the Company’s Class B Units, having the rights, powers, privileges, duties, and obligations described in the A&R LLC Agreement.
“Class B Units Sales” means, collectively, the Initial Class B Units Sale and the Additional Class B Units Sale.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Operation” means (a) with respect to each Project (other than the Borderlands Wind Project, Elora Solar Project, Ensign Wind Project, Minco III Wind Project and Quinebaug Solar Project), “Commercial Operation,” as such term is defined in the applicable Power Purchase Agreement of such Project, (b) solely with respect to the Borderlands Wind Project and the Quinebaug
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Solar Project, the “Commercial Operation Date,” as such term is defined in the applicable Power Purchase Agreement for such Project, (c) solely with respect to the Elora Solar Project, the “Initial Delivery Date,” as such term is defined in the applicable Power Purchase Agreement for such Project, and (d) solely with respect to the Ensign Wind Project and the Minco III Wind Project, the “Repower Completion Date,” as such term is defined in the applicable Power Purchase Agreement for such Projects.
“Commission” means the United States Securities and Exchange Commission.
“Company” has the meaning set forth in the introductory paragraph of this Agreement.
“Company Entities” means, collectively, the Company, any Subsidiaries of the Company as of the Execution Date, and NEP.
“Company LLC Agreement” has the meaning set forth in the recitals to this Agreement.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 5, 2021, by and among NEER, NEP and Apollo Infrastructure Opportunities Management II, L.P., as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Consent” means any approval, authorization, consent, waiver, license, qualification, written exemption from, or order of or filing with any Governmental Authority, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), or approval of the holders of NEP Common Units or any further approval of the Class A Purchaser or any of its Affiliates.
“Contract” means any legally binding contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment, or other arrangement, understanding, undertaking, or obligation, whether written or oral, but shall exclude Permits.
“Conversion Units” means the NEP Common Units to be issued upon conversion of Issued NEP Non-Voting Units, upon the terms and subject to the conditions of the NEP Partnership Agreement.
“Cool Springs Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of two hundred and thirteen (213)-megawatts AC net capacity, that are included in the Cool Springs Solar Project.
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“Cool Springs Solar Project” means (i) the approximately two hundred and thirteen (213)-megawatt solar photovoltaic electric generating facility located in Decatur County, Georgia, including any ongoing development and construction with respect thereto and (ii) the co-located battery energy storage system.
“Cool Springs Solar Project Company” means Cool Springs Solar, LLC, a Delaware limited liability company.
“COVID-19” means both the viral pneumonia named coronavirus disease 2019 (COVID-19) by the World Health Organization and the virus named Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2) by the International Committee on Taxonomy of Viruses and any mutations or variants thereof.
“COVID-19 Effect” means any (a) required or recommended quarantines, travel restrictions, or social distancing, in each case, issued by a Governmental Authority, (b) factory shutdowns or slowdowns, workplace or worksite shutdowns or slowdowns or work from home requirements or recommendations, or shipment interruptions or slowdowns, in each case, related to or resulting from COVID-19, (c) other measures initiated or occurring in response to COVID-19, and (d) other events or conditions related to or resulting from COVID-19.
“Credit Agreement” means the credit agreement, dated as of the Execution Date among Apollo CIF CEPF Holdings, LLC, a Delaware limited liability company, the Class B Purchaser Representative, the lenders party thereto, and Canadian Imperial Bank of Commerce, New York Branch, as administrative agent, as such agreement may be amended, amended and restated, supplemented, or otherwise modified in accordance with Section 5.04(a).
“Debt Financing” has the meaning set forth in Section 4.06(a).
“Debt Financing Changes” means any changes in the value of the inputs set forth in the worksheet labeled “Debt Model Inputs” in (i) the Initial Closing Portfolio Project Model, from the values of such inputs set forth in the Execution Date Portfolio Project Model or (ii) the Additional Closing Portfolio Project Model, from the values of such inputs set forth in the Initial Closing Portfolio Project Model, but, in each case of (i) and (ii), solely to the extent expressly permitted and provided for by the Credit Agreement, as such agreement is in effect as of the Execution Date (including to reflect any “flex” rights or pricing that becomes effective pursuant to the express terms of the Credit Agreement).
“Debt Financing Terms” means the terms of the Debt Financing expressly provided for pursuant to the terms of the Credit Agreement, but solely with respect to (a) the principal amount available to be funded under any or all of the following: (i) the Term Loan Facility, (ii) the Delayed Draw Facility and (iii) the DSR-LC Facility (each, as defined in the Credit Agreement), in each case, up to the maximum amount expressly permitted and provided for by the Credit Agreement, and (b) the amount set forth on the Target Reserve Balance schedule with respect to any Monthly Payment Date.
“Debt for Borrowed Money” means, with respect to any Person, at any date of determination, (a) all items that, in accordance with GAAP, are required to be classified as indebtedness on a consolidated balance sheet of such Person at such date, including any obligation of such Person under a Capitalized Lease Obligation, and (b) any Synthetic Lease Obligations of such Person at such
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date; provided, however, that, for all purposes of this Agreement, Debt for Borrowed Money shall not include any obligations (i) under any Non-Capitalized Lease Obligations, including any Land Contracts that falls within the meaning of Non-Capitalized Lease Obligations, or (ii) in connection with Deferred Payments.
“Deferred Payments” means any Deferred Payments (as defined in the Tax Equity A&R LLC Agreements) or any comparable terms (having substantially the same meaning) contained in any Tax Equity A&R LLC Agreement.
“Deficit Class B Purchase Price Offset” has the meaning set forth in Section 2.16(h).
“Deficit Purchase Price Amount” has the meaning set forth in Section 2.16(h).
“Delaware LLC Act” means the Delaware Limited Liability Company Act.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
“Delayed Asset Bring-Down Consultant Reports” has the meaning set forth in Section 2.16(c).
“Delayed Asset Closing” has the meaning set forth in Section 5.08(b).

“Delayed Asset Closing Date” has the meaning set forth in Section 5.08(b).

“Delayed Asset Outside Date” means June 30, 2022.
“Delayed Asset Return Changes” means any changes in the value of the inputs set forth in the Portfolio Project Model to reflect (i) the permanent removal, exclusion and transfer of any Returned Project from the portfolio of the Projects that are the subject of the acquisition hereunder in accordance with Section 5.08 (including the related removal from the Portfolio Project Model of any inputs relating to such Returned Project(s)), (ii) the resulting impact on the Interim Additional Closing Levered Hold Return, as determined in accordance with the assumptions and procedures set forth in Schedule G, and (iii) any Debt Financing Changes, solely to the extent relating to such return and transfer of Returned Project(s) (and removal of inputs) referenced in clause (i).
“Delayed Assets” means (a) the Equity Interests of any Project Company that owns, directly or indirectly, a Delayed Project and (b) all other assets relating primarily to any such Project Company, or the Project or Property of such Project Company.
“Delayed Project” means any Project that (i) shall not have achieved Commercial Operation prior to the Initial Closing and (ii) (A) the Tax Equity Financing with respect to such Project shall not have been consummated or (B) the Tax Equity Financing with respect to such Project shall have been consummated but any completion guarantee with respect to such Project shall remain in effect, in each case of clause (A) and (B), prior to the Initial Closing, unless and until such time as the Delayed Asset Closing occurs with respect to such Delayed Project, at which time such Project shall cease to be a Delayed Project.
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“Delayed Project Company” means any Project Company whose Equity Interests shall be Delayed Assets pursuant to Section 5.08, unless and until such time as the Delayed Asset Closing occurs with respect to such Delayed Assets, at which time such Project Company shall cease to be a Delayed Project Company.
“Disclosure Letter” means the disclosure letter delivered by the Company, NEP and the Class A Purchaser to the Class B Purchasers simultaneously with the execution of this Agreement.
“Dispute Notice” has the meaning set forth in Section 2.16(c).
“Dodge Flat Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of two hundred (200)-megawatts AC net capacity, that are included in the Dodge Flat Solar Project.
“Dodge Flat Solar Project” means (i) the approximately two hundred (200)-megawatt solar photovoltaic electric generating facility located in Washoe County, Nevada, including any ongoing development and construction with respect thereto and (ii) the related energy storage system.

“Dodge Flat Solar Project Company” means Dodge Flat Solar, LLC, a Delaware limited liability company.

“Drop-Dead Date” means June 30, 2022.

“Elora Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of one hundred and fifty (150)-megawatts AC net capacity, that are included in the Elora Solar Project.

“Elora Solar Project” means the approximately one hundred and fifty (150)-megawatt solar photovoltaic electric generating facility located in Lincoln County, Tennessee, including any ongoing development and construction with respect thereto.
“Elora Solar Project Company” means Elora Solar, LLC, a Delaware limited liability company.
“Ensign Project Company” means Ensign Wind Energy, LLC, a Delaware limited liability company.

“Ensign Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately ninety-nine (99)-megawatts nameplate capacity, that are included in the Ensign Wind Project.
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“Ensign Wind Project” means the approximately ninety-nine (99)-megawatt wind power electric generating facility located in Gray County, Kansas, including any ongoing development and construction with respect thereto.

“Equity Commitment Letter” has the meaning set forth in Section 4.06(a).
“Equity Financing” has the meaning set forth in Section 4.06(a).
“Equity Interests” means capital stock, partnership intersts (whether general or limited), limited liability company interests, trust interests or beneficial interests, and any other equity interest or participation therein that confers on a Person the right to receive from the issuing entity (or any series of an issuing entity) a share or allocation of the profits and losses of, or distribution of assets of, such issuing entity.
“ESI” means ESI Energy, LLC, a Delaware limited liability company.
“Excess Purchase Price Amount” has the meaning set forth in Section 2.16(h).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Execution Date” has the meaning set forth in the preamble.
“Execution Date Base Case Levered Return” means the rate of return set forth in cell “C25” in the worksheet labeled “Model – 2021” in the Execution Date Portfolio Project Model.
“Execution Date Levered Hold Return” means the rate of return set forth in cell “C22” in the worksheet labeled “Model – 2021” in the Execution Date Portfolio Project Model.
“Execution Date Portfolio Project Model” has the meaning set forth in Section 2.16(a).
“Facility” means, as applicable, any of (a) the Moonlight Bay Facilities, and (b) the Stargrass Facilities, individually, and, collectively, all of the foregoing are referred to herein as the “Facilities.”
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“FERC” means the Federal Energy Regulatory Commission and its successors.
“Financing” has the meaning set forth in Section 4.06(a).
“Financing Arrangements” has the meaning set forth in Section 5.04(b).
“Financing Definitive Agreements” has the meaning set forth in Section 5.04(a).
“Financing Parties” means those lenders, arrangers, and agents and other financial institutions and investors that are or may become parties to the Credit Agreement and are commercial banks and their Affiliates or a Class B Purchaser or its Affiliates.
“Financing Related Party” means the Financing Parties or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers,
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Affiliates, affiliated (or commonly advised) funds, representatives, agents, assignees, and successors of any of the foregoing.
“First Distribution Adjustment Period” has the meaning set forth in the A&R LLC Agreement.
“Fish Springs Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of one hundred (100)-megawatts AC net capacity, that are included in the Fish Springs Solar Project.
“Fish Springs Solar Project” means (i) the approximately one hundred (100)-megawatt solar photovoltaic electric generating facility located in Washoe County, Nevada, including any ongoing development and construction with respect thereto and (ii) the related energy storage system.
“Fish Springs Solar Project Company” means Fish Springs Ranch Solar, LLC, a Delaware limited liability company.
“Fraud” means, with respect to any Person, the making of a representation, warranty, or covenant contained in this Agreement by a Person with a specific intent to induce such other Person to enter into this Agreement and (a) in the case of a representation, such representation contained a material misstatement or omission at the time it was made, and the Person making or giving the representation had actual Knowledge (and not imputed or constructive knowledge), of such material misstatement or omission at the time it was made, (b) such Person had the specific intent to induce such other Person to whom such representation, warranty, or covenant was made or given to enter into this Agreement, and (c) such other Person to whom such representation, warranty, or covenant was made or given reasonably relied on such materially inaccurate representation, warranty, or covenant in entering into this Agreement and suffered injury as a result thereof. For the avoidance of doubt, (i) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including any claim for fraud) based on negligence or recklessness, and (ii) only the Party who committed Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud.
“Fund” means a private equity, infrastructure or other investment fund entity.
“GAAP” means generally accepted accounting principles in the United States of America as of the Execution Date, applied on a consistent basis during the period covered thereby; provided that, for the financial statements of NEP prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
“Governmental Authority” means, with respect to a particular Person, any country, state, county, city, and political subdivision in which such Person or such Person’s property is located or that exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, arbitration body, tribunal, department, commission, board, bureau, or instrumentality of any of them, and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Company Entities means a Governmental Authority having jurisdiction over the Company Entities or any of their respective properties.
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“Governmental Authorization” means any authorization, approval, order, license, certificate, determination, registration, Permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC and, to the extent applicable, the expiration of any waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hedge” means any hedging transactions relating to interest rates under the Credit Agreement, including any hedge, option, swap, future or future contract.
“Hubbard Project Company” means Hubbard Wind, LLC, a Delaware limited liability company.

“Hubbard Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately three hundred (300)-megawatts nameplate capacity, that are included in the Hubbard Wind Project.
“Hubbard Wind Project” means the approximately three hundred (300)-megawatt wind power electric generating facility located in Hill and Limestone Counties, Texas, including any ongoing development and construction with respect thereto.
“Indebtedness” means any amount payable by a Person as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including financings by Subsidiaries of such Person, and the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn); (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition (i) that is guaranteed by such Person or its Subsidiaries or (ii) that is secured by any Lien on assets owned or acquired by such Person or its Subsidiaries, whether or not the indebtedness secured thereby has been assumed by such Person or its Subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of such Person or any of its Subsidiaries securing such Indebtedness; (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto); or (d) obligations evidenced by bonds, debentures, notes, or other instruments of debt securities.
“Indemnified Party” has the meaning set forth in Section 6.03(b).
“Indemnifying Party” has the meaning set forth in Section 6.03(b).
“Independent Expert” means Duff & Phelps or, if Duff & Phelps is unwilling or unable to serve as Independent Expert under this Agreement, such other independent, internationally recognized accounting, valuation or consultant firm as shall be mutually agreed upon by the Company, the Class A Purchaser, NEP and the Class B Purchaser Representative.
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“Initial Additional Closing Portfolio Project Model” has the meaning set forth in Section 2.16(c).
“Initial Aggregate Class B Purchase Price” means such aggregate portion of the Class B Purchase Price payable by the Class B Purchasers to the Class A Purchaser in respect of the Initial Aggregate Class B Purchased Units, as shall be set forth in the Notice of Initial Closing delivered in accordance with Section 2.02(a) or Section 2.02(b), which amount shall be equal to fifty percent (50%) of the Class B Purchase Price.
“Initial Aggregate Class B Purchased Units” means the aggregate number of Class B Units to be sold by the Class A Purchaser to all Class B Purchasers at the Initial Closing, which number shall be equal to fifty percent (50%) of the Aggregate Class B Purchased Units.
“Initial Class B Units Sale” has the meaning set forth in the recitals of this Agreement.
“Initial Closing” means the consummation of the purchase and sale of the Initial Aggregate Class B Purchased Units.
“Initial Closing Base Case Levered Return” means the rate of return set forth in cell “C25” in the worksheet labeled “Model – 2021” in the Initial Closing Portfolio Project Model.
“Initial Closing Date” means the date the Initial Closing is actually consummated pursuant to Section 2.02(a).
“Initial Closing Dispute Notice” has the meaning set forth in Section 2.16(a).
“Initial Closing Levered Hold Return” means the rate of return set forth in cell “C22” in the worksheet labeled “Model – 2021” in the Initial Closing Portfolio Project Model.
“Initial Closing Outside Date” means March 31, 2022, subject to extension (i) automatically to June 30, 2022, if the condition set forth in Section 2.03(a) is not satisfied as of such date but all other conditions to the Initial Closing have been satisfied or validly waived (other than those conditions that by their terms are to be satisfied at the Initial Closing) and (ii) upon mutual agreement of the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)), and upon any such extension pursuant to clause (i) or (ii), for all purposes of this Agreement, the term “Initial Closing Outside Date” shall thereafter mean June 30, 2022 (for an extension pursuant to clause (i)) or such other date as shall have been agreed upon pursuant to clause (ii).
“Initial Closing Portfolio Project Model” means the Initial Updated Portfolio Project Model, as finally determined pursuant to Section 2.16(a), Section 2.16(e), Section 2.16(f) or Section 2.16(g), as applicable, and in a manner consistent with the procedures set forth in Schedule G.
“Initial Closing Transaction Term Adjustments” has the meaning set forth in Section 2.16(a).
“Initial Individual Class B Purchase Price” means, with respect to each Class B Purchaser set forth in Section III of Schedule A hereto, the price paid to the Class A Purchaser by such Class B Purchaser in respect of the Initial Individual Class B Purchased Units purchased by such Class B
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Purchaser at the Initial Closing, which amount shall equal such Class B Purchaser’s Pro Rata Share set forth in Section III of Schedule A hereto, multiplied by the Initial Aggregate Class B Purchase Price.
“Initial Individual Class B Purchased Units” means, with respect to each Class B Purchaser set forth in Section III of Schedule A hereto, such number of Class B Units to be purchased by such Class B Purchaser from the Class A Purchaser at the Initial Closing, which number shall be equal to such Class B Purchaser’s Pro Rata Share set forth in Section III of Schedule A hereto, multiplied by the total number of Initial Aggregate Class B Purchased Units.
“Initial Issuance” has the meaning set forth in the recitals of this Agreement.
“Initial Issuance Date” has the meaning set forth in Section 2.01(c).
“Initial Updated Portfolio Project Model” has the meaning set forth in Section 2.16(a).
“Interim Additional Closing Base Case Levered Return” means the Initial Closing Base Case Levered Return, updated to reflect any Additional Closing Model Input Updates in connection with the Additional Closing pursuant to Section 2.16, and in a manner consistent with the procedures set forth in Schedule G.
“Interim Additional Closing Levered Hold Return” means the Initial Closing Levered Hold Return, updated to reflect any Additional Closing Model Input Updates in connection with the Additional Closing pursuant to Section 2.16, and in a manner consistent with the procedures set forth in Schedule G.
“Interim Additional Closing Portfolio Project Model” has the meaning set forth in Section 2.16(f).
“Interim Period” means the period of time commencing on the Execution Date and ending on the earlier to occur of (a) the Initial Closing Date, and (b) the date on which this Agreement shall be validly terminated in accordance with the terms hereof; provided, however, that, if there shall be any Delayed Assets, then the Interim Period, solely with respect to any such Delayed Assets, shall end on the earliest to occur of (a) the applicable Delayed Asset Closing Date for such Delayed Assets, (b) the date on which such Delayed Assets become Returned Projects and (c) the date on which this Agreement shall be validly terminated in accordance with the terms hereof.
“Irish Creek Project Company” means Irish Creek Wind, LLC, a Delaware limited liability company.

“Irish Creek Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately three hundred and one (301)-megawatts nameplate capacity, that are included in the Irish Creek Wind Project.
“Irish Creek Wind Project” means the approximately three hundred and one (301)-megawatt wind power electric generating facility located in Marshall County, Kansas, including any ongoing development and construction with respect thereto.
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“Issued NEP Non-Voting Units” means the NEP Non-Voting Units to be issued to the Class B Purchasers or their Affiliates upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, each pursuant to the terms of the A&R LLC Agreement and the NEP Partnership Agreement.
“Knowledge” means, when used in this Agreement (i) with respect to each of the Company, the Class A Purchaser, and NEP and relating to the transactions contemplated by this Agreement, the actual knowledge of those individuals listed on Schedule C(1) hereto, in their capacity as employees of NEER, without any duty of inquiry, and (ii) with respect to the Class B Purchasers, the actual knowledge of those individuals listed on Schedule C(2) hereto, without any duty of inquiry.
“Land Contract” means (a) all material Contracts pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of a Project Site, and (b) all material easements, options and other real property estates, interests or rights in and to a Project Site and held by any Acquired Company.
“Law” means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, rule, or regulation, or any other pronouncements having the effect of law of any Governmental Authority.
“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, security interest, conditional sale, trust receipt, charge, or claim, or a lease, consignment, or bailment, preference, or other title retention devices or arrangements (including any Capitalized Lease Obligation or Synthetic Lease Obligation), but excluding any of the foregoing arising under, or in connection with, any Non-Capitalized Lease Obligation.
“Liquidity Event” has the meaning set forth in the A&R LLC Agreement.
“Little Blue Project Company” means Little Blue Wind Project, LLC, a Delaware limited liability company.

“Little Blue Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately two hundred and fifty-one (251)-megawatts nameplate capacity, that are included in the Little Blue Wind Project.
“Little Blue Wind Project” means the approximately two hundred and fifty-one (251)-megawatt wind power electric generating facility located in Webster and Franklin Counties, Nebraska, including any ongoing development and construction with respect thereto.
“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, Taxes, losses and reasonable out-of-pocket expenses (including interest, court
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costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment), but only to the extent any of the foregoing are not covered by a payment received from some third Person or by insurance or are otherwise recovered from third parties (such as proceeds of contractual indemnities received from any Person that are contained outside of this Agreement), in each case, net of any associated benefits arising in connection with any of the foregoing.
“Loss Reduction Activity” means any actions taken by any of the Acquired Companies, including by entering into Contracts, to mitigate or prevent losses arising out of or resulting from the production or offtake of electricity capacity, and ancillary services that, in the absence of such actions, would have been incurred in connection with the operation of any Project, whether pursuant to Contracts to which any Acquired Company is a party or otherwise; provided, however, that no such actions shall be permitted without Purchaser’s consent if such actions (a) are reasonably expected to continue or impact Project Activities after the Closing, and (b) would reduce, on a pro forma basis, the amount of Projected Class B Cash Flow during any Quarter ending after the Closing Date, as compared to the amount of Projected Class B Cash Flow during such Quarter if such actions had not been taken.
“Material Adverse Effect” means any change, event, or effect that, individually or together with any other changes, events, or effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, liabilities, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, (b) the ability of any of the Company Entities to perform its obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of, or relates to (i) an adverse change or deterioration in the United States economy or business conditions, or an adverse change or deterioration in the renewable energy industry (including, for the avoidance of doubt, adverse changes (A) in commodity prices and (B) in capital spending by participants or their customers in the renewable energy industry), (ii) any deterioration in the condition of the financial or capital markets or any inability on the part of the Company Entities to access the capital markets, (iii) the outbreak or escalation of hostilities, the declaration by the United States of war or a national emergency, acts of war (whether or not declared), acts of terrorism or the occurrence or escalation of any other calamity or crisis, in each case, involving or relating to the United States, (iv) any epidemic, pandemic or disease outbreak, hurricane, flood, tornado, earthquake or other natural disaster, or the escalation or worsening of any of the foregoing (including any COVID-19 Effect), (v) any change in accounting rules, requirements or principles (or any interpretation thereof), including changes in GAAP, applicable to any of the Company Entities or their respective businesses or any change in Laws (including Environmental Laws), or any interpretation thereof (vi) any change in the credit rating or outlook of any of the Company Entities or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vii) changes in the market price or trading volume of the NEP Common Units (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), or (viii) any failure of the Company or NEP to meet any internal or external projections, forecasts, or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse
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Effect has occurred), (ix) the announcement of the execution of this Agreement or any other Transaction Document or any actions required to be taken hereunder or thereunder, or the announcement of the identity of the Class B Purchasers or their Affiliates, and (x) any actions required or expressly contemplated to be taken pursuant to or in accordance with this Agreement or any other Transaction Document; provided, further, that, solely with respect to the foregoing clauses (i), (ii) and (v), any such fact, event, circumstance, condition, change or event may be taken into consideration in determining whether a Material Adverse Effect has occurred if affecting the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the renewable energy industry operating facilities that are comparable to the Projects and located in the geographic regions in which the Projects are located.
“Membership Interests” means the Company’s Membership Interests, which, as of the Initial Closing Date, shall consist of Class A Units and Class B Units, as more fully described in the A&R LLC Agreement.
“Minco III Project Company” means Minco Wind Energy III, LLC, a Delaware limited liability company.
“Minco III Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately one hundred and seven (107)-megawatts nameplate capacity, that are included in the Minco III Wind Project.
“Minco III Wind Project” means the approximately one hundred and seven (107)-megawatt wind power electric generating facility located in Caddo, Canadian and Grady Counties, Oklahoma, including any ongoing development and construction with respect thereto.
“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the anti-money laundering statutes and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any Governmental Authority.
“Moonlight Bay Class A Holdings” means Moonlight Bay Class A Holdings, LLC, a Delaware limited liability company.
“Moonlight Bay Class A Member” means a “Class A Member” (as defined in the Moonlight Bay Company A&R LLC Agreement) of the Moonlight Bay Company.
“Moonlight Bay Class A Membership Interests” means the “Class A Member Membership Interests” (as defined in the Moonlight Bay Company A&R LLC Agreement) of the Moonlight Bay Company.
“Moonlight Bay Class B Member” means a “Class B Member” (as defined in the Moonlight Bay Company A&R LLC Agreement) of the Moonlight Bay Company.
“Moonlight Bay Class B Membership Interests” means the “Class B Membership Interests” as defined in the Moonlight Bay Company A&R LLC Agreement.
“Moonlight Bay Company” means Moonlight Bay Renewables, LLC, a Delaware limited liability company.
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“Moonlight Bay Company A&R LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Moonlight Bay Company, by and among Moonlight Bay Class A Holdings, as the Moonlight Bay Class A Member and as managing member, and the Moonlight Bay Class B Member(s) party thereto, dated as of August 20, 2021, as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Moonlight Bay ECCA” means, with respect to any Moonlight Bay Project Company, the Equity Capital Contribution Agreement, and all amendments and supplements thereto (and any amendments and restatements thereof), entered into, or to be entered into, in connection with the issuance of Tax Equity Interests with respect to such Moonlight Bay Project Company (collectively, all such Equity Capital Contribution Agreements (and amendments and supplements thereto, and amendments and restatements thereof) with respect to the Tax Equity Financing for all Moonlight Bay Project Companies, the “Moonlight Bay ECCAs”).
“Moonlight Bay Facility” means, as applicable, any of (a) with respect to the Dodge Flat Solar Project Company, the Dodge Flat Solar Facility; (b) with respect to the Elora Solar Project Company, the Elora Solar Facility; (c) with respect to the Fish Springs Solar Project Company, the Fish Springs Solar Facility; (d) with respect to the Little Blue Project Company, the Little Blue Wind Facility; (e) with respect to the Minco III Project Company, the Minco III Wind Facility; and (f) with respect to the White Mesa Project Company, the White Mesa Wind Facility, individually, and, collectively, all of the foregoing are referred to herein as the “Moonlight Bay Facilities.”
“Moonlight Bay Paygo Payments” means the proceeds received by Star Moon Holdings in respect of any capital contributions made by Tax Equity Investors with respect to PTCs, pursuant to Section 3.2(b)(ii)(A) of the Moonlight Bay Company A&R LLC Agreement.
“Moonlight Bay Project” means, as applicable, any of the Dodge Flat Solar Project, the Elora Solar Project, the Fish Springs Solar Project, the Little Blue Wind Project, the Minco III Wind Project, and the White Mesa Wind Project, individually, and collectively, all of the foregoing are referred to herein as the “Moonlight Bay Projects.”
“Moonlight Bay Project Company” means, as applicable, any of (a) the Dodge Flat Solar Project Company, (b) the Elora Solar Project Company, (c) the Fish Springs Solar Project Company, (d) the Little Blue Project Company, (e) the Minco III Project Company, and (f) the White Mesa Project Company, individually, and, collectively, all of the foregoing are referred to herein as the “Moonlight Bay Project Companies.”
“Moonlight Bay Tax Equity Financing” means, with respect to the Moonlight Bay Project Companies, the transactions contemplated by the Moonlight Bay ECCAs.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
“NEECH” means NextEra Energy Capital Holdings, Inc., a Florida corporation.
“NEER” means NextEra Energy Resources, LLC, a Delaware limited liability company.
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“NEER/NEP 2021-B APA Annex” means the Acquired Companies Annex for the 2021-B Acquired Companies to the Amended and Restated Purchase and Sale Agreement, dated as of the date hereof, by and among SellCo, SellCo II, ESI and NEP Acquisitions.
“NEER/NEP APA” means the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, by and among SellCo, NEP Acquisitions, and, solely with respect to Articles IV, IX, X, and XII of the NEER/NEP APA, ESI, as amended by the NEER/NEP 2021-B APA Annex, and as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“NEER/NEP APA Closing” means the “Closing,” as such term is defined in the NEER/NEP APA.
“Negotiation Period” has the meaning set forth in Section 2.16(f).
“NEP” has the meaning set forth in the introductory paragraph of this Agreement.
“NEP Acquisitions” means NextEra Energy Partners Acquisitions, LLC, a Delaware limited liability company.
“NEP Change of Control Option” has the meaning set forth in the A&R LLC Agreement.
“NEP Common Units” means “Common Units,” as such term is defined in the NEP Partnership Agreement.
“NEP Contribution Effective Time” means the effective time of the contribution by NEP Acquisitions of the Acquired Assets to the Class A Purchaser pursuant to a contribution agreement or similar agreement to be entered into between NEP Acquisitions and the Class A Purchaser, which effective time shall occur following consummation of the NEER/NEP APA Closing and prior to the Initial Closing.
“NEP GP” means NextEra Energy Partners GP, Inc., a Delaware corporation and the general partner of NEP.
“NEP Non-Voting Units” means non-voting common units of NEP that shall have the same economic rights as the NEP Common Units, except that such non-voting common units shall have no voting rights whatsoever and shall not be listed on any National Securities Exchange. Each Issued NEP Non-Voting Unit shall, subject to and in accordance with the terms of the NEP Partnership Agreement, automatically convert into one Conversion Unit upon the terms of and subject to the conditions set forth in the NEP Partnership Agreement.
“NEP Obligations” means the obligations of NEP specifically contained in Sections 2.01(b), 2.03, 2.04, 2.06, 2.07(c), 2.13, 5.01, 5.02, 5.03, 5.04, 5.05(d), 5.09, 6.01, 6.03, 7.01, 7.02, and 7.03(c), Article III, and Article VIII.
“NEP OpCo” means NextEra Energy Operating Partners, LP, a Delaware limited partnership.
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“NEP Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of NEP, dated as of November 12, 2019, as amended from time to time in accordance with the terms thereof.
“NEP Related Parties” has the meaning set forth in Section 6.02(a).
“NEP SEC Documents” means NEP’s forms, registration statements, reports, schedules, statements, and exhibits filed with the Commission by it under the Exchange Act or the Securities Act, as applicable.
“NEP Subsidiaries” means, collectively, the Subsidiaries of NEP.
“Non-Capitalized Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on the balance sheet for financial reporting purposes in accordance with GAAP; provided, however, that, for the avoidance of doubt, each straight-line lease, operating lease, Land Contract shall be considered a Non-Capitalized Lease Obligation for all purposes of this Agreement.
“Notice of Additional Closing” has the meaning set forth in Section 2.08(a).
“Notice of Initial Closing” has the meaning set forth in Section 2.02(a).
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means (a) the certificate or articles of incorporation or charter documents and bylaws of each Person that is a corporation, (b) the certificate of formation, articles of organization, limited liability company agreement or operating agreement, as applicable, of each Person that is a limited liability company, (c) the certificate of limited partnership or statement of partnership existence (or comparable document) and the agreement of limited partnership or partnership agreement of each Person that is a partnership, including any limited partnership or (d) the memorandum or articles of association, charter, or other comparable instrument or document governing the formation, organization, governance, internal affairs, and existence of any Person organized under the Laws of a jurisdiction other than the United States, the District of Columbia or any State of the United States.
“Parent Guarantor” means any of NEER, NEECH or ESI.
“Parties” means the Company, the Class A Purchaser, the Class B Purchasers (including the Class B Purchaser Representative) set forth in Schedule A hereto (as may be amended from time to time in accordance with the terms hereof) and, solely to the extent of the NEP Obligations set forth herein, NEP.
“Permits” means any and all necessary licenses, authorizations, permits, variances, waivers, exemptions, consents, and approvals.
“Permitted Lien” means: (a) with respect to equity interests of any Person, any lien, encumbrance, claim or restriction (including transfer restrictions) arising under any applicable federal or state securities Laws, the Delaware LLC Act or Delaware LP Act (in each case, as applicable), or the Organizational Documents of such Person or of any Subsidiary or Tax Equity Entity in which such Person owns an equity interest; and (b) with respect to any other assets, property or rights of any Person, (i) statutory Liens for Taxes (A) not yet due or delinquent or (B) the validity of which are being
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contested in good faith by appropriate proceedings and for which adequate reserves have been specifically established on the financial statements of such Person to the extent required under GAAP; (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations that are not yet due on the part of the applicable Person (or its Subsidiary) or the validity of which are being contested in good faith, or for which adequate reserves have been specifically established on the financial statements of such Person in accordance with GAAP; (iii) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities so long as such restrictions and regulations do not materially impair the value or use of the property affected and are not violated by the current use or occupancy or such Person’s conduct of its business at the applicable property; (iv) covenants and restrictions set forth in this Agreement or in any other Transaction Document; (v) Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested diligently in good faith by such Person; (vi) non-exclusive licenses with respect to intellectual property granted in the ordinary course of business; (vii) terms and conditions of any Land Contract or Non-Capitalized Lease Obligations in which such Person is a party as in effect on the date hereof; (viii) Liens to be released at or prior to the Initial Closing; (ix) Liens listed as exceptions in title insurance policies related to a Project made available to the Class B Purchaser Representative prior to the Execution Date; (x) Liens identified in surveys related to a Project made available to the Class B Purchaser Representative prior to the Execution Date; (xi) defects, easements, servitudes, rights-of-way, restrictions (including municipal and other governmental restrictions), irregularities, clouds on title, statutory Liens and other encumbrances (other than Liens securing Debt for Borrowed Money) that do not materially impair the value or use of the property affected and that do not individually or in the aggregate materially interfere with or detract from any such Person’s ability to conduct business at the applicable property; (xii) Liens arising under the Project Financing Documents or any other document entered into in connection with any of the foregoing; and (xiii) Liens created during the Interim Period, solely to the extent permitted pursuant to the terms of Section 5.01.
“Person” means any natural person, corporation, general partnership (including any limited liability partnership), limited partnership (including any limited liability limited partnership), limited liability company, other business organization or legal entity (or any series of a legal entity), statutory or common law trust, union, association or Governmental Authority (including any agency, instrumentality, or political subdivision thereof).
“Portfolio Project Model” means the financial model for the Acquired Companies that consolidates the Project Models into one set of outputs for purposes of the calculation of certain adjustments to the Applicable Transaction Terms pursuant to Section 2.16.
“Post-Closing Working Capital Adjustment Payment” shall have the meaning set forth in the NEER/NEP APA Annex.
“Power Purchase Agreement” means each of the agreements listed on Schedule I and any other purchase and sale agreement with respect to the offtake of electricity, capacity, and ancillary services and any Contract for differences, in each case, to which any Acquired Company becomes a party after the Execution Date with respect to any of the Projects.
“Pre-Closing Model Input Updates” means any changes to the value of the inputs set forth in the worksheets labeled “3rd Party Inputs,” “Debt Inputs,” and “Tax Equity Inputs” in the Initial Updated Portfolio Project Model from the values set forth in the Execution Date Portfolio Project
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Model, to the extent such changes result from (i) the Bring-Down Consultant Reports (other than any Delayed Asset Bring-Down Consultant Reports), (ii) any Tax Equity Financing Changes (other than any Tax Equity Financing Changes with respect to any Delayed Projects), (iii) any Tax Equity Financing Delay, (iv) solely with respect to any Delayed Asset(s), any change to the date upon which Commercial Operation is expected to be achieved, from the date set forth in the Execution Date Portfolio Project Model, (v) any Debt Financing Changes, or (vi) the Reimbursement Amount (to the extent the Reimbursement Amount in the Execution Date Portfolio Model does not reflect the total Reimbursement Amount prior the Initial Closing).
“Pro Rata Share” means, with respect to each Class B Purchaser, the percentage set forth opposite the name of such Class B Purchaser (i) with respect to the Initial Individual Class B Purchased Units to be purchased by such Class B Purchaser at the Initial Closing, on Section III of Schedule A hereto under the column with the title “Pro Rata Share”, as may be amended prior to the Initial Closing in accordance with Section 2.01(f) and (ii) with respect to the Additional Individual Class B Purchased Units to be purchased by such Class B Purchaser at the Additional Closing, on Section IV of Schedule A hereto under the column with the title “Pro Rata Share”, as may be amended prior to the Additional Closing in accordance with Section 2.01(f).
“Project” means, as applicable, any of the Moonlight Bay Projects or the Stargrass Projects, individually, and, collectively, all of the foregoing are referred to herein as the “Projects.”
“Project Activities” means, as of any date, with respect to any Acquired Company, all activities performed or undertaken as of such date by such Acquired Company (and its subsidiaries) in connection with or related to the development (including design and engineering), financing, construction (including supply and installation), commissioning (including testing), ownership, operation, maintenance, and use of Projects and Facilities of such Acquired Company (or its subsidiaries).
“Project Company” means, as applicable, any of the Moonlight Bay Project Companies and the Stargrass Project Companies, individually, and, collectively, all of the foregoing are referred to herein as the “Project Companies.”
“Project Financing Document:” means, with respect to any Tax Equity Entity, the applicable Tax Equity ECCA and the Tax Equity A&R LLC Agreement entered into (or to be entered into) in connection with the consummation of Tax Equity Financing for such Project Company and, collectively, with respect to all of the Project Companies, all of the Tax Equity ECCAs and Tax Equity A&R LLC Agreements entered into, or to be entered into, in connection with consummation of the Tax Equity Financing for all such Project Companies, the “Project Financing Documents.”
“Project Model” means, as applicable, the financial model for the Moonlight Bay Project Companies or the Stargrass Project Companies, in each case, that have been agreed to by the Parties as of the Execution Date as the models to be used for purposes of the calculation of the adjustments to the Applicable Transaction Terms (and such financial models for any Project, collectively, the “Project Models”).
“Project Site” means, with respect to each Project Company, the portions of such Acquired Company’s Property on which the Facility that is part of the applicable Project owned by such Project Company is located.
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“Projected Class B Cash Flow” means the aggregate amount of pro forma distributions of Available Cash to be received in respect of all outstanding Class B Units over the life of the Projects, as set forth in cells “J41” through “PM41” in the worksheet labeled “Model – 2021” in the Execution Date Portfolio Project Model.
“Property” means, with respect to each Project Company, all real property owned, leased, subleased or licensed by such Project Company, including leasehold interests, subleasehold interests, easements and rights-of-way appertaining or related thereto.
“PTC” means the renewable electricity production credit under Section 45 of the Code (including generation-based federal tax credits under Section 45 of the Code or any other applicable sections of the Code).
“Purchased Units” mean, (i) with respect to the Class A Purchaser, (x) the Class A Purchased Units and (y) (A) from the Initial Issuance until the Initial Closing, the Aggregate Class B Purchased Units and (B) from the Initial Closing until the Additional Closing, the Additional Aggregate Class B Purchased Units and (ii) with respect to each Class B Purchaser, (x) from the Initial Closing until the Additional Closing, the Initial Individual Class B Purchased Units purchased by such Class B Purchaser and (y) from and after the Additional Closing, the Initial Individual Class B Purchased Units and the Additional Individual Class B Purchased Units, in each case, purchased by such Class B Purchaser pursuant to the terms of this Agreement.
“Purchaser Related Parties” has the meaning set forth in Section 6.01(a).
“Purchasers” means, collectively, the Class A Purchaser and the Class B Purchasers and individually, the Class A Purchaser or an individual Class B Purchaser, as applicable.
“Returned Projects” has the meaning set forth in Section 5.08(b).
“Qualifying Financing” has the meaning set forth in the A&R LLC Agreement.
“Quinebaug Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of forty-nine (49)-megawatts AC net capacity, that are included in the Quinebaug Solar Project.
“Quinebaug Solar Project” means the approximately forty-nine (49)-megawatt solar photovoltaic electric generating facility located in Windham County, Connecticut, including any ongoing development and construction with respect thereto.

“Quinebaug Solar Project Company” means Quinebaug Solar, LLC, a Delaware limited liability company.

“Quitman II Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of one hundred and fifty (150)-megawatts AC net capacity, that are included in the Quitman II Solar Project.
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“Quitman II Solar Project” means the approximately one hundred and fifty (150)-megawatt solar photovoltaic electric generating facility located in Brooks County, Georgia, including any ongoing development and construction with respect thereto.
“Quitman II Solar Project Company” means Quitman II Solar, LLC, a Delaware limited liability company.
“Registration Rights Agreement” means the Registration Rights Agreement to be entered into at the Initial Closing, among NEP, the Class B Purchaser Representative, and the other Class B Purchasers party thereto, substantially in the form attached hereto as Exhibit B.
“Reimbursement Amount” has the meaning set forth in Section 8.01.
“Remaining Disputed Matters” has the meaning set forth in Section 2.16(g).
“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, consultants, counsel, accountants, investment bankers, engineers, insurers and other representatives of such Person.
“ROFR Agreement” means that certain Right of First Refusal Agreement, by and among NEP, NEP OpCo and NEER, dated as of August 4, 2017, as may be amended, restated or otherwise modified from time to time.
“Sanctioned Country” means a country or territory that is the subject of comprehensive Sanctions (which, as of the Execution Date, means Cuba, Iran, North Korea, Syria, and the Crimea region).
“Sanctioned Person” means, at any time, any Person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) ordinarily resident in or organized under the laws of a Sanctioned Country; or (iii) fifty percent (50%) or more (in the aggregate) of which is owned, directly or indirectly, by any of the foregoing.
“Sanctions” means, collectively, the sanctions administered or enforced by (a) the United States government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, (b) the United Nations Security Council, (c) the European Union, or (d) Her Majesty’s Treasury.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Sellco” means NEP US SellCo, LLC, a Delaware limited liability company.
“Sellco II” means NEP US SellCo II, LLC, a Delaware limited liability company.
“Sponsor” means Athene Holding Ltd., a Bermuda exempt company.
“Star Moon Holdings” means Star Moon Holdings, LLC, a Delaware limited liability company.
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“Star Moon Holdings A&R LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Star Moon Holdings, substantially in the form attached hereto as Exhibit D, to be entered into by and among (a) the Class A Purchaser, as manager, (b) SIP SellCo II, LLC, a Delaware limited liability company, as Class B Member and as Class B Member Representative, and (c) as Class A Member, each of the following: (i) SellCo II, from the Effective Date (as defined therein) until the NEER/NEP APA Closing, (ii) NEP Acquisitions, effective as of the NEER/NEP APA Closing through the NEP Contribution Effective Time, (iii) the Class A Purchaser, effective as of the NEP Contribution Effective Time through the CEPF Initial Closing, and (iv) the Company, effective from and after the Initial Closing, as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Stargrass Class A Holdings” means Stargrass Class A Holdings, LLC, a Delaware limited liability company.

“Stargrass Class A Member” means a “Class A Member” (as defined in the Stargrass Company A&R LLC Agreement) of the Stargrass Company.

“Stargrass Class A Membership Interests” means the “Class A Member Membership Interests” (as defined in the Stargrass Company A&R LLC Agreement) of the Stargrass Company.

“Stargrass Class B Member” means a “Class B Member” (as defined in the Stargrass Company A&R LLC Agreement) of the Stargrass Company.

“Stargrass Class B Membership Interests” means the “Class B Membership Interests” as defined in the Stargrass Company A&R LLC Agreement.

“Stargrass Company” means Stargrass, LLC, a Delaware limited liability company.

“Stargrass Company A&R LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Stargrass Company, by and among Stargrass Class A Holdings, as the Stargrass Class A Member and as managing member, and the Stargrass Class B Member(s) party thereto, dated as of July 30, 2021, as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Stargrass ECCA” means, with respect to any Stargrass Project Company, the Equity Capital Contribution Agreement, and all amendments and supplements thereto (and any amendments and restatements thereof), entered into, or to be entered into, in connection with the issuance of Tax Equity Interests with respect to such Stargrass Project Company (collectively, all such Equity Capital Contribution Agreements (and amendments and supplements thereto, and amendments and restatements thereof) with respect to the Tax Equity Financing for all Stargrass Project Companies, the “Stargrass ECCAs”).
“Stargrass Facility” means, as applicable, any of (a) with respect to the Borderlands Project Company, the Borderlands Facility; (b) with respect to the Cool Springs Solar Project Company, the Cool Springs Solar Facility; (c) with respect to the Ensign Project Company, the Ensign Wind Facility; (d) with respect to the Hubbard Project Company, the Hubbard Wind Facility; (e) with respect to the Irish Creek Project Company, the Irish Creek Wind Facility; (f) with respect to the Quinebaug Solar Project Company, the Quinebaug Solar Facility; and (g) with respect to the Quitman II Solar Project
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Company, the Quitman II Solar Facility, individually, and, collectively, all of the foregoing are referred to herein as the “Stargrass Facilities.”
“Stargrass Paygo Payments” means the proceeds received by Star Moon Holdings in respect of any capital contributions made by Tax Equity Investors with respect to PTCs, pursuant to Section 3.2(b) of the Stargrass Company A&R LLC Agreement.
“Stargrass Project” means, as applicable, any of the Borderlands Wind Project, the Cool Springs Solar Project, the Ensign Wind Project, the Hubbard Wind Project, the Irish Creek Wind Project, the Quinebaug Solar Project, and the Quitman II Solar Project, individually, and, collectively, all of the foregoing are referred to herein as the “Stargrass Projects.”
“Stargrass Project Company” means, as applicable, any of (a) the Borderlands Project Company, (b) the Cool Springs Solar Project Company, (c) the Ensign Project Company, (d) the Hubbard Project Company, (e) the Irish Creek Project Company, (f) the Quinebaug Solar Project Company, and (g) the Quitman II Solar Project Company, individually, and, collectively, all of the foregoing are referred to herein as the “Stargrass Project Companies.”
“Stargrass Tax Equity Financing” means, with respect to the Stargrass Project Companies, the transactions contemplated by the Stargrass ECCAs.
“Subsidiary” means, as to any Person, any other Person of which: (a) such Person or a Subsidiary of such Person is, in the case of a partnership, a general partner or, in the case of a limited liability company, the managing member or sole manager thereof; or (b) at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect or designate the sole manager or a majority of the board of directors or similar governing body of such other Person (irrespective of whether or not at the time any Equity Interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries. For the avoidance of doubt, prior to the Initial Closing, none of the Acquired Companies shall be deemed to be a Subsidiary of any of the Company, the Class A Purchaser or NEP for any purposes of this Agreement.
“Synthetic Lease Obligation” means, as of any date, the amount of monetary obligations of a Person under a so-called synthetic, off-balance sheet or tax retention lease as of such date.
“Tax” or “Taxes” means any net income, alternative, or add-on minimum tax, gross income, gross receipts, estimated, sales, use, ad valorem, personal property, franchise, profits, license, withholding (on amounts paid or received), payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, capital stock, transfer, registration, value added, premium, property, environmental or windfall profit tax, custom, import, license, duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax, or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, charge, or assessment (federal, state, and local, foreign or domestic).
“Tax Equity A&R LLC Agreement” means the Moonlight Bay Company A&R LLC Agreement, the Stargrass Company A&R LLC Agreement, and the limited liability company agreement of any other Acquired Company (or any Subsidiaries thereof) that, following the Execution Date, shall have issued and outstanding Tax Equity Interests, in each case, as such agreement is in effect as of the
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Execution Date (if applicable), and as may be thereafter amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Tax Equity Base Case Model” means, collectively, the “Base Case Model” as defined in the Moonlight Bay Company A&R LLC Agreement and the “Base Case Model” as defined in the Stargrass Company A&R LLC Agreement.
“Tax Equity Class A Membership Interests” means the Moonlight Bay Class A Membership Interests and the Stargrass Class A Membership Interests, collectively, or individually as the context requires.

“Tax Equity ECCA” means, as applicable, each Moonlight Bay ECCA, each Stargrass ECCA, and each equity capital contribution agreement (or comparable membership interest or other purchase agreement) with respect to any other Acquired Company (or Subsidiaries thereof) that, following the Execution Date, shall have issued and outstanding Tax Equity Interests, in each case, as such agreement is in effect as of the Execution Date (if applicable), and as may be thereafter amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, and, all such agreements, collectively, the “Tax Equity ECCAs.”

“Tax Equity Entity” means, as applicable, the Moonlight Bay Company and the Stargrass Company (in each case, for so long as it has outstanding Tax Equity Interests), and any other Acquired Company or other present or future Subsidiary of any Acquired Company that shall have outstanding Tax Equity Interests (for so long as such Tax Equity Interests remain outstanding), and, all such entities, collectively, the “Tax Equity Entities.”
“Tax Equity Financing” means the Moonlight Bay Tax Equity Financing and the Stargrass Tax Equity Financing, collectively, or individually as the context requires.
“Tax Equity Financing Change” means an event in which any portion of the Tax Equity Financing with respect to any Project shall have been consummated after the Execution Date on economic terms that affect the value of the Tax Equity Inputs (as compared to the value of such Tax Equity Inputs set forth in the Execution Date Portfolio Project Model), but solely if and to the extent resulting from a change in (a) the amount or timing of Projected Class B Cash Flow to be received in respect of any Tax Equity Class A Membership Interests, (b) the amount or timing of Tax Equity Paygo Payments (or the calculation thereof), (c) the Targeted Flip Date (as such term is defined in the Tax Equity A&R LLC Agreements), or (d) the percentage of net profits or net losses of the Tax Equity Entities allocated to the Tax Equity Class A Membership Interests.
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“Tax Equity Financing Delay” means, with respect to any Project, if all or any portion of the Tax Equity Financing for such Project (in such amount as is set forth in the Project Model) shall not have been consummated prior to the Initial Closing Date.
“Tax Equity Inputs” means the inputs to the Portfolio Project Model in the worksheet labeled “Tax Equity Inputs,” in each case, subject to adjustment pursuant to Section 2.16 and in a manner consistent with the procedures set forth in Schedule G.
“Tax Equity Interests” means the Moonlight Bay Class B Membership Interests, Stargrass Class B Membership Interests and any other issued and outstanding equity interests in the Project Companies that (a) are issued to Persons not Affiliates of NEP, (b) do not represent a controlling interest in such Project Company and (c) entitle the holder thereof to PTCs and/or investment tax credits under Section 48 of the Code.
“Tax Equity Investors” means, as of any date, the holders, as of such date, of issued and outstanding Tax Equity Interests.
“Tax Equity Paygo Payment” means, as applicable, the Moonlight Bay Paygo Payments and the Stargrass Paygo Payments, and, with respect to any other Acquired Company that shall issue Tax Equity Interests, the proceeds received by such Acquired Company in respect of any capital contributions made by the applicable Tax Equity Investors with respect to PTCs, and all such proceeds, collectively, the “Tax Equity Paygo Payments.”
“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Taxing Authority with respect to Taxes, including amendments thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority charged with the collection of such Tax for such entity or subdivision.
“Termination Fee” means an amount equal to twenty million U.S. dollars ($20,000,000).
“Termination Fee ECL” has the meaning set forth in Section 7.03(d).
“Third-Party Claim” has the meaning set forth in Section 6.03(b).
“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the A&R LLC Agreement, the NEER/NEP APA, the Assignment of NEER/NEP APA Annex, the Equity Commitment Letter, the Termination Fee ECL, and any and all other agreements or instruments executed and delivered by the Purchasers, the Company or NEP hereunder or thereunder, as applicable.
“Transaction Term Adjustments” means the Initial Closing Transaction Term Adjustments and/or the Additional Closing Transaction Term Adjustments, as applicable.
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“Transfer Taxes” means all federal, state, local, or foreign sales, use, transfer, real property transfer, documentary, registration, mortgage recording, stamp duty, value-added, or similar Taxes, duties, fees or charges.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
“Updated Base Case Levered Return” means the Execution Date Base Case Levered Return, updated to reflect any Pre-Closing Model Input Updates in connection with the Initial Closing pursuant to Section 2.16 and in a manner consistent with the procedures set forth in Schedule G.
“Updated Levered Hold Return” means the Execution Date Base Case Levered Return, updated to reflect any Pre-Closing Model Input Updates in connection with the Initial Closing and in a manner consistent with the procedures set forth in Schedule G.
“White Mesa Project Company” means White Mesa Wind, LLC, a Delaware limited liability company.

“White Mesa Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately five hundred and one (501)-megawatts nameplate capacity, that are included in the White Mesa Wind Project.
“White Mesa Wind Project” means the approximately five hundred and one (501)-megawatt wind power electric generating facility located in Crockett County, Texas, including any ongoing development and construction with respect thereto.
Section 1.02    Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of NEP or related to the Acquired Companies and the certificates and reports as to financial matters required to be furnished to the Class B Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.
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ARTICLE II
AGREEMENT TO ISSUE, SELL AND PURCHASE

Section 2.01    Issuance, Sale and Purchase; Use of Class B Purchase Price.
(a)Prior to the Initial Closing, (i) all Debt for Borrowed Money of the Company and its Subsidiaries shall be repaid in full (other than Debt for Borrowed Money set forth on Schedule H or permitted to be incurred during the Interim Period pursuant to Section 5.01) and (ii) all Liens on the Acquired Assets (or the respective assets of the Project Companies) shall be released (other than Permitted Liens).
(b)Prior to the Initial Closing, (i) NEP shall cause NEP Acquisitions (or one of its Subsidiaries) to (A) acquire all right, title, and interest in and to the Acquired Assets and to consummate the transactions contemplated by NEER/NEP APA, (B) contribute the Acquired Assets to the Class A Purchaser and (C) assign all of its right, title and interest in and to the NEER/NEP APA Annex to the Class A Purchaser, and (ii) the Class A Purchaser shall in turn contribute the Acquired Assets to the Company, free and clear of all Liens other than Permitted Liens.
(c)Prior to the Initial Closing, upon consummation of the contribution of the Acquired Assets to the Company pursuant to Section 2.01(b), the Company LLC Agreement shall be amended and restated substantially in the form of the A&R LLC Agreement attached hereto as Exhibit A, subject to the provisions of Section 2.16(h) and in a manner consistent with the procedures set forth in Schedule G, and, simultaneously therewith: (i) all of the issued and outstanding limited liability company interests of the Company shall be canceled; and (ii) in exchange for the Class A Purchaser’s contribution of the Acquired Assets to the Company, pursuant to the Initial Issuance, the Company shall issue and sell to the Class A Purchaser, in accordance with the terms of the A&R LLC Agreement: (A) a number of Class A Units equal to the Class A Purchased Units; and (B) a number of Class B Units equal to the Aggregate Class B Purchased Units (the date upon which the foregoing transactions shall be consummated shall be referred to herein as the “Initial Issuance Date”).
(d)At the Initial Closing, (i) the Class A Purchaser shall sell the Initial Aggregate Class B Purchased Units to the Class B Purchasers set forth in Section III of Schedule A hereto in accordance with the terms of this Agreement, in exchange for payment by such Class B Purchasers to the Class A Purchaser of an aggregate amount in cash equal to the Initial Aggregate Class B Purchase Price, with each such Class B Purchaser to acquire its respective Initial Individual Class B Purchased Units in exchange for payment by such Class B Purchaser to the Class A Purchaser of an amount in cash equal to such Class B Purchaser’s Initial Individual Class B Purchase Price and (ii) each Class B Purchaser shall be admitted as a Class B Member of the Company, effective immediately upon the Initial Closing.
(e)At the Additional Closing, the Class A Purchaser shall sell the Additional Aggregate Class B Purchased Units to the Class B Purchasers set forth in Section IV
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of Schedule A hereto in accordance with the terms of this Agreement, in exchange for payment by such Class B Purchasers to the Class A Purchaser of an aggregate amount in cash equal to the Additional Aggregate Class B Purchase Price, with each such Class B Purchaser to acquire its respective Additional Individual Class B Purchased Units in exchange for payment by such Class B Purchaser to the Class A Purchaser of an amount in cash equal to such Class B Purchaser’s Additional Individual Class B Purchase Price. For the avoidance of doubt, immediately following the Additional Closing, the Class B Purchasers shall hold one hundred percent (100%) of the issued and outstanding Class B Units.
(f)Notwithstanding anything herein to the contrary, prior to each of the Initial Closing and the Additional Closing, each of the Class A Purchaser or the Class B Purchaser Representative, on behalf of the Class B Purchasers, may assign all or a portion of its respective rights and obligations hereunder to acquire the Class A Purchased Units or Aggregate Class B Purchased Units, respectively, to one or more Affiliates or Subsidiaries of such Class A Purchaser or Class B Purchaser Representative, respectively, and each such Affiliate or Subsidiary shall be deemed to be such Purchaser hereunder, and Section III and/or Section IV of Schedule A hereto, as applicable, shall be revised to reflect any changes resulting from such assignment; provided that the foregoing shall not relieve either the Class A Purchaser or any Class B Purchaser from any of its obligations hereunder to the extent not fulfilled by the Affiliate or Subsidiary to which such rights and obligations are assigned.
Section 2.02    Initial Closing.
(a)The Initial Closing shall take place (i) on a Business Day on or after the date specified by the Class A Purchaser in a notice to the Company and the Class B Purchasers (the “Notice of Initial Closing”), which Business Day shall be (A) no earlier than the date that is ten (10) Business Days after delivery to the Class B Purchasers of the Notice of Initial Closing (and provided that the Class A Purchaser shall have the right, upon at least two (2) Business Days' prior notice to the Class B Purchaser Representative, to defer the Initial Closing Date to a date later than the date specificed in the Notice of Initial Closing) and (B) no later than the Initial Closing Outside Date, or (ii) at such other time and place as the Purchasers may agree, subject, in each case, to the satisfaction or waiver at or prior to the Initial Closing of the conditions set forth in Section 2.03, Section 2.04, Section 2.05, and Section 2.06.
(b)The Parties agree that the Class A Purchaser shall be required to deliver the Notice of Initial Closing no later than ten (10) Business Days prior to the Initial Closing Outside Date, and to the extent such Notice of Initial Closing has not been delivered by such date, such Notice of Initial Closing shall be deemed to have been given for the Initial Class B Units Sale, and the Initial Closing shall occur on the Initial Closing Outside Date, subject to the satisfaction or waiver at or prior to the Initial Closing of the conditions set forth in Section 2.03, Section 2.04, Section 2.05, and Section 2.06.
(c)The Initial Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at One Rodney Square, Wilmington, Delaware (or such other location as agreed to by the Company and the Purchasers).
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Section 2.03    Initial Closing – Mutual Conditions. The respective obligations of the Company and the Class A Purchaser to consummate the Initial Issuance, and the respective obligations of each Purchaser to consummate the purchase and sale at the Initial Closing of the Initial Aggregate Class B Purchased Units, as well as all obligations of NEP at or after the Initial Closing pursuant to this Agreement, shall be subject to the satisfaction, on or prior to the Initial Issuance Date and the Initial Closing Date, respectively, of each of the following conditions (any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, in a writing executed by each of the Company, the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto))):
(a)all Governmental Authorizations set forth in Schedule D hereto shall have occurred or been filed or obtained and shall be in full force and effect;
(b)all of the conditions to the consummation of the purchase of the Acquired Assets in accordance with the terms of the NEER/NEP APA shall have been satisfied or, subject to Section 5.05(a), waived by each applicable party thereto in accordance with the terms thereof, and the NEER/NEP APA Closing shall have occurred prior to the Initial Issuance and the Initial Closing hereunder in accordance with the terms thereof and Section 2.01;
(c)no statute, rule, order, decree, or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority that temporarily, preliminarily or permanently restrains, precludes, enjoins, or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;
(d)there shall not be pending any suit, action, or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin, or prohibit the transactions contemplated by this Agreement;
(e)the Project Financing Documents shall be in full force and effect, except for any Project Financing Documents relating to any Delayed Projects, as determined pursuant to Section 5.08 (but subject to Section 2.03(f) below); and
(f)at least ten (10) of the Projects, representing an aggregate name plate capacity of at least two (2)-gigawatts, (i) shall have achieved Commercial Operation and the total nameplate capacity that has been installed, commissioned and placed-in-service at each such applicable Project shall satisfy the requirements with respect to total nameplate capacity under the applicable Power Purchase Agreement for such Project, and (ii) the Tax Equity Financing for each such Project shall have been consummated (excluding with respect to Deferred Contributions and other post-closing obligations of the parties thereto that are set forth in the applicable Project Financing Documents), pursuant to and substantially in accordance with the terms of the applicable Tax Equity ECCA.
Section 2.04    Initial Issuance and Initial Closing - Conditions to the Purchasers’ Obligations.
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(a)The obligation of the Class A Purchaser to consummate its purchase of the Class A Purchased Units and the Aggregate Class B Purchased Units pursuant to the Initial Issuance, and to sell the Initial Aggregate Class B Purchased Units to the Class B Purchasers at the Initial Closing, shall be subject to the satisfaction on or prior to the Initial Issuance Date of each of the following conditions (any or all of which may be waived by the Class A Purchaser in writing, in whole or in part, to the extent permitted by applicable Law):
(i)there shall not have occurred a Material Adverse Effect; and
(ii)each Class B Purchaser shall have satisfied, on or prior to the Initial Issuance Date, the conditions set forth in Section 2.05 with respect to such Class B Purchaser (any or all of which conditions may be waived by the Class A Purchaser in writing, in whole or in part, to the extent permitted by applicable Law) and each Class B Purchaser shall have delivered, or caused to be delivered, to the Company such Class B Purchaser’s closing deliveries described in Section 2.07(b).
(b)The obligation of each Class B Purchaser to consummate the purchase of its Initial Individual Class B Purchased Units in the Initial Class B Units Sale at the Initial Closing shall be subject to the satisfaction on or prior to the Initial Closing Date of each of the following conditions (any or all of which may be waived by the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)), in writing, in whole or in part, to the extent permitted by applicable Law):
(i)the representations and warranties of the Company, NEP and the Class A Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Section 3.01 (Existence), Section 3.02 (Capitalization and Valid Issuance of Units), Section 3.03 (Ownership of the Class A Purchaser), Section 3.04 (Indebtedness; Liabilities), Section 3.05 (Due Formation), Section 3.11 (Authority; Enforceability), Section 3.13 (Investment Company Status), Section 3.14 (Certain Fees), or Section 3.22 (Tax), or those representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Initial Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct (or true and correct in all material respects, as applicable) as of such date only);
(ii) the Company and the Class A Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Initial Closing Date;
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(iii) NEP shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Initial Closing Date;
(iv) the NYSE shall have authorized, upon official notice of issuance, the listing of the Conversion Units to be issued upon conversion of the Issued NEP Non-Voting Units into Conversion Units;
(v) no notice of delisting from NYSE shall have been received by NEP with respect to the NEP Common Units;
(vi) the Debt Financing shall have been funded on the terms and conditions set forth in the Credit Agreement, after giving effect to any “flex” rights in the Credit Agreement or any related agreement, or upon terms and conditions that are not materially less favorable, in the aggregate, to the Class B Purchaser;
(vii)all Debt for Borrowed Money of the Company and its Subsidiaries (other than Debt for Borrowed Money set forth on Schedule H or permitted to be incurred during the Interim Period pursuant to Section 5.01), shall have been repaid in full, and all Liens on the Acquired Assets (or the respective assets of the Project Companies), other than Permitted Liens, shall have been released;
(viii)there shall not have occurred a Material Adverse Effect;
(ix)the Assignment of NEER/NEP APA Annex shall be in full force and effect;
(x)the Build Out Agreement shall be in full force and effect; and
(xi) the Class A Purchaser and the Company shall have delivered an irrevocable waiver from NEER of all rights of first offer and rights of first refusal under the ROFR Agreement with respect to (A) the Class B Units Sales and the other transactions contemplated by this Agreement and (B) any exercise by the Class B Member Representative of its right to cause a Liquidity Event (subject to the provisions of Section 7.09 of the A&R LLC Agreement), and consummate the transactions pursuant to such Liquidity Event (excluding, for the avoidance of doubt, any sale of assets or other structure not consented to by the Class A Purchaser).
Section 2.05    Initial Issuance - Conditions to the Company’s Obligations. The obligation of the Company to consummate the issuance and sale of the Class A Purchased Units and the
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Aggregate Class B Purchased Units to the Class A Purchaser shall be subject to the satisfaction on or prior to the Initial Issuance Date of each of the following conditions (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):
(a)the representations and warranties of each Class B Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Initial Issuance Date (except that representations and warranties made as of a specific date shall be required to be true and correct (or true and correct in all material respects, as applicable) as of such date only); and
(b)each Class B Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Initial Issuance Date.
Section 2.06    Initial Closing - Conditions to NEP’s Obligations. The obligations of NEP to each Purchaser from and after the Initial Closing pursuant to this Agreement shall be subject to the satisfaction on or prior to the Initial Closing Date of each of the following conditions (any or all of which may be waived by NEP in writing, in whole or in part, to the extent permitted by applicable Law):
(a)the representations and warranties of each Class B Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Initial Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct (or true and correct in all material respects, as applicable) as of such date only); and
(b)each Class B Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Initial Closing Date.
Section 2.07    Deliveries at the Initial Closing.
(a)Deliveries of the Company. At the Initial Closing (except as otherwise indicated), the Company shall deliver, or cause to be delivered, to the Purchasers:
(i)duly executed copies of Project Financing Documents for each of the Projects (other than any Delayed Projects) that are in effect as of the Initial Closing Date;
(ii) a construction progress report in respect of any Project that has not yet achieved Commercial Operation as of the Initial Closing Date;
(iii) a certificate of an officer of the Company, dated as of the Initial Closing Date, certifying as to and attaching (A) the Certificate of Formation of the Company, (B) the Company LLC Agreement, (C) resolutions authorizing the execution and delivery of the Transaction Documents and the
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consummation of the transactions contemplated thereby, including the issuance to the Class A Purchaser of the Class A Purchased Units and the Aggregate Class B Purchased Units and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Company, as applicable, setting forth the name and title and bearing the signatures of such officers;
(iv) a certificate of the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Initial Closing Date, to the effect that the Company is in good standing in the State of Delaware;
(v) an officer’s certificate of the Company, dated as of the Initial Closing Date, certifying that the conditions set forth in Section 2.04(b)(i) and Section 2.04(b)(ii) (in each case, solely as they pertain to the Company) have been satisfied; and
(vi) a fully executed copy of the Star Moon Holdings A&R LLC Agreement, substantially in the form attached hereto as Exhibit D, provided that, to the extent that the Star Moon Holdings A&R LLC Agreement executed and delivered at the Initial Closing includes changes relative to the form attached hereto as Exhibit D that would reasonably be expected to reduce Projected Class B Cash Flow, such changes shall be subject to the approval (not to be unreasonably, withheld, conditioned or delayed) of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)).
(b)Deliveries of Each Purchaser. At or prior to the Initial Closing (except as otherwise indicated), the applicable Purchaser shall deliver or cause to be delivered to the Company and the other Purchasers (except to the extent otherwise indicated below):
(i)a counterpart of the Registration Rights Agreement, which shall have been duly executed by each Class B Purchaser;
(ii)a cross-receipt, duly executed by (A) each of the Class B Purchasers and delivered to the Class A Purchaser, certifying that such Class B Purchaser has received from the Class A Purchaser the number of Initial Individual Class B Purchased Units to be received by such Class B Purchaser at the Initial Closing and (B) the Class B Purchaser Representative, on behalf of each of the Class B Purchasers and delivered to the Company, certifying that the Class B Purchasers have received credit in the Portfolio Project Model in an aggregate amount equal to the Reimbursement Amount;
(iii) a counterpart to the A&R LLC Agreement, substantially in the form attached hereto as Exhibit A, subject to any updates pursuant to Section 2.16 and in a manner consistent with the procedures set forth in Schedule G, which shall have been duly executed by each such Purchaser;
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(iv) a duly executed certificate of (A) an authorized officer of each Class B Purchaser, dated as of the Initial Closing Date, to the effect that the conditions set forth in Section 2.05(a) and Section 2.05(b) have been satisfied, and (B) an authorized officer of the Class A Purchaser, dated as of the Initial Closing Date, to the effect that the conditions set forth in Section 2.04(b)(i) and Section 2.04(b)(ii) (in each case, solely as they pertain to the Class A Purchaser) have been satisfied;
(v) for each Class B Purchaser, payment of such Class B Purchaser’s Initial Individual Class B Purchase Price to the Class A Purchaser, by wire transfer of immediately available funds to an account designated in advance of the Initial Closing Date by the Class A Purchaser;
(vi) the Class A Purchaser shall have delivered Bring-Down Consultant Reports to the Class B Purchaser Representative with respect to each of the Projects pursuant to and in accordance with Section 2.16(a), together with executed reliance letters addressed to each Class B Purchaser from the independent engineer, environmental consultant, transmission consultant and insurance consultant with respect to each of the Projects;
(vii)the Class A Purchaser shall have delivered the Initial Updated Portfolio Project Model to the Class B Purchaser Representative pursuant to, and in accordance with, Section 2.16(a); and
(viii)the Class A Purchaser shall have delivered the current Tax Equity Base Case Model to the Class B Purchaser Representative.
(c)Deliveries of NEP. At the Initial Closing (except as otherwise indicated), NEP shall deliver, or cause to be delivered, to the Purchasers:
(i)a certificate of an officer of NEP, dated as of the Initial Closing Date, certifying as to and attaching (A) the certificate of limited partnership of NEP, (B) the NEP Partnership Agreement, as in effect immediately prior to the Initial Closing, (C) resolutions authorizing the execution and delivery of the Transaction Documents to which NEP is a party and the consummation of the transactions contemplated thereby, including the issuance of Issued NEP Non-Voting Units upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, and the issuance of any Conversion Units upon conversion of Issued NEP Non-Voting Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of NEP, as applicable, setting forth the name and title and bearing the signatures of such officers;
(ii) an executed counterpart of the Registration Rights Agreement, which shall have been duly executed by NEP;
(iii) a fully executed “Supplemental Listing Application” approving the Conversion Units for listing by NYSE;
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(iv) an executed counterpart to the A&R LLC Agreement, substantially in the form attached hereto as Exhibit A, which shall have been duly executed by NEP;
(v) a certificate of the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Initial Closing Date, to the effect that NEP is in good standing in the State of Delaware;
(vi) an officer’s certificate of NEP, dated as of the Initial Closing Date, certifying that the conditions set forth in Section 2.04(b)(i) and Section 2.04(b)(iii) (in each case, solely as they pertain to NEP) have been satisfied; and
(vii)(A) a properly executed Internal Revenue Service Form W-9 of the Class A Purchaser (or, if the Class A Purchaser is disregarded as separate from its owner for U.S. federal income tax purposes, the Class A Purchaser’s regarded owner), such delivery to be made (or caused by NEP to be made) to the relevant Class B Purchaser and the Company, or (B) a certificate of non-foreign status properly executed and completed by the Class A Purchaser (or, if the Class A Purchaser is disregarded as separate from its owner for U.S. federal income tax purposes, the Class A Purchaser’s regarded owner), dated as of the Initial Closing Date, substantially in the form specified in Treasury Regulations Section 1.1445-2(b)(2)(iv), in the case of each of clauses (A) or (B), such delivery to be made (or caused by NEP to be made) to the relevant Class B Purchaser and the Company.
Section 2.08    Additional Closing.
(a)The Additional Closing shall take place (i) on a Business Day specified by the Class A Purchaser in a notice to the Company and the Class B Purchasers (the “Notice of Additional Closing”), subject to the satisfaction or waiver at or prior to the Additional Closing of the conditions set forth in Section 2.09, Section 2.10 and Section 2.11 (other than those conditions that by their nature are to be satisfied at the Additional Closing, but subject to the fulfillment or waiver of those conditions at the Additional Closing) but which shall take place (A) no earlier than ten (10) Business Days after receipt by the Class B Purchasers of the Notice of Additional Closing (and provided that the Class A Purchaser shall have the right, upon at least two (2) Business Days' prior notice to the Class B Purchaser Representative, to defer the Additional Closing Date to a date later than the date specified in the Notice of Additional Closing) and (B) no later than the Drop-Dead Date, or (ii) at such other time and place as the Company and the Purchasers may agree, subject, in each case, to the satisfaction or waiver of the conditions set forth in Section 2.09, Section 2.10 and Section 2.11 at the Additional Closing.
(b)The Parties agree that the Class A Purchaser shall be required to deliver the Notice of Additional Closing no later than ten (10) Business Days prior to the Drop-Dead Date, and to the extent such Notice of Additional Closing has not been delivered by such date, such Notice of Additional Closing shall be deemed to have been given, and the Additional Closing shall occur on the Drop-Dead Date, subject to the satisfaction or waiver of the conditions set forth in Section 2.09, Section 2.10 and Section 2.11 on such date.
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(c)The Additional Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at One Rodney Square, Wilmington, Delaware (or such other location as agreed to by the Company and the Purchasers).
Section 2.09    Additional Closing – Mutual Conditions. The respective obligations of the Class A Purchaser and each Class B Purchaser set forth in Section IV of Schedule A hereto to consummate each of their respective obligations at the Additional Closing shall be subject to the satisfaction, on or prior to the Additional Closing Date, of each of the following conditions (any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, in a writing executed by each of the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section IV of Schedule A hereto))):
(a)all Governmental Authorizations made, filed, or obtained in connection with the Initial Closing shall remain in full force and effect;
(b)no statute, rule, order, decree, or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority that temporarily, preliminarily or permanently restrains, precludes, enjoins, or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;
(c)there shall not be pending any suit, action, or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin, or prohibit the transactions contemplated by this Agreement;
(d)the Project Financing Documents for each Delayed Project (other than Returned Projects) shall be in full force and effect; and
(e)the Tax Equity Financing for each Delayed Project (other than Returned Projects) shall have been consummated (excluding with respect to Deferred Contributions and other post-closing obligations of the parties thereto that are set forth in the applicable Project Financing Documents), pursuant to and substantially in accordance with the terms of the applicable Tax Equity ECCA.
Section 2.10    Additional Closing – Conditions to the Class B Purchaser’s Obligations. The obligation of each Class B Purchaser set forth in Section IV of Schedule A hereto to consummate its purchase of its Additional Individual Class B Purchased Units in the Additional Class B Units Sale at the Additional Closing shall be subject to the satisfaction on or prior to the Additional Closing Date of each of the following conditions (any or all of which may be waived by the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section IV of Schedule A hereto)), in writing, in whole or in part, to the extent permitted by applicable Law):
(a)the representations and warranties (i) of the Company contained in Section 3.01 (Existence), Section 3.02(c) (Capitalization and Valid Issuance of Units), Section 3.05 (Due Formation), Section 3.07 (No Registration Required), Section 3.11 (Authority;
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Enforceability) and Section 3.14 (Certain Fees) and (ii) of the Class A Purchaser contained in Section 4.01 (Existence), Section 4.02 (Authorization; Enforceability), and Section 4.04 (Certain Fees) shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Additional Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct (or true and correct in all material respects, as applicable) as of such date only);
(b)the Company and the Class A Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it following the Initial Closing and on or prior to the Additional Closing Date;
(c) there shall not have occurred a Material Adverse Effect;
(d)no notice of delisting from NYSE shall have been received by NEP with respect to the NEP Common Units;
(e)the Credit Agreement shall be in full force and effect and the Debt Financing shall have been funded on the terms and conditions set forth in the Credit Agreement for the Additional Funding Date (as defined in the Credit Agreement) on or before the Additional Closing Date; and
(f)the Build Out Agreement shall be in full force and effect.
Section 2.11    Additional Closing - Conditions to the Class A Purchaser’s Obligations. The obligation of the Class A Purchaser to consummate the sale of the Additional Aggregate Class B Purchased Units to the Class B Purchasers set forth in Section IV to Schedule A hereto at the Additional Closing shall be subject to the satisfaction on or prior to the Additional Closing Date of each of the following conditions (any or all of which may be waived by the Class A Purchaser in writing, in whole or in part, to the extent permitted by applicable Law):
(a)the representations and warranties of each such Class B Purchaser contained in Section 4.01 (Existence), Section 4.02 (Authorization; Enforceability), Section 4.03 (No Breach), Section 4.05 (Unregistered Securities), and Section 4.06(a) (Sufficient Funds) of this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Additional Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct (or true and correct in all material respects, as applicable) as of such date only);
(b)each such Class B Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it following the Initial Closing Date and on or prior to the Additional Closing Date; and
(c)each such Class B Purchaser shall have delivered, or caused to be delivered, to the Class A Purchaser such Class B Purchaser’s closing deliveries described in Section 2.12(c), as applicable.
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Section 2.12    Deliveries at the Additional Closing.
(a)Deliveries of the Company. At or prior to the Additional Closing, the Company shall deliver, or cause to be delivered, to the Purchasers the following:
(i)duly executed copies of Project Financing Documents for each of the Delayed Projects (other than Returned Projects);
(ii)an officer’s certificate of the Company, dated as of the Additional Closing Date, certifying that the conditions set forth in Section 2.10(a) and Section 2.10(b) (solely as it pertains to the Company) have been satisfied; and
(iii)a certificate of the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Additional Closing Date, to the effect that the Company is in good standing in the State of Delaware.
(b)Deliveries of the Class A Purchaser. At or prior to the Additional Closing, the Class A Purchaser shall deliver, or cause to be delivered, to the Class B Purchaser the following:
(i)a cross-receipt duly executed by the Class A Purchaser certifying that it has received from the Class B Purchasers the Additional Aggregate Class B Purchase Price;
(ii)a certificate of an authorized officer of the Class A Purchaser, dated as of the Additional Closing Date, to the effect that the conditions set forth in Section 2.10(a) and Section 2.10(b) (solely as it pertains to the Class A Purchaser) have been satisfied;
(iii) a certificate of the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Additional Closing Date, to the effect that NEP is in good standing in the State of Delaware;
(iv) (A) a properly executed Internal Revenue Service Form W-9 of the Class A Purchaser (or, if the Class A Purchaser is disregarded as separate from its owner for U.S. federal income tax purposes, the Class A Purchaser’s regarded owner), such delivery to be made to the relevant Class B Purchaser and the Company, or (B) a certificate of non-foreign status properly executed and completed by the Class A Purchaser (or, if the Class A Purchaser is disregarded as separate from its owner for U.S. federal income tax purposes, the Class A Purchaser’s regarded owner), dated as of the Additional Closing Date, substantially in the form specified in Treasury Regulations Section 1.1445-2(b)(2)(iv), in the case of in the case of each of clauses (A) or (B), such delivery to be made (or caused by NEP to be made) to the relevant Class B Purchaser and the Company;
(v) the Class A Purchaser shall have delivered Delayed Asset Bring-Down Consultant Reports to the Class B Purchaser
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Representative with respect to each of the Delayed Projects (other than Returned Projects) pursuant to and in accordance with Section 2.16(c), together with executed reliance letters addressed to each Class B Purchaser from the independent engineer, environmental consultant, transmission consultant and insurance consultant with respect to each of the Projects;
(vi) the Class A Purchaser shall have delivered the Initial Additional Closing Portfolio Project Model to the Class B Purchaser Representative pursuant to, and in accordance with, Section 2.16(c); and
(vii)the Class A Purchaser shall have delivered the current Tax Equity Base Case Model to the Class B Purchaser Representative.
(c)Deliveries of the Class B Purchasers. At or prior to the Additional Closing, each Class B Purchaser set forth on Section IV of Schedule A hereto shall deliver or cause to be delivered, to the Class A Purchaser the following:
(i)payment of such Class B Purchaser’s Additional Individual Class B Purchase Price, payable by wire transfer of immediately available funds to an account designated in advance of the Additional Closing Date by the Class A Purchaser;
(ii)a cross-receipt duly executed by each of the Class B Purchasers certifying that it has received from the Class A Purchaser the number of Additional Individual Class B Purchased Units to be received by such Class B Purchaser at the Additional Closing; and
(iii) a certificate of an authorized officer of each Class B Purchaser, dated as of the Additional Closing Date, to the effect that the conditions set forth in Section 2.11(a) and Section 2.11(b) have been satisfied.
Section 2.13    Further Assurances. From time to time after the Execution Date, subject to any other terms and conditions of this Agreement, without further consideration, the Company, NEP and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.
Section 2.14    Withholding. The Class B Purchasers shall be entitled to deduct and withhold from any payments under this Agreement the amounts any Class B Purchaser is required to deduct and withhold under any applicable Law, and amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.15    Transaction Tax Treatment. The Parties shall treat, for federal income Tax purposes (and, where applicable, for state, local and foreign income Tax purposes), the Initial Class B Units Sale as a transaction described in Situation 1 of Revenue Ruling 99-5, 1999-1 CB 434, and the Additional Class B Units Sale as a sale of a partnership interest. The Parties shall not take any position inconsistent with such treatment on any Tax Return or in connection with any Tax audit or proceeding except to the extent otherwise required pursuant to a “determination” within the meaning of
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Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law). Each Class B Purchaser agrees that it shall make an election pursuant to Section 168(k)(7) of the Code with respect to any property for which it would otherwise be entitled to a deduction under Section 167(a) of the Code for any additional allowance pursuant to Section 168(k)(1) of the Code in connection with the transactions contemplated by this Agreement, and shall not take the position that it is entitled to any such deduction on any income tax return.
Section 2.16    Portfolio Project Model Adjustments.
(a)The Portfolio Project Model agreed to by the Parties as of the Execution Date is attached hereto as Schedule F (the “Execution Date Portfolio Project Model”). No later than ten (10) days prior to the Initial Closing Date (as set forth in the Notice of Initial Closing delivered by the Class A Purchaser pursuant to Section 2.02(a) (or the date such notice is deemed delivered pursuant to Section 2.02(b))), the Class A Purchaser shall deliver to the Class B Purchaser Representative (i) bring-down reports for those due diligence reports from the independent engineer, environmental consultant, transmission consultant and insurance consultant with respect to each of the Projects, to the extent of due diligence reports dated earlier than ninety (90) days prior to such Initial Closing Date (or, in lieu thereof, the Class A Purchaser may deliver written confirmation from the independent engineer or any such applicable consultant that there were no material adverse changes to such engineer’s or consultant’s report used, in part, as the basis for the Execution Date Portfolio Project Model) (collectively, the “Bring-Down Consultant Reports”) and (ii) the Portfolio Project Model revised, if necessary, to reflect any Pre-Closing Model Input Updates, and otherwise prepared in a manner consistent with the procedures set forth in Schedule G (the “Initial Updated Portfolio Project Model”); provided that (A) without the prior written consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)), the Initial Updated Portfolio Project Model shall not reflect any changes to the value of any inputs, assumptions or methodology contained in the Portfolio Project Model from the values of such inputs, assumptions or methodology set forth in the Execution Date Portfolio Project Model, other than any Pre-Closing Model Input Updates, and (B) the Initial Updated Portfolio Project Model shall utilize each of the same case assumptions used and agreed to in connection with the Execution Date Portfolio Project Model, as such cases are updated to reflect any Pre-Closing Model Input Updates. The first calendar period reflected in the Initial Updated Portfolio Project Model shall be adjusted such that the measurement period thereof shall begin on such Initial Closing Date. The Initial Updated Portfolio Project Model shall include the proposed resulting adjustments, if any, to the Applicable Transaction Terms, in each case, solely to the extent such adjustments result from the Pre-Closing Model Input Updates (collectively, the “Initial Closing Transaction Term Adjustments”), as determined in good faith by the Class A Purchaser in accordance with the procedures set forth in Schedule G. The Class A Purchaser shall provide the Class B Purchaser Representative with an opportunity to comment upon the Initial Updated Portfolio Project Model, and the Class A Purchaser shall consider any such comments in good faith and shall make such adjustments (if any) to the Initial Updated Portfolio Project Model based on any such comments as the Class A Purchaser shall determine in good faith are appropriate. In the event that the Class A Purchaser determines not to make adjustments to the Initial Updated Portfolio Project Model based on any of the comments provided by the Class B Purchaser Representative, then at least one (1) Business Day prior to the Initial Closing, the Class B Purchaser
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Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)) shall have the right to submit to the Class A Purchaser a written dispute notice with respect to the Initial Updated Portfolio Project Model (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute) (any such written notice, the “Initial Closing Dispute Notice”). All such disputed items set forth in an Initial Closing Dispute Notice shall be resolved pursuant to Section 2.16(e) and/or Section 2.16(g). If the Class B Purchaser Representative does not deliver an Initial Closing Dispute Notice to the Class A Purchaser at least one (1) Business Day prior to the Initial Closing Date, then the Initial Updated Portfolio Project Model shall be final and binding on the Parties, and shall be deemed the “Initial Closing Portfolio Project Model” for all purposes of this Agreement and no adjustment shall be made thereto.
(b)The Initial Updated Portfolio Project Model delivered by the Class A Purchaser, subject to adjustment to reflect changes, if any, made by the Class A Purchaser, after considering in good faith any comments made by the Class B Purchaser Representative pursuant to Section 2.16(a), shall be utilized by the Parties in determining any Initial Closing Transaction Term Adjustments in connection with the Initial Closing, and shall be final and binding on the Parties with respect thereto, except to the extent of any disputed items specified in an Initial Closing Dispute Notice delivered by the Class B Purchaser Representative in accordance with Section 2.16(a). Subject to resolution of such disputed items pursuant to Section 2.16(e) and/or Section 2.16(g) and except for any Additional Closing Transaction Term Adjustments made in connection with the Additional Closing pursuant to Section 2.16(c), the Initial Updated Portfolio Project Model shall be deemed to be the Initial Closing Portfolio Project Model for all purposes of this Agreement and the Applicable Transaction Terms shall be adjusted prior to the Initial Closing only if, and to the extent, adjustments to any such Applicable Transaction Terms were included as Initial Closing Transaction Term Adjustments in the Initial Updated Portfolio Project Model as delivered by the Class A Purchaser, or as may be mutually agreed upon by the Parties prior to the Initial Closing. No adjustment shall be made to the Applicable Transaction Terms at any time following the Initial Closing, other than (A) those Initial Closing Transaction Term Adjustments (if any) set forth in the Initial Closing Portfolio Project Model, as finally determined pursuant to this Section 2.16 (including, if there shall be an Initial Closing Dispute Notice delivered by the Class B Purchaser Representative pursuant to Section 2.16(a), those Initial Closing Transaction Term Adjustments (if any) mutually agreed upon by the Parties (pursuant to Section 2.16(a) or otherwise) or as determined by the Independent Expert pursuant to Section 2.16(g) with respect to matters identified in such Initial Closing Dispute Notice) and (B) those Additional Closing Transaction Term Adjustments (if any) set forth in the Additional Closing Portfolio Project Model, as finally determined pursuant to this Section 2.16 (including, if there shall be an Additional Closing Dispute Notice delivered by the Class B Purchaser Representative pursuant to Section 2.16(c), those Additional Closing Transaction Term Adjustments (if any) mutually agreed upon by the Parties or as determined by the Independent Expert pursuant to Section 2.16(g) with respect to matters identified in such Additional Closing Dispute Notice). Each of the Class A Purchaser and the Company shall use its good faith, commercially reasonable efforts not to (and to cause their respective controlled Affiliates to use their good faith, commercially reasonable efforts not to) take any action prior to the Initial Closing that would reasonably be expected to impact or alter the Pre-Closing Model
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Input Updates (and resulting Initial Closing Transaction Term Adjustments, if any), except to the extent required by this Agreement or any Project Financing Document.
(c)No later than ten (10) days prior to the Additional Closing Date (as set forth in the Notice of Additional Closing delivered by the Class A Purchaser pursuant to Section 2.08(a) (or the date such notice is deemed delivered pursuant to Section 2.08(b))), the Class A Purchaser shall deliver to the Class B Purchaser Representative (i) Bring-Down Consultant Reports for any Delayed Projects, to the extent of due diligence reports dated earlier than ninety (90) days prior to such Additional Closing Date (or, in lieu thereof, the Class A Purchaser may deliver written confirmation from the independent engineer or any such applicable consultant that there were no material adverse changes to such engineer’s or consultant’s report used, in part, as the basis for the Execution Date Portfolio Project Model or the Initial Closing Portfolio Project Model, as applicable) (the “Delayed Asset Bring-Down Consultant Reports”) and (ii) the Portfolio Project Model revised, if necessary, to reflect any Additional Closing Model Input Updates, and otherwise prepared in a manner consistent with the procedures set forth in Schedule G (the “Initial Additional Closing Portfolio Project Model”); provided that, (A) without the prior written consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section IV of Schedule A hereto)), the Initial Additional Closing Portfolio Project Model shall not reflect any changes to the value of any inputs, assumptions or methodology contained in the Portfolio Project Model from the values of such inputs, assumptions or methodology set forth in the Initial Closing Portfolio Project Model, other than any Additional Closing Model Input Updates and (B) the Initial Additional Closing Portfolio Project Model shall utilize each of the same case assumptions used and agreed to in connection with the Initial Closing Portfolio Project Model, as such cases are updated to reflect any Additional Closing Model Input Updates. The first calendar period reflected in the Initial Additional Closing Portfolio Project Model shall be adjusted such that the measurement period thereof shall begin, with respect to any Delayed Assets, on the applicable Delayed Asset Closing Date for such Delayed Assets, and otherwise, on the Additional Closing Date. The Initial Additional Closing Portfolio Project Model shall include the proposed resulting adjustments to the Applicable Transaction Terms, in each case, solely to the extent such adjustments result from the Additional Closing Model Input Updates (“Additional Closing Transaction Term Adjustments”), as determined in good faith by the Class A Purchaser in accordance with the procedures set forth in Schedule G. The Class A Purchaser shall provide the Class B Purchaser Representative with an opportunity to comment upon the Initial Additional Closing Portfolio Project Model, and the Class A Purchaser shall consider any such comments in good faith and shall make such adjustments (if any) to the Initial Additional Closing Portfolio Project Model based on any such comments as the Class A Purchaser shall determine in good faith are appropriate. In the event that the Class A Purchaser determines not to make adjustments to the Initial Additional Closing Portfolio Project Model based on any of the comments provided by the Class B Purchaser Representative, then at least one (1) Business Day prior to the Additional Closing Date, the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section IV of Schedule A hereto)), shall have the right to submit to the Class A Purchaser a written dispute notice with respect to the Initial Additional Closing Portfolio Project Model (describing in reasonable detail the specific line items and values that are in dispute and the
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reasons for such dispute) (any such written notice, the "Additional Closing Dispute Notice”). All such disputed items set forth in an Initial Closing Dispute Notice shall be resolved, together with all disputed items set forth in an Additional Closing Dispute Notice, pursuant to Section 2.16(f) and/or Section 2.16(g). If the Class B Purchaser Representative does not deliver a Dispute Notice to the Class A Purchaser at least one (1) Business Day prior to the Additional Closing Date, then the Initial Additional Closing Portfolio Project Model shall be final and binding on the Parties and deemed to be the “Additional Closing Portfolio Project Model” for all purposes of this Agreement and no adjustment shall be made thereto.
(d)The Initial Additional Closing Portfolio Project Model delivered by the Class A Purchaser, subject to adjustment to reflect changes, if any, made by the Class A Purchaser, after considering in good faith any comments made by the Class B Purchaser Representative pursuant to Section 2.16(c), shall be utilized by the Parties in determining the Additional Aggregate Class B Purchase Price, and shall be final and binding on the Parties with respect thereto, except to the extent of any disputed items specified in an Additional Closing Dispute Notice delivered by the Class B Purchaser Representative in accordance with Section 2.16(c). Except for any disputes set forth in an Additional Closing Dispute Notice delivered at least one (1) Business Day prior to the Additional Closing Date, the Initial Additional Closing Portfolio Project Model shall be deemed to be the Additional Closing Portfolio Project Model for all purposes of this Agreement, and the Applicable Transaction Terms shall be adjusted prior to the Additional Closing only if, and to the extent, adjustments to any such Applicable Transaction Terms were included as Additional Closing Transaction Term Adjustments in the Initial Additional Closing Portfolio Project Model as delivered by the Class A Purchaser and as were mutually agreed upon by the Parties prior to the Additional Closing. No adjustment shall be made to the Applicable Transaction Terms at any time following the Additional Closing, other than those Additional Closing Transaction Term Adjustments (if any) that are finally determined pursuant to this Section 2.16 (including, if there shall be an Additional Closing Dispute Notice with respect to the Initial Additional Closing Portfolio Project Model delivered by the Class B Purchaser Representative pursuant to Section 2.16(c), those Additional Closing Transaction Term Adjustments (if any) mutually agreed upon by the Parties (pursuant to Section 2.16(f)) or as determined by the Independent Expert pursuant to Section 2.16(g) with respect to matters identified in such Additional Closing Dispute Notice). Each of the Class A Purchaser and the Company shall use its good faith, commercially reasonable efforts not to (and to cause their respective Affiliates to use their good faith, commercially reasonable efforts not to) take any action prior to the Additional Closing that would reasonably be expected to impact or alter the Additional Closing Model Input Updates (and resulting Additional Closing Transaction Term Adjustments, if any), except to the extent required by this Agreement or any Project Financing Document.
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(e)Notwithstanding any other provision herein, in the event that, following the Initial Closing, the obligations of the Parties to consummate the Additional Closing are validly terminated pursuant to Section 7.01(b)(i), Section 7.01(b)(ii) or Section 7.01(b)(iii) prior to the occurrence of the Additional Closing (including as a result of the failure of one or more conditions set forth in Section 2.09, Section 2.10 or Section 2.11 to be satisfied or waived), then, notwithstanding such failure to consummate the Additional Closing, the Parties shall revise the Initial Closing Portfolio Project Model pursuant to the terms of Section 2.16(c) and in accordance with the assumptions and procedures set forth in Schedule G to account for such changes to the Initial Closing Portfolio Project Model as shall be required to reflect any applicable Additional Closing Model Input Updates and the fact that the Additional Class B Units Sale did not occur.
(f)If the Class B Purchaser Representative timely delivers a Dispute Notice with respect to the Initial Closing Portfolio Project Model pursuant to Section 2.16(a) or the Initial Additional Closing Portfolio Project Model pursuant to Section 2.16(c), then the Class A Purchaser and the Class B Purchaser Representative shall in good faith attempt to resolve the particular items and values or Transaction Term Adjustments that are identified in the applicable Dispute Notice within ten (10) Business Days commencing on the date on which the applicable Dispute Notice is delivered to the Class A Purchaser (or such longer period as the Class A Purchaser and the Class B Purchaser Representative may mutually agree in writing, which period shall not extend beyond the Initial Closing Date, as set forth in the Notice of Initial Closing, or the Additional Closing Date, as set forth in the Notice of Additional Closing, as applicable) (such period, the “Negotiation Period”). If the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto), or those Class B Purchasers representing the right to acquire at least a majority of Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section IV of Schedule A hereto), as applicable) do not reach agreement on each of the particular items and values set forth in the applicable Dispute Notice during the Negotiation Period, then subject to Section 2.16(g), (A) for purposes of the Initial Closing, the Initial Updated Portfolio Project Model proposed by the Class A Purchaser shall be used for the Initial Closing and the Parties shall thereafter resolve any Remaining Disputed Matters in accordance with Section 2.16(g) and (B) for purposes of the Additional Closing, (i) the Initial Additional Closing Portfolio Project Model shall include only such Additional Closing Model Input Updates (if any), and (ii) the Applicable Transaction Terms shall be modified to reflect only such Additional Transaction Adjustments (if any), in each case, as (y) shall not have been disputed by the Class B Purchaser Representative in the Dispute Notice or (z) as shall have been agreed upon by the Parties during the Negotiation Period (the Initial Additional Closing Portfolio Project Model, as may be adjusted as of the Additional Closing to reflect any changes referenced in clauses (i) and (ii) of this Section 2.16(f), the “Interim Additional Closing Portfolio Project Model”).
(g)To the extent that any particular items or values identified in a Dispute Notice are not agreed upon by the Parties pursuant to Section 2.16(f) (such items or values, collectively, the “Remaining Disputed Matters”), then either the Class A Purchaser or the Class B Purchaser Representative shall be entitled to submit any such Remaining Disputed
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Matters to the Independent Expert for resolution of such dispute by delivering a written notice to the Independent Expert, with a copy to the other Party, describing in reasonable detail the specific line items and values comprising the Remaining Disputed Matters (and the reasons for such dispute) and such Party’s proposed resolution (and value) of each Remaining Disputed Matter. The other Party shall be entitled to submit to the Independent Expert its proposed resolution (and value) of each Remaining Disputed Matter (and reasons therefor). In submitting any Remaining Disputed Matters to the Independent Expert, each of the Parties shall concurrently furnish, at its own expense, to the Independent Expert and the other Party such documents and information as the Independent Expert may reasonably request. The Class A Purchaser and the Class B Purchaser Representative and their respective representatives shall cooperate fully with the Independent Expert, at their own expense. The Independent Expert, acting as an expert and not an arbitrator, shall resolve all Remaining Disputed Matters and shall determine the values to be ascribed thereto, following the procedures stipulated in this Section 2.16 and the assumptions and procedures set forth in Schedule G, and the resulting updates to the Initial Closing Portfolio Project Model and/or the Interim Additional Closing Portfolio Project Model; provided that, for the avoidance of doubt, the Initial Closing Portfolio Project Model and Additional Closing Portfolio Project Model shall be updated by the Parties as necessary to reflect any change in value ascribed to such specific disputed items that are determined by the Independent Expert, as applicable. The Parties hereby agree that the Independent Expert shall (A) decide only the values ascribed to the specific Remaining Disputed Matters in accordance with this Section 2.16 and the assumptions and procedures set forth in Schedule G (provided that the Independent Expert shall not ascribe a value to any Remaining Disputed Matter that is (i) greater than the greater of the two amounts submitted by the Parties for such Remaining Disputed Matter, or (ii) lower than the lowest of the two amounts submitted by the Parties for such Remaining Disputed Matter) and (B) within thirty (30) days after submission of any such dispute, deliver to the Class A Purchaser and the Class B Purchaser Representative a written determination of the amounts for each of the Remaining Disputed Matters, determined in accordance with the terms of this Section 2.16 and the assumptions and procedures set forth in Schedule G, including any resulting Transaction Term Adjustments (including all material calculations used in arriving at such determination and based solely on information provided to the Independent Expert by the Class B Purchaser Representative and the Class A Purchaser). The determination of the Independent Expert pursuant to this Section 2.16(g) shall be final, binding and conclusive on the Parties and their respective Affiliates, representatives, successors and assigns. All fees and expenses relating to the work, if any, to be performed by the Independent Expert will be borne equally by the Class A Purchaser and the Class B Purchaser Representative. Notwithstanding anything in this Agreement to the contrary, the dispute resolution mechanism contained in this Section 2.16(g) shall be the exclusive mechanism for resolving disputes, if any, regarding the determination of the Portfolio Project Model, in each case, in respect of any Remaining Disputed Matters, and the resulting adjustments to be made, if any, to the Applicable Transaction Terms in respect thereof in accordance with the terms of this Agreement (including the assumptions and procedures in Schedule G); provided, however, that, at any time, the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section IV of Schedule A hereto)) may agree in writing to settle any or all of the Remaining Disputed Matters submitted to the Independent Expert, which agreement shall be final, conclusive and binding upon all of the Parties with respect to such Remaining Disputed Matter(s) so resolved; provided that the Parties
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shall promptly provide a copy of such agreement to the Independent Expert and instruct the Independent Expert not to consider or resolve such agreed-upon Remaining Disputed Matter(s), it being agreed that if the Independent Expert nonetheless renders any determination regarding any such agreed-upon Remaining Disputed Matter(s) for any reason, such determination shall have no effect and the agreement of the Parties shall control.
(h)Upon a final determination of any items or values set forth in a Dispute Notice pursuant to this Section 2.16 and in accordance with the assumptions and procedures set forth in Schedule G, each of the Parties shall execute such amendments to this Agreement and/or the A&R LLC Agreement as are necessary to reflect all such finally determined Transaction Term Adjustments. If any final resolution of items or values set forth in a Dispute Notice (as finally determined in accordance with Section 2.16 and in accordance with the assumptions and procedures set forth in Schedule G) shall include, as Transaction Term Adjustments, an adjustment to the amount of the Class B Purchase Price, then (A) if such Transaction Term Adjustments include a reduction of the Class B Purchase Price, then, on the next date on which distributions are made to the Class A Purchaser pursuant to Article 5 of the A&R LLC Agreement (and, if necessary, on each subsequent distribution date until such Excess Purchase Price Amount has been paid in full) an amount in cash equal to the absolute value of the amount of such reduction (the “Excess Purchase Price Amount”) shall be withheld and offset from the amount of distributions payable to the Class A Purchaser and instead shall be paid by the Company to the Class B Purchasers on such same distribution date, subject to the limitations set forth in Section 5.08(b) of the A&R LLC Agreement (each, a “Class B Purchase Price Return Offset”) and (B) if such Transaction Term Adjustments include an increase to the Class B Purchase Price, then, on the next date on which distributions are made to the Class B Purchasers pursuant to Article 5 of the A&R LLC Agreement (and, if necessary, on each subsequent distribution date until such Deficit Purchase Price Amount has been paid in full), an amount in cash equal to the absolute value of the amount of such increase (as finally resolved in accordance with this Section 2.16) (the “Deficit Purchase Price Amount”) shall be withheld and offset from the amount of distributions payable to the Class B Purchasers and instead shall be paid by the Company to the Class A Purchaser on such same distribution date, subject to the limitations set forth in Section 5.08(b) of the A&R LLC Agreement (each, a “Deficit Class B Purchase Price Offset”) unless, prior to the applicable Distribution Date, the Class B Purchasers shall have made payment in full to the Class A Purchaser of the amount of such Deficit Purchase Price Amount.
(i)The Additional Closing Portfolio Project Model, as finally determined in accordance with this Section 2.16, shall be deemed to be the Portfolio Project Model for all purposes of this Agreement. All payments made in respect of a Class B Purchase Price Return Offset or Deficit Class B Purchase Price Offset, as applicable, pursuant to Section 2.16(h) shall be treated by the Parties as an adjustment to the Class B Purchase Price for all purposes of this Agreement, including Tax purposes unless otherwise required by law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATED TO THE COMPANY ENTITIES
Except as set forth in the Disclosure Letter, each of (i) the Company hereby represents and warrants to the Class B Purchasers, solely with respect to those representations and warranties applicable to the Company Entities, (ii) NEP and the Class A Purchaser hereby
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represents and warrants to the Class B Purchasers, solely with respect to those representations and warranties applicable to the Company Entities (other than any representations and warranties (i) applicable to the Project Companies or Acquired Assets and (ii) set forth in Section 3.06 (No Material Adverse Change), Section 3.09 (Litigation), and Section 3.22 (Tax)); (iii) the Class A Purchaser hereby represents and warrants to the Class B Purchasers solely with respect to those representations and warranties applicable to the Class A Purchaser, and (iv) NEP hereby represents and warrants to the Purchasers, solely with respect to those representations and warranties applicable to NEP, as follows:
Section 3.01    Existence.
(a)Each of the Company and NEP has been duly formed and is validly existing as a limited liability company or limited partnership, as the case may be, and is in good standing under the Laws of the State of Delaware and (i) has the full limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company or NEP is a party and consummate the transactions contemplated hereby and thereby and (ii) in the case of the Company, will have, upon effectiveness of the A&R LLC Agreement on the Initial Issuance Date, full limited liability company power and authority to issue, sell, and deliver the Purchased Units.
(b)The Organizational Documents of the Company and NEP have been, and in the case of the A&R LLC Agreement, once executed and delivered on the Initial Issuance Date, will be, valid and legally binding agreements of the Company or NEP, as applicable, enforceable against the Company or NEP, as applicable, in accordance with their respective terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 3.02    Capitalization and Valid Issuance of Units.
(a)Immediately prior to the Initial Issuance, the Class A Purchaser will be the sole member of the Company and will hold of record and beneficially all of the issued and outstanding limited liability company interests of the Company. Upon execution and delivery of the A&R LLC Agreement on the Initial Issuance Date, (i) the authorized limited liability company interests of the Company will consist of the number of Class A Units and Class B Units listed in Section I of Schedule A hereto and (ii) immediately following consummation of the Initial Issuance, but prior to the Initial Closing, the Class A Purchaser will be the sole member of the Company and will hold of record and beneficially the number of Class A Units and Aggregate Class B Purchased Units set forth in Section II of Schedule A hereto opposite the Class A Purchaser’s name, free and clear of all Liens, except for restrictions contained in the Delaware LLC Act, A&R LLC Agreement, and applicable state and federal securities Laws. Immediately prior to the Initial Issuance, the Class A Purchased Units and Aggregate Class B Purchased Units shall have been duly authorized in accordance with the A&R LLC Agreement and, immediately following the Initial Issuance, the Class A Purchased Units and Aggregate Class B Purchased Units shall be validly issued and fully paid (to the extent required by the A&R LLC Agreement), subject to the provisions of the Delaware LLC Act and the A&R LLC
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Agreement. As of the Initial Closing Date, there will be no limited liability company interests of the Company issued or outstanding other than the Class A Purchased Units and the Aggregate Class B Purchased Units.
(b)The Initial Aggregate Class B Purchased Units shall be, immediately prior to the Initial Closing, duly authorized by the Company pursuant to the A&R LLC Agreement and, when delivered by the Class A Purchaser to the Class B Purchasers at the Initial Closing against payment therefor in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required by the A&R LLC Agreement), subject to the provisions of the Delaware LLC Act, and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the A&R LLC Agreement, this Agreement, or applicable state and federal securities Laws, (ii) with respect to each Class B Purchaser’s Initial Individual Class B Purchased Units, such Liens as are created by such Class B Purchaser, and (iii) such Liens as arise under the A&R LLC Agreement or the Delaware LLC Act.
(c)The Additional Aggregate Class B Purchased Units shall be, immediately prior to the Additional Class B Units Sale, duly authorized by the Company pursuant to the A&R LLC Agreement and, when delivered by the Class A Purchaser to the Class B Purchasers at the Additional Closing against payment therefor in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required by the A&R LLC Agreement), subject to the provisions of the Delaware LLC Act, and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the A&R LLC Agreement, this Agreement, or applicable state and federal securities Laws, (ii) with respect to each Class B Purchaser’s Additional Individual Class B Purchased Units, such Liens as are created by such Class B Purchaser, and (iii) such Liens as arise under the A&R LLC Agreement or the Delaware LLC Act.
(d)Except for any such preemptive rights that have been waived or will be waived prior to the Initial Issuance, there are no Persons entitled to statutory, preemptive, or other similar contractual rights to subscribe for the Class A Purchased Units or the Aggregate Class B Purchased Units; and, except for the Class A Purchased Units or Aggregate Class B Purchased Units to be acquired pursuant to this Agreement, no options, warrants, or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, limited liability company or other ownership interests in the Company are outstanding.
(e)Upon the issuance of Issued NEP Non-Voting Units, such Issued NEP Non-Voting Units will be duly authorized, validly issued, and fully paid (to the extent required by the NEP Partnership Agreement), subject to the provisions of the Delaware LP Act, and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the NEP Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to each Class B Purchaser’s or its Affiliates’ Issued NEP Non-Voting Units, such Liens as are created by such Class B Purchaser or its Affiliates, and (iii) such Liens as arise under the NEP Partnership Agreement or the Delaware LP Act.
(f)Upon the issuance of Conversion Units upon conversion of the Issued NEP Non-Voting Units pursuant to the NEP Partnership Agreement, such Conversion Units will be duly authorized, validly issued, and fully paid (to the extent required by the NEP Partnership Agreement), subject to the provisions of the Delaware LP Act, and will be free of
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any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the NEP Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to each Class B Purchaser’s or its Affiliates’ Conversion Units, such Liens as are created by such Class B Purchaser or its Affiliates, and (iii) such Liens as arise under the NEP Partnership Agreement or the Delaware LP Act.
Section 3.03    Ownership of the Class A Purchaser. NEP Acquisitions is an indirect wholly owned subsidiary of NEP OpCo and is the sole record and beneficial owner of all of the limited liability company interests in the Class A Purchaser, free and clear of all Liens (other than transfer restrictions under the limited liability company agreement of the Class A Purchaser or applicable state and federal securities Laws and Liens imposed under any applicable agreement of Indebtedness or as arise under the Delaware LLC Act).
Section 3.04    Indebtedness; Liabilities. As of the Execution Date, the Company has, and until the consummation of the transactions contemplated by this Agreement the Company will have, no outstanding Indebtedness or other liabilities or obligations (known, unknown, accrued, absolute, contingent, determined or determinable, or otherwise), other than its obligations under this Agreement, and obligations incurred in connection with the Company’s formation.
Section 3.05    Due Formation. The Company is duly formed, and is validly existing and in good standing under the Delaware LLC Act. Upon the effectiveness of the A&R LLC Agreement, the purposes of the Company will be acquiring, accepting, owning, holding, selling, leasing, transferring, financing, refinancing, exchanging, managing, and operating, directly or indirectly through its Subsidiaries, the Acquired Assets and any other assets acquired by the Company after the Initial Closing in accordance with the A&R LLC Agreement, together with the liabilities related thereto.
Section 3.06    No Material Adverse Change. Since December 31, 2020, except as described in the NEP SEC Documents, there has not been any Material Adverse Effect.
Section 3.07    No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV, (i) the Company’s issuance and sale of the Class A Purchased Units and Aggregate Class B Purchased Units to the Class A Purchaser and (ii) the Class A Purchaser’s sale of the Initial Aggregate Class B Purchased Units and Additional Aggregate Class B Purchased Units to the Class B Purchasers, in each case, pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Company nor, to the Company’s Knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.
Section 3.08    No Restrictions or Registration Rights. Except as described in the A&R LLC Agreement, this Agreement, the NEP Partnership Agreement, the 2021 Registration Rights Agreement, the 2020-A Registration Rights Agreement, the 2020-B Registration Rights Agreement, the 2019-A Registration Rights Agreement, the 2019-B Registration Rights Agreement, the 2019-C Registration Rights Agreement, the 2018 Registration Rights Agreement, the 2017 Registration Rights Agreement, or the NEP SEC Documents, (a) there are no restrictions upon the transfer of any of the Aggregate Class B Purchased Units, Issued NEP Non-Voting Units, or Conversion Units, nor any restrictions on the voting of any of the Aggregate Class B Purchased Units or Conversion Units, and (b) neither the offering and sale of the Class A Purchased Units and Aggregate Class B Purchased Units as contemplated by this Agreement, nor any issuance of Issued NEP Non-Voting Units or Conversion
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Units, gives rise to any rights for or relating to the registration of any of the Class A Purchased Units and Aggregate Class B Purchased Units or other securities of the Company.
Section 3.09    Litigation. Except as described in the NEP SEC Documents, there are no actions, suits, claims, investigations, orders, injunctions, or proceedings pending or, to the Knowledge of the Company or NEP, threatened or contemplated, to which the Company Entities or any of their respective directors or officers is or would be a party or to which any of their respective properties is or would be subject at law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, NYSE), that would, individually or in the aggregate, if resolved adversely to the Company Entities, constitute a Material Adverse Effect, or that would challenge the validity of any of the Transaction Documents or the right of either of the Company or NEP to enter into any of the Transaction Documents or to consummate the transactions contemplated thereby.
Section 3.10    No Conflicts. The issuance and sale by the Company of the Class A Purchased Units and the Aggregate Class B Purchased Units to the Class A Purchaser, the sale by the Class A Purchaser of the Initial Aggregate Class B Purchased Units to the Class B Purchasers, the sale by the Class A Purchaser of the Additional Aggregate Class B Purchased Units to the Class B Purchasers, the application of the proceeds thereof, the execution, delivery and performance of the Transaction Documents, the consummation of the transactions contemplated thereby, and the issuance by NEP of any Issued NEP Non-Voting Units or Conversion Units will not conflict with, result in any breach or violation of, constitute a default under (or constitute any event that, with notice, lapse of time or both, would result in any breach or violation of), (a) the Organizational Documents, as may be amended pursuant to this Agreement, of either the Company, the Class A Purchaser, or NEP, (b) any Contract to which any of the Company Entities is a party or by which any of the Company Entities or any of their respective properties may be bound or affected, (c) any Material Contract (as that term is defined and used in the NEER/NEP APA), (d) any Law, (e) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of NYSE), or (f) any decree, judgment or order applicable to any of the Company Entities or any of their respective properties, except in the cases of clauses (b) through (f) for any such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.
Section 3.11    Authority; Enforceability. The Company will have all requisite power and authority under the A&R LLC Agreement, upon execution and delivery thereof on the Initial Issuance Date, and the Delaware LLC Act to issue, sell and deliver the Class A Purchased Units and Aggregate Class B Purchased Units to the Class A Purchaser in accordance with and upon the terms and conditions set forth in this Agreement and the A&R LLC Agreement. NEP will have all requisite power and authority under the NEP Partnership Agreement, and the Delaware LP Act to issue any Issued NEP Non-Voting Units and Conversion Units in accordance with and upon the terms and conditions set forth in this Agreement and the NEP Partnership Agreement. All corporate, limited liability company, or limited partnership action required to be taken by the Company or NEP or any of their partners or members for (a) the authorization, issuance, sale, and delivery of the Class A Purchased Units and Aggregate Class B Purchased Units to the Class A Purchaser at the Initial Issuance, (b) the execution and delivery of the Transaction Documents and (c) the consummation of the transactions contemplated thereby, including the exercise of the Call Option, the issuance of NEP Non-Voting Units, and the issuance of Conversion Units, each in accordance with the A&R LLC Agreement and the NEP Partnership Agreement, shall have been validly taken at or prior to the Initial Issuance. No approval
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from the holders of NEP Common Units or Series A Preferred Units is required for NEP to issue the Issued NEP Non-Voting Units or the Conversion Units, each in accordance with the A&R LLC Agreement and the NEP Partnership Agreement. Each of the Transaction Documents has been, or will be at or prior to the Initial Closing, duly and validly authorized and has been or, with respect to the A&R LLC Agreement to be delivered on the Initial Issuance Date, and the Transaction Documents to be delivered at the Initial Closing or Additional Closing, as applicable, will be, validly executed and delivered by the Company or NEP, as the case may be, and, to the Knowledge of the Company, each of the other parties thereto as of the Initial Closing or Additional Closing, as applicable. Each of the Transaction Documents constitutes, or will constitute on the Initial Issuance Date, at the Initial Closing or at the Additional Closing, as applicable, the legal, valid, and binding obligations of the Company or NEP, as the case may be, and, to the Knowledge of the Company and NEP, each of the parties thereto, in each case enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 3.12    Approvals. No Consent is required in connection with the issuance and sale of the Class A Purchased Units and Aggregate Class B Purchased Units by the Company to the Class A Purchaser at the Initial Issuance, the sale of the Initial Aggregate Class B Purchased Units by the Class A Purchaser to the Class B Purchasers at the Initial Closing, the sale of the Additional Aggregate Class B Purchased Units by the Class A Purchaser to the Class B Purchasers at the Additional Closing, the issuance by NEP of any Issued NEP Non-Voting Units upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, or the issuance by NEP of Conversion Units upon conversion of the Issued NEP Non-Voting Units, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or NEP or any other party thereto and the consummation by the Company and NEP of the transactions contemplated hereby or thereby, other than Consents (a) required by the Commission in connection with NEP’s obligations under the 2021 Registration Rights Agreement, the 2020-A Registration Rights Agreement, the 2020-B Registration Rights Agreement, the 2019-A Registration Rights Agreement, the 2019-B Registration Rights Agreement, the 2019-C Registration Rights Agreement, the 2018 Registration Rights Agreement and the 2017 Registration Rights Agreement, (b) required under applicable state securities or “blue sky” Laws, (c) set forth on Schedule E hereto, (d) that have been, or prior to the Initial Issuance Date or the Initial Closing Date, as applicable, will be, obtained, and (e) Consents, the absence or omission of which would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.13    Investment Company Status. Neither the Company nor NEP is, and upon the issuance and sale of the Purchased Units as herein contemplated and the application of the net proceeds therefrom, neither the Company nor NEP will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
Section 3.14    Certain Fees. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission from the Purchasers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of the Company or NEP.
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Section 3.15    Listing and Maintenance Requirements. The NEP Common Units are listed on the NYSE, and NEP has not received any notice of delisting. The issuance and sale of the Purchased Units and the issuance of any Issued NEP Non-Voting Units or Conversion Units will not contravene NYSE rules and regulations.
Section 3.16    Form S-3 Eligibility. NEP is eligible to register the Conversion Units, if and when issued, for resale by the Purchasers under Form S-3 promulgated under the Securities Act.
Section 3.17    No Side Agreements. There are no binding agreements by, among or between the Company or NEP or any of their Affiliates, on the one hand, and any Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Confidentiality Agreement, the Transaction Documents, the Termination Fee ECL, the Equity Commitment Letter, the Company LLC Agreement and in each case, the agreements and instruments contemplated thereby.
Section 3.18    Affiliate Contracts.
(a)Each Affiliate Contract constitutes a legal, valid, binding and enforceable obligation of the Company Entity party thereto and, to the Knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms. Each Affiliate Contract is in full force and effect in all material respects.
(b)No Company Entity, nor to the Knowledge of the Company, any of the other parties thereto, is in material breach, violation, or default, and, to the Knowledge of the Company, no event, condition, or omission exists or has occurred which with notice or lapse of time or both would constitute any such material breach, violation, or default, or permit termination, modification, or acceleration by such other parties, under any material Affiliate Contract.
(c)The Company has not received any written notice that any material Affiliate Contract is not in full force or effect or that any party to any material Affiliate Contract intends to terminate or fail to renew at the end of its term, materially increase or decrease any rates, costs, or fees charged to or payable by or to the Company or any of its Subsidiaries, or materially reduce the goods and services provided to or by the Company or any of its Subsidiaries under any such Affiliate Contract. The Company has made available to Purchasers true and complete copies of all material Affiliate Contracts in effect as of the Execution Date.
Section 3.19    Anti-Corruption. None of the Company Entities or, to the Knowledge of the Company or NEP, any Associated Person of any Company Entity has taken any action, directly or indirectly, in violation of any Anti-Corruption Law; (b) no action, suit, or proceeding by or before any Governmental Authority involving the Company Entities with respect to any Anti-Corruption Law is pending or, to the Knowledge of the Company or NEP, threatened; and (c) the Company Entities and, to the Knowledge of the Company or NEP, their Affiliates have conducted their businesses in compliance with Anti-Corruption Laws in all material respects and have instituted and maintain policies and procedures reasonably designed to ensure, continued compliance therewith by the Company Entities in all material respects.

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Section 3.20    Money Laundering Laws. The operations of each of the Company Entities are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any Governmental Authority involving the Company Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company or NEP, threatened.
Section 3.21    Sanctions. None of the Company Entities or, to the Knowledge of the Company or NEP, any Associated Person of any Company Entity is a Sanctioned Person nor transacting any business with or for the benefit of any Sanctioned Person. The Company Entities do not intend to directly or, to the Company’s Knowledge, indirectly use the proceeds of the sale of the Purchased Units to fund, in violation of applicable Sanctions, any business with a Sanctioned Person or in a Sanctioned Country. No action, suit, or proceeding by or before any Governmental Authority involving the Company Entities with respect to any applicable Sanctions is pending or, to the Knowledge of the Company or NEP, threatened.
Section 3.22    Tax. All material Tax Returns required to be filed by, or with respect to, the Company have been timely filed (taking into account extensions). All such Tax Returns were prepared in accordance with applicable Law in all material respects and are true, correct and complete in all material respects. All material Taxes due and payable by, or with respect to, the Company (whether or not shown on such Tax Returns) have been timely paid or have been adequately reserved in accordance with GAAP. The Company is and has been since its formation a disregarded entity for U.S. federal income tax purposes, and each of the Company’s direct or indirect Subsidiaries is and has been since its formation either a disregarded entity or a partnership for U.S. federal income tax purposes.
Section 3.23    No Other Representations. Except for the representations and warranties expressly set forth in this Article III, none of the Company Entities or any Affiliate or Representative of the Company Entities makes any representation or warranty, whether oral or written, express or implied, statutory or otherwise, with respect to the Company Entities, the Class A Purchased Units or Aggregate Class B Purchased Units, or (except to the extent expressly set forth in the NEER/NEP APA) the Acquired Assets or with respect to any other information provided or made available to the Purchasers in connection with the transactions contemplated by this Agreement, including any information, documents, projections, estimates, budgets, forecasts, or other material made available to the Purchasers or to their respective Representatives in any electronic data room or otherwise in expectation of the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed, and none shall be implied at law or in equity.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASERS
Each of the Purchasers, severally but not jointly, represents and warrants to the Company and NEP, and the Class B Purchasers, severally but not jointly, represents and warrants to the Class A Purchaser, as follows; provided, however, that the representations and warranties set forth in the second sentence of Section 4.01 and in Section 4.06 and Section 4.12 are made solely by the Class B Purchasers:
Section 4.01    Existence. Such Purchaser is duly organized or formed, and is validly existing and in good standing under the Laws of its state of organization or formation, with all necessary power and authority to own its properties and to conduct its business as currently conducted. The Class
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B Purchasers engage in no business other than acquiring, owning, holding, selling, transferring, and financing the Aggregate Class B Purchased Units.
Section 4.02    Authorization; Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby. The execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action on the part of such Purchaser, and no further consent or authorization by or on behalf of such Purchaser is required. Each of the Transaction Documents to which such Purchaser is a party has been or will be, on the Initial Issuance Date or at the Initial Closing, as applicable, duly executed and delivered by such Purchaser, and constitutes, or, when executed and delivered on the Initial Issuance Date or at the Initial Closing, as applicable, will constitute a legal, valid and binding obligation of such Purchaser; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 4.03    No Breach. The execution, delivery and performance of the Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the Organizational Documents of such Purchaser, or (c) violate any Law of any Governmental Authority or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations, or defaults as would not prevent the consummation of the transactions contemplated by such Transaction Documents.
Section 4.04    Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, except for fees or commissions for which none of the Company, the Class A Purchaser, NEP or any of their respective Affiliates shall be responsible.
Section 4.05    Unregistered Securities.
(a)Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and, with respect to each Class B Purchaser, any Issued NEP Non-Voting Units and Conversion Units, as may be applicable. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and, with respect to each Class B Purchaser, the holding of any Issued NEP Non-Voting Units or Conversion Units, as applicable.
(b)Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of each of the
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Company and NEP that have been requested and any materials that have been requested by such Purchaser relating to the offer and sale of the Purchased Units and the issuance of any Issued NEP Non-Voting Units or Conversion Units. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of each of the Company and NEP. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchaser and its Representatives shall modify, amend, or affect such Purchaser’s right (i) to rely on the Company’s or NEP’s, as applicable, representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that its purchase of the Purchased Units involves a high degree of risk. Such Purchaser has sought such accounting, legal, and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.
(c)Residency. Such Purchaser shall cooperate reasonably with the Company or NEP, as applicable, to provide any information necessary for any applicable securities filings in connection with the transactions contemplated by this Agreement or the other Transaction Documents.
(d)Legends.
(i)Issued NEP Non-Voting Units. Such Purchaser understands that any Issued NEP Non-Voting Units will bear a restrictive legend as shall be provided in the NEP Partnership Agreement.
(ii)Conversion Units. Such Purchaser understands that, until such time as any Conversion Units have been sold pursuant to an effective registration statement under the Securities Act, or the Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Units will bear a restrictive legend as provided in the NEP Partnership Agreement.
(e)Purchase Representation. Such Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that none of the Purchased Units, Issued NEP Non-Voting Units, or Conversion Units has been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Company, in issuing the Purchased Units, and NEP in agreeing to issue any Issued NEP Non-Voting Units or Conversion Units, are relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.
(f)Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Units, that no such market is expected to develop and that the
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Purchased Units must be held indefinitely unless and until (i) Issued NEP Non-Voting Units are issued upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, (ii) such Issued NEP Non-Voting Units are converted into Conversion Units, and (iii) such Conversion Units are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and understands the provisions of Rule 144 promulgated under the Securities Act.
(g)Reliance by the Company and NEP. Such Purchaser understands that the Purchased Units (and subsequently, any Issued NEP Non-Voting Units and Conversion Units that may be issued) are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Company and NEP are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units, any Issued NEP Non-Voting Units and any Conversion Units.
Section 4.06    Sufficient Funds.
(a)The Class B Purchasers have delivered to the Company correct and complete copies of (i) the executed Credit Agreement (including the schedules and exhibits thereto, and any related fee letters (subject to customary redaction of fees and flex provisions, but only to the extent relating exclusively to pricing terms by the Financing Parties party thereto) in connection therewith), among the Class B Purchasers and lenders party thereto, pursuant to which the lenders party thereto have severally committed to provide the debt financing set forth therein in an aggregate amount of $550,300,000 at the Initial Closing and the Additional Closing (“Debt Financing”) and (ii) the executed equity commitment letter (the “Equity Commitment Letter,” and the equity financing set forth therein (“Equity Financing,” and together with the Debt Financing, the “Financing”)) from the Sponsor to provide Equity Financing of at least $287,705,954.39 at the Initial Closing and the Additional Closing. The Equity Commitment Letter provides that each of the Company and NEP is a third party beneficiary thereof.
(b)As of the Execution Date, (i) each of the Credit Agreement and the Equity Commitment Letter is in full force and effect and has not been amended or modified in any respect and (ii) the respective commitments contained in the Credit Agreement and the Equity Commitment Letter have not been withdrawn, modified, reduced, or rescinded in any respect. As of the Execution Date, each of the Credit Agreement and the Equity Commitment Letter constitutes a valid, binding, and enforceable obligation of the Class B Purchasers, and, to the Knowledge of the Class B Purchasers, the Credit Agreement constitutes a valid, binding, and enforceable obligation of the applicable Financing Parties and the Equity Commitment Letter constitutes a valid, binding, and enforceable obligation of the Sponsor to provide the Financing contemplated thereby, subject, in each case, only to the satisfaction or waiver of the conditions set forth therein in accordance with the terms thereof, except, in each case, as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity). Each of the Credit Agreement and the Equity Commitment Letter constitutes the entire agreement between the parties thereto related to the Financings contemplated thereby, and there are no side letters, other agreements, or other arrangements that would permit the applicable parties to the Credit Agreement or the Equity Commitment Letter to reduce the amount of the Financing or that would otherwise affect the
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availability of the Financing on the Initial Closing Date or Additional Closing Date. As of the Execution Date, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute a default or breach on the part of the Class B Purchasers under the Credit Agreement or the Equity Commitment Letter or, to the Knowledge of the Class B Purchasers, any other party to the Credit Agreement or the Equity Commitment Letter, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Credit Agreement or the Equity Commitment Letter, or (C) otherwise result in any portion of the Financing not being available. The Class B Purchasers have fully paid any and all commitment fees or other fees required by the Credit Agreement and the Equity Commitment Letter, any related fee letter, and any other document entered into in connection with, or related thereto, to be paid on or before the Execution Date.
(c)The aggregate proceeds from the Financing, assuming such proceeds are funded in accordance with the terms of the Equity Commitment Letter and the Credit Agreement, constitute all of the financing required by the Class B Purchasers to consummate the transactions, and satisfy their obligations, contemplated by this Agreement, including the payment of the Initial Aggregate Class B Purchase Price at the Initial Closing and the Additional Aggregate Class B Purchase Price at the Additional Closing, and payment of all fees and expenses of the Class B Purchasers due and payable in connection with the Initial Closing and the Additional Closing. The Credit Agreement contains all of the conditions precedent to the obligations of the Financing Parties thereunder to make the Debt Financing contemplated thereby available to Class B Purchasers at or prior to the Initial Closing and the Additional Closing, there are no other conditions precedent to such funding, and the Class B Purchasers do not know of any facts or circumstances that could reasonably be expected to result in the failure of any of the conditions set forth in the Credit Agreement to be satisfied at the Initial Closing and the Additional Closing. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the Sponsor to make the Equity Financing available to Class B Purchasers at or prior to the Initial Closing and the Additional Closing, there are no other conditions precedent to such funding, and the Class B Purchasers do not know of any facts or circumstances that could reasonably be expected to result in the failure of any of the conditions set forth in the Equity Commitment Letter to be satisfied at the Initial Closing and the Additional Closing.
Section 4.07    No Side Agreements. There are no binding agreements by, among, or between the Company or any of its Affiliates, on the one hand, and such Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby, in each case, other than the Company LLC Agreement, the Transaction Documents, the Termination Fee ECL, the Equity Commitment Letter and, in each case, the agreements and instruments contemplated thereby.
Section 4.08    Anti-Corruption. Such Purchaser, and, to the Knowledge of such Purchaser, any Associated Person of such Purchaser has taken any action, directly or indirectly, in violation of any Anti-Corruption Law; (b) no action, suit, or proceeding by or before any Governmental Authority involving such Purchaser with respect to any Anti-Corruption Law is pending or, to the Knowledge of such Purchaser, threatened; and (c) such Purchaser and, to the Knowledge of such Purchaser, its Affiliates have conducted their businesses in compliance with Anti-Corruption Laws in all material respects and have instituted and maintain policies and procedures reasonably designed to ensure, continued compliance therewith by such Purchaser in all material respects.
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Section 4.09    Money-Laundering Laws. The operations of such Purchaser are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any Governmental Authority involving such Purchaser with respect to the Money Laundering Laws is pending or, to the Knowledge of such Purchaser, threatened.
Section 4.10    Sanctions. Such Purchaser and, to the Knowledge of such Purchaser, any Associated Person of such Purchaser is not a Sanctioned Person nor transacting any business with or for the benefit of any Sanctioned Person. No action, suit, or proceeding by or before any Governmental Authority involving such Purchaser with respect to any applicable Sanctions is pending or, to the Knowledge of such Purchaser, threatened.
Section 4.11    Acknowledgements by the Purchasers.
(a)Other than the representations and warranties expressly set forth in the NEER/NEP APA, the representations and warranties of the Company and NEP expressly and specifically set forth in Article III constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind of the Company, NEP, and their respective Affiliates and Representatives in connection with the transactions contemplated by this Agreement, and none of the Company, NEP, or any of their respective Affiliates or Representatives has made, and such Purchaser has not relied on, any other representations, warranties, or statements (including by omission) of any kind or nature, whether oral or written, express or implied, statutory or otherwise, as to any matter concerning the Company Entities or their respective Affiliates or Representatives, the Purchased Units, the Acquired Assets, the accuracy or completeness of any information provided to (or otherwise obtained by) such Purchaser or its Affiliates or Representatives or in connection with the transactions contemplated by this Agreement.
(b) Such Purchaser is an informed and sophisticated purchaser and has engaged expert advisors, experienced in the evaluation and purchase of securities such as the Purchased Units as contemplated hereunder; (ii) such Purchaser has conducted, to its satisfaction, and to its Representatives’ satisfaction, its own full and complete independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Acquired Assets to be acquired by the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, such Purchaser has relied solely on the results of its own independent review and analysis and the representations and warranties of the Company and NEP expressly and specifically set forth in Article III, and such Purchaser has not relied on any other representations, warranties, or statements (including by omission) of any kind of the Company, NEP, or their respective Affiliates or Representatives; (iii) NEP and the Company have given such Purchaser and its Representatives complete and open access to the books and records, key employees, documents, facilities, equipment, Contracts and other information relating to the Purchased Units and the Acquired Assets to be acquired by the Company and have provided all materials relating to the acquisition of the Purchased Units and the Acquired Assets that such Purchaser and its Representatives have requested, and such Purchaser and its Representatives have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company or NEP, or to otherwise evaluate the merits of the transactions contemplated under this Agreement; (iv) such Purchaser and its Representatives have reviewed
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all of the documents, records, reports, and other materials made available by (or on behalf of) NEP and the Company in any electronic data room or otherwise and are familiar with the content thereof; and (v) NEP and the Company have answered, to the satisfaction of such Purchaser, all inquiries that such Purchaser or its Representatives have made concerning the Purchased Units, the Acquired Assets, or otherwise relating to the transactions contemplated under this Agreement.
Section 4.12    Tax. Such Purchaser’s (and its direct and indirect members’) ownership of a Membership Interest will not cause any portion of the Company’s or any of its Subsidiaries’ assets to be, and such Purchaser will not take any action (or permit any action to be taken) (other than any action contemplated by Section 7.02, 7.03, or 7.04 of the A&R LLC Agreement) that would cause any portion of the Company’s direct or indirectly held assets to become, treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code (including by reason of any Blocker being treated as or becoming at any time a “tax-exempt controlled entity” (within the meaning of Section 168(h)(6)(F) of the Code) or pursuant to a transfer of an interest in such Purchaser or a direct or indirect owner of such Purchaser).
Section 4.13    Regulatory Status. Such Purchaser is managed exclusively by a managing member or general partner that is not a “foreign person” as defined at 31 C.F.R. § 800.224, and such Purchaser meets all other requirements set forth at 31 C.F.R. § 800.307 for U.S.-managed investment funds.
Section 4.14    No Other Representations. Except for the representations and warranties contained in this Article IV, such Purchaser makes no representation or warranty whether oral or written, express or implied, statutory or otherwise with respect to such Purchaser or with respect to any other information provided or made available to NEP or the Company in connection with the transactions contemplated hereby, including any information, documents, projections, estimates, budgets, forecasts, or other material made available to NEP or the Company or their respective Representatives in expectation of the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed, and none shall be implied at law or in equity.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business.
(a)During the Interim Period, except (i) as permitted or required by the terms of this Agreement or the Transaction Documents, including, without limitation, the contribution by the Class A Purchaser of the Acquired Assets, the Initial Issuance and the Initial Class B Units Sale, (ii) subject to Section 5.01(a)(ii)(4), as required or contemplated by, or reasonably necessary to perform or consummate, the Tax Equity Financing or as required or contemplated by, or reasonably necessary to perform or comply with, its obligations in the Project Financing Documents, (iii) as reasonably necessary or appropriate in connection with seeking and obtaining all Governmental Authorizations, Permits, Consents and amendments to Contracts in connection with the transactions contemplated by this Agreement and the other Transaction Documents, (iv) for the repayment of any Debt for Borrowed Money of the Company or its Subsidiaries, (v) subject to Section 5.01(a)(iii)(1), as necessary or appropriate in order to (a) comply with the Organizational Documents of NEP, the Company and their
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respective Subsidiaries and (b) enter into, perform and comply with the Star Moon Holdings A&R LLC Agreement, (vi) for Loss Reduction Activity, (vii) as set forth in Section 5.01 of the Disclosure Letter, (viii) as required by applicable Laws, and (ix) for actions taken with the prior written consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)):
(i)NEP will use commercially reasonable efforts to conduct its business in the ordinary course of business, preserve intact its existence and business organization, Permits, goodwill, and present business relationships with all material customers, suppliers, licensors, distributors, and others having significant business relationships with NEP, to the extent NEP believes in its sole discretion that such relationships are and continue to be beneficial to NEP and its businesses; provided, however, that during such period, NEP shall, as promptly as practicable, provide written notice to the Purchasers regarding any material adverse developments in respect of the foregoing;
(ii)the Company will conduct their respective Project Activities in the ordinary course of business; and
(iii)neither the Company nor NEP nor their respective Subsidiaries shall:
(1)take any actions (including any action or determination with respect to the NEER/NEP APA or the Acquired Companies or the Acquired Assets) that would be prohibited following the Initial Closing by Section 6.03 or Section 6.04 of the A&R LLC Agreement, in accordance with the standards of conduct set forth therein, without the requisite consent of the Class B Member Representative in accordance with the terms thereof;
(2)make, or permit to be made, with respect to the Company, any election under Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax Law) to be classified as a corporation; or
(3)enter into, amend or otherwise modify any Project Financing Documents with respect to any Tax Equity Financing on terms that would (A) reduce the amount of Projected Class B Cash Flow during any Quarter (as compared to the amount of Projected Class B Cash Flow set forth in the Execution Date Portfolio Project Model), (B) modify the economic terms of the Tax Equity Financing, including any terms relating to allocations of income or distributions of cash, in a manner materially adverse to the Acquired Companies (as compared to the economic terms of the Base Project Financing Documents), or (C) amend or modify provisions relating to credit support, including guarantees or indemnification rights, in any manner that is material and adverse to the Acquired Companies (as compared to the similar terms of the Base Project Financing Documents), except to the extent that the Acquired Companies’ obligations under such credit support, guarantees or indemnification provisions are
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supported by a guaranty or other credit support obligation of a Parent Guarantor; provided, however, that the restrictions set forth in this Section 5.01(a)(iii)(3) shall not apply to the extent that the terms of such Project Financing Documents entered into after the Execution Date shall constitute a Tax Equity Financing Change for purposes of updates to the Portfolio Project Model pursuant to Section 2.16.
(b)During the Interim Period, neither the Company nor NEP will modify, amend, or waive in any material respect any provision of the Company LLC Agreement (other than adoption of the A&R LLC Agreement on the Initial Issuance Date) or the NEP Partnership Agreement that is, in the case of the NEP Partnership Agreement, material to (i) the rights of the Company or NEP, as applicable, or (ii) the rights of the Purchasers, in their capacity as purchasers of the applicable Purchased Units, in each case, without the prior written consent of (A) the Class A Purchaser and (B) the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)).
Section 5.02    Listing of Units. Prior to the Initial Closing, NEP will use its commercially reasonable efforts to obtain approval for listing the Conversion Units on the NYSE, subject to notice of issuance of Conversion Units at the appropriate time.
Section 5.03    Cooperation; Further Assurances. Each of the Company, NEP and the Purchasers shall use its respective commercially reasonable efforts to obtain all approvals and consents (including any Governmental Authorizations) required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Company, NEP, and the Purchasers agrees to execute and deliver all such documents and instruments, including in respect of any required execution of, or consenting to, applications or submissions in connection therewith, including any inquiries from staff, to take all commercially reasonable action and to do all other commercially reasonable things it determines to be necessary, proper, or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement or any of the Transaction Documents.
Section 5.04    Class B Purchaser Financing.
(a)The Class B Purchasers shall use their reasonable best efforts to take, and cause to be taken, all actions and to do, and to cause to be done, all things necessary, proper, or advisable to arrange, consummate and obtain (i) the Equity Financing on the terms and conditions described in the Equity Commitment Letter and (ii) the Debt Financing on the terms and conditions described in the Credit Agreement, in each case, on the Initial Closing Date and, if applicable, the Additional Closing Date (in an amount, on the Additional Closing Date, sufficient to pay the Additional Aggregate Class B Purchase Price), including (A) using reasonable best efforts to comply with and maintain in full force and effect the Equity Commitment Letter and the Credit Agreement, (B) using reasonable best efforts to timely negotiate and enter into any additional definitive agreements with respect to the Debt Financing on terms and conditions contemplated by the Credit Agreement (any such agreements, collectively with the Credit Agreement, the “Financing Definitive Agreements”), (C) satisfying or causing to be waived on a timely basis (and, in any event, at or prior to Initial Closing) all conditions to funding the Financing in such Equity Commitment Letter and the Financing
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Definitive Agreements that are within their, and as to each Class B Purchaser, its, control, (D) using reasonable best efforts to consummate the Financing at or prior to the Initial Closing, (E) enforcing their rights under the Equity Commitment Letter and the Credit Agreement, (F) if the conditions set forth in Section 2.05 and Section 2.06 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Initial Closing, but subject to the satisfaction or waiver of such conditions at the Initial Closing), consummating the Financing at the Initial Closing and (G) in the event there is an Additional Closing, (I) complying with all covenants under the Credit Agreement to maintain such agreement in full force and effect and (II) satisfying all other obligations thereunder, including satisfying or causing to be waived on a timely basis (and, in any event, on or prior to the Additional Closing) all conditions to funding, to ensure the Financing is available on the Additional Closing Date to pay the Additional Aggregate Class B Purchase Price and payment of all fees and expenses of the Class B Purchasers due and payable at the Additional Closing. The Class B Purchasers shall not amend, restate, amend and restate, replace, supplement, or otherwise modify or waive any of their rights under the Equity Commitment Letter or any Financing Definitive Agreement or substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative financing sources; provided that the Class B Purchasers may amend, restate, amend and restate, supplement, or otherwise modify or waive any of their rights under, the Financing Definitive Agreements, so long as any such amendment, restatements, amendment and restatement, replacement, supplement, or other modification to or waiver of any provisions of such Financing Definitive Agreements shall not (i) permit the syndication of the Debt Financing to parties that are not commercial banks and their Affiliates or a Class B Purchaser or Affiliates of the Class B Purchasers, (ii) expand upon the conditions precedent to the funding on the Initial Closing Date or the Additional Closing Date of the Debt Financing as set forth in the Credit Agreement on the Execution Date or otherwise modify the Financing Definitive Agreements in a manner that would, or would reasonably be likely to, prevent, impede, or delay the Initial Closing or the Additional Closing, including in respect of the availability of the Debt Financing, or by releasing or consenting to the termination of any Financing Definitive Agreement prior to the first to occur of the Initial Closing or the Additional Closing and the expiration of the Credit Agreement in accordance with its terms, (iii) reduce the amount of the Debt Financing or reduce the Financing Parties’ commitments under the Credit Agreement (other than as a result of an assignment of a Financing Parties’ commitment to another Financing Party) unless such reduced amount, when combined with the Equity Financing (including any increase thereto) is sufficient to satisfy the Class B Purchasers’ obligations, contemplated by this Agreement, including the payment of the Initial Aggregate Class B Purchase Price at the Initial Closing and the Additional Aggregate Class B Purchase Price at the Additional Closing and payment of all fees and expenses of the Class B Purchasers due and payable at the Initial Closing and the Additional Closing, or (iv) affect the ability of the Class B Purchasers to enforce their rights against the Financing Parties or the Sponsor under the Credit Agreement or the Equity Commitment Letter, respectively.
(b)Prior to the Initial Closing, the Company and NEP shall, and shall use their reasonable best efforts to cause each of the Company’s and NEP’s respective officers, directors, managers, employees, advisors, third party consultants, and engineers and the Company’s Subsidiaries to, cooperate, in all cases at the Class B Purchasers’ sole cost and expense upon reasonable advance notice by the Class B Purchasers in connection with the Class B Purchasers’ efforts to arrange, consummate, and obtain the Debt Financing (collectively the “Financing Arrangements”) (provided that such requested cooperation does not unreasonably
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interfere with the ongoing operations of NEP, the Company or any of the Company’s Subsidiaries), including (i) participating and causing appropriate senior management personnel of NEP or the Company to participate in meetings and telephone calls with a reasonable number of prospective lenders under the Debt Financing in connection with the syndication thereof upon reasonable notice and at a time and location to be mutually agreed, (ii) reasonably cooperating with the due diligence efforts of the lenders that are parties to the Credit Agreement, as such due diligence relates to the Company, its Subsidiaries, the Acquired Assets, or NEP; (iii) obtaining the consents and authorizations of accountants and consultants for use of their reports in any materials related to the Debt Financing; (iv) reasonably cooperating in the preparation of any appropriate and customary offering memorandum, bank book, or similar documents used in connection with the syndication and marketing of the Financing Arrangements (including the delivery of customary authorizations and representation letters for any offering memorandum or bank book); (v) having the Company acknowledge the pledge of the applicable Class B Units and by facilitating the Financing Parties’ perfecting any security interest therein; provided that no such action shall be effective until the Initial Closing or the Additional Closing, as applicable, and (vi) providing all documentation and other information about the Company as is reasonably requested by the Class B Purchaser Representative, which is required with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and that is required under the Credit Agreement; provided that neither the Company nor NEP (nor any of their respective Affiliates, directors, officers, managers, managing members, or general partners) shall be required to (A) execute any documents, including any Financing Definitive Agreements, in connection with the Financing, (B) consent to or approve the terms of the Financing Arrangements or any Financing Definitive Agreements, or adopt any resolutions with respect thereto, (C) take any action that would or would reasonably be expected to cause the Company or NEP or any of their respective Affiliates, directors, managers, managing members, officers, employees or other representatives to incur any personal liability, (D) be required to deliver any legal opinions or accountants’ cold comfort letters or reliance letters, (E) be required to provide any information or other document to the extent (y) the provision thereof would or would reasonably be expected to violate a confidentiality or other agreement with a third party, violate its Organizational Documents or any Law, rule, regulation, court order, or other legal restriction, or result in a loss of attorney-client privilege or other privilege or (z) such information or document constitutes attorney work product, (F) be required to (y) pay any commitment or other fee or (z) incur any expense or liability in connection with compliance with this Section 5.04, (G) have or incur any liability or any obligation under the Equity Commitment Letter or any Financing Definitive Agreement (or alternative financing that the Class B Purchasers may raise in connection with the transactions contemplated by this Agreement), (H) be required to incur any other liability or obligation in connection with the Financing (or any alternative financing that the Class B Purchasers may raise in connection with the transactions contemplated by this Agreement in accordance with clause (e) below), or (I) be required to take any action that would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or NEP is a party.
(c)If reasonably requested by the Class B Purchasers or any of their Affiliates, following the Initial Closing and the exercise of the Call Option, the Company and NEP will provide the following cooperation: (i) in connection with such Class B Purchasers’ entering into any Qualifying Financing, providing such cooperation and assistance as such Class B Purchasers or Affiliates thereof may reasonably request (including, without limitation, (A)
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entering into one or more “issuer agreements” following the Execution Date, in form and substance mutually agreed upon by NEP, the Class B Purchasers and the lenders party thereto, solely to the extent required in connection with (1) a refinancing of the Qualifying Financing by the Class B Purchasers, (2) alternative financing to fund the payment of the Additional Aggregate Class B Purchase Price, as contemplated by Section 5.04(e), or (3) additional or substitute financing in connection with any exercise of the Call Option, Class B COC Option, or NEP Change of Control Option in order to permit the Class B Purchasers to repay in full the amount of Indebtedness secured by pledges of the Class B Units to be acquired pursuant to the exercise of such Call Option, NEP Change of Control Option, or Class B COC Option, as contemplated by Section 7.02, Section 7.03, or Section 7.04 of the A&R LLC Agreement, as applicable, and (B) permitting (x) the Class B Purchasers to transfer, assign, and contribute to its Affiliates any NEP Non-Voting Units or the right to receive any such NEP Non-Voting Units in accordance with the NEP Partnership Agreement and the A&R LLC Agreement, (y) the parties to any Qualifying Financing to make any reasonable and necessary amendments to the Credit Agreement prior to a draw of any Qualifying Financing, including amendments necessary for the lenders to perfect first priority security interests in any pledged NEP Non-Voting Units or NEP Common Units received upon conversion, and (z) the Class B Purchaser to assign to its Affiliates its rights under the Registration Rights Agreement in accordance with the terms thereof), (ii) using commercially reasonable efforts to enable the deposit of the pledged NEP Non-Voting Units in book-entry form on the books of The Depository Trust Company, when eligible to do so, and (iii) if so requested by such lender or counterparty, as applicable, re-registering the pledged NEP Non-Voting Units in the name of the relevant lender, counterparty, custodian or similar party to any Qualifying Financing, as securities intermediary and as record owner and only to the extent such Purchaser or its Affiliates continues to beneficially own such pledged NEP Non-Voting Units.
(d)The Company and NEP hereby consent to the use of the Company’s and NEP’s logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage NEP or the Company or the reputation or goodwill of NEP or the Company.
(e)If all or any portion of the Debt Financing becomes unavailable on the terms (which terms include any applicable “flex” rights) and conditions contemplated in the Credit Agreement, the Class B Purchasers shall (i) immediately notify the Company and NEP of such unavailability and the reasons thereof, and (ii) use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, (y) alternative financing for any such portion from the same or alternative sources on terms and conditions that are not materially less favorable in the aggregate to the Class B Purchasers than the financing contemplated by the Credit Agreement and (z) one or more new Financing Definitive Agreements with respect to such alternative financing. The proceeds from any alternative financing shall be sufficient to pay, when added with the Equity Financing, the entire amount of the (A) Initial Aggregate Class B Purchase Price on the Initial Closing Date and all related fees and expenses of the Class B Purchasers due and payable at the Initial Closing; and (B) Additional Aggregate Class B Purchase Price on the Additional Closing Date and all related fees and expenses of the Class B Purchasers due and payable at the Additional Closing. The Class B Purchasers shall promptly provide the Company and NEP with a copy of any new Financing Definitive Agreement and any related fee letter in connection therewith. If any new Financing Definitive Agreement is obtained, (A) any reference in this Agreement to the “Financing” or the “Debt Financing” shall
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mean the debt financing contemplated by any such new Financing Definitive Agreement, (B) any reference in this Agreement to “Credit Agreement” or “Financing Definitive Agreement” shall be deemed to refer to such new Credit Agreement, and (C) any reference in this Agreement to the “Financing Parties” shall be deemed to include the lender parties to any such new Credit Agreement.
(f)The Class B Purchasers shall (i) keep the Company and NEP informed on a reasonably current basis in reasonable detail of all material activity concerning the Financing (including the status of its efforts to obtain the Financing or any alternative financing pursuant to Section 5.04(e)) and (ii) promptly provide the Company and NEP with copies of all executed amendments, modifications, or replacements of any Financing Definitive Agreement (it being understood that any amendments, modifications, or replacements shall only be as permitted herein), all Financing Definitive Agreements entered into after the Execution Date, and such other information and documentation available to the Class B Purchasers as shall be reasonably requested by the Company or NEP for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, each Class B Purchaser shall promptly notify the Company and NEP (A) of any breach or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default) by any party to the Financing Definitive Agreements of which such Class B Purchaser becomes aware which could reasonably be expected to affect the conditionality, timing, availability or quantum of the Debt Financing, (B) of the receipt by such Class B Purchaser of any written notice or other written communication from any Financing Party or the Sponsor with respect to any breach (or threatened breach) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation, in each case by any party to the Equity Commitment Letter or any Financing Definitive Agreements, and (C) if for any reason such Class B Purchaser at any time believes it will not be able to obtain all or any portion of the Financing to be obtained by any Class B Purchaser on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any Financing Definitive Agreements related to the Financing.
Section 5.05    NEER/NEP APA; Interim Operations.
(a)Neither the Company nor the Class A Purchaser will (i) terminate the NEER/NEP APA without the prior written consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)) unless, at the time of such termination, the Company or the Class A Purchaser has the right to terminate this Agreement pursuant to Section 7.01(a) or (ii) modify, amend, or waive (including the waiver of any conditions) in any material respect, or provide any consent under, any provision of the NEER/NEP APA that is material to (A) the rights of the Company or the Class A Purchaser or (B) the rights of the Class B Purchasers, in their capacity as Class B Purchasers, in each case, without the prior written consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)).
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(b)The Class A Purchaser shall be (i) solely responsible for payment of the positive amount of (A) any Post-Closing Working Capital Adjustment Payment and (B) any Post-Closing Purchase Price Adjustment Payment (as such term is defined and used in the NEER/NEP APA) and (ii) shall be exclusively entitled to receive any payments from Sellco II under the NEER/NEP APA for the negative amount of any Post-Closing Working Capital Adjustment Payment or Post-Closing Purchase Price Adjustment Payment. In the event that the Company receives any payments from Sellco II in connection with any Post-Closing Working Capital Adjustment Payment or Post-Closing Purchase Price Adjustment Payment, the Company shall hold such amounts for and on behalf of the Class A Purchaser and shall promptly pay over all such amounts to the Class A Purchaser.
(c)The Company and the Class A Purchaser shall promptly provide the Class B Purchaser with a copy of any notice given or received under the NEER/NEP APA and shall promptly provide notice when the Company or the Class A Purchaser, as applicable, becomes aware of any breach of the NEER/NEP APA.
(d)NEP shall cause the Class A Purchaser and NEP Acquisitions to enter into the Assignment of NEER/NEP APA Annex prior to the Initial Closing and shall use reasonable best efforts to take, and cause to be taken, all actions and do, and cause to be done, all things necessary, proper, or advisable to maintain in effect the Assignment of NEER/NEP APA Annex through the Initial Closing.
(e)The Class A Purchaser shall deliver to the Class B Purchaser Representative notice of (i) the amount of the Estimated Working Capital (as defined in the NEER/NEP APA) and the calculation thereof prior to the Initial Closing Date, and (ii) the amount of the Post-Closing Working Capital Adjustment Payment (as defined in the NEER/NEP APA) and the calculation thereof prior to the Additional Closing Date.
Section 5.06    Change of Control. In the event that a Change of Control of NEP occurs or Persons enter into definitive agreements for a transaction that upon consummation would constitute a Change of Control of NEP (a) prior to the Initial Closing, each Purchaser shall have the right, until the earlier of thirty (30) days thereafter or the Initial Closing, to elect by written notice to the Company to be released from its obligation to consummate its purchase of Purchased Units, and upon delivery of such notice such Purchaser shall be relieved from its obligations hereunder and (b) following the Initial Closing and prior to the Additional Closing, then each Class B Purchaser shall have the right, until the earlier of thirty (30) days thereafter or the Additional Closing, to elect by written notice to the Company to be released from its obligation to consummate its purchase of Additional Individual Class B Purchased Units, and upon delivery of such notice such Class B Purchaser shall be relieved from its obligations hereunder to consummate the Additional Closing and purchase such Additional Individual Class B Purchased Units (but, for the avoidance of doubt, none of such Class B Purchaser’s other obligations under this Agreement shall be relieved).
Section 5.07    Updating. Each of the Company, NEP and the Class A Purchaser may from time to time notify the Class B Purchaser Representative of any changes or additions to the Disclosure Letter to reflect subsequent developments after the Execution Date or that may otherwise be necessary to correct any matter that would otherwise constitute a breach of any representation or warranty of the Company, NEP or the Class A Purchaser in Article III or Article IV. No such updates made pursuant to this Section 5.07 shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement for purposes of Section 2.04(b)(i), Section 2.10(a), Article VI or
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otherwise unless the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto) or a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section IV of Schedule A hereto), as applicable) agrees thereto in writing; provided, however, that, in each case, if (i) the matter or matters giving rise to any such change or addition to the Disclosure Letter would, individually or collectively, cause the failure of one or more conditions set forth in Section 2.03 or Section 2.04(b), with respect to the Initial Closing, or in Section 2.09 or Section 2.10 with respect to the Additional Closing, as applicable, and (ii) the Initial Closing or Additional Closing shall occur, as applicable, as a result of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto) or a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section IV of Schedule A hereto), as applicable) waiving such conditions, then, notwithstanding anything to the contrary in this Agreement (including Article VI), no such matters disclosed by the Company, NEP or the Class A Purchaser, as applicable prior to such closing that might constitute breaches of one or more representations or warranties of the Company, NEP or the Class A Purchaser in Article III or Article IV as of the Execution Date or as of the Initial Closing Date or the Additional Closing Date, as applicable, shall be the basis for any indemnifiable claim by the Class B Purchasers or any Class B Purchaser Related Party against the Company, NEP or the Class A Purchaser, including any claim pursuant to Article VI, other than to the extent such indemnifiable claim arises out of a Third-Party Claim.
Section 5.08    Delayed Assets.
(a)To the extent that any Project shall not have achieved Commercial Operation or if the Tax Equity Financing with respect to any Project shall not have been consummated prior to the Initial Closing (other than with respect to Tax Equity Paygo Payments), then (i) the Class A Purchaser shall provide the Class B Purchaser Representative with written notice thereof at least five (5) Business Days prior to the Initial Closing Date, and (ii) upon delivery of such notice, (x) such Project shall be deemed to be a Delayed Project, the Equity Interests in the applicable Project Company shall be deemed to constitute Delayed Assets, and the applicable Project Company shall be deemed to be a Delayed Project Company, and (y) the Initial Updated Portfolio Project Model shall be adjusted, based on the Pre-Closing Model Input Updates, pursuant to Section 2.16 to reflect any change in the date on which any Delayed Project is expected to achieve Commercial Operation, from the date on which such Commercial Operation was estimated to be achieved, as set forth in the Execution Date Portfolio Project Model.
(b)At any time prior to the earlier of (i) the Delayed Asset Outside Date and (ii) the Additional Closing Date, promptly (and in any event within five (5) Business Days) following the date on which a Delayed Project has achieved Commercial Operation and the Tax Equity Financing with respect to such Delayed Project has been consummated (with respect to such Delayed Assets, the “Delayed Asset Closing”), the Class A Purchaser shall deliver to the Class B Purchaser Representative notice thereof and, in connection with the Class A Purchaser’s preparation and delivery of the Initial Additional Closing Portfolio Project Model pursuant to Section 2.16(c), the Initial Additional Closing Portfolio Project Model shall be adjusted, based on the Post-Closing Model Input Updates, to reflect any change in the date on
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which such Delayed Project actually achieved Commercial Operation (the date on which the Delayed Asset Closing actually occurs with respect to a Delayed Project and the related Delayed Assets, its “Delayed Asset Closing Date”), from the date on which such Commercial Operation was estimated to occur in the Initial Closing Portfolio Project Model.
(c)If a Delayed Asset Closing for any Delayed Project shall not have occurred on or prior to the earlier of (i) the Delayed Asset Outside Date and (ii) the Additional Closing Date (each such Delayed Project, a “Returned Project”), then (A) the Class A Purchaser and the Company shall take all action necessary to cause all right, title and interest in and to the Delayed Assets with respect to a Delayed Project Company that owns such Returned Project shall be returned and transferred by the applicable Acquired Company to Sellco II or to an Affiliate of Sellco II designated by Sellco II to the extent permitted under the applicable Project Financing Documents, (B) such Returned Project shall be permanently excluded from the portfolio of the Projects that are the subject of the acquisition hereunder, and (C) the Initial Additional Closing Portfolio Project Model shall be adjusted to reflect the Delayed Asset Return Changes pursuant to Section 2.16(c). The Parties may extend the Delayed Asset Outside Date by mutual written consent of the Company, NEP, the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto).
Section 5.09    Credit Support Matters. The Parties shall comply with their respective obligations set forth on Schedule K.
ARTICLE VI
INDEMNIFICATION
Section 6.01    Indemnification by the Class A Purchaser and NEP.
(a)(i) From and after consummation of the Initial Class B Units Sale, each of the Class A Purchaser and NEP agrees, jointly and not severally, to indemnify each Class B Purchaser and its Affiliates, partners, members, stockholders, and Representatives, and any Affiliate, member, partner, stockholder, or Representative of any of the foregoing (collectively, “Class B Purchaser Related Parties”), (ii) from and after the consummation of the Initial Issuance, NEP agrees to indemnify the Class A Purchaser and its Affiliates, partners, members, stockholders, and Representatives, and any Affiliate, member, partner, stockholder, or Representative of any of the foregoing (collectively, “Class A Purchaser Related Parties” and, together with the Class B Purchaser Related Parties, the “Purchaser Related Parties”), and (iii) solely with respect to clause (C) below, NEP agrees to indemnify (x) the Company and the Class A Purchaser Related Parties, from and after consummation of the Initial Issuance, and (y) the Class B Purchaser Related Parties, from and after consummation of the Initial Closing, in each case, from Losses of any kind or nature whatsoever, and to hold each of the applicable Persons harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, to pay or reimburse each such applicable Person for all Losses of any kind or nature whatsoever, whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (A) with respect to NEP’s or the Class A Purchaser’s obligation to indemnify pursuant to clause (i) above, (1) the failure of any of the representations or warranties
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contained herein with respect to NEP (with respect to NEP’s obligation to indemnify) or the Class A Purchaser (with respect to the Class A Purchaser’s obligation to indemnify), to be true and correct in all material respects (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct in all respects), (2) the failure of any of the representations and warranties with respect to the Company or any Subsidiary of the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.11, Section 3.13, Section 3.14, or Section 3.22, or those representations and warranties that are qualified by materiality or Material Adverse Effect, in each case, to be true and correct in all respects and (3) the failure of any of the representations or warranties contained herein with respect to the Company or any Subsidiary of the Company (other than those described in the preceding clause (2)) to be true and correct in all material respects, in each case of clauses (1), (2) and (3), when made and as of the Initial Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct as of such date only), (B) (1) with respect to NEP’s obligation to indemnify, the breach of any covenant of NEP contained herein, (2) with respect to the Class A Purchaser’s obligation to indemnify, the breach of any covenant of the Class A Purchaser contained herein or (3) with respect to NEP’s and the Class A Purchaser’s obligation to indemnify, the breach of any covenant of the Company or a Subsidiary of the Company contained herein, or (C) any actions, suits, claims, investigations, orders, injunctions or proceedings by or on behalf of the unitholders of NEP in connection with the Company’s acquisition of the Acquired Assets, the NEER/NEP APA, or the transactions contemplated by this Agreement; provided that, in the case of clause (A), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; provided, further, that, for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party or the Company, as applicable, shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Company or NEP, as applicable, shall constitute the date upon which such claim has been made; and provided, further, that (i) the aggregate liability of NEP to the Class A Purchaser pursuant to clauses (A) and (B) of this Section 6.01(a) shall not be greater in amount than the sum of (A) the Class A Purchase Price and (B) the excess of (I) the Class B Purchase Price over (II) the aggregate amount of the Initial Aggregate Class B Purchase Price and the Additional Aggregate Class B Purchase Price actually paid by the Class B Purchasers to the Class A Purchaser at the Initial Closing and Additional Closing, (ii) the aggregate liability of the Class A Purchaser and NEP to each Class B Purchaser pursuant to clauses (A) and (B) of this Section 6.01(a) shall not be greater in amount than the sum of such Class B Purchaser’s Initial Individual Class B Purchase Price and Additional Individual Class B Purchase Price actually paid by such Class B Purchaser to the Class A Purchaser at the Initial Closing and the Additional Closing, and (iii) the aggregate liability of the Class A Purchaser and NEP to all Class B Purchasers pursuant to clauses (A) and (B) of this Section 6.01(a) shall not exceed the sum of the Initial Aggregate Class B Purchase Price and the Additional Aggregate Class B Purchase Price actually paid by the Class B Purchasers to the Class A Purchaser at the Initial Closing and the Additional Closing. The indemnification obligations pursuant to this Section 6.01 shall be limited as follows: (1) NEP and the Class A Purchaser shall be obligated to provide indemnification for (y) with respect to clause (A) of this Section 6.01(a), inaccuracies with respect to those representations and warranties relating to the Company and its Subsidiaries contained herein and (z) with respect to clause (B) of this Section 6.01(a), the breach by the Company and its Subsidiaries of covenants of the Company or Subsidiaries of the Company contained herein; (2) NEP shall be obligated to
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provide indemnification for (y) with respect to clause (A) of this Section 6.01(a), inaccuracies with respect to those representations and warranties relating to NEP contained herein and (z) with respect to clause (B) of this Section 6.01(a), the breach by NEP of any covenant of NEP and (3) the Class A Purchaser shall be obligated to provide indemnification for (y) with respect to clause (A) of this Section 6.01(a), inaccuracies with respect to those representations and warranties relating to the Class A Purchaser contained herein and (z) with respect to clause (B) of this Section 6.01(a), the breach by the Class A Purchaser of any covenant of the Class A Purchaser. No Purchaser Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative, or punitive damages under clauses (i) and (ii) of this Section 6.01(a); provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are in the form of diminution in value (it being understood and agreed that any change in the market price of the Conversion Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any Third-Party Claims.
(b)Each of the Class A Purchaser and NEP agrees that it will indemnify and hold harmless the Class B Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Class A Purchaser, the Company or NEP or alleged to have been incurred by the Class A Purchaser, the Company or NEP in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
(c)Each of the Class A Purchaser and NEP agrees that it will indemnify and hold harmless the Class B Purchasers from and against all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever that arise from the matters set forth on Schedule J.
Section 6.02    Indemnification by the Purchasers.
(a)From and after (i) consummation of the Initial Issuance, the Class A Purchaser agrees, and (ii) the Initial Class B Units Sale, each Class B Purchaser agrees, severally and not jointly (except that the Class B Purchasers agree severally and jointly with respect to the liability of any and all Class B Purchasers), to indemnify the Company and NEP and their respective Affiliates, partners, members, stockholders, and Representatives, and any Affiliate, member, partner, stockholder, or Representative of any of the foregoing (collectively, “NEP Related Parties”) from Losses of any kind or nature whatsoever, and to hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, to pay or reimburse each of them for all Losses of any kind or nature whatsoever, whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct) or (ii) the breach of any of the covenants of such Purchaser contained herein; provided that, in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation or warranty; and provided,
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further, that, for purposes of determining when an indemnification claim has been made, the date upon which a NEP Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; and provided, further, that (A) the liability of the Class A Purchaser under this Section 6.02 shall not be greater in amount than the sum of (A) the Class A Purchase Price and (B) the excess of (I) the Class B Purchase Price over (II) the aggregate amount of the Initial Aggregate Class B Purchase Price and the Additional Aggregate Class B Purchase Price actually paid by the Class B Purchasers to the Class A Purchaser at the Initial Closing and the Additional Closing, and (B) the liability of a Class B Purchaser shall not be greater in amount than the sum of such Class B Purchaser’s Initial Individual Class B Purchase Price and the Additional Individual Class B Purchase Price actually paid by such Class B Purchaser to the Class A Purchaser at the Initial Closing and the Additional Closing. No NEP Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative, or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any NEP Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are in the form of diminution in value of the Purchased Units (it being understood and agreed that any change in the market price of the Conversion Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any Third-Party Claims.
(b)Each Purchaser agrees that it will indemnify and hold harmless each of the Company and NEP from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
Section 6.03    Indemnification Procedure.
(a)A claim for indemnification for any matter not involving a Third-Party Claim shall be asserted by prompt notice to the Party from whom indemnification is sought; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article VI, except to the extent the Indemnifying Party is prejudiced as a result of such failure, and except as otherwise provided in Section 6.01 and Section 6.02.
(b)Promptly after any NEP Related Party, Purchaser Related Party, or the Company, as applicable (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit, or proceeding by a third person which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall
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promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records, and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there are reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.
(c)The amount of any recovery by any Indemnified Party pursuant to this Article VI will be reduced by any insurance proceeds actually received by such Indemnified Party under any applicable insurance policy and any indemnification or other payments actually received by such Indemnified Party under any applicable indemnification or other agreements or arrangements, in relation to the facts that entitled such Indemnified Party to recover from the Indemnifying Party pursuant to this Article VI. In the event that any Indemnified Party receives recovery of any amount pursuant to any such insurance policy or indemnification or other agreement or arrangement in respect of any Losses after such Indemnified Party has already been paid for such Losses pursuant to this Article VI, the Class A Purchaser, the Class B Purchasers, NEP or the Company, as applicable, will cause such Indemnified Party to promptly refund an amount equal to such recovery to the Indemnifying Party (but not in excess of the amount paid by the Indemnifying Party for such Losses pursuant to this Article VI).
Section 6.04    Tax Characterization. All indemnification payments under this Article VI shall be treated, with respect to the Class A Purchaser, as adjustments to the Class A Purchase Price or, with respect to each Class B Purchaser, as pro rata adjustments to each of such Class B Purchaser’s Initial Individual Class B Purchase Price and the Additional Individual Class B Purchase Price actually paid as of the time of such indemnification payments by such Class B Purchaser to the
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Class A Purchaser at the Initial Closing and the Additional Closing, as applicable, for all Tax purposes, except as otherwise required by applicable Law.
ARTICLE VII
TERMINATION

Section 7.01    Termination.
(a)This Agreement may be terminated at any time prior to the Initial Closing:
(i)by mutual written consent of the Company, NEP, the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto));
(ii)by written notice from the Company, NEP, the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)), if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling, or other action is or shall have become final and nonappealable; or
(iii) by written notice from the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)), if the Initial Closing has not occurred by 11:59 p.m., Eastern Time, on the Initial Closing Outside Date; provided, however, that (A) the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)) may not terminate this Agreement pursuant to this Section 7.01(a)(iii) if any Class B Purchaser is, at the time of providing such written notice, in breach of any of its obligations under this Agreement and (B) the Class A Purchaser may not terminate this Agreement pursuant to this Section 7.01(a)(iii) if the Class A Purchaser, the Company or NEP is, at the time of providing such written notice, in breach of any of its obligations under this Agreement; provided that if the conditions set forth in Section 2.03(a) are not satisfied as of the Initial Closing Outside Date but all other conditions to the Initial Closing have been satisfied or validly waived (other than those conditions that by their terms are to be satisfied by actions taken at the Initial Closing, each of which shall be capable of being
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satisfied at the Initial Closing), the Initial Closing Outside Date shall be extended until the condition set forth in Section 2.03(a) has been satisfied, but no later than June 30, 2022, in which case the term “Initial Closing Outside Date” shall thereafter mean June 30, 2022 for all purposes of this Agreement.
(b)Following the Initial Closing, the obligations of the Class A Purchaser and the Class B Purchasers under this Agreement to consummate the Additional Closing (but, for the avoidance of doubt, none of the Parties’ other obligations under this Agreement) may be terminated at any time prior to the Additional Closing:
(i)by mutual written consent of the Company, NEP, the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto));
(ii)by written notice from the Company, NEP the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section IV of Schedule A hereto)), if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated to be performed at, or in connection with the Additional Closing, and such order, decree, ruling, or other action is or shall have become final and non-appealable; or
(iii) by written notice from the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section IV of Schedule A hereto)), if the Additional Closing has not occurred by 11:59 p.m., Eastern Time, on the Drop-Dead Date; provided, however, that the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section IV of Schedule A hereto)) may not terminate this Agreement pursuant to this Section 7.01(b)(iii) if any Class B Purchaser is, at the time of providing such written notice, in breach of any of its obligations under this Agreement.
Section 7.02    Certain Effects of Termination.
(a)In the event that this Agreement is terminated pursuant to Section 7.01(a):
(i)except as set forth in Section 7.02(a)(ii), this Agreement shall become null and void and have no further force or effect;
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(ii)regardless of any purported termination of this Agreement, this Section 7.02, Section 7.03, and the provisions of Article VIII shall remain operative and in full force and effect as between the Company and NEP, on the one hand, and the Purchasers, on the other hand, unless the Company, NEP, and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section III of Schedule A hereto)) execute a writing that expressly (with specific references to the applicable Articles, Sections, or subsections of this Agreement) terminates such rights and obligations as between the Company, NEP, and the Purchasers; and
(iii)the Confidentiality Agreement shall remain in effect in accordance with Section 8.06(a).
(b)In the event that the Purchasers’ obligations to consummate the Additional Closing are terminated pursuant to Section 7.01(b):
(i)those obligations of the Purchasers, solely as they specifically relate to consummation of the Additional Closing, shall become null and void and have no further force or effect;
(ii)regardless of any purported termination of the obligations of the Purchasers and the Company to consummate the Additional Closing as set forth in Section 7.02(b)(i), this Agreement shall remain operative and in full force and effect as between the Company and NEP, on the one hand, and each of the Purchasers, on the other hand, except that the obligations of the Class A Purchaser and the Class B Purchasers, solely as they specifically relate to consummation of the Additional Closing, shall become null and void and have no further force and effect; and
(iii) the Confidentiality Agreement shall remain in effect in accordance with Section 8.06(a).
(c)Except as provided in Section 7.03, the Class B Purchasers shall not be subject to (nor shall the NEP Related Parties seek to recover) monetary damages in connection with this Agreement, and in no event shall the NEP Related Parties seek to recover monetary damages from any Financing Related Party at any time in connection with this Agreement, including in each case in respect of (i) any losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under or relating to this Agreement, or (iv) any breach, termination or failure of or under this Agreement or any inaccuracy of any representation or warranty contained in this Agreement; provided that the foregoing shall not relieve the Class B Purchasers of their obligations under Article VI following the Initial Closing if the Initial Closing occurs.
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Section 7.03    Termination Fee.
(a)If (i) this Agreement is validly terminated by the Class A Purchaser pursuant to Section 7.01(a)(iii) and the conditions to the Initial Closing set forth in Section 2.03 and Section 2.04 have been satisfied or validly waived prior to such termination (other than (A) those conditions that by their terms are to be satisfied by actions taken at the Initial Closing, but subject to those conditions being capable of being satisfied if the Initial Closing were to occur on the date of termination, and (B) those conditions that are not satisfied as a result of a breach of this Agreement by the Class B Purchasers), (ii) at the time of such termination pursuant to Section 7.01(a)(iii), the condition set forth in Section 2.05(b) or Section 2.06(b) is not satisfied due to a breach by any Class B Purchaser of this Agreement, and (iii) the Class A Purchaser has delivered an irrevocable Notice of Initial Closing to the Class B Purchasers and (A) such Notice of Initial Closing provides for an Initial Closing to occur on the date that is at least five (5) Business Days after receipt by the Class B Purchasers of the Notice of Initial Closing and (B) the Class A Purchaser has confirmed that, if the Equity Financing and Debt Financing are funded on such date it stands ready, willing, and able to consummate the Initial Closing, then the Class B Purchaser Representative, on behalf of all of the Class B Purchasers, will pay or cause to be paid to the Class A Purchaser (or its designee(s)) an amount equal to the Termination Fee.
(b)If (i) this Agreement is validly terminated by the Class A Purchaser pursuant to Section 7.01(b)(iii) and the conditions to the Additional Closing set forth in Section 2.09 and Section 2.10 have been satisfied or validly waived prior to such termination (other than (A) those conditions that by their terms are to be satisfied by actions taken at the Additional Closing (including the condition set forth in Section 2.10(e) that the Additional Funding Date (as defined in the Credit Agreement) shall occur on the Additional Closing Date), but subject to those conditions being capable of being satisfied if the Additional Closing were to occur on the date of termination, and (B) those conditions that are not satisfied are as a result of a breach of this Agreement by the Class B Purchasers), (ii) at the time of such termination pursuant to Section 7.01(b)(iii), the condition set forth in Section 2.11(b) is not satisfied due to a breach by any Class B Purchaser of this Agreement, and (iii) the Class A Purchaser has delivered an irrevocable Notice of Additional Closing to the Class B Purchasers and (A) such Notice of Additional Closing provides for an Additional Closing to occur on the date that is five (5) Business Days after receipt by the Class B Purchasers of the Notice of Additional Closing and (B) the Class A Purchaser has confirmed that if the Equity Financing and Debt Financing are funded on such date it stands ready, willing, and able to consummate the Additional Closing, then the Class B Purchaser Representative, on behalf of all of the Class B Purchasers, will pay or cause to be paid to the Class A Purchaser (or its designee(s)) an amount equal to the Additional Closing Termination Fee.
(c)If the Termination Fee or the Additional Closing Termination Fee is payable pursuant to Section 7.03(a) or Section 7.03(b), as applicable, the Class B Purchaser Representative, on behalf of all of the Class B Purchasers, will pay, or cause to be paid, such fee to the Class A Purchaser (or its designee(s)) by wire transfer of immediately available funds on or before the second (2nd) Business Day following the date on which this Agreement is terminated as provided in Section 7.03(a) or Section 7.03(b), as applicable. The Company and each of the Purchasers acknowledge and agree that (i) the agreements contained in this Section 7.03 are an integral part of the transactions contemplated hereby, and without these
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agreements the other Parties would not enter into this Agreement and (ii) any amounts payable pursuant to this Section 7.03 are a reasonable approximation of the Class A Purchaser’s damages and do not constitute a penalty. In the event of litigation relating to the payment of the Termination Fee or the Additional Closing Termination Fee, as applicable, and upon final determination of a court of competent jurisdiction in a final, non-appealable decision, the non-prevailing party in such litigation shall reimburse the prevailing party’s reasonable and documented costs and expenses (including reasonable attorneys’ fees) actually incurred in connection therewith up to a maximum of one million U.S. dollars ($1,000,000). Subject to the right of the Company to specific performance of this Agreement pursuant to Section 8.12, the Parties expressly acknowledge and agree that payment of the Termination Fee or the Additional Closing Termination Fee, as applicable, if due, and the payment in full of any reimbursement, expense, or interest obligations pursuant to this Section 7.03 and the Termination Fee ECL, if any, shall be the sole and exclusive remedy of NEP, the Company and the Class A Purchaser against the Class B Purchasers and their Affiliates in connection with the termination of this Agreement, or the obligations of the Parties to consummate the transactions contemplated at the Additional Closing.
(d)The Class B Purchasers have delivered to the Company a correct and complete copy of the executed equity commitment letter (the “Termination Fee ECL”) from the Sponsor to provide funding to the Class B Purchasers sufficient to satisfy their obligations set forth in this Section 7.03, subject to the conditions set forth in this Section 7.03 and the Termination Fee ECL in respect of the Termination Fee and the Additional Termination Fee. The Termination Fee ECL provides that each of the Company and NEP is a third party beneficiary thereof. As of the Execution Date, the Termination Fee ECL is in full force and effect and has not been amended or modified in any respect, and the commitments contained in the Termination Fee ECL have not been withdrawn, modified, reduced, or rescinded in any respect. As of the Execution Date, the Termination Fee ECL constitutes a valid, binding, and enforceable obligation of the Class B Purchasers, and, to the Knowledge of the Class B Purchasers, the Sponsor, subject to and in accordance with the terms and conditions of this Section 7.03 and the Termination Fee ECL, and except as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity). This Agreement and the Termination Fee ECL constitutes the entire agreement between the parties thereto related to the Termination Fee, and there are no side letters, other agreements, or other arrangements that would permit the applicable parties to the Termination Fee ECL to reduce the amount of the Termination Fee or that would otherwise affect the availability of the Termination Fee subject to and in accordance with the terms and conditions of this Section 7.03 and the Termination Fee ECL. As of the Execution Date, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute a default or breach on the part of the Class B Purchasers under the Termination Fee ECL or, to the Knowledge of the Class B Purchasers, Sponsor under the Termination Fee ECL, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Termination Fee ECL, or (C) otherwise result in any portion of the Termination Fee not being available, except as provided in this Section 7.3 in connection with the Additional Closing Termination Fee. The Class B Purchasers have fully paid any and all commitment fees or other fees required by the Termination Fee ECL and any other document entered into in connection with, or related thereto, to be paid on or before the Execution Date.
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ARTICLE VIII
MISCELLANEOUS

Section 8.01    Expenses.
(a)All costs and expenses, including all Transfer Taxes required to be paid by any Party under applicable Law and all fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the Party incurring such costs and expenses (or required to pay such Transfer Taxes under applicable Law); provided, however, that, if the Initial Closing occur, the Class B Purchasers shall have received a credit in the Initial Closing Portfolio Project Model for (i) the fees and expenses paid to the Lenders (as defined in the Credit Agreement) under the Credit Agreement, (ii) if and to the extent that a credit rating is obtained with respect to the Debt Financing, the fees and expenses paid to any rating agency, in such amount as shall be mutually agreed upon between the Class B Purchaser and the Lenders, and (iii) the reasonable, documented out-of-pocket fees and disbursements paid to (A) counsel to the Lenders under the Credit Agreement and (B) counsel and other advisors to Purchaser, in an aggregate amount, with respect to clauses (A) and (B), not to exceed $3,000,000 (collectively, the “Reimbursement Amount”).
Section 8.02    Interpretation. Article, Section, Schedule, and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement and the Disclosure Letter are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts, and agreements are references to such instruments, documents, Contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Company or NEP, respectively, has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Company or NEP, as applicable, unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent, or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding, or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never constituted a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the Parties shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the
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insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. A Party shall be deemed to have been “provided with”, had “access” or “made available” to any document or information for all purposes of this Agreement if, without limitation, such document or information (i) was provided to such Party (or its Representatives) by or on behalf of any other Party (or its Representatives), including orally, in hard copy or by electronic transmission (including by email), (ii) was uploaded by or on behalf of any other Party, or its Representatives, to an electronic data room maintained in connection with the transactions contemplated hereby and to which such Party (or its Representatives) had access, as of forty-eight (48) hours prior to the Execution Date, or (iii) is publicly available in the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.
Section 8.03    Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.11, Section 3.13, Section 3.14, Section 4.01, Section 4.02, Section 4.04, Section 4.05(a), Section 4.05(b), Section 4.05(e) and Section 4.07 hereunder shall survive the execution and delivery of this Agreement indefinitely; the representations and warranties set forth in Section 3.22 and Section 4.12 hereunder shall survive the execution and delivery of this Agreement until thirty (30) days following the expiration of the applicable statute of limitations; and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Initial Closing Date, as applicable, regardless of any investigation made by or on behalf of the Company, NEP, or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Initial Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, exchange, or repurchase thereof.
Section 8.04    No Waiver: Modifications in Writing.
(a)Delay. No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.
(b)Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of any Transaction Document (except in the case of the A&R LLC Agreement, for amendments adopted pursuant to the terms thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification, or termination; provided that Section 7.02(c), this Section 8.04, Section 8.10, Section 8.11, Section 8.12, Section 8.13, and Section 8.14 (and the related definitions of this Agreement) as they relate to the Financing Parties may not be amended, modified, or supplemented in a manner that is materially adverse to any Financing Party without the prior written consent of such Financing Party (which shall not be unreasonably withheld, conditioned, or delayed). Any amendment, supplement, or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document, and any consent to any departure by the Company and NEP from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on NEP or the Company in any case shall entitle NEP or the
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Company to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein.
Section 8.05    Binding Effect. This Agreement shall be binding upon the Company, NEP, each of the Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties and their respective successors and permitted assigns.
Section 8.06    Non-Disclosure.
(a)This Agreement shall not affect any of the terms or provisions of the Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect, pursuant to the terms and conditions thereof, until terminated in accordance with the terms thereof. Each Class B Purchaser and their respective Agents (as defined in the Confidentiality Agreement) shall keep the Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with, and subject to the terms and conditions of, the Confidentiality Agreement.
(b)Other than in filings made by NEP with the Commission or the NYSE, the Company, NEP, and any of their respective Representatives may disclose the identity of, or any other information concerning, the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.06 shall delay any required filing or other disclosure with NYSE or any Governmental Authority or otherwise hinder either the Company’s or NEP’s or their respective Representatives’ ability to timely comply with all Laws or rules and regulations of NYSE or other Governmental Authority. Notwithstanding anything to the contrary in this Section 8.06, each of the Company and NEP may disclose in any manner it determines appropriate the terms and conditions of the transactions contemplated hereby and the Purchased Units, Issued NEP Non-Voting Units, and Conversion Units.
(c)Notwithstanding anything to the contrary in this Section 8.06, each Party agrees that each other Party hereto may (i) publicize its ownership in the Company, as well as the identity of the Company and the size of its investment and its pricing terms with respect to the Membership Interests, on its internet site or in marketing materials, press releases, published “tombstone” announcements, or any other print or electronic medium; and (ii) display the Company’s or NEP’s corporate logo in conjunction with any such reference; provided, however, a Purchaser may take the actions described in this Section 8.06(c) only after providing the Company and NEP with a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such communication); provided, further, that such review and comment shall not be required with respect to communications with prospective or existing limited partners of the funds affiliated with the Class B Purchasers (to the extent permitted by the Confidentiality Agreement); provided that such prospective or existing limited partner has agreed in writing to keep such information confidential on terms no less favorable in any material respect than those set forth in the Confidentiality Agreement.
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Section 8.07    Communications. All notices and demands provided for hereunder shall be in writing and shall be given by email (a copy of which may also be delivered by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, other electronic transmission, or personal delivery) to the following addresses:
(a)If to the Purchasers, to the addresses set forth on Schedule A.
(b)If to the Company, to:
NEP Renewables III, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Treasurer and Matthew Roskot;
Senior Attorney – Tereza Widmar, Esq.
E-mail: Matthew.Roskot@nexteraenergy.com;
E-mail: Tereza.Widmar@nexteraenergy.com
with a copy (which shall not constitute effective notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
920 North King Street
Wilmington, Delaware 19801
Attn: Allison L. Land
E-mail: Allison.Land@skadden.com
(c)If to NEP, to:
NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Treasurer and Matthew Roskot;
Senior Attorney – Tereza Widmar, Esq.
E-mail: Matthew.Roskot@nexteraenergy.com;
E-mail: Tereza.Widmar@nexteraenergy.com
with a copy (which shall not constitute effective notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
920 North King Street
Wilmington, Delaware 19801
Attn: Allison L. Land
E-mail: Allison.Land@skadden.com
or to such other address as the Company, NEP or the Purchasers may designate in writing. Unless otherwise set forth herein, any notice, request, instruction or other document to be given, provided or furnished hereunder by any Party to the other Party shall be deemed duly given, provided or furnished (a) upon delivery, when delivered personally, (b) upon delivery when sent
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by overnight courier or when sent by email, or (c) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 8.08    Removal of Legend. In connection with a sale of Conversion Units by a Class B Purchaser in reliance on Rule 144 promulgated under the Securities Act, such Class B Purchaser or its broker shall deliver to NEP a broker representation letter providing to NEP any information NEP deems necessary to determine that the sale of such Conversion Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the such units have been held (taking into account any applicable tacking periods under Rule 144). Upon receipt of such representation letter, NEP shall promptly remove the notation of a restrictive legend in such Purchaser’s book-entry account maintained by NEP, including the legend referred to in Section 4.05(d), and NEP shall bear all costs associated with the removal of such legend in NEP’s books. At such time as the Conversion Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by any Purchaser for more than one (1) year where such Purchaser is not, and has not been in the preceding three (3) months, an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act), if the book-entry account of such Purchaser still bears the notation of the restrictive legend referred to in Section 4.05(d), NEP agrees, upon request of the Purchaser or its permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05(d), and NEP shall bear all costs associated with the removal of such legend in the books of NEP regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assignee provides to NEP any information NEP deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act), a covenant to inform the Company or NEP if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. NEP shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 4.05(d) at any time such legend is no longer appropriate.
Section 8.09    Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreement, and the other agreements and documents referred to herein are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to in this Agreement, the other Transaction Documents, or the Confidentiality Agreement with respect to the rights granted by the Company or NEP or any of their respective Affiliates or the Purchasers or any of their respective Affiliates. This Agreement, the other Transaction Documents, the Confidentiality Agreement, and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the Parties with respect to such subject matter.
Section 8.10    Governing Law: Submission to Jurisdiction.
(a)This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action
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based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any Party relating to the foregoing shall be brought in the Court of Chancery of the State of Delaware, or if such court lacks jurisdiction, any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)Without limitation of the foregoing and notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (i) agrees that it will not bring or support any Person in any claims or causes of action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Financing Definitive Agreements or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Financing Definitive Agreements, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Parties in any way relating to the Financing Definitive Agreements or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction, and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Financing Definitive Agreements or the performance thereof or the financings contemplated thereby. Each of the Parties agrees that it will not, and will not permit its Affiliates to, bring or support any claim against any of the Financing Parties in any way related to this Agreement or the transactions contemplated hereby in any forum other than the forum contemplated by this Section 8.10(b).
Section 8.11    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, INCLUDING IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM AGAINST ANY FINANCING PARTY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS
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AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.12    Exclusive Remedy.
(a)Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, at any time prior to the valid termination of this Agreement pursuant to Article VII institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
(b)Notwithstanding anything to the contrary set forth in Section 8.12(a), it is explicitly agreed that each of the Company and NEP shall be entitled to seek an injunction or other appropriate form of specific performance or equitable relief to cause the Class B Purchasers, and each Class B Purchaser, to cause, or for the Company or NEP to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement and thereafter effect:
(i)the Initial Closing if, and only if (A) all conditions in Section 2.03 and Section 2.04 (other than those conditions that by their terms are to be satisfied by actions taken at the Initial Closing, each of which shall be capable of being satisfied at the Initial Closing, but subject to those conditions’ being capable of being satisfied at such time that specific performance or other equitable remedy is granted) have been satisfied at the time when the Initial Closing would have occurred (or waived by the Company and NEP in accordance with the terms of this Agreement), (B) the Class B Purchasers shall have failed to complete the Initial Closing when required under Section 2.02, (C) the Debt Financing has been funded or the Debt Financing will be funded in accordance with the terms thereof at the Initial Closing if the Equity Financing is funded at the Initial Closing, and (D) the Company has confirmed that, if the Equity Financing and Debt Financing are funded, then the Company stands ready, willing, and able to consummate the Initial Closing; and
(ii)the Additional Closing if, and only if, (A) all conditions in Section 2.09 and Section 2.10 (other than those conditions that by their terms are to be satisfied by actions taken at the Additional Closing, each of which shall be capable of being satisfied at the Additional Closing, but subject to those conditions’ being capable of being satisfied at such time that specific performance or other equitable remedy is granted) have been satisfied at the time when the Additional Closing would have occurred (or waived by the Company and NEP in accordance with the terms of this Agreement), (B) the Class B
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Purchasers shall have failed to complete the Additional Closing when required under Section 2.08, (C) the Debt Financing has been funded in accordance with the terms thereof at the Initial Closing if the Equity Financing is funded at the Initial Closing, (D) the Credit Agreement is in full force and effect at the Additional Closing, and (E) the Company has confirmed that, if the Equity Financing and Debt Financing are funded, then the Company stands ready, willing, and able to consummate the Additional Closing.
(c)Notwithstanding anything to the contrary set forth in Section 8.12(a), it is explicitly agreed that each of the Company and NEP shall be entitled to seek an injunction or other appropriate form of specific performance or equitable relief to cause the Class B Purchasers, and each Class B Purchaser, to cause, or for the Company or NEP to directly cause, in accordance with its third party beneficiary rights under the Termination Fee ECL, the Termination Fee Commitment (as defined in the Termination Fee ECL) to be funded on the terms and subject to the conditions set forth in the Termination Fee ECL and Section 7.03 of this Agreement and thereafter effect the payment by the Class B Purchasers of (A) the Termination Fee, as, if and when due, in accordance with and subject to the conditions in Section 7.03(a) or the Additional Closing Termination Fee, as, if and when due, in accordance with and subject to the conditions in Section 7.03(b), as applicable and (B) up to $1,000,000 of certain costs and expenses, as, if and when due pursuant to Section 7.03(c); provided that for the avoidance of doubt, the Parties expressly acknowledge and agree that, without limiting the conditions set forth in Section 7.03 and the Termination Fee ECL, the Company and NEP shall not be entitled to (i) recover the Termination Fee or seek an injunction or other form of specific performance or equitable relief under this Section 8.12(c) with respect to the Termination Fee if the Equity Financing in respect of the Initial Aggregate Class B Purchase Price is fully funded on or prior to the Initial Closing Date or (ii) recover the Additional Closing Termination Fee or seek an injunction or other form of specific performance or equitable relief under this Section 8.12(c) with respect to the Additional Closing Termination Fee if the Equity Financing in respect of the Additional Aggregate Class B Purchase Price is fully funded on or prior to the Additional Closing Date.
(d)Except as set forth in Section 7.03(b), from and after the Initial Closing, the sole and exclusive remedy for any and all claims for damages arising under, out of, or related to this Agreement or the transactions contemplated hereby shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy, or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements, and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a Fraud claim brought by any Party or the right to seek specific performance pursuant to Section 8.12(a).
Section 8.13    No Recourse Against Others.
(a)All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of, or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement),
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may be made only against (and are expressly limited to) the Company and NEP, on the one hand, and the Purchasers, on the other. No Person other than the Company and NEP, on the one hand, and the Purchasers on the other, including no member, partner, stockholder, Affiliate, or Representative thereof, nor any member, partner, stockholder, Affiliate, or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each of the Company, NEP, and the Purchasers hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Person.
(b)Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Company, NEP, and the Purchasers hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other, or otherwise impose liability of the other on any third Person in respect of the transactions contemplated hereby, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each of the Company, NEP, and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
(c)Without limiting the foregoing and notwithstanding anything to the contrary contained herein, each of the Company and NEP hereby acknowledges and agrees, on behalf of itself and its respective Affiliates, that the Company Entities and their Affiliates shall not have any rights or claims of any kind or description, whether at law or in equity, in contract, tort, or otherwise, against any Financing Party in connection with this Agreement, the Financing Definitive Agreements, or the transactions contemplated hereby or thereby and agrees that in no event shall the Financing Parties have any liability or obligations to the Company Entities or their Affiliates, in each case relating to, arising out of, or in connection with this Agreement, the Financing Definitive Agreements, or the Debt Financing (provided that, notwithstanding the foregoing, nothing in this sentence shall in any way limit or modify the rights and obligations of any Financing Party to the Class B Purchasers and their Affiliates under the Financing Definitive Agreements).
Section 8.14    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Company, NEP, the Purchasers and, for purposes of Article VI and Section 8.13 only, any Purchaser Related Party or NEP Related Party, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Parties are intended third party beneficiaries of Section 7.02(c), Section 8.04(b), Section 8.10(b), Section 8.11, Section 8.13(c) and this Section 8.14 as such sections relate to the Financing Parties and shall be entitled to enforce such provisions directly.
Section 8.15    Appointment of Class B Purchaser Representative.
(a)By the execution and delivery of this Agreement, each Class B Purchaser hereby irrevocably constitutes and appoints Apollo CIF CEPF Intermediate, LLC, a
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Delaware limited liability company, as the true and lawful agent and attorney-in-fact of such Class B Purchaser, with full power of substitution to act jointly in the name, place, and stead of the Class B Purchasers with respect to the Initial Class B Units Sales and the Additional Class B Units Sale, each in accordance with the terms and provisions of this Agreement, and to act on behalf of the Class B Purchasers in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class B Purchaser Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class B Purchaser Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to the Class B Purchasers hereunder or any other payments to be made by or on behalf of the Class B Purchasers pursuant to this Agreement, including the Termination Fee and all amounts required to pay the fees and expenses of professionals incurred by the Class B Purchasers in connection with the transactions contemplated by this Agreement, (iii) do or refrain from doing any further act or deed on behalf of the Class B Purchasers that the Class B Purchaser Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (iv) receive service of process in connection with any claims under this Agreement.
(b)The appointment of the Class B Purchaser Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, and survive the death, incompetence, bankruptcy or liquidation of any Class B Purchaser and shall be binding on any successor thereto. The Class B Purchasers hereby confirm all that the Class B Purchaser Representative shall do or cause to be done by virtue of its appointment as the Class B Purchaser Representative. All actions taken by the Class B Purchaser Representative under this Agreement shall be binding upon each Class B Purchaser and such Class B Purchaser’s successors as if expressly confirmed and ratified in writing by such Class B Purchaser, and all defenses that may be available to any Class B Purchaser to contest, negate, or disaffirm the action of the Class B Purchaser Representative taken in good faith under this Agreement are waived.
(c)The Company, the Class A Purchaser, NEP, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Class B Purchaser Representative in all matters referred to herein. Neither the Company, the Class A Purchaser, NEP, nor any other Person will be liable to any Class B Purchaser, any of Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class B Purchaser Representative’s duties and obligations under this Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty, or otherwise of the Class B Purchaser Representative.
Section 8.16    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 8.17    Schedules. The information provided in the Schedules and the Disclosure Letter is solely for the use of the Parties in connection with the purchase and sale of the Purchased Units and shall be subject to the terms of this Agreement, and may not be used or relied upon
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by any other Person or for any other purpose. NEP, the Company and the Class A Purchaser may, at their option, include in the Schedules and the Disclosure Letter items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Any reference to a Contract, statement, plan, report or other document or item of any kind in the Schedules or the Disclosure Letter shall be deemed a full disclosure of all of the terms of such document and it shall not be necessary to identify or reference specific provisions of such Contracts, statements, plans, reports or other documents or items in order to make a full disclosure thereof. Information disclosed in any Schedule or the Disclosure Letter shall constitute a disclosure for purposes of all other Schedules and the Disclosure Letter and each Section of this Agreement where such information is relevant notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule or Section of the Disclosure Letter is reasonably apparent on its face. In no event shall the inclusion of any matter in the Schedules or the Disclosure Letter be construed as constituting a representation or warranty of a Party or be deemed or interpreted to broaden a Party’s representations, warranties, covenants or agreements contained in this Agreement. No reference to or disclosure of any item or other matter in the Schedules or Disclosure Letter shall be construed as an admission, indication or evidence that such item or other matter is material, that such item is reasonably likely to result in a Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in the Schedules. No reference in the Schedules or the Disclosure Letter to any agreement or document shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document except to the extent that any such agreement or document is referred to by reference to the Schedules or the Disclosure Letter in an express representation or warranty to that effect set forth in this Agreement. No disclosure in the Schedules or the Disclosure Letter relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The headings and descriptions of the disclosures in the Schedules and the Disclosure Letter are for convenience of reference only and are not intended to and do not alter the meaning of any provision of this Agreement, the Disclosure Letter or of the Schedules. The information provided in the Disclosure Letter and the Schedules is solely for the use of the Parties in connection with the purchase and sale of the Purchased Units and shall be subject to the terms of this Agreement, and may not be used or relied upon by any other Person or for any other purpose.
[Signature Page Follows]

93

IN WITNESS WHEREOF, the Parties execute this Agreement, effective as of the date first above written.
NEP RENEWABLES III, LLC
By: JOHN W. KETCHUM
Name:    John W. Ketchum
Title: President
NEP RENEWABLES HOLDINGS III, LLC
By: JOHN W. KETCHUM
Name:    John W. Ketchum
Title: President
Solely with respect to the NEP Obligations
NEXTERA ENERGY PARTNERS, LP
By: JOHN W. KETCHUM
Name:    John W. Ketchum
Title: President

Signature Page to Membership Interest Purchase Agreement

CLASS B PURCHASER:
APOLLO CIF CEPF INTERMEDIATE, LLC
By: Apollo CIF CEPF Holdings, LLC, its sole member
By: Apollo CIF CEPF (DC), LLC, its sole member
By: Apollo Core Infrastructure Fund, L.P., its sole member
By: Apollo Core Infrastructure Advisors, L.P., its general partner
By: Apollo Core Infrastructure Advisors, GP, LLC, its general partner
By: APH Holdings (DC), L.P., its sole member
By: Apollo Principal Holdings IV GP, Ltd., its general partner

By: JOSEPH D. GLATT
Name: Joseph D. Glatt
Title: Vice President
Signature Page to Membership Interest Purchase Agreement

CLASS B PURCHASER REPRESENTATIVE:
APOLLO CIF CEPF INTERMEDIATE, LLC
By: Apollo CIF CEPF Holdings, LLC, its sole member
By: Apollo CIF CEPF (DC), LLC, its sole member
By: Apollo Core Infrastructure Fund, L.P., its sole member
By: Apollo Core Infrastructure Advisors, L.P., its general partner
By: Apollo Core Infrastructure Advisors, GP, LLC, its general partner
By: APH Holdings (DC), L.P., its sole member
By: Apollo Principal Holdings IV GP, Ltd., its general partner

By: JOSEPH D. GLATT
Name: Joseph D. Glatt
Title: Vice President

Signature Page to Membership Interest Purchase Agreement

Final Form
Exhibit A
Form of A&R LLC Agreement

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NEP RENEWABLES III, LLC
A Delaware Limited Liability Company

[●], 2021

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

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ARTICLE 1 DEFINITIONS
1.01 Definitions	2
1.02 Interpretation	34
ARTICLE 2 ORGANIZATION
2.01 Formation	34
2.02 Name	34
2.03 Registered Office; Registered Agent; Principal Office in the United States; Other Offices	34
2.04 Purposes	35
2.05 No State Law Partnership	35
2.06 Term	35
2.07 Title to Property	35
2.08 Foreign Qualification	35
ARTICLE 3 MEMBERS
3.01 Schedule of Members	36
3.02 Representations and Warranties of the Members	36
3.03 Voting Rights of Members	37
3.04 No Management Rights	37
3.05 Limitation on Liability of Members	37
3.06 Withdrawal of Members	38
3.07 Access to Information	38
3.08 Confidential Information	39
ARTICLE 4 MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS
4.01 Classes of Membership Interests	43
4.02 Additional Membership Interests	43
4.03 Capital Contributions	44
4.04 Capital Calls; Optional Capital Contributions	46
4.05 Loans	47
4.06 No Other Capital Contribution or Loan Obligations	50
4.07 Return of Contributions	50
4.08 Capital Accounts	50
ARTICLE 5 DISTRIBUTIONS AND ALLOCATIONS
5.01 Monthly Cash Distributions	51
5.02 Distributions of Amounts Other than Available Cash	53
5.03 Distributions on Dissolution and Winding-Up	53
i
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5.04 Allocations	53
5.05 Varying Interests	57
5.06 Amounts Withheld	57
5.07 Other Payments	57
5.08 Purchase Price Offset	58
ARTICLE 6 MANAGEMENT
6.01 Management by Managing Member	59
6.02 Standard of Care	60
6.03 Major Decisions	61
6.04 Affiliate Transactions	66
6.05 Officers	67
6.06 Business Opportunities	68
6.07 Insurance Coverage	69
6.08 Exculpation and Indemnification	69
ARTICLE 7 DISPOSITIONS AND RESTRICTIONS ON DISPOSITIONS
7.01 General Restrictions on Dispositions	71
7.02 Call Option	76
7.03 Change of Control of NEP	83
7.04 Change of Control of a Class B Member	87
7.05 Non-Voting NEP Common Units	91
7.06 Certain Assistance	92
7.07 Standstill and Notice of Ownership	93
7.08 Governmental Authorizations	94
7.09 Liquidity Event	95
ARTICLE 8 TAXES
8.01 Tax Returns	98
8.02 Certain Tax Matters	98
8.03 Partnership Representative	99
8.04 Certain Agreements	101
ARTICLE 9 BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS
9.01 Maintenance of Books	102
9.02 Determination of Internal Rate of Return	102
9.03 Reports	103
9.04 Information Updates	105
9.05 Bank Accounts	105
9.06 Compliance with Laws	105

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ARTICLE 10 WITHDRAWAL
10.01 No Right of Voluntary Withdrawal	106
10.02 Deemed Withdrawal	106
10.03 Effect of Withdrawal	106
ARTICLE 11 DISPUTE RESOLUTION
11.01 Disputes	107
11.02 Negotiation to Resolve Disputes	107
11.03 Courts	107
11.04 Specific Performance	108
11.05 Arbitration	108
ARTICLE 12 DISSOLUTION, WINDING-UP AND TERMINATION
12.01 Dissolution	109
12.02 Winding-Up and Termination	110
12.03 Deficit Capital Accounts	112
12.04 Certificate of Cancellation	112
ARTICLE 13 GENERAL PROVISIONS
13.01 Notices	112
13.02 Entire Agreement; Superseding Effect	112
13.03 Effect of Waiver or Consent	113
13.04 Amendment or Restatement	113
13.05 Binding Effect	113
13.06 Governing Law; Severability	113
13.07 Further Assurances	114
13.08 Appointment of Class B Member Representative	114
13.09 Article 8 of the Uniform Commercial Code	115
13.10 Waiver of Certain Rights	115
13.11 Counterparts	115
13.12 Expenses	115
13.13 Public Announcements	115

EXHIBITS:
A – Members
B – Financial Model for Internal Rate of Return

SCHEDULES:
1 – Class B Excluded Parties and NEP Excluded Parties
2 – Assets

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3 – Power Purchase Agreements
4 – Power Purchaser Buyout Events
5 – Dispositions
6.03 – Major Decisions

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NEP RENEWABLES III, LLC
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) of NEP Renewables III, LLC, a Delaware limited liability company (the “Company”), dated as of [●], 2021 (the “Effective Date”), is adopted, executed, and agreed to by (i) NEP Renewables Holdings III, LLC, a Delaware limited liability company, in its capacities as the Managing Member and as a Class A Member and, until the Additional Closing, as a Class B Member (“NEP Member”), (ii)  Apollo CIF CEPF Intermediate, LLC, a Delaware limited liability company, in its capacities as a Class B Member and, from and after the Initial Closing, as the Class B Member Representative hereunder (“Initial Investor”), in each case, effective as of the Initial Closing, (iii) each other Person that may be admitted as a Member from and after the Initial Closing, pursuant to and in accordance with the terms of this Agreement, and (iv) NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), solely to the extent of its obligations pursuant to Section 7.02, Section 7.03, Section 7.04, and Section 7.05.
RECITALS
The Company was previously formed under the Act (as defined below), and, in connection therewith, a Certificate of Formation of the Company (the “Delaware Certificate”) was filed in the Office of the Secretary of State of Delaware, and, immediately prior to the Effective Date, the Company’s business and affairs are currently governed by NEP Member, as the sole initial member of the Company, pursuant to the Limited Liability Company Agreement of the Company, effective as of September 8, 2021 (the “Company LLC Agreement”).
Pursuant to that certain Membership Interest Purchase Agreement, dated as of October 21, 2021, by and among the Company, NEP Member, NEP, and Initial Investor (as such agreement may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof, the “Purchase Agreement”), prior to the Initial Closing (as defined below) under the Purchase Agreement, (a) effective as of the Effective Date: (i) the Company LLC Agreement is being amended and restated on the terms set forth in this Agreement; (ii) all of the outstanding limited liability company interests of the Company are being cancelled and the Company is issuing and selling to NEP Member such number of Class A Units as is set forth opposite the name of NEP Member in Section I of Exhibit A hereto (representing one hundred percent (100%) of the issued and outstanding Class A Units) and such number of Class B Units as is set forth opposite the name of NEP Member in Section I of Exhibit A hereto (representing one hundred percent (100%) of the issued and outstanding Class B Units) in exchange for NEP Member’s contribution to the Company of the Assets (as defined below); and (iii) immediately upon NEP Member’s acquisition of such Class A Units and Class B Units, NEP Member is being admitted as a Class A Member and a Class B Member of the Company, effective as of the Effective Date; and (b) following such issuance and sale of

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such Class A Units and Class B Units to NEP Member, at the Initial Closing: (i) NEP Member shall sell to Initial Investor, and Initial Investor shall acquire from NEP Member, the Initial Aggregate Class B Purchased Units (as defined below) (which shall be such number of Class B Units as (A) is set forth opposite the name of Initial Investor in Section II of Exhibit A hereto and (B) represents fifty percent (50%) of the aggregate number of issued and outstanding Class B Units immediately following the Initial Closing (and the Initial Aggregate Class B Purchased Units, together with the number of Class B Units set forth opposite the name of NEP Member in Section II of Exhibit A hereto, shall represent one hundred percent (100%) of the Class B Units outstanding immediately following the Initial Closing), in exchange for Initial Investor’s payment, at the Initial Closing, of the Initial Aggregate Class B Purchase Price (as defined below) to NEP Member; and (ii) immediately upon such acquisition of the Initial Aggregate Class B Purchased Units by Initial Investor, effective as of the Initial Closing, Initial Investor shall be admitted as a Class B Member of the Company and shall become the Class B Member Representative.
In connection with the foregoing, NEP Member wishes to amend and restate the Company LLC Agreement, effective as of the Effective Date, as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Initial Investor and NEP Member agree as follows:

ARTICLE 1
DEFINITIONS
1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
Acquisition has the meaning assigned that term in Section 6.03(h).
Acquisition Date means, with respect to any Class B Units, (a) the Initial Closing Date (with respect to the Initial Aggregate Class B Purchased Units, regardless of whether any such Class B Units are subsequently Disposed of); or (b) the Additional Closing Date (with respect to the Additional Aggregate Class B Purchased Units, regardless of whether any such Class B Units are subsequently Disposed of).
Act means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.
Action means any suit, action, proceeding, litigation, or arbitration (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.
Additional Aggregate Class B Purchase Price has the meaning assigned that term in the Purchase Agreement.

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Additional Aggregate Class B Purchased Units has the meaning assigned that term in the Purchase Agreement.
Additional Class B Purchaser has the meaning assigned that term in the Purchase Agreement.
Additional Closing has the meaning assigned that term in the Purchase Agreement.
Additional Closing Date has the meaning assigned to that term in the Purchase Agreement.
Affiliate means, with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent, if any; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent, if any; provided that, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if the entity serving as general partner of such limited partnership is Controlled by such Member’s Parent, if any, or (z) a limited liability company or a Person Controlled by a limited liability company if the entity serving as managing member or manager of the limited liability company is Controlled by such Member’s Parent, if any; provided, further, that, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be an Affiliate of any Member or any of its Affiliates (other than the Company and its Subsidiaries), nor shall any Member or any of its Affiliates be deemed to be an Affiliate of any other Member or its Affiliates, solely by virtue of being a Member of the Company or by its ownership of Class A Units, Class B Units, or other equity interests in or Control of the Company or any of its Subsidiaries.
Affiliate Transaction means, any Contract or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing Contract or transaction) between the Company or any of its Subsidiaries, on the one hand, and NEP Member, an Affiliate of NEP Member (other than the Company or any Subsidiary of the Company), or their respective employees or officers, on the other hand, including, for the avoidance of doubt, the NEER/NEP APA, each Material Project Agreement in effect between the Company or a Subsidiary of the Company, on the one hand, and NEP Member or an Affiliate of NEP Member (other than the Company or any Subsidiary of the Company), on the other hand, and any credit support obligations between NEER or any of its Affiliates, on one hand, and the Company or any Subsidiary of the Company (or any Tax Equity Investor), on the other hand.
Affiliated Investment Vehicle means, with respect to any specified Person, any investment vehicle, entity, or Fund, or any managed account, in each case, that is advised by the same investment advisor or manager as such Person or by an Affiliate of such investment advisor or manager or of such Person.
Aggregate Class B Purchased Units has the meaning assigned that term in the Purchase Agreement.
Agreement has the meaning assigned that term in the preamble.

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Alternate Base Rate has the meaning assigned that term in the Credit Agreement.
Alternative Method has the meaning assigned that term in Section 8.03(d).
Anti-Corruption Law means the FCPA or any other applicable Law related to bribery or corruption.
APA Claim Disagreement has the meaning assigned that term in Section 6.04(a).
APA Indemnity Payment has the meaning assigned that term in Section 6.04(c).
APA Post-Closing Adjustment Payment means any Post-Closing Working Capital Adjustment Payment or Post-Closing Model Adjustment Payment (as each such term is defined in the NEER/NEP APA).
APA Indemnity Payment has the meaning assigned that term in Section 6.04(b).
Arbitration has the meaning assigned that term in Section 11.05(a).
Arbitration Invoking Party has the meaning assigned that term in Section 11.05(a).
Arbitration Notice has the meaning assigned that term in Section 11.05(a).
Arbitration Noticed Party has the meaning assigned that term in Section 11.05(a).
Assets means those assets specified in Schedule 2 hereto.
Assignee means any Person that acquires a Membership Interest or any portion thereof through a Disposition that is permitted under Article 7; provided that an Assignee shall have no right to be admitted to the Company as a Member except to the extent provided in Section 7.01(b) and in accordance with the terms and conditions thereof. The Assignee(s) of a dissolved Member shall be the shareholder(s), partner(s), member(s), or other equity owner(s) of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor(s) to which such Membership Interest is assigned in accordance with any court order entered in connection with such assignment.
Available Cash means, with respect to any calendar month ending prior to the dissolution or liquidation of the Company, and without duplication:
(a)the sum of all cash and all Cash Equivalents of the Company and on hand at the Company at the end of such month (including all cash and all Cash Equivalents received by the Company during such month pursuant to (i) distributions of cash and Cash Equivalents by Star Moon Holdings in respect of the Assets and by any other direct Subsidiaries of the Company, (ii) any APA Indemnity Payments, and (iii) a Liquidity

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Event (after payment of all expenses incurred by the Company and its Subsidiaries in connection therewith), in each case, to the extent such cash and Cash Equivalents are on hand at the Company at the end of such month), less
(b)the amount of any cash reserves determined by the Managing Member, in good faith and in its reasonable discretion, (i) to be necessary or appropriate for future maintenance and capital expenditures, (ii) to provide for the proper conduct of the business of the Company and its Subsidiaries (including customary reserves for anticipated expenses, liabilities, and working capital, and in respect of future credit needs, in each case, of the Company and its Subsidiaries), (iii) to provide for the payment of all scheduled payments of interest and principal in respect of outstanding loans made to the Company or any of its Subsidiaries, whether pursuant to Section 4.05 or otherwise, subject to Section 6.03(d), (iv) to comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which it is bound or its assets are subject, (v) to provide for any payments owed by the Company and its Subsidiaries under any Organizational Documents of Tax Equity Entities or Material Project Agreements or other agreements to which the Company or any of its Subsidiaries is a party (other than payments with respect to Construction Costs or PPA Delay Liquidated Damages required to be paid by an Affiliate of SIP SellCo II, LLC), and (vi) to pay any Taxes (including interest and penalties thereon) imposed on the Company.
Notwithstanding the foregoing, (A) the amount of any Construction Costs or PPA Delay Liquidated Damages payable shall not be treated as an expense or liability of the Company or any of its Subsidiaries in determining the amount of Available Cash; and (B) “Available Cash” (y) shall not include (1) any cash or Cash Equivalents received by the Company from any of its Members in respect of Capital Contributions (for the avoidance of doubt, including the Initial Aggregate Class B Purchase Price and the Additional Aggregate Class B Purchase Price paid by Initial Investor) or loans made by such Members or received by any Subsidiaries of the Company in respect of equity issuances by such Subsidiaries, (2) any cash or Cash Equivalents received by the Company in respect of Tax Equity Proceeds (which, for the avoidance of doubt, excludes cash or Cash Equivalents from Deferred Contributions made by Tax Equity Investors, which shall be treated as Available Cash), (3) any cash or Cash Equivalents held by the Company’s Subsidiaries to the extent that contractual or legal restrictions prohibit the distribution by such Subsidiaries of such cash or Cash Equivalents, (4) any cash or Cash Equivalents from borrowing, refinancings, or refundings of Indebtedness of the Company or any of its Subsidiaries, (5) any APA Post-Closing Adjustment Payment, whether received by NEP Member, the Company, or otherwise, (6) any cash or Cash Equivalents received by the Company or any of the Company’s Subsidiaries or Affiliates in respect of any Subcontractor Delay Liquidated Damages, Network Upgrades, Pre-Effective Date Excess Insurance Proceeds, Loss Reduction Amounts (but only to the extent attributable to Loss Reduction Activities occurring prior to the Initial Closing), Tax Equity Proceeds (other than Deferred Contributions), High Banks Transmission Proceeds, or State Tax Credit Payments (which amounts in this clause (7) shall be payable solely to NEP Member in accordance with Section 5.07), or (8) any Build-Out Payments, Post-Effective Date Excess Insurance Proceeds, Sale Proceeds, Bankruptcy Recovery, or Star Moon Holdings Liquidation Proceeds; and (z) with respect to

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the month in which a liquidation or dissolution of the Company occurs, and any subsequent month thereafter, shall be deemed to equal zero.
Bankruptcy or Bankrupt means, with respect to any Person, that such Person (i) makes a general assignment for the benefit of creditors; (ii) becomes subject to any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Laws; (iii) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, winding up, or similar relief under any Debtor Relief Laws; (iv) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iii); (v) dissolves, is reorganized, or has its affairs wound up pursuant to applicable Laws, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings; or (vi) seeks, consents to, or acquiesces in the appointment of, or taking possession by, a trustee, receiver, or liquidator or other custodian of such Person or of all or any substantial part of such Person’s properties. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Section 18-101(1) and Section 18-304 of the Act.
Bankruptcy Code means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time.
Bankruptcy Recovery means any proceeds received by the Company or its Subsidiaries in settlement of any claim (including any counterclaim), action, suit, or other proceeding in connection with any Bankruptcy of any other Person (including any Subsidiary of the Company); provided that all distributions made by the Company to holders of Class A Units and Class B Units of amounts representing Bankruptcy Recoveries received by any Tax Equity Entity shall be net of all amounts distributed, or required to be distributed, by such Tax Equity Entity pursuant to the Organizational Documents of such Tax Equity Entity to the holders of Tax Equity Interests therein.
Base Contribution Amount means an amount equal to $[●].
Blocker means any Person (or successor thereto) for so long as such Person directly or indirectly owns Class B Units.
Blocker Interests has the meaning assigned that term in Section 7.02(n).
Blocker Parent means the Person that directly owns, beneficially and of record, all of the issued and outstanding equity interests of a Blocker.
Book Value means, with respect to any Company asset, the adjusted Tax basis of such asset for United States federal income Tax purposes, except as follows:
(a)The initial Book Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset;
(b)The Book Value of all assets of the Company will be adjusted to equal their respective gross fair market values immediately prior to (i) the contribution of

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money or other property to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest; (iii) the liquidation of the Company; and (iv) at any other time at which revaluations of property are permitted to be made under Treasury Regulation Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i) through (iv) of this clause (b) shall be made only if the Managing Member determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;
(c)The Book Value of any asset distributed to any Member will be the gross fair market value of such asset on the date of distribution (taking Section 7701(g) of the Code into account);
(d)The Book Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (c) of the definition of Net Profits and Net Loss; provided, however, that the Book Value will not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)Whenever the fair market value of a Company asset is required to be determined pursuant to this definition, the Managing Member shall determine such fair market value in its reasonable discretion; provided that the fair market value of the Assets as of the Effective Date upon their contribution or deemed contribution to the Company by NEP Member shall be equal to the Base Contribution Amount, as such amount may be adjusted upward or downward prior to the Initial Closing pursuant to Section 4.03(a) to reflect (i) the amount of Estimated Working Capital (as such term is defined and used in the NEER/NEP APA) and (ii) any Pre-Closing Model Input Updates (as such term is defined and used in the NEER/NEP APA) used to determine the Closing Purchase Price (as such term is defined in the NEER/NEP APA).
Build-Out Agreement means the Build-Out Agreement, dated as of [●], 2021, by and between Star Moon Holdings and NEER, as may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
Build-Out Payment means (a) the amount of any distributions received by the Company from Star Moon Holdings pursuant to the Star Moon Holdings LLC Agreement in respect of any Build-Out Payment (as defined in the Build-Out Agreement), or portion thereof, received by Star Moon Holdings pursuant to the Build-Out Agreement; and (b) the amount of any payments received by the Company (including distributions received by the Company from any of its Subsidiaries) in respect of amounts paid pursuant to any other build-out agreement to which the Company or any Subsidiary of the Company is a party to the extent related to any of the Projects.

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Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are closed.
Call Option has the meaning assigned that term in Section 7.02(a).
Call Option Cash Consideration means the portion, if any, of the Call Option Purchase Price that NEP Member has elected to pay with cash pursuant to Section 7.02(e).
Call Option Cash Shortfall has the meaning assigned that term in Section 7.02(h).
Call Option Cash Shortfall Remedy Notice has the meaning assigned that term in Section 7.02(h).
Call Option Closing has the meaning assigned that term in Section 7.02(b).
Call Option Closing Date has the meaning assigned that term in Section 7.02(b).
Call Option Delay Period has the meaning assigned that term in Section 7.02(h).
Call Option Notice has the meaning assigned that term in Section 7.02(b).
Call Option Purchase Price has the meaning assigned that term in Section 7.02(a).
Capital Account means the account maintained by the Company for each Member in accordance with Section 4.08.
Capital Call has the meaning assigned that term in Section 4.04(a).
Capital Contribution means, with respect to any Member, the aggregate amount of the cash and the Book Value of all property (other than cash) (reduced by the amount of any liabilities that are secured by, or otherwise assumed with respect to, such property) contributed, or deemed to be contributed, to the Company by such Member from time to time. Any reference in this Agreement to the Capital Contribution of a Member with respect to any Class A Units or Class B Units acquired by such Member shall include the Capital Contributions of all such Member’s predecessors in interest with respect to such Class A Units and Class B Units, and, for the avoidance of doubt, (a) the Capital Contribution deemed to be made by Initial Investor to the Company in respect of its acquisition of the Initial Aggregate Class B Purchased Units at the Initial Closing shall be equal to the Initial Aggregate Class B Purchase Price; (b) the Capital Contribution deemed to be made to the Company by Initial Investor in respect of its acquisition of the Additional Aggregate Class B Purchased Units at the Additional Closing shall be equal to the Additional Aggregate Class B Purchase Price; and (c) as of immediately following the Effective Date, the Capital Contribution of NEP Member shall be equal to the Effective Date Contribution Amount, as adjusted from time to time pursuant to Section 4.03.
Cash Equivalents means, as of any date, with respect to any Person, all demand deposits or similar accounts with deposits available for withdrawal upon prior notice of less than ten (10) days, all marketable debt securities, short-term instruments, United States treasury bills and other

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evidence of indebtedness issued or guaranteed by the United States, in each case, with maturity of ten (10) days or less as of such date.
Cash Flows has the meaning assigned that term in Section 9.02(b)(ii).
Change of Control means:
(a)with respect to NEP, any of the following events:
(i)the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of NEP, the General Partner or the NEP General Partner Interest (as measured by voting power rather than the number of shares or other equity units or interests) by a Person or group (which term, for all purposes of this definition of Change of Control, shall have the meaning within Section 13(d)(3) of the Exchange Act) that is not an Affiliate of NextEra Energy, Inc. if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors of NEP or to appoint the General Partner, respectively;
(ii)any Disposition, in one or a series of related transactions, of the equity interests of the OpCo General Partner or the OpCo General Partner Interest, the result of which is that (A) NEP ceases to own directly or indirectly more than fifty percent (50%) of the voting power of the OpCo General Partner or (B) the OpCo General Partner ceases to hold the OpCo General Partner Interest, other than, in each case of clause (A) and clause (B), an internal restructuring that does not result in a change in NEP’s beneficial ownership or Control of the assets of the Operating Partnership;
(iii)any Disposition, in one or a series of related transactions, of all or substantially all of the assets of NEP and its Subsidiaries, taken as a whole, to a Person or group that is not an Affiliate of NextEra Energy, Inc.;
(iv)the removal of the General Partner as general partner of NEP by the limited partners of NEP, unless the successor General Partner is an Affiliate of NextEra Energy, Inc.; or
(v)the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the Class A Units by a Person or group that is not an Affiliate of NextEra Energy, Inc.
For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing clause (i) through clause (v), no “Change of Control” of NEP shall occur or result from (A) any conversion of NEP into a corporation under any applicable Laws (whether by way of statutory conversion, merger with a Subsidiary or other entity treated as a corporation for U.S. federal income Tax purposes, or otherwise); (B) the removal or elimination of the General Partner (or any similar managing entity) in connection therewith; (C) any related restructuring transactions in

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connection with such a conversion; or (D) (y) any Disposition of (1) equity interests or the beneficial ownership of equity interests in NextEra Energy, Inc. or (2) all or substantially all of the assets of NextEra Energy, Inc. or (z) any merger, business combination, or other transaction (or series of related transactions) resulting in a change of control of NextEra Energy, Inc.
(b)with respect to the Initial Investor, any of its Affiliates and/or any of its Affiliated Investment Vehicles, in each case, that are Class B Members, any of the following:
(i)a transaction or series of transactions that results in such Class B Member’s no longer being an Affiliate of, or being managed by an Affiliate of, Investor Parent;
(ii)any Disposition, in one or a series of related transactions, of more than fifty percent (50%) of the equity interests in such Class B Member to a Person that is not an Affiliate of Investor Parent;
(iii)any Disposition, in one or a series of related transactions, of all or substantially all of the assets of such Class B Member to a Person that is not an Affiliate of Investor Parent; or
(iv)any foreclosure by any pledgee under a Class B Permitted Loan Financing (or any other financing or agreement of Indebtedness) of any Class B Units.
For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing clause (i) through clause (iv), no “Change of Control” of any Class B Member shall occur or result from (A) any Disposition of (1) equity interests or beneficial ownership of Apollo Global Management, Inc., (2) limited partnership interests in Investor Parent (provided that Apollo Global Management, Inc. or an Affiliate thereof retains Control of Investor Parent), or (3) all or substantially all of the assets of Apollo Global Management, Inc. or (B) any merger, business combination, or other transaction (or series of related transactions) resulting in a change of control of Apollo Global Management, Inc.
Change of Control Cash Shortfall has the meaning assigned that term in Section 7.03(d).
Change of Control Cash Shortfall Remedy Notice has the meaning assigned that term in Section 7.03(d).
Change of Control Closing has the meaning assigned that term in Section 7.03(b).
Change of Control Closing Date has the meaning assigned that term in Section 7.03(a).
Change of Control Delay Period has the meaning assigned that term in Section 7.03(d).

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Change of Control Notice has the meaning assigned that term in Section 7.03(a).
Change of Control Purchase Price has the meaning assigned that term in Section 7.03(a).
Claim means any and all judgments, claims, Actions, causes of action, demands, investigations, audits, inquiries, notices of violation, citations, summons, or subpoenas by any Governmental Authority of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity, and any losses, assessments, fines, Taxes, penalties, administrative orders, obligations, costs, expenses, liabilities, and damages (whether actual, consequential, or punitive), including interest, penalties, reasonable attorney’s fees, disbursements, and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.
Class A Member means a Person admitted to the Company as a Member holding Class A Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, NEP Member is the sole Class A Member.
Class A Percentage Interest means, as of any date, the percentage determined by dividing the number of Class A Units then held by a holder of Class A Units by the total number of Class A Units then outstanding.
Class A Permitted Loan Financing means any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class A Units has the meaning assigned that term in Section 4.01.
Class B COC Cash Shortfall has the meaning assigned that term in Section 7.04(e).
Class B COC Cash Shortfall Remedy Notice has the meaning assigned that term in Section 7.04(e).
Class B COC Closing has the meaning assigned that term in Section 7.04(b).
Class B COC Closing Date has the meaning assigned that term in Section 7.04(b).
Class B COC Delay Period has the meaning assigned that term in Section 7.04(e).
Class B COC Notice has the meaning assigned that term in Section 7.04(b).
Class B COC Option has the meaning assigned that term in Section 7.04(a).
Class B COC Purchase Price has the meaning assigned that term in Section 7.04(a).

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Class B Excluded Party means, with respect to holders of Class B Units (other than NEP Class B Parties), (a) any Person listed on Schedule 1.A hereto, and (b) any Sanctioned Person.
Class B Member means a Person admitted to the Company as a Member holding Class B Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, NEP Member shall be admitted as a Class B Member, and, immediately upon the consummation of the Initial Closing under the Purchase Agreement, Initial Investor shall be admitted as a Class B Member.
Class B Member Approval means (a) from and after the Initial Closing and for so long as the Initial Investor owns any Class B Units, the prior written approval of the Initial Investor, on behalf of all Class B Members, and (b) if the Initial Investor no longer owns any Class B Units, the prior written approval of the Class B Member Representative, acting on behalf of Class B Members holding a majority of the outstanding Class B Units (excluding Class B Units owned by NEP Member and its Affiliates).
Class B Member Representative means, from and after the Initial Closing, the Initial Investor; provided, however, that, if, prior to any date of determination, Investor shall have designated any of Investor’s Permitted Assignees as successor Class B Member Representative in accordance with Section 13.08, then the Class B Member Representative shall be such Permitted Assignee; provided, further, that a Person may be permitted to serve as Class B Member Representative only if, and for so long as, such Person owns Class B Units or is the managing member or general partner that Controls a Class B Member.
Class B Percentage Interest means, as of any date, the percentage determined by dividing the number of Class B Units then held by a holder of Class B Units by the total number of Class B Units then outstanding.
Class B Permitted Loan Financing means (a) prior to the Flip Date, subject to Section 7.02(l), any credit facility, solely (i) to the extent the lenders permitted thereunder are banks, trust companies, savings and loan associations, other financial institutions regulated as commercial banks, regulated insurance companies, pension plans, or other lenders approved by NEP Member (such approval not to be unreasonably withheld, conditioned, or delayed); provided, however, that, in the event of an Event of Default (as that term is defined in the Credit Agreement or other agreement applicable to such Class B Permitted Loan Financing), the lenders under the Credit Agreement (or other Class B Permitted Loan Financing) shall be permitted to assign such loans without any restrictions under this Agreement; and (ii) entered into in order to finance the acquisition of Class B Units (including for avoidance of doubt, the Credit Agreement), or any refinancing thereof; and (b) on or after the Flip Date, any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, as such debt financing in this clause (b) may be amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class B Permitted Loan Financing Payment in Full means, (a) with respect to the Credit Agreement, “Payment in Full” as defined in the Credit Agreement in effect on the date hereof;

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and (b) with respect to any other Class B Permitted Loan Financing, payment in full of all obligations owed to the lenders under the applicable debt financing documentation.
Class B Purchase Price Return Offset has the meaning assigned that term in Section 5.08(a).
Class B Reallocation Cap has the meaning assigned that term in Section 5.01(d).
Class B Reallocation Portion has the meaning assigned that term in Section 5.01(d).
Class B Units has the meaning assigned that term in Section 4.01.
Closing Purchase Price has the meaning assigned that term in the NEER/NEP APA.
COC Member has the meaning assigned that term in Section 7.04(a).
Code means the Internal Revenue Code of 1986, as amended.
Commercial Operation means (a) with respect to each Project (other than the Borderlands Wind Project, Elora Solar Project, Irish Creek Wind Project, and Quinebaug Wind Project (each as defined in the Purchase Agreement)), “Commercial Operation,” as such term is defined in the applicable Power Purchase Agreement of such Project; (b) solely with respect to the Borderlands Wind Project and the Quinebaug Wind Project, the “Commercial Operation Date,” as such term is defined in the applicable Power Purchase Agreement for such Project; and (c) solely with respect to the Irish Creek Wind Project and the Elora Solar Project, the “Initial Delivery Date,” as such term is defined in the Irish Creek Renewable Product Agreement.
Commission means the United States Securities and Exchange Commission.
Company has the meaning assigned that term in the preamble.
Company Level Taxes has the meaning assigned that term in Section 8.03(e).
Company LLC Agreement has the meaning assigned that term in the recitals.
Comparable Confidentiality Obligation has the meaning assigned that term in Section 3.08(b)(vii).
Confidential Information means information and data (including all copies thereof), whether oral, written, or electronic, that constitutes proprietary or confidential information about the Company, the Members, or their respective Affiliates, including the terms of this Agreement, the Star Moon Holdings LLC Agreement, and the Organizational Documents of any Tax Equity Entities, financial statements, Tax reports, valuations, analyses of potential or actual investments, reports or other materials, and other documents and information concerning the affairs of the Company and the Members. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

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(a)is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;
(b)is made available to a Member or its Affiliate from a source that, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual, or fiduciary obligation;
(c)as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of this Agreement and not subject to a separate confidentiality restriction or other legal, contractual, or fiduciary obligation; provided that, for the avoidance of doubt, all information disclosed to any Member or its Affiliates (or any of their respective agents) prior to the Effective Date that constitutes “Confidential Information” as defined in, and pursuant to the terms of, the Confidentiality Agreement shall, from and after the Effective Date, constitute Confidential Information for all purposes of this Agreement, and this Agreement shall be deemed to replace the Confidentiality Agreement in its entirety from and after the Initial Closing; or
(d)has been independently acquired or developed by or on behalf of a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.
Confidentiality Agreement means that certain Confidentiality Agreement, dated as of February 5, 2021, by and among NEER, NEP, and Apollo Infrastructure Opportunities Management II, L.P., as the same may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
Construction Costs has the meaning assigned that term in the NEER/NEP APA.
Contract means any legally binding contract, lease, license, note, mortgage, indenture, or other legally binding agreement, whether oral or written, but excluding permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted by a Governmental Authority.
Contractual Obligations has the meaning assigned that term in Section 6.03.
Control, Controls, or Controlled means the possession, directly or indirectly, through one or more intermediaries, of the following:
(a) in the case of a corporation, fifty percent (50%) or more of the outstanding equity securities thereof entitled to vote generally, including in the election of directors;  in the case of a limited liability company, general partnership or joint venture, the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions);  in the case of a trust or estate, including a statutory trust, fifty percent (50%) or more of the beneficial interest therein;  in the case of a limited partnership  the right to fifty percent (50%) or more of the distributions therefrom

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(including liquidating distributions), where the general partner of such limited partnership is a corporation, ownership of fifty percent (50%) or more of the outstanding equity securities of such corporate general partner entitled to vote generally, including in the election of directors,  where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to fifty percent (50%) or more of the distributions (including liquidating distributions) from such general partner entity, and  where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause (iv), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more Subsidiaries, the right to receive at least fifty percent (50%) of the distributions from such limited partnership, or (v) in the case of any other entity, fifty percent (50%) or more of the economic or beneficial interest therein; or
(b)in the case of any entity, the power or authority, through ownership of voting securities, by Contract, or otherwise, to exercise predominant control over the management of such entity.
Covered Audit Adjustment has the meaning assigned that term in Section 8.03(d).
Covered Person has the meaning assigned that term in Section 6.08(a).
Credit Agreement has the meaning assigned that term in the Purchase Agreement.
Debtor Relief Laws means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of any applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.
Decision Standard has the meaning assigned that term in Section 6.03.
Deferred Contribution means any “Deferred Contribution” as defined in any Tax Equity A&R LLC Agreement.
Deficit Class B Purchase Price Offset has the meaning assigned that term in Section 5.08(b).
Deficit Purchase Price Amount has the meaning assigned that term in the Purchase Agreement.
Delaware Certificate has the meaning assigned that term in the recitals.
Delaware Courts has the meaning assigned that term in Section 11.03.
Delayed Asset Closing has the meaning assigned that term in the Purchase Agreement.

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Delayed Assets has the meaning assigned that term in the Purchase Agreement.
Dispose, Disposing, or Disposition means, with respect to any asset (including a Membership Interest or any portion thereof (including any Class A Unit or Class B Unit) or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Membership Interest is transferred or shifted to another Person), any direct or indirect sale, assignment, lease, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession, or otherwise; (b) in the case of an asset owned by an entity, (i) a sale of the equity of such entity or a merger, division, or consolidation of such entity (other than a merger in which such entity is the survivor thereof) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up, or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance itself; provided, however, that any Disposition of limited partnership interests or other equity interests of NEP, Apollo Global Management, Inc., or Investor Parent (provided that Apollo Global Management Inc. or an Affiliate thereof retains Control of Investor Parent) shall not be subject to the restrictions set forth in Article 7.
Disposing Member means any Member or other holder of a Membership Interest, including Class A Units or Class B Units, that proposes to consummate a Disposition, including any proposed Disposition subject to Section 7.01(c), of all or any portion of its Membership Interest (whether or not the proposed Disposition is to another Member).
Disposition Notice has the meaning assigned that term in Section 7.01(a).
Dispute has the meaning assigned that term in Section 11.01.
Disputing Member has the meaning assigned that term in Section 11.01.
Dissolution Event has the meaning assigned that term in Section 12.01.
Distribution Adjustment Date means (a) any Distribution Date that occurs during the First Distribution Adjustment Period on which the First Distribution Adjustment Condition is not satisfied, (b) any Distribution Date that occurs during the Second Distribution Adjustment Period on which the Second Distribution Adjustment Condition is not satisfied, or (c) the Flip Date (it being understood that, with respect to each Distribution Date, in order to determine whether any Distribution Date is a Distribution Adjustment Date, the aggregate number of Class B Units purchased on or prior to such Distribution Adjustment Date pursuant to one or more exercises of the Call Option, NEP Change of Control Option, and Class B COC Option shall be measured separately for such Distribution Date).
Distribution Adjustment Period means, with respect to any Fiscal Year that includes a Distribution Adjustment Date, any period during such Fiscal Year throughout which

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the percentage of distributions of Available Cash to which the Class A Units are entitled as a class under Section 5.01(a) does not change.
Distribution Date has the meaning assigned that term in Section 5.01.
Distribution Percentage means, as of any date of determination, with respect to (a) any holder of Class A Units or Class B Units on such date, the product (in the form of a percentage) of (i) such holder’s Class A Percentage Interest or Class B Percentage Interest, as applicable, multiplied by (ii) the percentage of Available Cash paid to all holders of Class A Units or Class B Units, as applicable, on such date of determination pursuant to Section 5.01; and (b) any Person holding of both Class A Units and Class B Units, the sum of such Person’s Distribution Percentage in respect of its Class A Units on such date of determination calculated in accordance with the foregoing clause (a) and such Person’s Distribution Percentage in respect of its Class B Units calculated on such date of determination in accordance with the foregoing clause (a); provided, however, that, solely for purposes of calculating Distribution Percentages of Members for Capital Calls under Section 4.04(a), the number of Class B Units held by NEP Class B Parties will be excluded from the total number of Class B Units outstanding in the calculation of each other Member’s Distribution Percentage (including the calculation of the Class B Percentage Interest of each Other Class B Party).
Economic Risk of Loss has the meaning assigned that term in Treasury Regulation Section 1.752-2(a).
Effective Date has the meaning assigned that term in the preamble.
Effective Date Capital Contribution has the meaning assigned that term in Section 4.03(a).
Effective Date Contribution Amount has the meaning assigned that term in Section 4.03(a).
Election Out has the meaning assigned that term in Section 8.03(c).
Emergency means (a) any event that requires prompt action by the Company to avoid, prevent, or mitigate (i) imminent harm to Persons or property, including injury, illness, or death of any individual or damage to the properties or assets of the Company or its Subsidiaries, any other Person, natural resources (including wildlife), or the environment; (ii) any damage or disrepair to any property or assets of the Company or its Subsidiaries (including repairs or replacements thereof); or (iii) any material violation of applicable Law; or (b) any action required to prevent an imminent material default by the Company or any of its Subsidiaries, or to cure a material default, on any Material Project Agreement or Material Contract to which the Company or any of its Subsidiaries is a party.
Emergency Loan has the meaning assigned that term in Section 4.05(a).
Emergency Loan Amount has the meaning assigned that term in Section 4.05(a).

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Encumber, Encumbering, or Encumbrance means the creation of a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of Law.
EMSA means each energy management services agreement in effect from time to time between NextEra Energy Marketing, LLC or another Subsidiary of NEER, on the one hand, and the applicable Subsidiary of the Company, on the other hand, and substantially in the form of the Energy Management Services Agreement, dated as of August 6, 2021, by and between NextEra Energy Marketing, LLC and Quinebaug Solar, LLC or the form of agreement attached hereto as Exhibit B.
Estimated Working Capital has the meaning assigned that term in the NEER/NEP APA.
Excess Purchase Price Amount has the meaning assigned that term in the Purchase Agreement.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Execution Date Portfolio Project Model has the meaning assigned that term in the Purchase Agreement.
FCPA means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
FERC means the Federal Energy Regulatory Commission or any successor Governmental Authority.
First Distribution Adjustment Condition has the meaning assigned that term in Section 5.01(b).
First Distribution Adjustment Period means the period commencing on [●], 2027,1 and continuing through [●], 2029.2
Fiscal Year means any twelve (12) month period commencing on January 1 and ending on December 31.
Flip Date means [●], 2031.3
Flip Date Fiscal Year means the Fiscal Year in which the Flip Date occurs.
Fund means a private equity, infrastructure, or other investment fund entity.
1    NTD – To be the date that is [seventy-two (72) months] after the Effective Date.
2    NTD – To be the date that is the day before the [eighth (8th)] anniversary of the Effective Date.
3    NTD – To be the date that is the tenth (10th) anniversary of the Effective Date.

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GAAP means generally accepted accounting principles in the United States of America, consistently applied; provided that, for any financial statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
General Partner means NextEra Energy Partners, GP, Inc., a Delaware corporation, and any of its successors and permitted assigns that are admitted as general partner of NEP, in their capacity as general partner of NEP.
Governmental Authority (or Governmental) means a federal, state, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village, or other municipality; a district, ward, or other subdivision of any of the foregoing; any executive, legislative, or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court or other judicial body, or any arbitration body or tribunal; and any officer, official, or other representative of any of the foregoing.
Governmental Authorization means any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC, and the expiration of any waiting period required under the HSR Act.
Guaranteed Tax Credit Dispute means any audit, administrative, or judicial process relating to tax credits under Section 45 or Section 48 of the Code allocated by a Tax Equity Entity to any Tax Equity Investor for which (a) the Tax Equity Entity’s recourse against the Company following an adverse determination related to such tax credits is supported by a payment guarantee by an Affiliate of NEP Member or (b) an Affiliate of NEP Member agrees in writing to provide an indemnity to the Company with respect to any adverse determination of such audit, administrative, or judicial process, in the amount of any excess of (i) the net present value (using a discount rate of [five and sixty-one hundredths percent (5.61%)]) of any adjustment to Deferred Contributions or reduction in the pro forma amount of available cash flow projected to be distributed to the Company under the limited liability company agreement of a Tax Equity Entity in the absence of such adverse determination over (ii) the amount of any settlement payment with respect to such audit, administrative, or judicial process that is approved by Class B Member Approval.
Hedging Instrument means (a) any interest rate swap, option Contract, futures Contract, options on futures Contract, cap, floor, collar, or any other similar arrangement entered into by or on behalf of the Company or any of its Subsidiaries related to movements in interest rates; (b) any electricity swap, options Contract, futures Contract, options on futures Contract, cap, floor, collar, or any other similar arrangement entered into by or on behalf of the Company or any of its Subsidiaries related to movements in electricity prices or for the purpose of reducing exposure to movements in electricity prices (or minimizing losses in connection therewith); and (c) any other derivative transaction of a nature similar to those referenced in clause (a) or clause (b) entered into by or on behalf of the Company or any of its Subsidiaries to hedge risks of any commercial nature.

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High Banks Transmission Proceeds means all proceeds paid to Irish Creek Wind, LLC by High Banks Wind, LLC or any other Affiliate of NEER, in each case, in connection with any Disposition or Encumbrance of interests in the Shared Interconnection Facilities (as defined in the Amended and Restated Shared Interconnection Facilities Co-owners Agreement, dated as of October 8, 2020, between Soldier Creek Wind, LLC and Irish Creek Wind, LLC) and the interconnection of any project owned or managed by NEER or one of its Affiliates to such Shared Interconnection Facilities.
HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
including means including, without limitation.
Indebtedness means any amount payable by a Person as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person or its Subsidiaries and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn), (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition that is (i) guaranteed by such Person or its Subsidiaries or (ii) secured by any Encumbrance on assets owned or acquired by, such Person or its Subsidiaries, whether or not the indebtedness secured thereby has been assumed such Person or its Subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of such Person or its Subsidiaries securing such Indebtedness, (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto), (d) obligations evidenced by bonds, debentures, notes or other instruments of debt securities, or by warrants or other rights to acquire any debt instruments or debt securities.
Initial Aggregate Class B Purchase Price has the meaning assigned that term in the Purchase Agreement, subject to such adjustments to the amount of the Initial Aggregate Class B Purchase Price prior to the Initial Closing as are set forth in the Purchase Agreement.
Initial Aggregate Class B Purchased Units has the meaning assigned that term in the Purchase Agreement.
Initial Capital Contribution has the meaning assigned that term in Section 4.03(c).
Initial Closing has the meaning assigned that term in the Purchase Agreement.
Initial Closing Date has the meaning assigned that term in the Purchase Agreement.
Initial Distribution Period has the meaning assigned that term in Section 5.04(a)(i).

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Initial Investor has the meaning assigned that term in the preamble.
Interest Rate Hedging Transaction means any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under any Class B Permitted Loan Financing.
Internal Rate of Return means the annual effective pre-tax discounted rate per Class B Unit computed by taking into account (a) all Cash Flows in respect of such Class B Unit and (b) for purposes of Section 7.02, Section 7.03, and Section 7.04, the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price, as applicable, to be received in respect of such Class B Unit, and, in each case, calculated using the “XIRR” function on Microsoft Office Excel 2007 (or the same function in any subsequent version of Microsoft Office Excel).
Investor means, as of the Initial Closing, the Initial Investor, for so long as it owns Class B Units, and, after the Initial Closing, shall collectively include, as of any date, any of the Initial Investor’s Affiliates that hold Class B Units as of such date.
Investor Parent means Apollo CIF CEPF, L.P., a Delaware limited partnership.
IRR Report means the financial model attached as Exhibit C to this Agreement as agreed and accepted by the Members and updated in accordance with Section 9.02 to reflect actual results of the Company.
Issuance Price has the meaning assigned that term in Section 7.02(f).
Law means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
Liquidity Event has the meaning assigned to the term in Section 7.09(a).
Liquidity Event Agreement has the meaning assigned to the term in Section 7.09(c).
Loss Reduction Activity means any actions taken by the Company or any of its Subsidiaries, including by entering into Contracts, to mitigate or prevent losses arising out of or resulting from the production or offtake of electricity, capacity, and ancillary services that, in the absence of such actions, would have been incurred in connection with the operation of any Project, whether pursuant to Contracts to which the Company or any of its Subsidiaries is a party or otherwise; provided, however, that no such actions shall be permitted without Class B Member Approval if, on a pro forma basis, such actions would reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such actions had not been taken.
Loss Reduction Amount means the aggregate amount of any payments or other consideration or benefits received by the Company or any of its Subsidiaries arising out of, resulting from, or relating to any Loss Reduction Activity.
Major Decisions has the meaning assigned that term in Section 6.03.

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Managing Member means NEP Member or any other Person hereafter appointed as a successor Managing Member of the Company as provided in Section 6.01, each in its capacity as such.
Material Breach means the Managing Member’s intentional, reckless or grossly negligent (a) failure to cause the Company to make distributions of Available Cash or other assets to Members that are required to be made pursuant to Section 5.01, Section 5.02, or Section 5.03 (or any intentional, reckless or grossly negligent failure by the Manager under and as defined in the Star Moon Holdings LLC Agreement to make distributions of Available Cash (as defined in the Star Moon Holdings LLC Agreement) and other assets that are required to be distributed pursuant to Section 5.01 or Section 5.02 of the Star Moon Holdings LLC Agreement); (b) proceeding with taking, or causing the Company to take, any action constituting a Major Decision with the actual knowledge that such action requires Class B Member Approval without having obtained such Class B Member Approval; or (c) violation of applicable Law in the conduct of its duties as Managing Member, as determined in a final, nonappealable judgment by a court of competent jurisdiction, which violation has had or is reasonably expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, nothing in this definition of Material Breach shall be deemed to impose fiduciary duties (or any other implied duties) on the Managing Member (which are expressly eliminated pursuant to Section 6.02) or otherwise to modify or limit the standard of care set forth in Section 6.02.
Material Contract means any (a) Contract for the future purchase, exchange, or sale of electric power or ancillary services; (b) Contract for the future transmission of electric power; (c) interconnection Contract; (d) partnership, joint venture, or limited liability company agreement; or (e) Project Financing Document.
Material Project Agreement means any Power Purchase Agreement, engineering procurement and construction Contract, development and construction management agreement, equipment supply agreement (including any turbine or module supply agreement), operation and maintenance agreement, administrative services agreement, energy management services agreement, shared or common facilities agreement, interconnection agreement, or build-out agreement to which the Company or any of its Subsidiaries is a party, or any credit support thereunder.
Member means any Person executing this Agreement as of the Effective Date as a member or hereafter admitted to the Company as a New Member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
Member Affiliated Parties has the meaning assigned that term in Section 6.06(a).
Member Nonrecourse Debt has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
Member Nonrecourse Debt Minimum Gain has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

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Member Nonrecourse Deductions has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).
Membership Interest means, with respect to any Member, (a) such Member’s status as a Member; (b) that Member’s right, as a holder of Class A Units or Class B Units, to a portion of the income, gain, loss, deduction, and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including such Member’s rights to vote, consent, and approve matters, as set forth in this Agreement; and (d) all obligations, duties, and liabilities imposed on such Member (under the Act, this Agreement, or otherwise) in its capacity as a Member.
Minimum Gain has the meaning assigned that term in Treasury Regulation Section 1.704 2(d).
Moonlight Bay Company means Moonlight Bay Renewables, LLC, a Delaware limited liability company.
Moonlight Bay Class A Holdings means Moonlight Bay Class A Holdings, LLC, a Delaware limited liability company.
National Securities Exchange means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
NEER means NextEra Energy Resources, LLC, a Delaware limited liability company.
NEER/NEP APA means the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, by and among NEP US SellCo, LLC, NEP Purchaser, and, solely with respect to Articles IV, IX, X, and XII of the NEER/NEP APA, Seller Parent Guarantor (as defined therein), as amended by the Amendment to the Amended and Restated Purchase and Sale Agreement (2021-B Projects Annex) and the Acquired Companies Annex for the 2021-B Acquired Companies attached thereto, dated as of October 21, 2021, as such agreement may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
NEP has the meaning assigned that term in the preamble.
NEP Change of Control Option has the meaning assigned that term in Section 7.03(a).
NEP Class B Parties means, as of any date, such of NEP Member and its Affiliates as hold Class B Units on such date (and each, individually, a “NEP Class B Party”).
NEP Common Unit means an interest of a limited partner in NEP having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the NEP Limited Partnership Agreement.

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NEP Excluded Party means, with respect to NEP Member and its Affiliates, (a) any Person listed on Schedule 1.B hereto, and (b) any Sanctioned Person.
NEP General Partner Interest means the general partner interest of NEP held by the General Partner.
NEP Limited Partnership Agreement means that certain Fifth Amended and Restated Agreement of Limited Partnership of NEP, dated as of November 12, 2019, by and among NextEra Energy Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto from time to time, as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.
NEP Member has the meaning assigned that term in the preamble.
NEP Purchaser means NextEra Energy Partners Acquisitions, LLC, a Delaware limited liability company.
Net Profits and Net Loss means, for each Fiscal Year or other period, including any Distribution Adjustment Period and any Post-Flip Date Distribution Period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)    any income of the Company that is exempt from federal income Tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;
(c)    income, gain, or loss resulting from any Disposition of, distribution to a Member of, or depreciation, amortization, or other cost recovery deductions with respect to, Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted Tax basis of such property differs from its Book Value;
(d) in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;
(e) to the extent an adjustment to the adjusted Tax basis of any asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulation

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Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and
(f) notwithstanding any other provision of this definition of “Net Profits” and “Net Loss,” any item that is specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Profits or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Loss.”
Network Upgrades has the meaning assigned that term in the applicable interconnection agreements relating to the Irish Creek Wind Project, the Borderlands Wind Project, the Quinebaug Solar Project, the Cool Springs Solar Project, the Quitman II Solar Project, the Dodge Flat Solar Project, the Fish Springs Solar Project, the Minco III Wind Project, and the Ensign Wind Project (as each such term is defined in the Purchase Agreement).
New Member means a Person, other than Investor or NEP Member, admitted after the Effective Date pursuant to the terms and conditions herein.
Nonrecourse Deductions has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).
Non-Voting NEP Common Units means “Non-Voting Common Units” of NEP, as that term is used and defined in the NEP Limited Partnership Agreement, which have the same economic rights as the NEP Common Units but no voting rights on any matter whatsoever and shall not be listed on any National Securities Exchange.
Notice of Initial Closing has the meaning assigned that term in the Purchase Agreement.
Notifying Member has the meaning assigned that term in Section 6.04(a).
Offer Notice has the meaning assigned that term in Section 7.01(c)(ii).
OpCo General Partner means NextEra Energy Operating Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Operating Partnership as the general partner thereof, in their capacity as general partner of the Operating Partnership.
OpCo General Partner Interest means the general partner interest of the Operating Partnership held by the OpCo General Partner.
Operating Partnership means NextEra Energy Operating Partners, LP, a Delaware limited partnership.

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Option A has the meaning assigned that term in Section 8.03(e).
Option B has the meaning assigned that term in Section 8.03(e).
Organizational Documents means, as applicable, an entity’s agreement of limited partnership, certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws, or other similar organizational documents.
Other Class B Party means, as of any date, any holder of Class B Units on such date other than the NEP Class B Parties.
Other Class B Party Percentage Interest means, as of any date, the percentage determined by dividing the number of Class B Units held by any individual Other Class B Party on such date by the total number of Class B Units held by all NEP Class B Parties and all Other Class B Parties as of such date.
Parent means, with respect to any Member, a Person that Controls such Member.
Partnership Representative has the meaning assigned that term in Section 8.03(a).
Permitted Assignee means any assignee of all or any portion of a Member’s Class A Units or Class B Units, the Disposition of which was made in accordance with the terms and conditions of Article 7, including the requirements set forth in Section 7.01.
Permitted Hedging Transactions means such Interest Rate Hedging Transactions entered into with respect to any Class B Permitted Loan Financing, but only if and to the extent permitted and/or required by the terms and conditions of the applicable Class B Permitted Loan Financing, and subject to the limitations set forth therein and in Section 7.02(l).
Permitted Lien has the meaning set forth in the Purchase Agreement.
Person has the meaning assigned that term in Section 18101 of the Act and also includes, with respect to any natural person, the heirs, beneficiaries, and personal representatives of such natural person, where the context so provides.
Post-Effective Date Excess Insurance Proceeds means the excess of any proceeds from insurance arising out of or relating to events, casualties, or other circumstances that constitute insured losses occurring on or after the Effective Date that are received by the Company or any of its Subsidiaries over the costs and expenses incurred by the Company and its Subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds; provided that all distributions of Post-Effective Date Excess Insurance Proceeds in respect of any Tax Equity Entity to holders of Class A Units and Class B Units shall be net of all amounts distributed, or required to be distributed, by such Tax Equity Entity pursuant to its Organizational Documents to the holders of Tax Equity Interests therein.

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Post-Flip Aggregate Other Class B Parties Percentage means, with respect to any period following the Flip Date, the percentage of Available Cash distributable, in the aggregate, to all of the Other Class B Parties pursuant to Section 5.01(d).
Post-Flip Date Distribution Period means, with respect to (i) any portion of the Flip Date Fiscal Year commencing on the Flip Date and (ii) any Fiscal Year following the Flip Date Fiscal Year, in each case, in which the Post-Flip Aggregate Other Class B Parties Percentage changes during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (i)), any period during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (i)) throughout which the Post-Flip Aggregate Other Class B Parties Percentage does not change.
Potential Claim Notice has the meaning assigned that term in Section 6.04(a).
Power Purchase Agreement means the agreements set forth on Schedule 3 hereto and any other purchase and sale agreement with respect to the offtake of electricity, capacity, and ancillary services and any Contract for differences, in each case, to which any Subsidiary of the Company becomes a party after the Effective Date with respect to any of the Projects.
Power Purchaser Buyout Event means the exercise by the applicable counterparty (or any successor thereof) to one of the Power Purchase Agreements listed on Schedule 4 hereto of its option to purchase the applicable Project (or Project Company) pursuant to such Power Purchase Agreement.
Pre-Effective Date Excess Insurance Proceeds means the excess of any proceeds from insurance arising out of or relating to events, casualties, or other circumstances that constitute insured losses occurring before the Effective Date that are received by the Company or any of its Subsidiaries over the costs and expenses incurred by the Company and its Subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds.
Project has the meaning assigned that term in the Purchase Agreement.
Project Company means, with respect to any Project, the entity set forth in the third column of Schedule 2 hereto opposite the name of such Project.
Project Financing Documents means, with respect to any Tax Equity Entity, the applicable Tax Equity ECCA (as defined in the Purchase Agreement) and Tax Equity A&R LLC Agreement entered into (or to be entered into) in connection with the Tax Equity Financing for any Project Company, and, collectively, with respect to all of the Project Companies, the Tax Equity ECCAs and the Tax Equity A&R LLC Agreements entered into, or to be entered into, in connection with the Tax Equity Financing for all such Project Companies.
Projected Available Cash has the meaning assigned that term in Section 4.05(b).
Proportionate Class B Allocation means, with respect to the Class B Units held by any Member or Assignee as of any date, such number of Class B Units then held by such Member or Assignee consisting, as nearly as possible, of (a) 50% of such Class B Units whose Acquisition Date is

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the Initial Closing Date and (b) 50% of such Class B Units whose Acquisition Date is the Additional Closing Date.
Purchase Agreement has the meaning assigned that term in the recitals.
Qualifying Financing means a financing on commercially reasonable terms (including with respect to the aggregate amount of fees and costs of such financing and any breakage costs or termination fees); provided that, with respect to Investor or its Affiliates, any such financing shall be deemed to be on commercially reasonable terms if (a) the interest rate for such financing does not exceed the Alternate Base Rate plus three and one half percent (3.5%), (b) such financing has a loan-to-value ratio of at least fifty percent (50%) (based on the Issuance Price of the NEP Common Units to be delivered to Investor in connection with the exercise of any Call Option, NEP Change of Control Option or Class B COC Option); (c) the terms of such financing (when taken together with the aggregate amount of fees and costs of such additional financing) are otherwise substantially similar in all material respects to similar financing arrangements entered into by third-party investors, during the period of eighteen (18) months immediately prior to the date on which such Qualifying Financing is obtained, in connection with transactions that are similar in nature to the transactions contemplated by this Agreement; and (d) the sources of such financing are nationally reputable financial institutions regulated as commercial banks whose ordinary business consists of providing financing of a nature similar to the financings described in the foregoing clause (c); provided, further, that in no event shall (i) such Qualifying Financing be secured by any Encumbrance on any Class B Units or (ii) the scheduled maturity date for a tranche under such financing be shorter than the second anniversary of the funding date for such tranche.
Quarter means, unless the context requires otherwise, a fiscal quarter of the Company.
Registration Rights Agreement means that certain Registration Rights Agreement, dated as of the date of this Agreement, by and among the NEP, Initial Investor, and the other Class B Members party thereto.
Regulatory Allocations has the meaning assigned that term in Section 5.04(b)(ix).
Related Party means any Person (a) who is considered for federal income Tax purposes to be purchasing electricity generated by a Subsidiary of the Company and who is related to the Company or a Member within the meaning of Section 45(e)(4) of the Code or any successor provision, but excluding any Person that so purchases electricity generated by such Subsidiary to the extent such Person resells the electricity to another Person who is not related to the Company or a Member within the meaning of Section 45(e)(4) of the Code or (b) who is related for purposes of the application of the loss disallowance rules of Section 267(a) or Section 707(b)(1) of the Code to sales of electricity generated by a Subsidiary of the Company.
Representative means, with respect to any Person, and excluding the use of the term in the definition of “Class B Member Representative” and “Partnership Representative,” any of such Person’s financial advisors, consultants, accountants, attorneys, engineers, or other representatives.

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Required Governmental Authorizations means such Governmental Authorizations, if any, as shall be required under applicable Law (including, to the extent applicable, any Governmental Authorizations required under the HSR Act or by the FERC) to be obtained in connection with the exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, each in accordance with the terms hereof.
Required Tax Payment has the meaning assigned that term in Section 4.05(c).
Sale Proceeds means the net proceeds received by the Company, after payment of all of the related costs and expenses of the Company and its Subsidiaries, as the result of (a) a sale of the Company pursuant to which any Person (or group (within the meaning of Section 13(d)(3) of the Exchange Act)) acquires, directly or indirectly, (i) all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) or (ii) all of the outstanding equity securities of the Company, whether by merger, consolidation, recapitalization, division, reorganization, purchase of securities, or otherwise, or (b) a Disposition of any material assets of the Company or its Subsidiaries (including pursuant to any Power Purchaser Buyout Event), excluding, in each case, in connection with any Liquidity Event; provided that all distributions of Sale Proceeds in respect of any Tax Equity Entity (or any Subsidiary thereof) to holders of Class A Units and Class B Units shall be net of all amounts distributed, or required to be distributed by such Tax Equity Entity’s Organizational Documents, by such Tax Equity Entity to the holders of its Tax Equity Interests.
Sanctioned Country means a country or territory that is the subject of comprehensive Sanctions (which, as of the Effective Date, means Cuba, Iran, North Korea, Syria, and the Crimea region).
Sanctioned Person means, at any time, any Person: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) ordinarily resident in or organized under the Laws of a Sanctioned Country; or (c) fifty percent (50%) or more (in the aggregate) of which is owned, directly or indirectly, by any of the foregoing.
Sanctions means, collectively, the sanctions administered or enforced by the United States government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, or the European Union.
Scheduled Call Option Buyout Date has the meaning assigned that term in Section 7.02(h).
Scheduled Change of Control Buyout Date has the meaning assigned that term in Section 7.03(d).
Scheduled Class B COC Buyout Date has the meaning assigned that term in Section 7.04(e).
Second Distribution Adjustment Condition has the meaning assigned that term in Section 5.01(c).

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Second Distribution Adjustment Period means the period commencing on [●], 2029,4 but prior to the Flip Date.
Securities Act means the Securities Act of 1933, as amended.
Selection Notice has the meaning assigned that term in Section 11.05(b).
Sellco means NEP US SellCo II, LLC, a Delaware limited liability company.
Sole Discretion Standard has the meaning assigned that term in Section 6.03.
Star Moon Holdings means Star Moon Holdings, LLC, a Delaware limited liability company.
Star Moon Holdings Liquidation Proceeds means any distribution received by the Company on or in respect of the Company’s direct interest in Star Moon Holdings or indirect interest in any Subsidiaries of Star Moon Holdings, in each case, which is attributable to any dissolution, liquidation, or winding up of Star Moon Holdings or any of its Subsidiaries.
Star Moon Holdings LLC Agreement means the Amended and Restated Limited Liability Company Agreement of Star Moon Holdings, dated as of July 30, 2021, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof
Stargrass Company means Stargrass, LLC, a Delaware limited liability company.
Stargrass Class A Holdings means Stargrass Class A Holdings, LLC, a Delaware limited liability company.
State Tax Credit Payments means, collectively, all payments received by the Company in respect of state Tax credits that may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity or otherwise.
Subcontractor Delay Liquidated Damages means, collectively, all payments received by the Company or any of its Subsidiaries in respect of any Project and designated as compensation for any delay liquidated damages relating to the construction, development, or testing of such Project.
Subsidiary means, as to any Person, (a) any corporation, limited liability company, or other entity that is Controlled by such Person or (b) any corporation, limited liability company, or other entity in which such Person owns, directly or indirectly, an equity interest entitled to receive fifty percent (50%) or more of the distributions therefrom (including liquidating distributions). For the avoidance of doubt, (i) for so long as NEP Member (or another Subsidiary of NEP) is the manager of Star Moon Holdings, then, for all purposes of this Agreement, Star Moon Holdings shall be treated as a Subsidiary of the Company and (ii) for so long as Minco Wind Energy III, LLC is the managing member of Minco IV & V Interconnection, LLC, a Delaware limited liability company, then, for all purposes of this Agreement, Minco IV & V Interconnection, LLC shall be treated as a Subsidiary of the Company
4    NTD – To be the date that is the [eighth (8th)] anniversary of the Effective Date.

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(provided that, solely for purposes of the definition of Affiliate Transaction, and regardless of whether Minco Wind Energy III, LLC is its managing member, Minco IV & V Interconnection, LLC shall be treated as a Subsidiary of the Company).
Tax means any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto.
Tax Equity A&R LLC Agreements means (a) the Amended and Restated Limited Liability Company Agreement of the Moonlight Bay Company, by and among Moonlight Bay Class A Holdings, as the Moonlight Bay Class A Member and as managing member, and the Moonlight Bay Class B Member(s) party thereto, dated as of August 20, 2021, as such agreement may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof, (b) the Amended and Restated Limited Liability Company Agreement of the Stargrass Company, by and among Stargrass Class A Holdings, as the Stargrass Class A Member and as managing member, and the Stargrass Class B Member(s) party thereto, dated as of July 30, 2021, as such agreement may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof, and (c) the limited liability company agreement of any other Acquired Company (as defined in the Purchase Agreement) (or any subsidiaries thereof) that, following the Effective Date, shall have issued and outstanding Tax Equity Interests, in each case, as such agreement is in effect as of the Effective Date (if applicable), and as may be thereafter amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
Tax Equity Entities means, collectively, Moonlight Bay Company and Stargrass Company (in each case, for so long as it has outstanding Tax Equity Interests) and any other Subsidiary of the Company that has outstanding Tax Equity Interests (for so long as such Tax Equity Interests remain outstanding), and each such entity, a “Tax Equity Entity.”
Tax Equity Financing means, with respect to each of the Projects, the transactions contemplated by the applicable Project Financing Documents.
Tax Equity Interests means the issued and outstanding equity interests in any Subsidiary of the Company (including, as of the Effective Date, Moonlight Bay Company and Stargrass Company) that (a) are issued to and held by Persons not Affiliated with NEP, (b) do not represent a Controlling interest in such Subsidiary, and (c) entitle the holder thereof to production Tax credits under the Code and other benefits.
Tax Equity Investors means, as of any date, the holders of Tax Equity Interests as of such date.
Tax Equity Proceeds means the aggregate amount of capital contributions (other than Deferred Contributions) actually paid by Tax Equity Investors to the applicable Tax Equity Entity at any time on or after the closing date of the applicable Tax Equity Financing pursuant to the applicable Project Financing Document or other definitive agreement entered into in connection with the acquisition of Tax Equity Interests in such Tax Equity Entity.

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Tax Equity Repurchase has the meaning assigned that term in Section 4.05(b).
Tax Equity Repurchase Loan has the meaning assigned that term in Section 4.05(b).
Tax Equity Repurchase Loan Notice has the meaning assigned that term in Section 4.05(b).
Tax Equity Repurchasing Member has the meaning assigned that term in Section 4.05(b).
Tax Payment Loan has the meaning assigned that term in Section 4.05(c).
Term has the meaning assigned that term in Section 2.06.
Trading Day means a day on which the principal National Securities Exchange on which the NEP Common Units are listed or admitted to trading is open for the transaction of business or, if such NEP Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York, New York generally are open.
Transfer Agent means such bank, trust company, or other Person as may be appointed pursuant to the NEP Limited Partnership Agreement to act as registrar and transfer agent for any class of partnership interests of NEP.
Treasury Regulations means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
Triggering Event means the occurrence of any of the following, as identified in a Triggering Event Notice: (a) on or after the Flip Date, NEP Member, together with its Affiliates, do not hold such number of Class A Units and Class B Units as, collectively, is entitled to receive at least sixty-five percent (65%) of the aggregate amount of any distributions of Available Cash payable on any Distribution Date to holders of all outstanding Class A Units and Class B Units pursuant to Section 5.01; (b) NEP Member (or its nominee) fails to satisfy NEP Member’s obligations pursuant to Section 7.03 upon a Class B Member’s exercise of the NEP Change of Control Option (except to the extent attributable to any failure to consummate a Change of Control Closing as a result of a Change of Control Cash Shortfall (regardless of any revocation of the Change of Control Notice)); or (c) there is a Material Breach of this Agreement and the Managing Member fails to cure such Material Breach within thirty (30) days following its receipt of notice of such Material Breach from the Class B Member Representative.
Triggering Event Date means the date on which a Triggering Event occurred, as set forth in a Triggering Event Notice.
Triggering Event Notice means a notice delivered by the Class B Member Representative (acting with Class B Member Approval) to NEP Member setting forth (a) that a

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Triggering Event has occurred, and the date thereof, and (b) a reasonably detailed description of the facts and circumstances supporting such determination that a Triggering Event has occurred.
Unaffiliated Material Project Agreement means any Material Project Agreement that does not constitute an Affiliate Transaction.
Unreturned Contribution means, as of any date, with respect to any holder of Class A Units or Class B Units on such date, (a) the aggregate amount of all Capital Contributions made (or deemed to be made) by such holder in respect of all such Class A Units or Class B Units on or prior to such date (including Capital Contributions from such holder’s predecessor(s) in interest with respect to any such Class A Units or Class B Units), less (b) the aggregate amount of all distributions made by the Company to such holder in respect of all such Class A Units and Class B Units on or prior to such date (including distributions to such holder’s predecessor(s) in interest with respect to such Class A Units or Class B Units); provided, however, that, in the event of any adjustment, pursuant to the Purchase Agreement, to the Initial Aggregate Class B Purchase Price or the Additional Aggregate Class B Purchase Price following the Initial Closing or the Additional Closing, respectively, then the Unreturned Contribution of each holder of Class B Units on the date of payment with respect to such adjustment shall be reduced or increased, as applicable, by the amount of adjustment to such Class B Member’s Capital Account pursuant to Section 4.03 in connection therewith. Notwithstanding any other provision herein, NEP Member’s Unreturned Contribution shall not be reduced by NEP Member’s receipt of any payment pursuant to Section 5.07.
Unreturned Contribution Percentage means, as of any date, with respect to any holder of Class A Units or Class B Units on such date, a fraction, the numerator of which is the Unreturned Contribution of such holder as of such date and the denominator of which is the aggregate Unreturned Contributions of all holders of Class A Units and Class B Units as of such date.
VWAP per NEP Common Unit on any Trading Day means the per NEP Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one NEP Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the NEP Common Units are listed); provided, however, that if the VWAP cannot be calculated for the NEP Common Units on a particular date on any of the foregoing bases, then with the prior written consent of the Class B Member Representative (on behalf of the Class B Members), the VWAP of the NEP Common Units on such date shall be the fair market value as determined in good faith by the board of directors of NEP in a commercially reasonable manner.
WC/Credit Capital Call has the meaning assigned that term in Section 4.05(d).
Withdraw, Withdrawing, or Withdrawal means the withdrawal, resignation, or retirement of a Member from the Company in its capacity as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article 7), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

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Withdrawn Member has the meaning assigned that term in Section 10.03.
Working Capital Loan has the meaning assigned that term in Section 4.05(d).
1.02    Interpretation. Unless the context requires otherwise: (a) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (g) the conjunction “or” shall be understood in its inclusive sense (and/or); and (h) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears.
ARTICLE 2
ORGANIZATION
2.01    Formation. The Company was formed by NEP Member as a Delaware limited liability company, effective as of September 8, 2021.
2.02    Name. The name of the Company is NEP Renewables III, LLC, and all Company business shall be conducted in that name or such other names that comply with Law as the Managing Member may select.
2.03    Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Delaware Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or at such other place as the Managing Member shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Managing Member may designate.
2.04    Purposes. The purposes of the Company are to acquire, accept, own, hold, sell, lease, transfer, finance, refinance, exchange, manage, and operate, directly or indirectly through Subsidiaries, the Assets (and, indirectly, the applicable equity interests in each of the Project Companies and Tax Equity Entities) and any other assets acquired by the Company, directly or

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indirectly, after the Effective Date in accordance with the terms of this Agreement, together with the liabilities and obligations related thereto, and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that are ancillary, related, or incidental to, or necessary or appropriate for the accomplishment of, the foregoing purposes.
2.05    No State Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided herein with respect to U.S. federal (and applicable state and local) income Tax treatment, the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.
2.06    Term. The period of existence of the Company (the “Term”) commenced on September 8, 2021, and shall end at such time as the Company is dissolved and wound up in accordance with this Agreement and the Act and a certificate of cancellation is filed with the Secretary of State of the State of Delaware and has become effective in accordance with Section 12.04.
2.07    Title to Property. All assets, property, and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property, or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property, or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property, and rights of the Company in the name of the Company and not in the name of any Member.
2.08    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Company shall execute and deliver any or all certificates or other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.
ARTICLE 3
MEMBERS
3.01    Schedule of Members. The name and address of each Member, the amount of each Member’s Capital Contributions, and the number and class of Membership Interest held by each Member are set forth on the schedule of Members attached hereto as Exhibit A. As of the Effective Date, NEP Member is the sole Member of the Company, and Section I of Exhibit A hereto sets forth (a) NEP Member’s Effective Date Contribution Amount as of the Effective

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Date, and (b) the number of Class A Units and Class B Units held by NEP Member as of the Effective Date. Upon consummation of the Initial Closing, the respective Initial Capital Contributions and the number of Class A Units and Class B Units held by the Members are set forth in Section II of Exhibit A hereto. The Managing Member shall cause the schedule of Members set forth on Exhibit A to be amended, and the books and records of the Company to be updated, to reflect the admission of any New Member, the withdrawal or substitution of any Member, the Company’s issuance of additional Membership Interests, the Disposition of Membership Interests by any Member (including NEP Member’s Disposition of the Initial Aggregate Class B Purchased Units to Initial Investor at the Initial Closing and NEP Member’s Disposition of the Additional Aggregate Class B Purchased Units at the Additional Closing), additional Capital Contributions made by any Member, or the receipt by the Company of notice of any change of address of a Member, in each case, in accordance with, and only after compliance with, the terms and conditions of this Agreement. No such amendment or revision to the schedule of Members shall be deemed an amendment to this Agreement or require the consent of any Member. Any reference in this Agreement to the schedule of Members shall be deemed to be a reference to the schedule of Members as amended and in effect from time to time.
3.02    Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member that the following statements are and shall be true and correct from and after the date of such Member’s admission as a Member of the Company:
(a)    such Member is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; if required by applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by and consents of the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken or obtained;

(b)    such Member has duly executed and delivered this Agreement and each of the other documents that this Agreement requires or contemplates that such Member will execute, and they each constitute the valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

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(c)    such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of an Encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions or provisions of (A) the Organizational Documents of such Member, (B) any material Contract to which such Member is a party or by which it or its assets are bound, or (C) any Law or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
3.03    Voting Rights of Members. Other than with respect to the Managing Member, in its capacity as such, and except as provided in the definitions of “Guaranteed Tax Credit Dispute,” “Loss Reduction Activity,” “Triggering Event Notice,” and “VWAP,” and Section 3.06, Section 3.08(b)(vii), Section 4.04(b), Section 4.05(b), Section 6.01, Section 6.03, Section 6.04, Section 7.01(a), Section 7.05(a), Section 7.09, Section 8.03, Section 10.01, Section 12.01(a), and Section 13.04, no vote, consent, or approval by or on behalf of the Members is or will be required for any matter or matters relating to the Company or its Subsidiaries or their respective businesses or affairs or otherwise arising under this Agreement or the Act. If at any time there is more than one Class A Member, then any action requiring the Class A Members to act as a class will require the approval of holders of a majority of the outstanding Class A Units, and, if at any time there is more than one Class B Member, then any action requiring the Class B Members to act as a class will require Class B Member Approval. Notwithstanding any other provision of this Agreement, NEP Class B Parties shall have no right to vote any Class B Units held by them on any matter.
3.04    No Management Rights. Except to the extent otherwise expressly provided in this Agreement, no Member, in its capacity as such, other than the Managing Member will have any right, power, or authority to take part in the management or control of the business of, or transact any business for, the Company, to act or sign for or on behalf of the Company, or to bind the Company in any manner whatsoever. No Member other than the Managing Member will hold out or represent to any third party that any such Member has any such power or right or that any such Member is anything other than a member in the Company.
3.05    Limitation on Liability of Members.
(a)    To the fullest extent permitted under the Act, no Covered Person will have any personal liability whatsoever solely by reason of being a Covered Person, whether to the Company, its creditors, or any other Person, for the debts, obligations, expenses, or liabilities of the Company, whether arising in contract, tort, or otherwise, which will be solely the debts, obligations, expenses, or liabilities of the Company. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations, expenses, or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member’s having any personal liability for the obligations of the Company. In no event will any Member, including the Managing Member, or any of the Members’, the Company’s, or any of their respective Subsidiaries’ officers, directors, members,

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managers, stockholders, partners, principals, Affiliates, Representatives, or employees be liable under this Agreement to the Company or any other Member (or their respective Affiliates, officers, directors, members, managers, stockholders, partners, principals, Representatives, or employees) for any (i) punitive damages or (ii) consequential damages, including any loss of future revenue or income, loss of business reputation or business opportunity, damages based on any type of multiple, or any damages that are not reasonably foreseeable.
(b)    Except as otherwise expressly provided herein, no Member will be required to make any additional Capital Contribution other than (i) with respect to NEP Member, its Effective Date Capital Contribution made (or deemed to be made) as of the Effective Date; (ii) with respect to Initial Investor, its Initial Capital Contribution made on the Initial Closing Date; and (iii) with respect to the Initial Investor and any Additional Class B Purchaser, their respective Capital Contributions made, if there is an Additional Closing, on the Additional Closing Date in an aggregate amount equal to the Additional Aggregate Class B Purchase Price. To the fullest extent permitted by Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.
3.06    Withdrawal of Members. Except as otherwise provided in this Agreement, no Member will be entitled to (a) voluntarily resign or otherwise Withdraw from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive property other than cash in return for such Member’s Capital Contribution, in each case, without the prior written consent of all remaining Members, in their sole and absolute discretion.
3.07    Access to Information. Except as otherwise set forth herein, each Member shall be entitled to obtain from the Company, to the extent permitted by Law, any information that such Member may reasonably request concerning the Company and its Subsidiaries, subject to Section 18-305(c) of the Act and any limitations on such information rights under applicable Law; provided, however, that this Section 3.07 shall not obligate the Company or the Managing Member to create any information or reports that do not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except to the extent otherwise provided in Section 9.03(a) and Section 9.03(b). Each Member shall also have the right, upon reasonable advance notice, and at reasonable times during usual business hours, to inspect the properties of the Company and its Subsidiaries and the books of account and other records and reports of the Company and its Subsidiaries, subject to Section 18-305(c) of the Act and any other limitations on information rights under applicable Law; provided that no such inspection or access by a Member may unreasonably interfere with the operation of any Project or the conduct of business by the Company or any of its Subsidiaries. Notwithstanding the foregoing, or any other provision of this Agreement, no Member shall have the right to inspect, obtain copies of, or otherwise have access to any document, report, or other information that (a) is subject to any contractual or legal obligation of confidentiality which, notwithstanding such Member or its designated officer, employee, or Representative being subject to Section 3.08 or any Comparable

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Confidentiality Obligation (as applicable), prohibits such Member (or its designated officer, employee or Representative, as the case may be) from obtaining access to such document, report, or other information, (b) is protected by the attorney-client or other applicable privilege, or (c) the Managing Member has determined in good faith is competitively sensitive or in the nature of trade secrets or the disclosure of which would damage the Company or any of its Subsidiaries or any of their respective businesses. A Member’s rights under this Section 3.07 may be exercised through any officer or employee of such Member designated in writing by it or by any Representative so designated, if such officer, employee, or Representative is subject to a Comparable Confidentiality Obligation (it being understood that such Member shall be responsible to the Company for any breach of such Comparable Confidentiality Obligation). The Member making the request shall bear all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such Member’s exercise of its rights under this Section 3.07. The Members agree to reasonably cooperate, and to cause their respective Representatives to reasonably cooperate, in connection with any such request. All Confidential Information obtained by or on behalf of any Member, or to which any Member has been provided access, pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.

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3.08    Confidential Information.
(a)    Except as permitted by Section 3.08(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates; and (ii) each Member shall use the Confidential Information only for purposes reasonably related to such Member’s Membership Interest in the Company or in connection with such Member’s status as a Member of the Company (including the Company’s conduct of its business in accordance with Section 2.04).
(b)    Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, and subject to any restrictions or limitations on disclosure imposed by applicable Law or by contractual obligations of confidentiality, a Member may make the following disclosures and uses of Confidential Information:
(i)disclosures to another Member in connection with the conduct of the business and affairs of the Company and its Subsidiaries;
(ii)disclosures and uses that are approved by the Managing Member;
(iii)disclosures to Governmental Authorities (A) as required by applicable Law or (B) as may be required from time to time to obtain the Required Governmental Authorizations;
(iv)disclosures (A) required under the Organizational Documents of any Subsidiary of the Company or other agreements in respect of the Tax Equity Entities or (B) in connection with any financing for the Company or any of its Subsidiaries, as approved pursuant to Section 6.03(d);
(v)disclosures to an Affiliate of such Member, including the directors, officers, managers, members, partners, and employees of such Affiliate, to the extent permitted by applicable Law, if such Affiliate or other Person is subject to this Section 3.08 or a Comparable Confidentiality Obligation (it being understood that such Member shall be responsible to the Company for any breach of such Comparable Confidentiality Obligation);
(vi)disclosures to a Person that is not a Member or an Affiliate of a Member, if (A) such Person (1) has been retained by the Company or any of its Subsidiaries to provide services to or for the Company or any of its Subsidiaries or (2) has been retained by a Member (or Affiliate of a Member) to provide such Member (or Affiliate) services relating to the Company or such Member’s Membership Interest in the Company and (B) such Person has entered into a Comparable Confidentiality Obligation;
(vii)disclosures to (A) a bona fide potential direct or indirect purchaser of such Member’s Membership Interest (solely to the extent a Disposition of such Membership Interest to such purchaser is permitted by the terms of this Agreement) or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.09 in accordance with the terms thereof, (B) any financing source or potential

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financing source to such Member or the Affiliates of such Member in connection with a Class A Permitted Loan Financing, a Class B Permitted Loan Financing, or a Qualifying Financing, as applicable, and any credit rating agencies in connection therewith, or (C) any Representatives or any financing source or potential financing source of any bona fide potential direct or indirect purchaser of such Member’s Membership Interest (if Disposition of such Membership Interest to such purchaser is permitted by the terms of this Agreement) or any bona fide potential direct or indirect purchaser (or any financing source or potential financing source of any such purchaser) in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.09 in accordance with the terms thereof, or (D) any Representative retained by the Company to provide services to the Company in connection with a Liquidity Event under Section 7.09 in accordance with the terms thereof, in each case of clause (A) through clause (D), if such Person either (y) has agreed in a writing addressed to the Company or an Affiliate of the Company (which shall be enforceable by the Company or such Affiliate against such Person) obligating such Person to keep such Confidential Information confidential on terms no less favorable to the Company than this Section 3.08 and not to use or disclose any such Confidential Information, except to the extent permitted by this Section 3.08 or (z) solely in the case of attorneys and accountants, is subject to a professional duty of confidentiality in respect of such Confidential Information and has been informed that such Confidential Information is confidential and subject to the restrictions set forth herein (which restrictions shall be binding upon any such attorney or accountant) (each of the foregoing clauses (y) and (z), a “Comparable Confidentiality Obligation”); provided that, with respect to clauses (A), (C), and (D) above, no Class B Member shall disclose any Power Purchase Agreement or make any disclosure regarding any of the terms thereof to any such Person in connection with any such potential Disposition of such Class B Member’s Membership Interest or such Liquidity Event unless and until such potential purchaser has been advanced to the final stage of the sale process in connection with the potential Disposition of such Class B Member’s Membership Interest or sale process in connection with such Liquidity Event in accordance with Section 7.09; provided, further, that, notwithstanding any other provision hereof, in no event shall any Class B Member (or any of its Representatives) make any disclosure of Confidential Information to a Class B Excluded Party without the prior written consent of NEP Member;
(viii)disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) the rules and regulations of any National Securities Exchange, or (E) pursuant to an audit or examination by a Governmental Authority, or any regulator or self-regulatory organization;

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(ix)disclosures to any Fund that owns, directly or indirectly, a majority of the equity interest of or otherwise Controls the disclosing Member, or to any existing or prospective investor in such Fund at the time of such disclosure, solely if and to the extent such disclosure is made for the purposes of investor due diligence (in the case of any prospective investor) or reasonable financial reporting to such Fund or such existing investor; provided that (A) such Fund is a party to a Comparable Confidentiality Obligation with the Company and (B) such existing or prospective investor in such Fund is subject to a Comparable Confidentiality Obligation with the disclosing Member (or such Fund); provided, further, that (1) disclosures to existing and prospective investors in any such Fund shall be limited to the Company’s consolidated financial statements (or summaries thereof) and summary descriptions of the existing operations and performance of the business of the Company and its Subsidiaries and (2) such Fund and the disclosing Member shall be responsible to the Company for any breach of such Comparable Confidentiality Obligation by any such existing or prospective investor; and
(x)disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:

(A)    provide the Company and the Managing Member with prompt notice of such requirements so that the Company or one or more of the Members may seek, at its sole cost and expense, a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(x);

(B)    consult with the Company and the Managing Member on the advisability of taking steps to resist or narrow such disclosure; and

(C)    cooperate with the Company, the Managing Member, and the other Members in any attempt one or more of them may make, at its or their sole cost and expense, to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees  to furnish only that portion of the Confidential Information that, on the advice of such Member’s internal or external counsel, such Member is legally required to disclose, and  to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

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(c)    Notwithstanding any other provision of this Agreement, including this Section 3.08, no Member (or Representative of any Member) shall be entitled to disclose (i) any Confidential Information that (A) is subject to any contractual or legal obligation of confidentiality, (B) is protected by the attorney-client or other applicable privilege, or (C) the Managing Member has determined in good faith is competitively sensitive or in the nature of trade secrets or the disclosure of which would damage the Company or any of its Subsidiaries or any of their respective businesses, or (ii) any Confidential Information that is designated by, or on behalf of, the Company as “Sensitive,” in each case, to any Person that is (A) a current or potential debt or equity financing source of such Member or its Affiliates or any of their respective Representatives or (B) a potential direct or indirect purchaser of such Member’s Membership Interest, including in connection with a Liquidity Event, or any of its debt or equity financing sources or Representatives, that, in each case, is Controlled by, or over whom Control may be exercised by, any foreign Person or Governmental Authority or that is ordinarily resident in, or organized under, the Laws of any Sanctioned Country.
(d)    Each Member shall take such precautionary measures as are necessary or appropriate to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Affiliates, and its and their directors, officers, managers, members, partners, employees, advisors, and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.
(e)    Promptly after a Member no longer holds any of its Membership Interest, such Person shall, at the Company’s option, either destroy (and provide a written confirmation (email being sufficient) of destruction to the Company with respect to) or return to the Company all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.08, such Person may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) preparing such Member’s Tax returns and defending audits, investigations, and proceedings relating thereto or (ii) complying with applicable Law or bona fide internal document retention policies; provided that such Person must keep such retained Confidential Information confidential in accordance with this Section 3.08 for so long as such information is retained. All Confidential Information retained pursuant to this Section 3.08 shall not be accessed by the Withdrawn Member during such period of retention other than as permitted under this Section 3.08.
(f)    The Members agree that no adequate remedy at Law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach or threatened breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder, as well as to any other remedies available at Law or in equity, pursuant to Section 11.03 and Section 11.04.

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(g)    The obligations of the Members under this Section 3.08 (including the obligations of any Withdrawn Member) shall terminate on the second (2nd) anniversary of the end of the Term.

ARTICLE 4
MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS
4.01    Classes of Membership Interests. As of the Effective Date and pursuant to this Agreement, the Membership Interests in the Company consist of Class A Units (the “Class A Units”) and Class B Units (the “Class B Units”). As of the Effective Date, after giving effect to the transactions set forth in Section 4.03(a) and in the Purchase Agreement, all of the Class A Units and the Class B Units shall be held by NEP Member. As of the Initial Closing Date, after giving effect to the transactions set forth in Section 4.03(c) and in the Purchase Agreement, all of the outstanding Class A Units and fifty percent (50%) of the outstanding Class B Units shall be held by NEP Member, and fifty percent (50%) of the outstanding Class B Units shall be held by the Initial Investor. As of the Additional Closing Date, after giving effect to the transactions set forth in Section 4.03(d) and in the Purchase Agreement, all of the outstanding Class A Units shall be held by NEP Member and all of the outstanding Class B Units shall be held by the Initial Investor, as set forth in Section III of Exhibit A hereto (as may be amended prior to the Additional Closing Date to reflect any assignment by Initial Investor to any of its Affiliates of the right to purchase any of the Additional Aggregate Class B Purchased Units in accordance with the Purchase Agreement). On and after the Effective Date, the Membership Interests represented by Class A Units and Class B Units will have the respective allocations, distributions, rights, powers, and preferences set forth in this Agreement.
4.02    Additional Membership Interests. Subject to Section 6.03(c) and Section 6.03(f), additional Membership Interests of any class or series may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as New Members, on such terms and conditions as the Managing Member may determine at the time of admission; provided that the Managing Member shall take all actions reasonably required to facilitate the admission, as New Members, of any Additional Class B Purchasers (other than the Initial Investor) who acquire any of the Additional Aggregate Class B Purchased Units at the Additional Closing in accordance with the Purchase Agreement. The terms of admission or issuance must specify the amount of the initial Capital Contribution made to the Company and may provide for the creation of different classes or groups of Members having different rights, powers, and duties, subject to Section 6.03(f). Any such admission is effective only after the New Member has executed and delivered to the Managing Member an instrument containing the notice address of the New Member, the New Member’s ratification of and joinder to this Agreement and agreement to be bound by the terms and conditions set forth herein, and its confirmation that the representations, warranties, and covenants in this Agreement, including Section 3.02 and Section 8.04, are true and correct with respect to such New Member. The provisions of this Section 4.02 shall not be construed to replace, modify, or limit the restrictions set forth in Section 7.01.
4.03    Capital Contributions.

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(a)    On or prior to the Effective Date, pursuant to the Purchase Agreement, (i) NEP Purchaser shall have acquired the Assets pursuant to the NEER/NEP APA, (ii) NEP Purchaser shall have contributed, or shall be deemed to have contributed, such Assets to NEP Member, and (iii) NEP Member shall have made a Capital Contribution to the Company of all such Assets (with respect to NEP Member its “Effective Date Capital Contribution”). Such Effective Date Capital Contribution shall have an aggregate value equal to the Base Contribution Amount, as may be adjusted to reflect the amount of Estimated Working Capital used to determine the Closing Purchase Price (the aggregate value of such Capital Contribution by NEP Member, its “Effective Date Contribution Amount”).
(b)    As of the Effective Date, and immediately prior to the Initial Closing, (i) all of the issued and outstanding limited liability company interests of the Company, all of which were held by NEP Member immediately prior to the Effective Date, are hereby cancelled; (ii) the Company is hereby issuing to NEP Member all of the Class A Units and Class B Units, in such numbers as are set forth opposite the name of NEP Member in Section I of Exhibit A hereto; and (iii) NEP Member is hereby designated the initial Class A Member and the initial Class B Member. In the event that, at any time after the Effective Date, any APA Post-Closing Adjustment Payment becomes payable by Sellco to NEP Member (as NEP Purchaser’s assignee) pursuant to the NEER/NEP APA, NEP Member shall have the exclusive right to receive such APA Post-Closing Adjustment Payment pursuant to Section 5.07, and no Member, other than NEP Member, shall have any right, title, or interest with respect to such payment, and there shall be no payments by or to the Company or any Member, other than NEP Member, in respect thereof, nor shall there be any adjustment in respect thereof to NEP Member’s Capital Account in the Company; provided that, in the event that the Company receives any payment in connection with any APA Post-Closing Adjustment Payment, the Company shall hold such amount for and on behalf of NEP Member and shall promptly pay over the entirety of such amount to NEP Member in accordance with Section 5.07.
(c)    At the Initial Closing, pursuant to the Purchase Agreement, NEP Member shall sell to Initial Investor fifty percent (50%) of the outstanding Class B Units, as shall be set forth in the Notice of Initial Closing, in exchange for payment by Initial Investor to NEP Member of an amount in cash equal to the Initial Aggregate Class B Purchase Price. Upon payment of the Initial Aggregate Class B Purchase Price to NEP Member and consummation of the Initial Closing under the Purchase Agreement, effective as of the Initial Closing Date, (i) the Disposition of such Initial Aggregate Class B Purchased Units by NEP Member to Initial Investor shall be deemed to have complied with, and to have satisfied the conditions to Dispositions set forth in, Article 7 hereof; (ii) Initial Investor shall accept and hold the Initial Aggregate Class B Purchased Units, as set forth opposite the name of Initial Investor in Section II of Exhibit A hereto, and shall be admitted to the Company as a Class B Member; (iii) NEP Member shall (A) continue to hold the number of Class A Units set forth opposite the name of NEP Member in Section II of Exhibit A hereto and (B) NEP Member shall continue to hold fifty percent (50%) of the outstanding Class B Units, as set forth opposite the name of NEP Member in Section II of Exhibit A hereto; (iv) the Capital Account of Initial Investor shall be equal to the Initial Aggregate Class B Purchase Price; and (v) the Capital Account of NEP Member shall be reduced by the Initial Aggregate Class B Purchase Price. Section II of the schedule of Members

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attached hereto as Exhibit A shall reflect the Capital Contributions and number of Class A Units and Class B Units held by NEP Member and Initial Investor as of immediately following the Initial Closing Date, in the amounts set forth opposite their respective names on Section II of Exhibit A hereto (with respect to each Member, its “Initial Capital Contribution”), as may be amended hereafter in accordance with the terms of this Agreement.
(d)    On the Additional Closing Date, pursuant to the Purchase Agreement, at the Additional Closing, in exchange for the Additional Aggregate Class B Purchase Price, Initial Investor (and, if applicable, any Additional Class B Purchasers) shall purchase, and NEP Member shall sell, the Additional Aggregate Class B Purchased Units in exchange for payment by Initial Investor (or such Additional Class B Purchasers) to NEP Member of an aggregate amount in cash equal to the Additional Aggregate Class B Purchase Price. Effective as of such Additional Closing Date, pursuant to the Purchase Agreement, and upon payment of the Additional Aggregate Class B Purchase Price to NEP Member and consummation of the Additional Closing under the Purchase Agreement, (i) the Disposition of such Additional Aggregate Class B Purchased Units by NEP Member to Initial Investor (and, if applicable, such Additional Class B Purchasers) shall be deemed to have complied with, and to have satisfied the conditions to Dispositions set forth in, Article 7 hereof; (ii) Initial Investor (and, if applicable, such Additional Class B Purchasers) shall accept and hold the number of Class B Units to be set forth opposite the name of Initial Investor (or, if applicable, such Additional Class B Purchasers) set forth in Section III of Exhibit A hereto as of the Additional Closing Date, which number, together with the number of Initial Aggregate Class B Purchased Units, shall, in the aggregate, represent one hundred percent (100%) of the Class B Units outstanding on the Additional Closing Date; (iii) NEP Member shall cease to be a Class B Member and shall continue to hold the number of Class A Units set forth opposite the name of NEP Member in Section III of Exhibit A hereto; (iv) the Capital Account of NEP Member shall be reduced by the amount of the Additional Aggregate Class B Purchase Price; and (v) the Capital Account of Initial Investor (and, if applicable, any Additional Class B Purchasers) shall be increased by the Additional Aggregate Class B Purchase Price paid by Initial Investor (or, if there shall be any Additional Class B Purchasers, then the Capital Account of Initial Investor and of each Additional Class B Purchaser shall be increased by an amount equal to the portion of the Additional Aggregate Class B Purchase Price paid by Initial Investor and each Additional Class B Purchaser). Section III of the schedule of Members attached hereto as Exhibit A shall reflect the foregoing and shall set forth the Capital Contributions made (or deemed to be made) by NEP Member and Initial Investor (and, if applicable, any Additional Class B Purchasers) as of the Additional Closing Date in accordance with foregoing provisions.
(e)    If the amount of the Initial Aggregate Class B Purchase Price is adjusted following the Initial Closing or the amount of the Additional Aggregate Class B Purchase Price is adjusted following the Additional Closing, in each case, as a result of any Transaction Term Adjustments (as defined in the Purchase Agreement) pursuant to Section 2.16 of the Purchase Agreement, then, in connection therewith, upon (i) the applicable Class B Purchase Price Return Offset from distributions payable to NEP Member pursuant to Section 5.08(a) in respect of any Excess Purchase Price Amount or (ii) the applicable Deficit Class B Purchase Price Offset from distributions payable to holders of Class B Units pursuant to Section 5.08(b) in respect of the

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Deficit Purchase Price Amount, (A) in the case of each such Class B Purchase Price Return Offset, the amount of each Class B Member’s Capital Account shall be adjusted downward (in an amount equal to such Class B Member’s Class B Percentage Interest of the aggregate amount of such Class B Purchase Price Return Offset) or (B) in the case of each such Deficit Class B Purchase Price Offset, the amount of each Class B Member’s Capital Account shall be adjusted upward (in an amount equal to such Class B Member’s Class B Percentage Interest of the aggregate amount of such Deficit Class B Purchase Price Offset), as applicable.
4.04    Capital Calls; Optional Capital Contributions.
(a)    The Managing Member may from time to time make one or more capital calls by notice (each such notice, a “Capital Call”), which Capital Call shall contain the following information: (i) the purpose for which the requested Capital Contribution will be used, including whether the Capital Contribution is to provide funding to remedy an Emergency, consummate a Tax Equity Repurchase, make a Required Tax Payment, or provide for the working capital or credit needs of the Company or its Subsidiaries; (ii) the total amount of Capital Contributions requested from all Members; (iii) the amount of Capital Contribution requested from the Member to whom the notice is addressed, which amount shall be equal to the total amount of Capital Contributions from all Members referenced in clause (ii) above multiplied by such Member’s Distribution Percentage as of the date of such Capital Call; and (iv) the date on which payments of the Capital Contributions pursuant to such Capital Call are due (which date shall not be less than twelve (12) Business Days following the date on which the Capital Call is given) and the method of payment (provided that such date and method shall be the same for each of the Members; provided, further, that, in the case of any Capital Call to remedy an Emergency, Members shall have the right (but not the obligation) to make their applicable Capital Contributions earlier than such date on which such Capital Call is due). Subject to Section 4.04(b), each Member (other than any NEP Class B Party in its capacity as a holder of Class B Units) will have the option (but not the obligation) to make Capital Contributions to the Company in accordance with the terms specified in such Capital Call. Notwithstanding the foregoing, but subject to Section 12.02(a)(iv), no Member shall be required to make any Capital Contribution to the Company pursuant to this Agreement even if such Capital Call is requested provide funding to remedy an Emergency, consummate a Tax Equity Repurchase, make a Required Tax Payment, or provide for the working capital or credit needs of the Company or its Subsidiaries, other than (A) with respect to NEP Member, its Effective Date Capital Contribution, and (B) with respect to the Initial Investor, its Initial Capital Contribution in connection with the Initial Closing in an amount equal to the Initial Aggregate Class B Purchase Price and, if there is an Additional Closing, the additional Capital Contributions made by Initial Investor and any Additional Class B Purchasers, if applicable, in an aggregate amount equal to the Additional Aggregate Class B Purchase Price.
(b)    Except in the case of a Capital Call to provide funding to remedy an Emergency, consummate a Tax Equity Repurchase, or make a Required Tax Payment, no Member shall make any Capital Contribution to the Company without prior approval of the Managing Member and Class B Member Approval. To the extent that the purpose of the Capital Call is to provide funding to remedy an Emergency, consummate a Tax Equity Repurchase, make a Required Tax

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Payment, or provide for the working capital or credit needs of the Company or its Subsidiaries, (i) each of the Members (other than any NEP Class B Party in its capacity as a holder of Class B Units) will have the option (but not the obligation) to elect to make a Capital Contribution without the consent of any other Member (other than the Managing Member) or (ii) each of the Members will have the option (but not the obligation) to elect to make a loan to the Company or the Company’s Subsidiary having such Emergency, consummating such Tax Equity Repurchase, or making such Required Tax Payment in lieu of a Capital Contribution, in each case, on the terms and subject to the conditions set forth in Section 4.05 and subject to the conditions of Section 6.03(d), for such portion of the total amount of Capital Contributions requested in such Capital Call that is not funded by one or more Capital Contributions made by any Member(s) pursuant to such Capital Call.
(c)    In the event that one or more Members elect to make Capital Contributions pursuant to a Capital Call in accordance with this Section 4.04, then (i) all such Capital Contributions shall be made in cash, unless otherwise approved by the Managing Member, and (ii) all amounts received by the Company pursuant to this Section 4.04 shall be credited to the Capital Accounts of the respective Members making such Capital Contribution as of the date such Capital Contribution is received by the Company.
4.05    Loans.
(a)    In the event of a Capital Call to remedy an Emergency, subject to Section 6.03(d), each Member shall have the option (but not the obligation), without the consent of any other Member, to make (or cause one of its Affiliates to make), upon the terms set forth below, one or more unsecured loans to the Company or the Company’s Subsidiary having such Emergency in an amount (such amount, the “Emergency Loan Amount”) up to the full amount necessary to remedy such Emergency (as determined by the Managing Member and set forth in the Capital Call), less the aggregate amount of Capital Contributions made by Members pursuant to such Capital Call; provided that, if more than one Member elects to make a loan to remedy such Emergency, then each such Member shall have the right to make a loan equal to its pro rata portion (based on each such Member’s Distribution Percentage), of the applicable Emergency Loan Amount; provided, further, that in no event shall the aggregate principal amount outstanding at any one time pursuant to one or more loans from Members to remedy any Emergencies exceed two hundred million dollars ($200,000,000.00) (any such loan, an “Emergency Loan”). In the event a Member fails to fund its full Distribution Percentage of the amount necessary to remedy such Emergency, then the other Members shall have the right to fund the difference and make a loan to such Subsidiary up to the full amount necessary to remedy such Emergency. The Company shall, or shall cause the applicable Subsidiary of the Company to, accept any such Emergency Loan and use the proceeds of such Emergency Loan to remedy the applicable Emergency.
(b)    The Managing Member or, after a Triggering Event Date, the Class B Member Representative (the Managing Member or the Class B Member Representative, in such capacity, the “Tax Equity Repurchasing Member”) shall have the right (but not the obligation), at any time and from time to time, upon notice to the other Members, to (i) cause any Tax Equity Entity to redeem or repurchase, or otherwise acquire, directly or indirectly, all or any portion of the Tax

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Equity Interests of any Tax Equity Entity (a “Tax Equity Repurchase”) on such terms as are approved by the Tax Equity Repurchasing Member and (ii) make (or cause one or more of its Affiliates to make) one or more unsecured loans to the Company or its Subsidiaries to fund any such Tax Equity Repurchase, in whole or in part, on the terms and subject to the conditions set forth in this Section 4.05(b) and Section 4.05(e) (each such loan, a “Tax Equity Repurchase Loan”); provided that, prior to a Triggering Event Date, the Managing Member shall have the sole power and authority to negotiate the terms and conditions such Tax Equity Repurchase (including the documentation relating thereto) with the applicable Tax Equity Investors; provided, further, that, after a Triggering Event Date, the Managing Member shall consult with the Class B Member Representative in connection with any substantive negotiations with such Tax Equity Investors and shall consider in good faith any comments to the terms and conditions of such Tax Equity Repurchase (and the documentation relating thereto) received from the Class B Member Representative; provided, further, that the Managing Member shall not enter into, or cause the Company or any Subsidiary of the Company to enter into, any definitive agreement with a Tax Equity Investor providing for any Tax Equity Repurchase without Class B Member Approval. Such notice shall specify the total amount required to effect such Tax Equity Repurchase, and, if the Tax Equity Repurchasing Member has elected to fund such Tax Equity Repurchase with the proceeds of one or more Tax Equity Repurchase Loans, such notice of a Tax Equity Repurchase shall also disclose such election (any such notice, a “Tax Equity Repurchase Loan Notice”), which shall also set forth, with respect to such Tax Equity Repurchase, (A) the total amount to be funded by Tax Equity Repurchase Loans; (B) each Member’s pro rata share (based on each Member’s Distribution Percentage) of such Tax Equity Repurchase Loans; (C) whether such Tax Equity Repurchase Loans are to be made to the Company or to a Subsidiary of the Company specified therein; (D) the rate of interest to accrue on all such Tax Equity Repurchase Loans and the other terms of such Tax Equity Repurchase Loans; and (E) the date by which any Tax Equity Repurchase Loans must be funded. Following any such Tax Equity Repurchase Loan Notice, each Member shall have the right (but not the obligation), upon prior notice to the Managing Member and each other Member, to make (or cause one or more of its Affiliates to make) one or more Tax Equity Repurchase Loans to the Company or such Subsidiary of the Company specified in such Tax Equity Repurchase Loan Notice, on or prior to the date set forth in such notice, in an amount equal to such Member’s Distribution Percentage of the full amount necessary to effect such Tax Equity Repurchase; provided, however, that (1) the aggregate principal amount of Tax Equity Repurchase Loans from Members outstanding at any one time to fund one or more Tax Equity Repurchases shall not exceed the lesser of (y) two hundred million dollars ($200,000,000.00) (plus the amount of any reasonable out-of-pocket costs, fees, and expenses incurred by the Company or the applicable Subsidiary in connection with such Tax Equity Repurchases) or (z) the amount paid in connection with such Tax Equity Repurchases to the applicable Tax Equity Investors in connection with the redemption, repurchase, or other acquisition of all such Tax Equity Interests (plus the amount of any related documented and reasonable out of pocket costs, fees, or expenses of the Company or the applicable Subsidiary in connection with such Tax Equity Repurchases); (2) payments on Tax Equity Repurchase Loans to fund any Tax Equity Repurchase must not, as of the date of the making of such Tax Equity Repurchase Loan(s), on a pro forma basis, reduce the amount of Available Cash projected to be available for distribution to the Members (“Projected Available Cash”) in any Quarter, as compared to the amount of Projected Available

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Cash during such Quarter if such Tax Equity Repurchase had not occurred; and (3) payment on such Tax Equity Repurchase Loans must be subordinated, upon liquidation of the Company, to liquidating distributions to holders of Class B Units until such liquidating distributions to Class B Members shall be in an amount equal to the then-outstanding principal amount (if any), all accrued interest (if any) then payable under the Credit Agreement and all other amounts (if any) then owing under any Class B Permitted Loan Financing (plus any amounts required to be paid by such Class B Members constituting amounts owed by such Class B Members as termination payments or unpaid amounts under any Permitted Hedging Transaction in connection with such Class B Permitted Financing). In the event that any Member (other than the Tax Equity Repurchasing Member) elects not to make a Tax Equity Repurchase Loan in the full amount of its Distribution Percentage of the aggregate amount of such Tax Equity Repurchase Loans (as set forth in the Tax Equity Repurchase Loan Notice), then the other Members shall have the right to fund their pro rata share of the shortfall through Tax Equity Repurchase Loans up to the full amount necessary to effect such Tax Equity Repurchase. The Company shall, or shall cause its applicable Subsidiary to, accept any such Tax Equity Repurchase Loan and use the proceeds of such Tax Equity Repurchase Loan, without the consent of any other Member, to effect such Tax Equity Repurchase.
(c)    Following any Capital Call for the purpose of funding the payment of Taxes assessed with respect to the Company or any of its Subsidiaries (a “Required Tax Payment”), each Member shall have the option (but not the obligation), without the consent of any other Member (but with prior notice to the Managing Member and each other Member), to make (or cause one of its Affiliates to make) one or more unsecured loans to the Company or such Subsidiary or Subsidiaries of the Company specified in such Capital Call to provide funding to the Company or such Subsidiary or Subsidiaries to pay such Required Tax Payment in an amount equal to such Member’s Distribution Percentage of the full amount necessary to effect such Required Tax Payment, as specified in such Capital Call (each such loan, a “Tax Payment Loan”). In the event a Member elects not to make a loan to fund its full Distribution Percentage of the amount necessary to pay such Required Tax Payment, then the other Members shall have the right to fund their pro rata share of the shortfall through Tax Payment Loans up to the full amount necessary to pay all such Required Tax Payment. The Company shall, or shall cause the applicable Subsidiary or Subsidiaries of the Company to, accept such Tax Payment Loan and use the proceeds of such Tax Payment Loan to make the applicable Required Tax Payment.
(d)    Following any Capital Call for the purpose of funding the working capital or credit needs of the Company or its Subsidiaries (a “WC/Credit Capital Call”), each Member shall have the option (but not the obligation), without the consent of any other Member (other than the Managing Member, if prior to a Triggering Event), but with prior notice to the Managing Member and each other Member, to make one or more unsecured loans to the Company, or such of the Company’s Subsidiaries specified in such WC/Credit Capital Call, to provide funds for its working capital or credit needs (each such loan, a “Working Capital Loan”); provided, however, that, if more than one Member elects to make a Working Capital Loan in response to any WC/Credit Capital Call, then each such Member shall have the right to make a Working Capital Loan equal to its pro rata portion (based on each such Member’s Distribution Percentage), of the aggregate amount of such WC/Credit Capital Call; provided,

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further, that (i) the aggregate principal amount of Working Capital Loans outstanding at any one time shall not exceed fifty million dollars ($50,000,000.00) and (ii) payments on any Working Capital Loan must not, as of the date of the making of such Working Capital Loan, on a pro forma basis, reduce the amount of Projected Available Cash in any Quarter, as compared to the amount of Projected Available Cash during such Quarter if the proceeds of such Working Capital Loan were not used to satisfy such working capital or credit needs. The Company shall, or shall cause the applicable Subsidiary or Subsidiaries of the Company to, accept any such Working Capital Loan and use the proceeds thereof for its working capital or credit needs.
(e)    Any and all loans made by Members pursuant to this Section 4.05 shall (i) accrue interest at the Alternate Base Rate plus two percent (2%); (ii) have terms that are, in the aggregate, no less favorable to the Company or the applicable Subsidiary than those terms generally available from unaffiliated, third party lenders; and (iii) otherwise be made on such terms and conditions as shall be approved by the Managing Member (or, in the case of Tax Equity Repurchase Loans, the Tax Equity Repurchasing Member), subject to the restrictions set forth in this Section 4.05.
(f)    No Member (or any of its Affiliates) making a loan to the Company or any of its Subsidiaries pursuant to this Section 4.05 shall, in its capacity as a lender to the Company or any such Subsidiary, (i) institute or consent to the institution of, or otherwise seek or cause, the Bankruptcy of the Company or (ii) accelerate or exercise similar remedial actions with respect to such loan.
4.06    No Other Capital Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contribution or loan to the Company except pursuant to this Article 4 or as provided in Section 12.02(a)(iv).
4.07    Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member shall be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
4.08    Capital Accounts.
(a)    Each Member’s Capital Account shall be increased by  the amount of money contributed (or deemed to be contributed) by that Member to the Company,  the fair market value of property contributed (or deemed to be contributed) by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code),  allocations to that Member of Net Profits (or items thereof) and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.04(b), and (iv) fifty percent (50%) of the amount of such Member’s allocable share of any investment tax credit for “energy property” as defined by Section 48 of the Code with respect to the Projects that is recaptured, and shall be decreased by (w) fifty percent (50%) of the amount of such Member’s allocable share of any investment tax

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credit for “energy property” as defined in Section 48 of the Code with respect to the Projects, (x) the amount of cash distributed to that Member by the Company, (y) the Book Value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (z) allocations to that Member of Net Losses (or items thereof) or other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 5.04(b). A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(b)    This Section 4.08 is intended to comply with the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and will be applied and interpreted in accordance with such Treasury Regulations.

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
5.01    Monthly Cash Distributions. Except as provided in this Article 5, and subject to Section 7.07(b), on or after the fifteenth (15th) day of each month, the Managing Member shall determine the amount of Available Cash available for distribution, and all such Available Cash shall, to the extent legally permitted, including pursuant to Section 18-607 of the Act, be distributed to the holders of Class A Units and the holders of Class B Units, as applicable, in immediately available funds on or prior to the last Business Day of such month (the date of payment of any such distribution, a “Distribution Date”) as set forth below.
(a)    For any Distribution Date occurring from and after the Effective Date, but prior to [●], 2027,5 Available Cash shall be distributed (i) [thirty-five percent (35%)] to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) [sixty-five percent (65%)] to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.

(b)    For any Distribution Date occurring during the First Distribution Adjustment Period, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, on or prior to any given Distribution Date that occurs during the First Distribution Adjustment Period, NEP Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, an aggregate of twenty percent (20%) or more of the number of
5    NTD – To be the date that is the [seventy-two (72) months] after the Effective Date.

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Class B Units outstanding on the Additional Closing Date (or, if no Additional Closing Date has occurred, the Initial Closing Date) (the “First Distribution Adjustment Condition”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the First Distribution Adjustment Period) in the same proportions as set forth in Section 5.01(a).
(c)    For any Distribution Date occurring during the Second Distribution Adjustment Period, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, on or prior to any given Distribution Date that occurs during the Second Distribution Adjustment Period, NEP Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, an aggregate of forty percent (40%) or more of the number of Class B Units outstanding on the Additional Closing Date (or, if no Additional Closing Date has occurred, the Initial Closing Date) (the “Second Distribution Adjustment Condition”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the Second Distribution Adjustment Period) in the same proportions as set forth in Section 5.01(a).
(d)    For any Distribution Date occurring from and after the Flip Date, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if NEP Member (or its nominees) shall have purchased, on or prior to any such Distribution Date, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, an aggregate number of Class B Units that is at least [twenty percent (20%)], but less than all, of the outstanding Class B Units as of the Additional Closing Date (or, if no Additional Closing Date has occurred, the Initial Closing Date), then, in addition to the amounts distributable to the Other Class B Parties pursuant to this Section 5.01(d), [thirty percent (30%)] of the aggregate amount of Available Cash that would otherwise be distributed on such Distribution Date to all NEP Class B Parties in respect of their Class B Units pursuant to this Section 5.01(d) (except to the extent otherwise provided in Section 7.01(c)(vi)) (such amount, the “Class B Reallocation Portion”) shall instead be distributed to the Other Class B Parties, pro rata in accordance with their respective Other Class B Party Percentage Interests, up to a maximum amount equal to [fifteen percent (15%)] of the aggregate amount of Available Cash distributed to all holders of Class B Units on such Distribution Date pursuant to this Section 5.01(d) (such maximum amount, the “Class B Reallocation Cap”).
(e)    For all purposes of this Section 5.01, the aggregate number of Class B Units acquired by NEP Member (or its nominees) pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option shall be measured separately on each Distribution Date. From and after (i) the Effective Date, for so long as NEP Member (or any of its nominees) holds any of the Class B Units that NEP Member acquired on the Effective Date and (ii) any Call Option Closing Date, Change of Control Closing Date, or Class B COC Closing

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Date, if NEP Member or any of its Affiliates holds Class B Units on any Distribution Date, then each NEP Class B Party holding Class B Units on such Distribution Date shall, in each case, be entitled to receive its proportionate share of all distributions made to holders of Class B Units pursuant to this Article 5 in accordance with its Class B Percentage Interest then in effect, subject to the provisions of Section 5.01(d).
5.02    Distributions of Amounts Other than Available Cash. The Managing Member shall calculate the amount of any Build-Out Payments, Post-Effective Date Excess Insurance Proceeds, Sale Proceeds, Bankruptcy Recoveries, and Star Moon Holdings Liquidation Proceeds received by the Company from time to time and, to the extent legally permitted, including pursuant to Section 18-607 of the Act, shall cause the Company to distribute any and all such amounts in immediately available funds, within fifteen (15) days following the end of the month in which any such amounts are received by the Company, to the holders of Class A Units and Class B Units in accordance with the allocation of distributions of Available Cash between holders of Class A Units and Class B Units pursuant to Section 5.01 in effect for the Distribution Date immediately following the date of the Company’s receipt of such amounts.
5.03    Distributions on Dissolution and Winding-Up. Upon a Dissolution Event, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed in the following order: (a) first, to each Member pro rata in accordance with the positive balance, if any, of such Member’s Capital Account (determined without regard to the allocations made pursuant to Section 12.02(b)), until each Member has received such positive balance, (b) second, to each Member based upon its respective Unreturned Contribution Percentage until the amount distributed to such Member, together with any amounts distributed pursuant to clause (a) of this Section 5.03, equals the aggregate Unreturned Contribution of such Member; (c) third, to the Class B Members (including, for the avoidance of doubt, NEP Class B Parties), pro rata in accordance with their respective Class B Percentage Interests, until such Class B Members have received distributions pursuant to this clause (c) of this Section 5.03 that, together with any amounts distributed pursuant to clause (a) and clause (b) of this Section 5.03, results in an Internal Rate of Return to such Class B Members, measured from the applicable Acquisition Date to the date of dissolution, of [five and sixty-one hundredths percent (5.61%)]; and (d) fourth, any and all remaining proceeds after payment of the amounts specified in clauses (a), (b), and (c) of this Section 5.03, to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests. Notwithstanding anything in the preceding sentence to the contrary, any amounts otherwise distributable to the Class B Members pursuant to clause (b) or clause (c) of this Section 5.03 shall instead be distributed to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, to the extent necessary to ensure that the aggregate amount distributable to the Class B Members pursuant to such clauses does not cause the total proceeds distributable to such Class B Members (as determined under Section 12.02) pursuant to this Section 5.03 to exceed ninety-nine percent (99%) of such proceeds.
5.04    Allocations.

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(a)    For purposes of maintaining the Capital Accounts pursuant to Section 4.08, except as provided in Section 5.04(b) or Section 12.02(b), for each Fiscal Year or other applicable period, including any Distribution Adjustment Period or any Post-Flip Date Distribution Period, the Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction, shall be allocated among the Members as follows:
(i)    for the period from the Effective Date up to the first Distribution Adjustment Date and, if applicable, for any subsequent period during which Available Cash is required, pursuant to Section 5.01(b) or Section 5.01(c), to be distributed in the same proportions as set forth in Section 5.01(a) (any such period, an “Initial Distribution Period”), [thirty-five percent (35%)] in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and [sixty-five percent (65%)] in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; and
(ii)    for all periods beginning after a Distribution Adjustment Date, except any Initial Distribution Period, [one percent (1%)] in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and [ninety-nine percent (99%)] in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that, for any such period beginning on or after the Flip Date, the aggregate amount of Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction allocable in respect of the Class B Members pursuant to this Section 5.04(a)(ii) for such period, shall instead be allocated among the Class B Members in accordance with the respective amounts distributed to such Class B Members pursuant to Section 5.01(d).
(iii)    Notwithstanding the foregoing clauses (i) and (ii), in connection with a Liquidity Event, the Net Profits or Net Loss of the Company (and, to the extent necessary, individual items of income, gain, loss and deduction) resulting from such Liquidity Event shall be allocated among the Members in accordance with the respective amounts distributed to such Members pursuant to Section 7.09(d) and Section 5.01.
The Managing Member may adopt any reasonable measures, conventions, and assumptions to give effect to the allocations required by this Section 5.04 for any Distribution Adjustment Period or any Post-Flip Date Distribution Period.
(b)    Notwithstanding anything to the contrary in Section 5.04(a):

(i)    Nonrecourse Deductions shall be allocated to the Members in the same proportions as the allocations of Net Profits and Net Loss were made for the Fiscal Year or other applicable period pursuant to Section 5.04(a).

(ii)    Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such

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Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.04(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii)    Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an allocation period (or if there was a net decrease in Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iii)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 5.04(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(iv)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an allocation period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 5.04(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(v)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(i) and Section 5.04(b)(ii), no losses or other items of expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit Capital Account balance (or increase any existing deficit Capital Account balance) at the end of the allocation period in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv). All losses and other items expense in excess of the limitation set forth in this Section 5.04(b)(v) shall be allocated to the Members who do not have a deficit Capital Account balances in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) in proportion to their relative positive Capital Accounts but only to the extent that such losses and other items of expense do not cause any such Member to have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv).

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(vi)    If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) resulting in a Capital Account deficit for such Member in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv), items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Capital Account deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.04(b)(vi) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.04(b)(vi) were not in this Agreement. The items of income or gain to be allocated will be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This subsection (vi) is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Treasury Regulations.
(vii)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required to be taken into account in determining the Capital Accounts of the Members under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated among the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).
(viii)    Notwithstanding anything contained herein to the contrary, any and all state Tax credits of the Company that may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity or otherwise shall be allocated to, and solely for the account of, NEP Member.
(ix)    The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(viii) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Managing Member is hereby authorized to allocate items of income, gain, loss, and deduction to the Members so as to prevent the Regulatory Allocations from distorting the manner in which cash is distributed among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Managing Member shall have discretion to accomplish this result in any reasonable manner, and in exercising this discretion, the

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Managing Member shall take into account future Regulatory Allocations under Section 5.04(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made thereunder.
(c)    To the maximum extent possible, except as otherwise provided in this Section 5.04(c), all items of Company income, gain, loss, and deduction for federal income Tax purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Section 5.04(a) and Section 5.04(b). Income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to clause (b) of the definition of “Book Value” shall be allocated among the Members in a manner that seeks to eliminate, by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), the variation between the adjusted Tax basis of such property and its Book Value as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i).
5.05    Varying Interests. All items of income, gain, loss, deduction, or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, in the event a Member Disposes of a Membership Interest during a Fiscal Year, the Net Profits or Net Loss of the Company, and each item of income, gain, loss, credit, and deduction, allocated to such Member and its Assignee for such Fiscal Year or other applicable period will be made between such Member and its Assignee in accordance with Section 706 of the Code using any convention permitted by Section 706 of the Code and selected by the Managing Member.
5.06    Amounts Withheld. The Company is authorized to withhold from payments and distributions to the Members and to pay over to any federal, state, or local Governmental Authority any amounts required to be so withheld pursuant to the Code or any provisions of any other applicable Law and shall allocate such amounts to the Members with respect to which such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of any other applicable Law with respect to any payment, distribution, or allocation to the Company or the Members shall, to the extent properly remitted to the appropriate Governmental Authority, be treated for all purposes under this Agreement as amounts paid or distributed pursuant to this Article 5 to the Members with respect to which such amount was withheld. To the extent operation of the foregoing provisions of this Section 5.06 would create a negative balance in a Member’s Capital Account (or increase the amount by which such Capital Account balance is negative), such Member shall indemnify the other Members and the Company for such withholding.
5.07    Other Payments.
(a)    Any and all Pre-Effective Date Excess Insurance Proceeds, Subcontractor Delay Liquidated Damages, amounts in respect of Network Upgrades, High Banks Transmission Proceeds, APA Post-Closing Adjustment Payments, and Loss Reduction Amounts (but only to the extent attributable to Loss Reduction Activities occurring prior to the Initial Closing), in each case, received by the Company or any of its Subsidiaries shall be paid in immediately available

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funds to NEP Member promptly following receipt thereof by the Company or its applicable Subsidiary (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03, or otherwise for any purposes of the Act, nor shall there be any adjustment to NEP Member’s Capital Account in respect of any such payment, pursuant to Section 4.08 or otherwise).
(b)    Any and all Tax Equity Proceeds received by the Company or any of its Subsidiaries shall be paid in immediately available funds to NEP Member promptly following receipt thereof by the Company or any of its Subsidiaries (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03, or otherwise for any purposes of the Act, nor shall there be any adjustment to NEP Member’s Capital Account in respect of any such payment, pursuant to Section 4.08 or otherwise).
(c)    Any and all State Tax Credit Payments received by the Company or any of its Subsidiaries shall be paid in immediately available funds to NEP Member promptly following receipt thereof by the Company or any of its Subsidiaries (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03, or otherwise for any purposes of the Act, nor shall there be any adjustment to NEP Member’s Capital Account in respect of any such payment, pursuant to Section 4.08 or otherwise).
5.08    Purchase Price Offset.
(a)    If it is determined pursuant to Section 2.16(h) of the Purchase Agreement that there is an Excess Purchase Price Amount, then all distributions payable thereafter to NEP Member pursuant to Section 5.01, Section 5.02, or Section 5.03 shall be subject to offset by the Company (the “Class B Purchase Price Return Offset”) in an aggregate amount equal to the Excess Purchase Price Amount. The Excess Purchase Price Amount shall be withheld from payment of all such distributions to NEP Member and shall be promptly paid by the Company to the Class B Members on the date of each such distribution payment in satisfaction of the payment of such Excess Purchase Price Amount before any distributions on Class A Units are paid to the holders of Class A Units pursuant to Section 5.01, Section 5.02, or Section 5.03, until the aggregate amount withheld from distributions to NEP Member pursuant to this Section 5.08(a) equals the Excess Purchase Price Amount. NEP Member hereby consents to such Class B Purchase Price Return Offset and hereby waives any right to receive payment of any distributions subject to such Class B Purchase Price Return Offset in an amount equal to the Excess Purchase Price Amount. The aggregate amount withheld and paid in accordance with this Section 5.08(a) shall be treated as having been distributed to the Class A Members for all purposes of this Agreement, including the calculation of Capital Accounts under Section 4.08.

(b)    If it is determined pursuant to Section 2.16(h) of the Purchase Agreement that there is a Deficit Purchase Price Amount, then all distributions payable thereafter to the Class B Members pursuant to Section 5.01, Section 5.02, or Section 5.03 shall be subject to offset by the Company (the “Deficit Class B Purchase Price Offset”) in an aggregate amount equal to the Deficit Purchase Price Amount. Unless the Class B Members have previously paid, or caused to be paid, in full such Deficit Purchase Price Amount in cash to NEP Member prior to the first Distribution Date following the final determination of a Deficit Purchase Price Amount pursuant

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to the Purchase Agreement, the Deficit Purchase Price Amount shall be withheld from payment of all distributions to the Class B Members and shall be promptly paid by the Company to NEP Member on the applicable Distribution Date in satisfaction of the payment of such Deficit Purchase Price Amount before any distributions on Class B Units pursuant to Section 5.01, Section 5.02, or Section 5.03 may be paid to holders of Class B Units until the aggregate amount withheld from distributions to Class B Members pursuant to this Section 5.08(b) equals the Deficit Purchase Price Amount; provided that, notwithstanding anything to the contrary in this Section 5.08(b), prior to any Class B Permitted Loan Financing Payment in Full, the Deficit Purchase Price Amount shall not be withheld from distributions to the Class B Members and instead shall be paid to NEP Member to the extent that funds are available under priority “Sixth” of Section 2.21(b) of the Credit Agreement and until the aggregate amount paid equals the Deficit Purchase Price Amount (or, if the Indebtedness under the Credit Agreement has been refinanced by any other Class B Permitted Loan Financing, the Deficit Purchase Price Amount shall be paid in a substantially equivalent priority order as provided for in the documentation for such Class B Permitted Loan Financing). The Class B Members hereby consent to such Deficit Class B Purchase Price Offset and hereby waive, subject to the proviso in the immediately preceding sentence, any right to receive any Deficit Purchase Price Amount or payment of any distributions subject to such Deficit Class B Purchase Price Offset in an amount equal to the Deficit Purchase Price Amount. The aggregate amount withheld (if applicable) and paid in accordance with this Section 5.08(b) shall be treated as having been distributed to the Class B Members for all purposes of this Agreement, including the calculation of Capital Accounts under Section 4.08.

ARTICLE 6
MANAGEMENT

6.01    Management by Managing Member.
(a)    The business and affairs of the Company shall be managed by the Managing Member, and NEP Member is hereby appointed by the Members as the Managing Member of the Company. The Class A Member(s) shall have the sole right to designate a successor Managing Member from time to time; provided that, in the event that there is more than one Class A Member, any such successor Managing Member shall be selected by the holders of a majority of the outstanding Class A Units; provided, further, that any Person appointed to serve as successor Managing Member must be an Affiliate of NEP.
(b)    Except to the extent expressly provided otherwise in in the definitions of “Guaranteed Tax Credit Dispute,” “Loss Reduction Activity,” “Triggering Event Notice” and “VWAP,” and Section 3.06, Section 3.08(b)(vii), Section 4.04(b), Section 4.05(b), Section 6.01, Section 6.03, Section 6.04, Section 7.01(a), Section 7.05(a), Section 7.09, Section 8.03, Section 10.01, Section 12.01(a), and Section 13.04, the Managing Member shall have full and exclusive power and authority on behalf of the Company to conduct, direct, and exercise control over all activities of the Company, to manage and administer the business and affairs of the Company, to make all determinations on behalf of the Company or otherwise under this Agreement, and to do or cause to be done any and all acts considered by the Managing Member

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to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making Contracts and incurring obligations in the Company’s name in the course of the Company’s business, without the need for approval by or any other consent from any other Member. Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member to such Member in writing, no Member will have any authority to bind the Company or to transact any business for the Company. Except for those matters that, pursuant to the express provisions of this Agreement, require the consent or approval of Members, no Member (other than the Managing Member) shall have the right to vote, approve, or consent to any matter whatsoever, including any other matter that otherwise requires approval of Members under the Act, and each Member (other than the Managing Member) hereby waives any and all other voting, approval, and consent rights with respect to the Company, other than those rights expressly provided in this Agreement. The Managing Member may delegate to one or more Persons all or any part of its power, authority, and duties as Managing Member hereunder, including, subject to Section 6.03(p) and Section 6.04, pursuant to any management services agreement the Managing Member or the Company or any of its Subsidiaries may enter into with any Affiliate of the Managing Member or the Company, except for such power and authority to consent to Major Decisions and any other matters expressly requiring a vote by or consent of the Members (other than the Managing Member) pursuant to this Agreement, which power and authority to consent or vote on such matters will be expressly retained by such Members.
6.02    Standard of Care.
(a)    Except for those duties expressly set forth in this Agreement, to the fullest extent permitted by Section 18-1101(c) of the Act, no Member (including the Managing Member) shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities, including fiduciary duties, of the Managing Member or any other Member otherwise existing at law or in equity, are agreed by the Members to restrict or eliminate to such extent, such duties and liabilities of the Managing Member and such other Members. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.
(b)    Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that, except as expressly set forth in this Agreement:
(i)     to the fullest extent permitted by applicable Law, no Member (including the Managing Member), in its capacity as Member (or the Managing Member, as applicable), nor any of such Member’s or any of its Affiliates’ respective directors, officers, stockholders, managers, members, partners, Affiliates, employees, Representatives, or agents shall have any fiduciary duty to the Company, any other Member, or any other Person in connection with the Company, the business and affairs of the Company, any act, omission, or decision in connection therewith, or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing; and

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(ii)    the provisions of this Section 6.02 will apply for the benefit of each Member (including the Managing Member), and, subject to Section 6.02(d) and the applicable Decision Standard set forth in Section 6.03 with respect to the matters set forth therein, no standard of care, duty, or other legal restriction or theory of liability shall limit or modify the right of any Member (including the Managing Member) to vote in the manner determined by such Member in its sole and absolute discretion, with or without cause, subject to such conditions as it shall deem appropriate, and without taking into account the interests of, and without incurring liability to, the Company, any other Member, or any of their respective Affiliates, directors, officers, stockholders, managers, members, partners, officers, or employees.
(c)    To the maximum extent permitted by applicable Law, but except as expressly set forth in this Agreement, each Member hereby releases and forever discharges each other Member (including the Managing Member) and its Affiliates from all liabilities that such other Member or its Affiliates might owe, under the Act or otherwise, to the Company, the releasing Member, or its Affiliates on the ground that any decision of such other Member (including the Managing Member) to grant or withhold any vote, consent, or approval constituted the breach or violation of any standard of care, any fiduciary duty, or any other legal restriction or theory of liability applicable to such other Member or its Affiliates; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.02 shall limit or waive any Claims against, Actions, rights to sue, other remedies, or other recourse of the Company, any Member, or any other Person may have against any Member for a breach of contract claim relating to any binding agreement, including any breach of this Agreement.
(d)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, whenever the Managing Member makes a determination or takes or declines to take (or causes or permits the Company or a Subsidiary of the Company to take or decline to take) any other action, in its capacity as such as opposed to in its individual capacity, then, unless another express standard is provided for in this Agreement, the Managing Member shall make such determination or take or decline to take (or cause or permit the Company or a Subsidiary of the Company to take or decline to take) such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Managing Member in making such determination or taking or declining to take (or causing or permitting the Company or a Subsidiary of the Company to take or decline to take) such other action (i) reasonably believes that the determination or other action or inaction is in the best interests of the Company and its Subsidiaries and (ii) does not take or decline to take (or cause or permit the Company or a Subsidiary of the Company to take or decline to take) such action with intent to benefit any other business now owned or hereafter acquired by the Managing Member or any of its Affiliates to the detriment of the Company and its Subsidiaries.

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(e)    Without limiting the foregoing, the Managing Member shall, and shall carry out its obligations hereunder, in accordance with all applicable Laws and requirements of this Agreement.
6.03    Major Decisions. Except for (i) any action taken to comply with any Material Project Agreement, any Material Contract, or the Organizational Documents of Star Moon Holdings or of any Tax Equity Entities (collectively, the “Contractual Obligations”), (ii) any Loss Reduction Activity, and (iii) the matters set forth on Schedule 6.03, the Company and its Subsidiaries shall not, and the Managing Member shall cause the Company and its Subsidiaries not to, take any action (including by the exercise or non-exercise of the Company’s direct or indirect approval rights in any other entity in which the Company directly or indirectly owns an interest) specified in this Section 6.03 (collectively, the “Major Decisions”) without having first obtained Class B Member Approval (which consent shall, except to the extent expressly provided below in this Section 6.03, be given or withheld, in each case, in accordance with the applicable Decision Standard described below):
(a)    amend or waive any provisions of the Delaware Certificate, this Agreement, or the Organizational Documents of any Subsidiary of the Company in a manner that (i) adversely affects the Class B Members’ interest in the Company or indirect interest in any Subsidiary of the Company, (ii) would, on a pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such action had not been taken, or (iii) would permit any direct or indirect Class B Units of Star Moon Holdings to be transferred to, or otherwise held by, any NEP Excluded Party;
(b)    alter or change the rights, preferences, or privileges of the Class B Units;
(c)    increase or decrease the authorized or issued number of Class A Units or Class B Units;
(d)    incur Indebtedness other than (i) Emergency Loans pursuant to Section 4.05(a), in an aggregate principal amount outstanding at any one time of not more than two hundred million dollars ($200,000,000); (ii) Tax Equity Repurchase Loans pursuant to Section 4.05(b), in an aggregate principal amount outstanding at any one time not exceeding two hundred million dollars ($200,000,000) (plus the amount of any reasonable out-of-pocket costs, fees, and expenses incurred by the Company or the applicable Subsidiaries in connection with Tax Equity Repurchases); (iii) Tax Payment Loans pursuant to Section 4.05(c); (iv) Working Capital Loans pursuant to Section 4.05(d), in an aggregate principal amount outstanding at any one time not exceeding fifty million dollars ($50,000,000); and (v) any other Indebtedness (other than pursuant to Contractual Obligations and the foregoing clauses (i) through (iv)) in an aggregate principal amount outstanding at any one time not exceeding fifteen million dollars ($15,000,000); provided that Class B Member Approval of the incurrence of any Indebtedness (other than pursuant to Contractual Obligations and the foregoing clauses (i) through (iv)) in an aggregate principal amount outstanding at any time exceeding fifty million dollars ($50,000,000) shall be subject to the Sole Discretion Standard; provided, further, that, after a Triggering Event Date, Class B Member Approval shall be required under this Section 6.03(d) for the incurrence

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of any Indebtedness (other than those set forth in the foregoing clauses (i) and (iii) and pursuant to Contractual Obligations);
(e)    (i) pay or declare any dividend or distribution on any equity interest of the Company or any of its Subsidiaries, except (A) as expressly contemplated by this Agreement or by the Organizational Documents of the Tax Equity Entities and (B) dividends and distributions declared and paid by the Company’s Subsidiaries to the Company or to another Subsidiary of the Company; or (ii) redeem or repurchase any equity interests of the Company or any of its Subsidiaries, other than the redemption, repurchase, or other acquisition of the Tax Equity Interests of any Tax Equity Entity as contemplated by the applicable Organizational Documents;
(f)    authorize or issue any new or additional Class A Units, Class B Units, or other equity interests of the Company or any of its Subsidiaries, excluding (i) the issuance of any Tax Equity Interests contemplated by the Execution Date Portfolio Project Model; and (ii) the Company’s issuance of Class A Units and Class B Units to NEP Member pursuant to Section 4.03(a);
(g)    convert the Company or any of its Subsidiaries to an entity other than a limited liability company or other limited liability entity, or dissolve or liquidate the Company or any of its Subsidiaries (including pursuant to Section 12.01), or take any voluntary action to cause the Company or any of its Subsidiaries to become Bankrupt;
(h)    purchase, rent, license, exchange, or otherwise acquire (each, an “Acquisition”) any assets, other than (i) Acquisitions in the ordinary course of business; (ii) any Tax Equity Repurchase, to the extent permitted by Section 4.05(b); and (iii) Acquisitions (other than those referred to in the foregoing clauses (i) and (ii)) for consideration not exceeding (A) ten million dollars ($10,000,000) in any single transaction or series of related transactions or (B) fifty million dollars ($50,000,000) in aggregate across all such Acquisitions; provided that any Acquisition of assets for consideration exceeding (1) thirty million dollars ($30,000,000) in any single transaction or series of related transactions or (2) one hundred fifty million dollars ($150,000,000) in aggregate across all such Acquisitions shall, in each case, be subject to the Sole Discretion Standard;
(i)    Dispose of or Encumber, in any single transaction or series of related transactions, any assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, other than any Dispositions or Encumbrances (i) to a Subsidiary of the Company; (ii) required under applicable Law; (iii) in the ordinary course of business; (iv) in connection with Permitted Liens; (v) pursuant to the exercise of a Power Purchaser Buyout Event; or (vi) of assets for consideration not exceeding (A) ten million dollars ($10,000,000) in any single transaction or series of related transactions or (B) fifty million dollars ($50,000,000) in aggregate across all such Dispositions or Encumbrances; provided that any such Disposition or Encumbrance of assets for consideration exceeding (1) thirty million dollars ($30,000,000) in any single transaction or series of related transactions or (2) one hundred fifty million dollars ($150,000,000) in aggregate across all such Dispositions or Encumbrances shall, in each case, be subject to the Sole Discretion Standard; provided, further that, after a Triggering Event Date, Class B Member Approval shall be required under this Section 6.03(i) for any Disposition or

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Encumbrance of any such assets (other than pursuant to the foregoing clauses (ii) through (v) and Contractual Obligations);
(j)    merge or consolidate with, or acquire all or substantially all of the assets of, another Person (other than any such merger or consolidation with, or acquisition of, any direct or indirect wholly-owned Subsidiary of the Company) if the Company or any of its Subsidiaries is required to pay (or entitled to receive) consideration in such merger or consolidation having an aggregate fair market value exceeding (i) ten million dollars ($10,000,000) in any such single merger or consolidation transaction or series of related merger or consolidation transactions or (ii) fifty million dollars ($50,000,000) in aggregate across all such merger and consolidation transactions); provided that any such merger, consolidation, or acquisition in which the Company (or a Subsidiary of the Company) is required to pay or is entitled to receive (or Members are entitled to receive) merger consideration having an aggregate fair market value exceeding (A) thirty million dollars ($30,000,000) in any such single merger or consolidation transaction or series of related merger or consolidation transactions or (B) one hundred fifty million dollars ($150,000,000) in aggregate across all such merger and consolidation transactions, shall, in each case, be subject to the Sole Discretion Standard;
(k)    change any of its distribution policies, enter into any Contract that prohibits or restricts distributions, or requires the establishment of any cash reserves in excess of the cash reserves permitted under the definition of Available Cash under this Agreement;
(l)    enter into a new line of business other than (i) with respect to the Company, that contemplated by Section 2.04, or (ii) with respect to any Subsidiary, that contemplated by the comparable provisions of the Organizational Documents of such Subsidiary (it being understood and agreed among the Members that (A) any battery energy storage system co-located at any of the Projects shall not constitute a new line of business so long as the acquisition and construction costs and operational impacts with respect to such battery energy storage system would not, on a pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such storage activity had not been taken and (B) this Agreement shall be amended as reasonably necessary to take into account such battery energy storage system in a manner consistent with the relative economic, commercial, legal, regulatory and tax risks of the Members as currently contemplated by this Agreement);
(m)    enter into, modify, or terminate any joint venture or partnership or otherwise acquire the equity interests of, any Person, other than (i) the entry into partnerships between or among direct or indirect, wholly-owned Subsidiaries of the Company; (ii) the acquisition of equity interests in a direct or indirect wholly-owned Subsidiary of the Company; (iii) in connection with the consummation of (A) any Tax Equity Financing with respect to any Project whose equity interests are Delayed Assets and (B) the Delayed Asset Closing with respect to the applicable Delayed Assets; and (iv) any Tax Equity Repurchase, to the extent permitted by Section 4.05(b); provided that any such joint venture or partnership or other acquisition of equity interests (other than those referred to in the foregoing clauses (iii) and (iv)) that, by its terms, requires the contribution or payment by the Company (or a Subsidiary of the Company) of an

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amount exceeding fifty million dollars ($50,000,000) shall be subject to the Sole Discretion Standard;
(n)    make or amend any Tax election or allocation with respect to the Company or its Subsidiaries in a manner that would materially and adversely affect the Class B Units (including changing the Company’s Tax treatment as a partnership for U.S. federal Tax purposes);
(o)    (i) enter into, amend, or terminate any Material Contract or any Unaffiliated Material Project Agreement; (ii) suspend, accelerate, or defer any material payments under any Material Contract or Unaffiliated Material Project Agreement; or (iii) assign (to any Person other than a Subsidiary of the Company), waive, or relinquish any material rights (or security posted) under any Material Contract or Unaffiliated Material Project Agreement, other than any action referred to in the foregoing clauses (i) through (iii) that (A) is taken in the ordinary course of business or (B) would not, on a pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such action had not been taken; provided, however, that Class B Member Approval shall not be required under this Section 6.03(o) to enter into or amend any Project Financing Document to the extent that the terms thereof constitute a Tax Equity Financing Change (as defined in the Purchase Agreement) solely for purposes of preparing the Additional Closing Portfolio Project Model (as defined in the Purchase Agreement); provided, further, that, after a Triggering Event Date, Class B Member Approval shall be required under this Section 6.03(o) for any action described in the foregoing clauses (i) through (iii) (other than any such action taken in the ordinary course of business);
(p)    enter into, amend, modify, or terminate any Affiliate Transaction, or waive any material rights under any Affiliate Transaction; provided, however, that Class B Member Approval shall not be required for (i) Capital Calls pursuant to Section 4.04 to the extent permitted thereby; (ii) loans from Members or their Affiliates pursuant to Section 4.05 to the extent and in such amounts permitted thereby; (iii) Hedging Instruments with Affiliates in the ordinary course of business; or (iv) any other Affiliate Transaction in the ordinary course of business, on terms no less favorable to the Company or its applicable Subsidiary than generally available in an arm’s-length transaction, and that would not, on a pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such action with respect to such Affiliate Transaction had not been taken; provided, further, that, after a Triggering Event Date, Class B Member Approval shall be required under this Section 6.03(p) for any loans from Members or their Affiliates pursuant to Section 4.05, other than Emergency Loans and Tax Payment Loans to the extent permitted under Section 4.05;
(q)    commence, settle, terminate, or fail to pursue any Action other than a Tax controversy that is reasonably expected to involve payment by the Company or its Subsidiaries of an amount (excluding out-of-pocket fees, costs, and disbursements, but including reasonable attorneys’ fees and disbursements incurred by the Company and its Subsidiaries in connection therewith) in excess of ten million dollars ($10,000,000) with respect to any individual Action or twenty-five million dollars ($25,000,000) with respect to any group of related Actions; provided that any Action that is a Guaranteed Tax Credit Dispute shall remain subject to control by NEP

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Member at all times and shall not require Class B Member Approval pursuant to this Section 6.03(q) or otherwise;
(r)    accelerate, delay, defer, or otherwise modify any material payments, payables, or receivables, other than in the ordinary course of business, except as would not, on a pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such action had not been taken;
(s)    adopt or materially amend any hedging plan (i) outside the ordinary course of business or (ii) in amounts exceeding the previously established hedging policy of the Company or any of its Subsidiaries (as established pursuant to the applicable EMSA);
(t)    after a Triggering Event Date, (i) adopt any operating or capital budget with respect to any Fiscal Year commencing after a Triggering Event Date; (ii) materially modify any operating or capital budget then in effect; (iii) incur, or commit to incur, any material expenditure not included or provided for in the applicable operating or capital budget then in effect; or (iv) make any Capital Call, other than Capital Calls to provide funds to remedy an Emergency or to make a Required Tax Payment; or
(u)    agree to take any of the foregoing actions.
Class B Member Approval shall be subject to the following standards (each, a “Decision Standard”) (1) with respect to Major Decisions set forth in clauses (a) (b), (c), (f), (g), (l), and (t) of this Section 6.03 (and clause (u) of this Section 6.03, solely as it relates to the foregoing clauses in this clause (1)), Class B Member Approval may be granted or withheld in the sole discretion of the applicable Members (the “Sole Discretion Standard”); (2) with respect to Major Decisions set forth in clauses (e), (k), (n), (o), (p), (q), (r) and (s) of this Section 6.03 (and clause (u) of this Section 6.03, solely as it relates to the foregoing clauses in this clause (2)), Class B Member Approval shall not be unreasonably withheld, conditioned, or delayed; and (3) with respect to Major Decisions set forth in clauses (d), (h), (i), (j), and (m), of this Section 6.03 (and clause (u) of this Section 6.03, solely as it relates to the foregoing clauses in this clause (3)), Class B Member Approval shall not be unreasonably withheld, conditioned, or delayed, except to the extent, and solely with respect to such matters, expressly provided otherwise in each of the foregoing clauses. Notwithstanding the foregoing or any other provision of this Agreement, it shall be reasonable for Class B Member Approval to be withheld in respect of a Major Decision if the applicable lenders or other financing parties under any Class B Permitted Loan Financing have a consent right in respect of such Major Decision and elect to withhold such consent in accordance with the terms of such Class B Permitted Loan Financing.
6.04    Affiliate Transactions.
(a)    Except as otherwise permitted under Section 6.03, in the event that NEP Member or the Class B Member Representative (such Member, the “Notifying Member”) determines in good faith that a breach of any representation, warranty, or covenant of Sellco under the NEER/NEP APA has occurred and that such breach forms the basis for an Indemnification Claim (as defined in the NEER/NEP APA) pursuant to the terms and conditions of the NEER/NEP APA entitling the Purchaser (as defined in the NEER/NEP APA) to payment in respect thereof, then

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the Notifying Member shall provide NEP Member or the Class B Member Representative, as applicable, with prompt written notice thereof (such notice, a “Potential Claim Notice”), specifying in reasonable detail the basis for such Claim, including the provisions of the NEER/NEP APA giving rise to such breach and under which such Indemnification Claim may be brought, a reasonable estimate of the amount of Losses incurred as a result of such breach, and a reasonably detailed description of any other relevant facts or circumstances (and copies of all material documents relating to such Claim of which such Notifying Member is aware and has access, including, in the case of Indemnification Claims based on any pending Third Party Claim (as defined in the NEER/NEP APA), copies of all relevant pleadings, demands, and other court filings relating to such Third Party Claim). For a period of twenty (20) Business Days after delivery by the Notifying Member of a Potential Claim Notice, the Members shall review and consult with each other in respect of the information set forth in such notice and any documentation provided therewith, and, following the expiry of such period of twenty (20) Business Days, unless NEP Member reasonably determines, in good faith, that such Indemnification Claim is without merit (or the relevant Purchaser Indemnified Parties (as defined in the NEER/NEP APA) are not entitled to be indemnified for the asserted Losses) and delivers notice thereof to the Class B Member Representative, NEP Member shall, upon the Class B Member Representative’s reasonable request, submit a Claim Notice (as defined in the NEER/NEP APA) to Sellco pursuant to the NEER/NEP APA with respect to such Indemnification Claim; provided, however, that, if NEP Member and the Class B Representative disagree as to whether NEP Member is acting reasonably in determining that an Indemnification Claim is without merit or involves Losses for which the relevant Purchaser Parties are not entitled to indemnification (an “APA Claim Disagreement”), NEP Member and the Class B Representative shall meet (in person or by telephone or electronic communications) and shall, acting in good faith, use their commercially reasonable efforts to resolve such APA Claim Disagreement and, if applicable, to negotiate with Sellco to reach resolution of such Indemnification Claim; provided, further, that, if, after a period of twenty (20) Business Days, NEP Member and the Class B Member Representative are unable to resolve their APA Claim Disagreement by such methods, then either the NEP Member or the Class B Member Representative may submit such matter to Arbitration for binding resolution in accordance with Section 11.05.
(b)    In the event that NEP Member, on behalf of the Company, commences an Action against Sellco with respect to an Indemnification Claim, NEP Member shall, subject to the following provisions of this Section 6.04(b), be exclusively entitled to undertake and control the prosecution of such Action and shall prosecute such Action in good faith; provided that NEP Member (i) shall not settle, or enter into any agreement to settle such Indemnification Claim or such Action without Class B Member Approval (not to be unreasonably withheld, conditioned, or delayed) and (ii) shall permit the Class B Member Representative to be present at and to actively participate in any meetings, teleconferences, or other communications between NEP Member and Sellco (or any of Sellco’s Affiliates) with respect to such Indemnification Claim or such Action. NEP Member shall keep the Class B Member Representative informed of the status of such Indemnification Claim and promptly provide the Class B Member Representative with any updates thereto and shall have the right to select counsel and other Representatives, to be retained by the Company, in connection with such Indemnification Claim; provided that such selection of counsel shall be subject to Class B Member Approval (not to be unreasonably

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withheld, conditioned, or delayed). The Company shall be solely responsible for payment of all fees and expenses incurred in prosecuting such Action, including the reasonable fees and disbursements of counsel and other Representatives retained by the Company and shall reimburse and indemnify NEP Member and the Class B Members and the Class B Member Representative for their respective out-of-pocket fees, costs, and expenses incurred in connection with any such Indemnification Claim.
(c)    In the event that Sellco makes any payment in respect of an Indemnification Claim under the NEER/NEP APA (any such payment, an “APA Indemnity Payment”) to NEP Member or any of its Affiliates (other than the Company or one of its Subsidiaries), then, promptly following NEP Member’s (or any such Affiliate’s) receipt of such APA Indemnity Payment, NEP Member shall pay to the Class B Member Representative (for further payment to the Class B Members) the Class B Members’ pro rata portion of such APA Indemnity Payment, which portion shall be determined in accordance with the allocation of distributions of Available Cash between holders of Class A Units, on the one hand, and holders of Class B Units, on the other hand, pursuant to Section 5.01, as in effect for the Distribution Date immediately following the date of the Company’s receipt of such APA Indemnity Payment. Such payment shall be made by NEP Member by wire transfer of immediately available funds within three (3) Business Days following such Distribution Date, and each Class B Member shall be entitled to receive from the Class B Member Representative prompt payment of their respective Class B Percentage Interest of the total amount NEP Member paid to the Class B Member Representative pursuant to the foregoing, and for all purposes of this Agreement such amounts shall be deemed distributions under Section 5.02.
6.05    Officers. The Managing Member may from time to time as it deems advisable appoint officers of the Company to act on behalf of the Company and assign in writing titles (including president, vice president, secretary, and treasurer) to any such person, and any such assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with such title. Each such officer shall hold office until his successor shall have been duly appointed or until his death, resignation, or removal. Any such officer may be removed by the Managing Member at any time for any reason, with or without cause, in its sole discretion. Any new or replacement officer shall be duly appointed in writing by the Managing Member. All officers shall serve at the discretion of and subject to the direction of the Managing Member. The Managing Member shall be responsible for the actions or inactions of the officers of the Company to the same extent as the Managing Member would be responsible if such actions and inactions were taken by the Managing Member. Each person listed below is hereby appointed to the office set forth opposite such person’s name, to serve until such person’s successor shall have been duly appointed or until such person’s earlier death, resignation, or removal:6

Name	Title

6 NTD – List of officers to be provided prior to the Effective Date.

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6.06    Business Opportunities.
(a)    Each of the Members, including the Managing Member, and each of their respective Affiliates (collectively, the “Member Affiliated Parties”) may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member Affiliated Party the right to participate therein. Subject to Section 6.03(p), the Company may transact business with any Member Affiliated Party, and no Member Affiliated Party shall be restricted in its right to conduct, individually or jointly with others, for its own account any business activities. No Member Affiliated Party shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such business activities with, the Company or any Affiliate of any other Member Affiliated Party by reason of such business activities. The provisions of this Section 6.06 constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.
(b)    In furtherance of the foregoing, but subject to Section 6.03, each Member:
(i)    renounces in advance each and every interest or expectancy it or any of its Member Affiliated Parties might be considered to have under the Act, at common law or in equity, by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member Affiliated Party now or in the future engages, that is presented to the Company, to any other Member Affiliated Party or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or Representative of the Company or of any other Member Affiliated Party; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any other Member Affiliated Party might be considered to owe to the waiving Member, at common law or in equity, by reason of the waiving Member’s membership in the Company, to offer to the Company or the waiving Member or any of its Member Affiliated Parties any such business opportunity, or in any such opportunity to participate in any such business opportunity.
(c)    The Company:
(i)    renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law, or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member Affiliated Party now or in the future engages, which is presented to such Member Affiliated Party or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or Representative of such Member or any of its Member Affiliated Parties; and

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(ii)     waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any Member Affiliated Party might be considered to owe to the Company, at common law or in equity, by reason of such Member’s membership in the Company, to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.
6.07    Insurance Coverage. The Managing Member shall procure and maintain (or cause to be procured and maintained), on behalf of the Company and its Subsidiaries, such property and casualty insurance, including general liability, auto liability, workers’ compensation, employer’s liability, umbrella liability, directors and officers insurance, and such other types of insurance, in each case, as the Managing Member may deem necessary or appropriate in its reasonable discretion and as is consistent with any requirements under the Material Project Agreements and applicable industry standards for the industry in which the Company and its Subsidiaries operate.
6.08    Exculpation and Indemnification.
(a)    To the fullest extent permitted by Law, each Member (including the Managing Member), each present and former officer of the Company, and each present and former Affiliate of a Member, and each of their respective present and former officers, directors, stockholders, partners, members, managers, employees, Affiliates, representatives, and agents, and their respective successors, heirs, and legal and personal representatives (each, a “Covered Person”) shall have no liability to the Company, any Member, or any other Person and is hereby exculpated from any liability arising out of or relating to the Company, its business, assets, properties, Subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that the foregoing shall not eliminate any Covered Person from liability resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions of this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this Section 6.08 shall be deemed to impose fiduciary duties on any Member (including the Managing Member) or otherwise modify or limit the standard of care set forth in Section 6.02.
(b)    To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Claims in which such Covered Person may be involved, or threatened to be involved, as a party, a witness, or otherwise, arising out of or relating to the Company, its business, assets, properties, Subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that no Covered Person shall be entitled to indemnification under this Section 6.08(b) with respect to any Claim to the extent (i) resulting from (A) fraud, gross negligence, or the willful misconduct of such Covered Person, (B) any breach of the express provisions of this Agreement, or (C) any bad faith breach of the implied contractual covenant of good faith and fair dealing or (ii) initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member in connection with Claims brought against such Covered Person by Persons that are not the Company (or any of its Subsidiaries) or Affiliates of the

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Company or any of its Subsidiaries. Expenses incurred by a Covered Person in defending any Claim shall be paid by or on behalf of the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.08(b).
(c)    The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered Person in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnity or advance expenses to such Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of any Member (or any insurance policy covering such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Any such Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such third party the rights to which it is so subrogated.
(d)    The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Covered Persons under this Agreement shall apply to any amounts expended by any other indemnitor under any other agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Claims to the extent such amounts extended by such other indemnitor are on account of any unpaid indemnity amounts hereunder.
(e)    The right of any Covered Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by Contract or as a matter of Law or equity, and extend to such Covered Person’s successors, assigns, and legal representatives.

(f)    If this Section 6.08 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or properly constituted arbitration panel, then the Company shall nonetheless, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person entitled to be indemnified pursuant to this Section 6.08 as to liabilities to the full extent permitted by any applicable portion of this Section 6.08 that shall not have been invalidated.

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ARTICLE 7
DISPOSITIONS AND RESTRICTIONS ON DISPOSITIONS

7.01    General Restrictions on Dispositions.

(a)    Except as otherwise provided in Section 4.03 or Schedule 5, or as permitted by this Article 7, and other than Dispositions by a Member to one or more of its Affiliates (and, with respect to any Class B Member, to one or more of its Affiliated Investment Vehicles), (i) prior to the Flip Date, NEP Member and its Affiliates holding Class A Units or Class B Units may not Dispose of all or any portion of their Class A Units or Class B Units without Class B Member Approval, unless, in each case, prior to or concurrently with (and conditioned upon) such Disposition, as applicable, as of such time, NEP Member (or its nominee) shall have purchased or purchases, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option in accordance with Section 7.02, Section 7.03, or Section 7.04, as applicable, all of the Class B Units then outstanding and not held by NEP Class B Parties; and (ii) prior to the sixth (6th) anniversary of the Effective Date, no Class B Member or other holder of Class B Units (other than NEP Class B Parties holding Class B Units, which holders are subject to the restriction in the foregoing clause (i)) may Dispose of all or any portion of its Class B Units without the prior written consent of NEP Member; provided, however, that (1) each Class A Member shall be permitted to pledge all or any portion of its Membership Interest in, and right to receive distributions with respect to, its Class A Units and Class B Units in connection with a Class A Permitted Loan Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class A Permitted Loan Financing on pledged Class A Units or Class B Units shall not be deemed to violate this Section 7.01(a); provided that the initial Disposition by any lender or other pledgee of pledged such Class A Units or Class B Units in connection with or following any such foreclosure shall remain subject to Section 7.01(b), and any and all subsequent Dispositions of such Class A Units and Class B Units shall be subject to the terms and conditions of this Article 7); and (2) each Class B Member shall be permitted to pledge all or any portion of its Membership Interest in, and right to receive distributions with respect to, its Class B Units solely in connection with a Class B Permitted Loan Financing, and NEP Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class B Permitted Loan Financing on pledged Class B Units shall not be deemed to violate this Section 7.01(a); provided that the initial Disposition by any lender or other pledgee of pledged Class B Units in connection with or following any such foreclosure shall remain subject to Section 7.01(b), and any and all subsequent Dispositions of such Class B Units shall be subject to all of the terms and conditions of this Article 7). Subject to compliance with the requirements of Section 7.01(b) and the rights of NEP Member set forth in Section 7.01(c) with respect to Class B Units, at any time on or after the sixth (6th) anniversary of the Effective Date, each of the Class B Members and other holders of Class B Units (other than NEP Class B Parties) may Dispose of all or any portion of its Class B Units to any Person, other than a Class B Excluded Party, without the consent of NEP Member, but only to the extent that, prior to such Class B Member’s delivery of a Disposition Notice (as defined below) to the

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Managing Member with respect to such Disposition of Class B Units, such Class B Member or other holder has not received a then-pending Call Option Notice or Class B COC Notice with respect to all or any portion of the Class B Units held by such Class B Member or other holder of Class B Units (including a Call Option Notice or Class B COC Notice for which the Call Option Closing or Class B COC Closing has been delayed as a result of a Call Option Cash Shortfall or Class B COC Cash Shortfall pursuant to Section 7.02(h) or Section 7.04(e), as applicable) (in which event, such Class B Member or other holder shall be permitted to Dispose of only such number of its Class B Units, if any, as is not subject to such Call Option Notice or Class B COC Notice, as applicable). Notwithstanding any other provision of this Article 7, any Disposition of Class B Units by any Class B Member or other holder of Class B Units (other than NEP Class B Parties) (y) may be effected only if such Class B Member or other holder of Class B Units Disposes of Class B Units constituting a Proportionate Class B Allocation of such Class B Member’s or other holder’s Class B Units in accordance with the other requirements of this Section 7.01 and (z) shall require the consent of NEP Member if the proposed Assignee is a Class B Excluded Party. From and after the Flip Date, each of NEP Member and its Affiliates holding Class A Units or Class B Units may Dispose of all or any portion of such Class A Units and Class B Units to any Person, other than a NEP Excluded Party, without Class B Member Approval. Each Member agrees that it shall provide the Managing Member and the other Members with prior notice of any proposed Disposition or Encumbrances of its Membership Interests (a “Disposition Notice”). Any attempted Disposition or Encumbrance of a Membership Interest (including any Class A Unit or Class B Unit, or any rights with respect thereto) that is not in strict compliance with this Article 7 shall be, and is hereby declared, null and void ab initio and of no force or effect, and the Company shall not recognize or record in its books and records any such purported Disposition or Encumbrance (or any purported transferee or pledgee in connection therewith). Nothing in this Article 7 (or anything else in this Agreement) shall prevent or restrict any Disposition of Class B Units of Star Moon Holdings (other than any such Disposition to a NEP Excluded Party, which shall be subject to Section 6.03(a)) by any Person other than the Company.
(b)    An Assignee may be admitted to the Company as a Member, with respect to the Membership Interest so Disposed of to such Assignee, only if such Disposition is effected in accordance with Section 7.01(a) and in compliance with the requirements of this Section 7.01(b) and, if and to the extent applicable, Section 7.01(c), Section 7.02 , Section 7.03, and Section 7.04. In addition to the requirements set forth in Section 7.01(a), any Disposition of a Membership Interest and admission of an Assignee as a Member shall be subject to each of the following requirements, and any attempted Disposition (and admission, if applicable) shall not be effective unless and until such requirements are complied with or satisfied; provided that the Managing Member, in its sole and absolute discretion, may waive any of the following requirements (it being understood and agreed that the Disposition(s) of the Aggregate Class B Purchased Units to Initial Investor (and, if applicable, any Additional Class B Purchasers) by NEP Member in accordance with and pursuant to the Purchase Agreement and Section 4.03(c) and Section 4.03(d) shall be deemed to satisfy all requirements set forth in this Article 7 to effect such Disposition and admit Initial Investor as a Member):

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(i)     Disposition Documents. The following documents must be delivered to the Managing Member and must be satisfactory, in form and substance, to the Managing Member (provided that, in the case of a Disposition pursuant to a foreclosure under a Class A Permitted Loan Financing or a Class B Permitted Loan Financing, the documents under clause (B) below shall be required to be executed and delivered by only the Assignee (and not the Disposing Member) and all expenses required to be paid under clause (ii) below may be paid solely by the applicable Assignee):

(A)    Disposition Instrument. A fully executed copy of the instrument pursuant to which the Disposition is effected.

(B)    Ratification of and Joinder to this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 7.01(b)(i)(A): (aa) the notice address of the Assignee and, if applicable, each Parent of the Assignee; (bb) the Unreturned Contribution Percentages and Class B Percentage Interests, after giving effect to the Disposition, of each of the Disposing Member and its Assignee (which together must total the Unreturned Contribution Percentage and Class B Percentage Interest of the Disposing Member immediately before the Disposition); (cc) the Assignee’s ratification of this Agreement and agreement to be bound by this Agreement, and Assignee’s confirmation that the representations, warranties, and covenants with respect to Assignee in this Agreement, including those in Section 3.02 and Section 8.04 are true and correct with respect to it; and (dd) representations and warranties by the Disposing Member and its Assignee that the Disposition and admission of Assignee are being made in accordance with all applicable Laws and in compliance with the requirements set forth in Section 7.01(b)(iv) and Section 7.01(b)(v) and, to the extent applicable, the terms of any Class A Permitted Loan Financing or Class B Permitted Loan Financing and do not result in any violation thereof or default thereunder.
(ii)    Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission on or before the tenth (10th) day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined or made known to the Company.
(iii)     No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any of its liabilities to the Company or the other Members arising from events or circumstances occurring prior to the Disposition.

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(iv) No Violation of Laws. No Disposition of a Membership Interest shall be permitted unless such Disposition is being made (A) pursuant to a valid exemption from registration under the Securities Act and any applicable state securities Law and in accordance with such securities Laws and (B) in accordance with all other applicable Laws.
(v) PTP. No Disposition shall be permitted if such Disposition would result in the Company’s being treated as a publicly traded partnership subject to Tax as an association for U.S. federal income Tax purposes.
(c)    If, at any time on or after the sixth (6th) anniversary of the Effective Date, any Class B Member or other holder of Class B Units wishes to Dispose of any or all of its Class B Units, other than to an Affiliate or Affiliated Investment Vehicle or pursuant to a Liquidity Event, and NEP Member has not, at such time, delivered a then-pending Call Option Notice or Class B COC Notice with respect to all of the Class B Units then held by such Class B Member or other holder, then NEP Member shall have a right to acquire such Class B Units in accordance with the following provisions:
(i) The Disposing Member shall provide the Managing Member and NEP Member with a Disposition Notice specifying (i) the number of Class B Units that such Disposing Member intends to Dispose of (which shall not include any Class B Units subject to a pending Call Option Notice or Class B COC Notice); (ii) the proposed price per Class B Unit and aggregate purchase price for all such Class B Units that the Disposing Member would be willing to accept for the sale of such Class B Units; and (iii) the identity of the potential purchasers of such Class B Units (and for each such potential purchaser, its ultimate parent entity or beneficial owners).
(ii) NEP Member shall have a period of up to thirty (30) days following receipt of such Disposition Notice to offer in writing (an “Offer Notice”) to purchase all of the Class B Units specified in the Disposition Notice at the proposed purchase price specified in such Offer Notice (which purchase price may be payable in cash or NEP Common Units, Non-Voting NEP Common Units, or other marketable securities, or any combination thereof, as determined by NEP Member and set forth in such Offer Notice), and such Offer Notice shall set forth the other material terms and conditions of NEP Member’s offer and the date on which such purchase is proposed to be consummated.
(iii) If NEP Member fails to submit an Offer Notice within such period of thirty (30) days or if such Disposing Member rejects NEP Member’s offer contained in the Offer Notice, then, for a period of one hundred eighty (180) days thereafter, the Disposing Member shall be permitted to Dispose of all (but not less than all) of the Class B Units specified in the Disposition Notice at an aggregate purchase price that is at least five percent (5%) greater than the purchase price set forth in the Disposition Notice delivered to NEP Member pursuant to Section 7.01(c)(i) and on terms that are otherwise, in the aggregate, no less favorable to such Class B Member or other holder than those offered by NEP Member pursuant to the Offer Notice (as described therein)

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(including taking into account the certainty of financing and consummating such purchase, the amount and form of consideration (including any minority or liquidity discounts), and such other factors as such Disposing Member may reasonably determine in good faith), subject to compliance with Section 7.01(b).
(iv) Each Class B Member hereby agrees that, in connection with any Disposition of its Class B Units pursuant to this Section 7.01(c), such Class B Member shall use all cash and all Cash Equivalents received pursuant to this Section 7.01(c) (net of any deductions or withholdings required under applicable Law) and all other cash on hand and all Cash Equivalents of such Class B Member, to repay all of such Class B Member’s then outstanding Indebtedness required to be repaid under any Class B Permitted Loan Financing (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to this Section 7.01(c) are Encumbered, plus the amounts required to be paid by such Class B Member constituting amounts owed by such Class B Member as termination payments or unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates in connection with such Class B Permitted Loan Financing or other Indebtedness.
(v) NEP Member may, in its sole discretion, assign to NEP or any Affiliate of NEP its right to purchase the Class B Units of any Disposing Member pursuant to this Section 7.01(c).
(vi) No Class B Unit acquired by NEP Member (or its assignee) pursuant to this Section 7.01(c) shall be subject to the limitation on amounts distributable to NEP Class B Parties pursuant to Section 5.01(d), and each such Class B Unit shall be eligible to receive distributions pursuant to Section 5.01(d) and Section 5.01(e), without regard to the limitation set forth in Section 5.01(d).
(d)    Notwithstanding anything in this Agreement to the contrary, other than pursuant to Section 7.02, Section 7.03, and Section 7.04, no Member may Dispose of all or any portion of its Membership Interest to the extent: (i) the transferee is, during (A) the period that production Tax credits under Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity, or (B) the period that includes any applicable depreciation recovery period of any direct or indirect asset of a Tax Equity Entity and continues until the one year anniversary thereof, a Person who is a Related Party; (ii) the Disposition would, with respect to any Tax Equity Investor, result in any recapture, loss, unavailability, delay, or disallowance of all or a portion of any federal income Tax credits otherwise available pursuant to Section 45 of the Code or Section 48 of the Code (or, in each case, any successor provision) allocated or allowed, or that would otherwise be allocable or allowable, to such Tax Equity Investor; (iii) during the (y) applicable investment Tax credit recapture period or (z) applicable depreciation recovery period of a Tax Equity Entity with respect to any of its direct or indirect assets, the Disposition would cause all or a portion of any of the assets held by the Company or any of its Subsidiaries to become “tax-exempt use property” within the meaning of Section 168(h) of the Code during any applicable recovery

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period (unless the applicable recovery period is under the “alternative depreciation system” under Section 168(g) of the Code); or (iv) such Disposition would result in the failure of any representation made by any Member pursuant to Section 8.04 to be true; provided that this clause (iv) shall not apply to the Disposing Member if such Disposition is of all of the Class A Units or Class B Units then owned by such Disposing Member.
7.02    Call Option.
(a)    At any time, and from time to time, on or after [●], 2026,7 but prior to [●], 2031,8 NEP Member shall have the right, but not the obligation, to acquire, subject to the limitations and requirements of this Section 7.02, all or any portion of the outstanding Class B Units at a purchase price that results in an Internal Rate of Return per Class B Unit purchased pursuant to this Section 7.02, measured from the applicable Acquisition Date of such Class B Unit to the Call Option Closing Date, of [five and five and sixty-one hundredths percent (5.61%)] (the “Call Option Purchase Price”), upon the terms and conditions set forth in this Section 7.02 (the “Call Option”). NEP Member may not assign its right to purchase the outstanding Class B Units pursuant to this Section 7.02 to any Person other than NEP or a Subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP shall remain subject to their respective obligations set forth in this Section 7.02 upon any exercise of the Call Option.
(b)    To exercise the Call Option, NEP Member shall deliver to the Class B Members notice of such exercise (the “Call Option Notice”) containing (i) the date (the “Call Option Closing Date”) on which the Call Option is to be consummated (the “Call Option Closing”), (ii) the number of Class B Units to be purchased, (iii) the Call Option Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Call Option Purchase Price, which shall be either cash, Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Call Option Closing Date, the issuance of NEP Common Units), or a combination of cash and Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Call Option Closing Date, the issuance of NEP Common Units), subject to the other requirements of this Section 7.02, and the respective proportions thereof to be paid to the Class B Members (or their nominee(s)); provided, however, that NEP Member may issue a maximum of one (1) Call Option Notice in any calendar quarter. The Call Option Notice shall be delivered to the Class B Members at least five (5) calendar days in advance of the Call Option Closing Date. Delivery of the initial Call Option Notice may be made prior to the first date on which NEP Member is permitted to exercise the Call Option in accordance with the preceding sentence (but for the avoidance of doubt, no Call Option Closing shall occur prior to [●], 20269). If the consideration to be used to pay the Call Option Purchase Price, as set forth in the Call Option Notice, includes Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Call Option Closing Date, the issuance of NEP Common Units), then the applicable
7    NTD – To be the date that is the [fifth (5th)] anniversary of the Effective Date.
8    NTD – To be the date that is the [Flip Date].
9    NTD – To be the date that is the [fifth (5th)] anniversary of the Effective Date.

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Call Option Notice may not be delivered, nor may any Call Option Closing be consummated, within fourteen (14) calendar days before any date on which NEP publicly announces its earnings for any Quarter or Fiscal Year (or any other “blackout period” under NEP Member’s trading policies that is applicable to all holders of NEP Common Units).
(c)    The following restrictions shall apply to each exercise of the Call Option:
(i) no Call Option may be exercised, and no Call Option Notice may be issued other than for a number of Class B Units that is five percent (5%) (or any integral multiple of five percent (5%)) of the Class B Units outstanding on the date of the applicable Call Option Notice, unless such exercise of the Call Option is for the purchase of all remaining Class B Units not held by NEP Class B Parties;

(ii) the number of Class B Units purchased pursuant to the exercise of one or more Call Options during any calendar quarter shall not exceed twenty-five percent (25%) of the total number of outstanding Class B Units as of the date of the Call Option Notice; provided, however, that the restriction set forth in this clause (ii) shall terminate on [●], 2030;10

(iii) the Class B Units purchased from each Class B Member pursuant to any exercise of the Call Option shall consist of a Proportionate Class B Allocation of such Class B Member’s Class B Units;

(iv) if Investor delivers notice to NEP Member of Investor’s intent for NEP Member (or its nominee) to purchase Blocker Interests in connection with such Call Option in accordance with Section 7.02(n), then Investor shall take such actions as are necessary to ensure that the number of Class B Units purchased pursuant to such Call Option shall equal the exact number of Class B Units directly or indirectly owned by any one Blocker or the exact number of Class B Units directly or indirectly owned, in the aggregate, by any two or more Blockers (such that the purchase of Blocker Interests pursuant to such Call Option provides NEP Member (or its nominee) the indirect ownership through such Blocker(s) of the number of Class B Units set forth in such Call Option Notice); and

(v) the aggregate number of Class B Units purchased in any Call Option shall, cumulatively when taken together with all Class B Units purchased in all prior exercises of the Call Option, be no more than:

(A)    from [●], 2026,11 but prior to [●], 2027,12 twenty percent (20%) of the total number of outstanding Class B Units;
10     NTD – To be the date that is one year prior to the Flip Date.
11    NTD – To be the date that is the [fifth (5th)] anniversary of the Effective Date.
12    NTD – To be the date that is the [sixth (6th)] anniversary of the Effective Date.

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(B)    from [●], 2027,13 but prior to [●], 2028,14 forty percent (40%) of the total number of outstanding Class B Units;
(C)    from [●], 2028,15 but prior to [●], 2029,16 sixty percent (60%) of the total number of outstanding Class B Units;
(D)    from [●], 2029,17 but prior to [●], 2030,18 eighty percent (80%) of the total number of outstanding Class B Units; and
(E)    from [●], 2030,19 but prior to [●], 2031,20 one hundred percent (100%) of the total number of outstanding Class B Units.
(d)    Non-Voting NEP Common Units (or, if requested pursuant to Section 7.02(b), NEP Common Units) may be used for payment of the Call Option Purchase Price at any Call Option Closing Date subject to the following limitations and the satisfaction of each of the following conditions as of the applicable Call Option Closing Date:
(i) the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange;
(ii) (A) the Registration Rights Agreement is in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Limited Partnership Agreement, and (B) NEP shall use its reasonable best efforts to file, within three (3) Business Days following the date of the applicable Call Option Notice, a registration statement with the SEC registering the resale of the NEP Common Units into which the Non-Voting NEP Common Units issued at such Call Option Closing are convertible;
(iii) none of NEP or its Subsidiaries has knowledge of previously undisclosed material events or developments that NEP or such Subsidiary would be obligated to disclose publicly, under applicable Law or the rules of the National Securities Exchange on which the NEP Common Units are listed, if NEP were offering and selling NEP Common Units (or other publicly traded securities), the disclosure of which would reasonably be expected to negatively affect the trading price of NEP Common Units on the applicable National Securities Exchange; and
(iv) on such Call Option Closing Date, there shall be no Call Option Cash Shortfall.
(e)    NEP Member may pay any Call Option Purchase Price, at its option (subject to Section 7.02(d) above), in either cash, Non-Voting NEP Common Units (or, if requested
13    NTD – To be the date that is the [sixth (6th)] anniversary of the Effective Date.
14    NTD – To be the date that is the [seventh (7th)] anniversary of the Effective Date.
15    NTD – To be the date that is the [seventh (7th)] anniversary of the Effective Date.
16    NTD – To be the date that is the [eighth (8th)] anniversary of the Effective Date.
17    NTD – To be the date that is the [eighth (8th)] anniversary of the Effective Date.
18    NTD – To be the date that is the [ninth (9th)] anniversary of the Effective Date.
19    NTD – To be the date that is the [ninth (9th)] anniversary of the Effective Date.
20    NTD – To be the date that is the [Flip Date].

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pursuant to Section 7.02(b), NEP Common Units), or a combination of cash and Non-Voting NEP Common Units (or, if requested pursuant to Section 7.02(b), NEP Common Units).
(f)    Any NEP Common Units or Non-Voting NEP Common Units to be issued as payment of (or partial payment of) any Call Option Purchase Price will be issued at a price (the “Issuance Price”) specified in the applicable Call Option Notice, which Issuance Price shall be the lesser of (i) the 10-day VWAP on the Trading Day immediately preceding the date of the Call Option Notice and (ii) the listed price of a NEP Common Unit as of the end of trading on the Trading Day immediately preceding the date of the Call Option Notice.
(g)    On each Call Option Closing Date, (i) the Class B Members will convey all right, title, and interest in and to the applicable Class B Units, free of all Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Call Option Purchase Price to the Class B Members (or their nominee(s)) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Call Option Purchase Price by issuing Non-Voting NEP Common Units (or, if requested pursuant to Section 7.02(b), NEP Common Units) to the Class B Members, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such NEP Common Units or Non-Voting NEP Common Units, as the case may be, to such Class B Members (or their nominee(s)). No fractional NEP Common Units or Non-Voting NEP Common Units, as the case may be, will be issued. The Members agree that each Call Option Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Call Option Closing Date, then such Call Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Call Option Purchase Price set forth in the Call Option Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until the date of the actual Call Option Closing.
(h)    Each Class B Member hereby agrees that, in connection with each Call Option Closing, such Class B Member (or its Affiliates) shall use reasonable best efforts to obtain Qualifying Financing and shall borrow the maximum amount allowable thereunder in order to have sufficient cash, together with any Call Option Cash Consideration and all other cash on hand and all Cash Equivalents of the Class B Member, to repay the portion of such Class B Member’s then outstanding Indebtedness under any Class B Permitted Loan Financing (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees, and other payments due and payable under such Class B Permitted Loan Financing in connection with such repayment), and to cause the release of all Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws) on the Class B Units being acquired pursuant to the exercise of such Call Option. To the extent that the net proceeds from the Qualifying Financing, together with any Call Option Cash Consideration (net of any deductions or withholdings therefrom pursuant to Section 7.02(m)) and any other cash on hand and Cash Equivalents of the applicable Class B Member, are insufficient to repay in full all Indebtedness

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under such Class B Permitted Loan Financing that is required to be repaid (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees and other payments due and payable under such Class B Permitted Loan Financing in connection with such repayment) as a result of the exercise of such Call Option (such deficiency, a “Call Option Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Call Option Cash Shortfall as promptly as practicable by obtaining Qualifying Financing (or additional Qualifying Financing) in an amount required to remedy the Call Option Cash Shortfall. The Members agree that, if any Class B Permitted Loan Financing is outstanding at such time, each Call Option Closing shall be subject to there being no Call Option Cash Shortfall. If there is a Call Option Cash Shortfall and the applicable Class B Members are unable, using reasonable best efforts to secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing, to remedy the Call Option Cash Shortfall by the Call Option Closing Date set forth in the applicable Call Option Notice (the “Scheduled Call Option Buyout Date”), then the applicable Call Option Closing shall automatically be delayed for a period (a “Call Option Delay Period”) commencing on the Scheduled Call Option Buyout Date and ending upon the earliest to occur of (i) the Call Option Closing, (ii) written revocation of the applicable Call Option Notice by NEP Member delivered to the Class B Member Representative, and (iii) the date falling ten (10) Business Days after the Scheduled Call Option Buyout Date. During any such Call Option Delay Period, the Class B Members shall use reasonable best efforts to secure Qualifying Financing, or to refinance the existing Qualifying Financing with another Qualifying Financing, to remedy the Call Option Cash Shortfall associated with the exercise of such Call Option; provided, however, that, at any time and from time to time during such Call Option Delay Period, NEP Member shall be entitled to modify the proportions of cash and Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.02(b)) to be used to pay the Call Option Purchase Price at the applicable Call Option Closing, upon notice thereof delivered to the Class B Member Representative on or after the Scheduled Call Option Buyout Date. If the Class B Members are able, using their reasonable best efforts, to obtain Qualifying Financing in an amount sufficient to remedy the Call Option Cash Shortfall, then (A) the Class B Member Representative shall promptly deliver written notice thereof (a “Call Option Cash Shortfall Remedy Notice”) to NEP Member, (B) the applicable Call Option Closing shall occur as promptly thereafter as practicable, and (C) at the applicable Call Option Closing, the amount of the Call Option Purchase Price and the Issuance Price for Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.02(b)) to be issued as payment (or partial payment) of the applicable Call Option Purchase Price shall be the same as is set forth in the original Call Option Notice; provided, however, that, if no Call Option Cash Shortfall Remedy Notice is delivered within the first five (5) Business Days following the Scheduled Call Option Buyout Date, then (1) NEP Member and the Class B Members shall thereafter cooperate in good faith to remedy the applicable Call Option Cash Shortfall (provided that the foregoing shall not require NEP or NEP Member to take any actions to remedy such Call Option Cash Shortfall other than such cooperation with the Class B Members); (2) NEP Member shall continue to be entitled, at any time and from time to time during such Call Option Remedy Period, to modify the proportions of cash and Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.02(b)) to be used to pay the Call Option Purchase Price (and to further modify such proportions if previously modified); (3) the applicable Call Option Closing

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shall occur as promptly as practicable following NEP Member’s receipt of a Call Option Cash Shortfall Remedy Notice; and (4) at the applicable Call Option Closing (if any) (y) the Call Option Purchase Price shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased to the date on which such Call Option Closing actually occurs, and (z) the Issuance Price of the Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.02(b), if any, to be issued as payment (or partial payment) of the applicable Call Option Purchase Price shall be the price set forth in the original Call Option Notice.
(i)    Following consummation of the Call Option Closing pursuant to which all of a Class B Member’s Class B Units are acquired by NEP Member (or its nominee), the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of the Class B Units effective as of the applicable Call Option Closing.
(j)    If, in the exercise of any Call Option, (i) the Class B Member Representative has not delivered notice to NEP Member pursuant to Section 7.02(n) that it wishes for NEP Member (or its nominee) to purchase all of the issued and outstanding Blocker Interests of a Blocker and (ii) the number of Class B Units to be purchased is less than all of the outstanding Class B Units and there are multiple holders of such Class B Units, then the Class B Units so purchased will be acquired pro rata from the Class B Members (other than NEP Class B Parties) based on the number of such Class B Units held.
(k)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Call Option Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units. The Class B Members and NEP agree to use their respective commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units and Non-Voting NEP Common Units, as the case may be, to such Class B Members (or their nominee(s)). Investor agrees that it shall use reasonable best efforts to (i) seek Qualifying Financing in accordance with this Section 7.02 and cause the Call Option Closing to occur as promptly as practicable (it being agreed that Investor shall not be required to seek any additional capital contributions from its equity holders or Affiliates or any other financing other than Qualifying Financing in accordance with this Section 7.02) and (ii) keep NEP Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing.
(l)    For all purposes of this Agreement, the Class B Members agree that, until the earlier of the date that (A) the Class B Permitted Loan Financing Payment in Full occurs, or (B) the Flip Date occurs, the Class B Members shall not incur Indebtedness, under the Credit Agreement or any other Class B Permitted Loan Financing (including any Indebtedness under any Permitted Hedging Transaction) or otherwise, with a principal amount in excess of (i) the amount of Indebtedness borrowed under the Credit Agreement on the Effective Date, plus the amount of Indebtedness subsequently incurred under the Credit Agreement in connection with the Additional Closing or otherwise, or on terms not less favorable to the Class A Members, plus

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amounts under any Permitted Hedging Transaction, in each case, to the extent permitted by, and pursuant to, the terms of the Credit Agreement as in effect on the Effective Date, plus (ii) the amount of any Qualifying Financings entered into by any Class B Member pursuant to and in accordance with this Agreement. The Class B Members further agree that they shall not take any actions or omit to take any actions that cause, permit, or result in Encumbrances on the Class B Units, including Encumbrances securing Indebtedness, other than under the Credit Agreement or under any related loan documents (or under any replacements thereof which are entered into in connection with any Class B Permitted Loan Financing) and under any Permitted Hedging Transaction.
(m)    NEP Member or its nominee shall be entitled to deduct and withhold from each Call Option Purchase Price the amounts each NEP Member or its nominee is required to deduct and withhold under any applicable Law, and amounts so withheld and properly remitted to the appropriate Governmental Authority shall be deemed paid for all purposes of this Agreement to the Person with respect to which such amount was withheld; provided that any such amounts shall be specified by NEP Member in the applicable Call Option Notice; provided, further, that if, on the Call Option Closing Date, the Class B Members deliver to NEP Member or its nominee withholding certificates pursuant to Treasury Regulations Section 1.1445-2(b)(2) and, in the case of a sale of the Class B Units, IRS Notice 2018-29, that the Class B Member (or if such entity is a disregarded entity, its regarded owner) is not a non-U.S. person, NEP Member or its nominee shall not withhold any amounts under Section 1445 or Section 1446(f) of the Code unless there is a change in applicable Law prior to the Call Option Closing Date that requires such withholding.
(n)    Notwithstanding anything to the contrary in Section 7.02(a), with respect to any and all Class B Units to be purchased pursuant to a Call Option that are held directly or indirectly by any Blocker, so long as (i) Investor Parent or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) at all times prior to the applicable Call Option Closing, the only assets of the applicable Blocker (other than cash) are Class B Units, which Class B Units shall be held by such Blocker in a Proportionate Class B Allocation; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities and acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units; and (iv) on the applicable Call Option Closing Date, the applicable Blocker has no liabilities, then, if the Class B Member Representative provides notice to NEP Member within two (2) calendar days of receipt of such Call Option Notice that it wishes for NEP Member (or its nominee) to purchase all of the issued and outstanding equity interests of such Blocker (collectively, the “Blocker Interests”) pursuant to the exercise of such Call Option, NEP Member (or its nominee) shall to purchase, and Blocker Parent shall be required to sell, all of the Blocker Interests of the applicable Blocker that holds, directly or indirectly, the Proportionate Class B Allocation of the applicable Class B Units to be purchased pursuant to such Call Option, rather than a direct purchase of the outstanding Class B Units held (directly or indirectly) by such Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Call Option, and Investor and Blocker Parent shall indemnify and hold harmless NEP Member and its Affiliates from and against any and all Claims arising out of or relating to such Blocker or Class B Member. At the applicable Call Option Closing, Blocker Parent will convey all right, title, and interest in and to the applicable Blocker Interests (and indirectly the Class B Units held by such

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Blocker), free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws), to NEP Member or its nominee and will take all actions necessary to withdraw as a member of the applicable Blocker and cause NEP Member to be admitted as the sole member of such Blocker and sole record and beneficial owner of all of the outstanding Blocker Interests of such Blocker. If the Class B Member Representative exercises the option to have Blocker Interests purchased as set forth in this Section 7.02(n), the applicable references elsewhere in this Section 7.02 to Class B Units or to a Class B Member selling Class B Units shall be to the applicable Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.02 shall apply mutatis mutandis, and Investor, the Class B Members, Blocker Parent, and NEP Member will take all actions necessary to effect the Call Option Closing as the purchase of Blocker Interests rather than the purchase of Class B Units.
7.03    Change of Control of NEP.
(a)    If, at any time, there is an announcement of a proposed Change of Control of NEP (or the entry into any agreement providing therefor), then each Class B Member shall have the right (but not the obligation) to deliver to NEP Member at least five (5) Business Days prior to the date on which the Change of Control of NEP is to be consummated (such date, the “Change of Control Closing Date”) a notice executed by such Class B Member (the “Change of Control Notice”) of such Class B Member’s exercise of its right under this Section 7.03 to require NEP Member to acquire all or any portion of the Class B Units held by such Class B Member at a purchase price for each Class B Unit for which such election is made that results in a return to such Class B Member of at least an Internal Rate of Return on each such Class B Unit purchased pursuant to this Section 7.03, measured from the applicable Acquisition Date to the Change of Control Closing Date, of [six and sixty-one hundredths percent (6.61%)] (the “Change of Control Purchase Price”), upon the terms and conditions set forth in this Section 7.03 (the “NEP Change of Control Option”).
(b)    To exercise its rights pursuant to Section 7.03(a), a Class B Member shall deliver to NEP Member a Change of Control Notice containing the anticipated Change of Control Closing Date, the number of Class B Units to be purchased, and the Change of Control Purchase Price per Class B Unit. NEP Member may pay the Change of Control Purchase Price, at its option, in either cash, Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Change of Control Closing Date, the issuance of NEP Common Units), or a combination of cash and Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Change of Control Closing Date, the issuance of NEP Common Units); provided, however, that the Change of Control Purchase Price may be paid in the form of a security that is substantially equivalent to the NEP Common Units in terms of rights, preferences and privileges, including with respect to economics, governance, transferability and liquidity, if, as a result of the Change of Control of NEP, NEP will cease to exist or the NEP Common Units will cease to be listed on a National Securities Exchange; provided, further, that, if no substantially equivalent security exists on the applicable Change of Control Closing Date, the Change of Control Purchase Price must be paid entirely in cash. If some or all of the Change of Control Purchase

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Price consists of NEP Common Units or Non-Voting NEP Common Units, the Issuance Price for each such NEP Common Unit or Non-Voting NEP Common Unit will be specified as the lesser of (A) the 10-day VWAP of the NEP Common Units on the Trading Day immediately preceding the date of the announcement of the proposed Change of Control of NEP and (B) the listed price of a NEP Common Unit as of the end of trading on the Trading Day immediately preceding the date of the announcement of the proposed Change of Control of NEP. The closing of the acquisition of the Class B Units identified in the Change of Control Notice (the “Change of Control Closing”) shall occur on the Change of Control Closing Date unless NEP Member notifies the Class B Members exercising their rights under this Section 7.03 that the Change of Control Closing shall occur on a different date.
(c)    At the Change of Control Closing, (i) each Class B Member exercising the NEP Change of Control Option will convey the Class B Units identified in the applicable Change of Control Notice, free of all Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion, if any, of the Change of Control Purchase Price to such Class B Member (or its nominee(s)) by wire transfer of immediately available funds; and (iii) the remaining portion, if any, of the Change of Control Purchase Price shall be paid by issuing NEP Common Units, Non-Voting NEP Common Units, or a substantially equivalent security, as determined pursuant to Section 7.03(b), to such Class B Member no later than three (3) Business Days after the date of the Change of Control Closing, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such NEP Common Units or Non-Voting NEP Common Units, as the case may be, to such Class B Member (or its nominee(s)). No fractional NEP Common Units or Non-Voting NEP Common Units, as the case may be, will be issued. The Members agree that the Change of Control Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the date of the Change of Control Closing, then such date of the Change of Control Closing shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Change of Control Purchase Price set forth in the Change of Control Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until the Change of Control Closing Date.
(d)    Each Class B Member hereby agrees that, in connection with the Change of Control Closing, such Class B Member (or its Affiliates) shall use any cash portion of the Change of Control Purchase Price and all cash on hand and all Cash Equivalents of such Class B Member to repay all of such Class B Member’s then outstanding Indebtedness under any Class B Permitted Loan Financing (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees, and other payments due and payable under such Class B Permitted Loan Financing in connection with such repayment), and to cause the release of all Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws) on the Class B Units being acquired pursuant to the exercise of such NEP Change of Control Option. To the extent that the cash portion (if any) of the Change of Control Purchase Price (net of any

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deductions or withholding required under applicable Law) and all cash on hand and all Cash Equivalents of the applicable Class B Member are insufficient to repay in full all Indebtedness under such Class B Permitted Loan Financing that is required to be repaid (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees and other payments due and payable under such Class B Permitted Loan Financing in connection with such repayment) as a result of the exercise of such NEP Change of Control Option (such deficiency, a “Change of Control Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Change of Control Cash Shortfall as promptly as practicable by obtaining Qualifying Financing in an amount required to remedy the Change of Control Cash Shortfall. The Members agree that, if any Class B Permitted Loan Financing is outstanding at such time, each Change of Control Closing shall be subject to there being no Change of Control Cash Shortfall. If there is a Change of Control Cash Shortfall and the applicable Class B Members are unable, using reasonable best efforts, to secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing by the date on which the Change of Control Closing is scheduled to occur (the “Scheduled Change of Control Buyout Date”), then the applicable Change of Control Closing shall automatically be delayed for a period (a “Change of Control Delay Period”) commencing on the Scheduled Change of Control Buyout Date and ending upon the earliest to occur of (i) the Change of Control Closing, (ii) written revocation of the applicable Change of Control Notice by the Class B Member delivered to NEP Member, and (iii) the date falling ten (10) Business Days after the Scheduled Change of Control Buyout Date. During any such Change of Control Delay Period, the Class B Members shall use reasonable best efforts to secure Qualifying Financing, or to refinance the existing Qualifying Financing with another Qualifying Financing, to remedy the Change of Control Cash Shortfall associated with the exercise of such NEP Change of Control Option; provided, however, that, at any time and from time to time during such Change of Control Delay Period, NEP Member shall be entitled to modify the proportions of cash and Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.03(b)) to be used to pay the Change of Control Purchase Price at the applicable Change of Control Closing, upon notice thereof delivered to the Class B Member Representative on or after the Scheduled Change of Control Buyout Date. If the Class B Members are able, using their reasonable best efforts, to obtain Qualifying Financing in an amount sufficient to remedy the Change of Control Cash Shortfall, then (A) the Class B Member Representative shall promptly deliver written notice thereof (a “Change of Control Cash Shortfall Remedy Notice”) to NEP Member, (B) the applicable Change of Control Closing shall occur as promptly thereafter as practicable, and (C) at the applicable Change of Control Closing, the amount of the Change of Control Purchase Price and the Issuance Price for Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.03(b)) to be issued as payment (or partial payment) of the applicable Call Option Purchase Price shall be the same as is set forth in the original Change of Control Notice; provided, however, that, if no Change of Control Cash Shortfall Remedy Notice is delivered within the first five (5) Business Days following the Scheduled Change of Control Buyout Date, then (1) NEP Member and the Class B Members shall thereafter cooperate in good faith to remedy the applicable Change of Control Cash Shortfall (provided that the foregoing shall not require NEP or NEP Member to take any actions to remedy such Change of Control Cash Shortfall other than such cooperation with the Class B Members); (2) NEP Member shall continue to be entitled, at any time and from time to

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time during such Change of Control Remedy Period to modify the proportions of cash and Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.03(b)) to be used to pay the Change of Control Purchase Price (and to further modify such proportions if previously modified); (3) the applicable Change of Control Closing shall occur as promptly as practicable following NEP Member’s receipt of a Change of Control Cash Shortfall Remedy Notice; and (4) at the applicable Change of Control Closing (y) the Call Option Purchase Price shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased to the date on which such Change of Control Closing actually occurs, and (z) the Issuance Price of the Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.03(b)), if any, to be issued as payment (or partial payment) of the applicable Change of Control Purchase Price shall be the price set forth in the original Change of Control Notice.
(e)    Following consummation of the transactions contemplated by this Section 7.03, to the extent a Class B Member has Disposed of all of its Class B Units, the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of such Class B Units effective as of the Change of Control Closing.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Change of Control Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units (provided that the foregoing shall not require Investor to take any actions to remedy any Change of Control Cash Shortfall other than seeking Qualifying Financing in accordance with Section 7.03(d)). Investor agrees that it shall use reasonable best efforts to (i) seek Qualifying Financing in accordance with Section 7.03(d) and cause the Change of Control Closing to occur as promptly as practicable and (ii) keep NEP Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units and Non-Voting NEP Common Units, as the case may be, to such Class B Members (or their nominee(s)).
(g)    Notwithstanding anything to the contrary in Section 7.03(a), with respect to any and all Class B Units held directly or indirectly by one or more Blockers, so long as (i) Investor Parent or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) at all times prior to the Change of Control Closing, the only assets of the applicable Blocker (other than cash) are Class B Units, which Class B Units shall be held by such Blocker in a Proportionate Class B Allocation; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities and acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units; and (iv) on the applicable date on which the Change of Control Closing actually occurs, the applicable Blocker has no liabilities, then, if the Class B Member Representative provides notice to NEP Member within two (2) calendar days of receipt of such Change of Control Notice that it wishes for NEP Member (or its nominee) to purchase all of the issued and outstanding Blocker Interests of such Blocker pursuant to the exercise of such NEP

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Change of Control Option, NEP Member (or its nominee) shall purchase, and Blocker Parent shall be required to sell, all of the Blocker Interests of the applicable Blocker that holds, directly or indirectly, the Proportionate Class B Allocation of the applicable Class B Units to be purchased pursuant to such NEP Change of Control Option, rather than a direct purchase of the outstanding Class B Units held (directly or indirectly) by such Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the NEP Change of Control Option, and Investor and Blocker Parent shall indemnify and hold harmless NEP Member and its Affiliates from and against any and all Claims arising out of or relating to such Blocker or Class B Member. At the applicable Change of Control Closing, Blocker Parent will convey all right, title, and interest in and to the applicable Blocker Interests (and indirectly the Class B Units held by such Blocker), free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws), to NEP Member or its nominee and will take all actions necessary to withdraw as a member of the applicable Blocker and cause NEP Member to be admitted as the sole member of such Blocker and sole record and beneficial owner of all of the outstanding Blocker Interests of such Blocker. If the Class B Member Representative exercises the option to have Blocker Interests purchased as set forth in this Section 7.03(g), the applicable references elsewhere in this Section 7.03 to Class B Units or to a Class B Member selling Class B Units shall be to the applicable Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.03 shall apply mutatis mutandis, and Investor, the Class B Members, Blocker Parent, and NEP Member will take all actions necessary to effect the Change of Control Closing as the purchase of Blocker Interests rather than the purchase of Class B Units.
7.04    Change of Control of a Class B Member.
(a)    If, at any time prior to the Flip Date, there is an announcement of a proposed Change of Control of a Class B Member or a Class B Member enters into any agreement providing therefor, then, commencing on the date of such announcement of a proposed Change of Control of a Class B Member or such entry into such agreement and ending on the date that is five (5) Business Days prior to the consummation of such Change of Control of such Class B Member, NEP Member shall have the right, but not the obligation, to acquire all or any portion of the outstanding Class B Units held by such Class B Member (in such capacity, the “COC Member”) at a purchase price that results in an Internal Rate of Return on each Class B Unit for which such election is made, measured from the applicable Acquisition Date of such Class B Unit to the Class B COC Closing Date, of [five and sixty-one hundredths percent (5.61%)] (the “Class B COC Purchase Price”), upon the terms and conditions set forth in this Section 7.04 (the “Class B COC Option”). NEP Member may not assign its right to purchase the applicable Class B Units pursuant to this Section 7.04 to any Person other than NEP or a Subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP shall remain subject to their respective obligations set forth in this Section 7.04 upon any exercise of the Class B COC Option.
(b)    To exercise the Class B COC Option, NEP Member shall deliver to the COC Member notice of such exercise (the “Class B COC Notice”) containing (i) the date (the “Class B COC Closing Date”) on which the Class B COC Option is to be consummated (the “Class B

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COC Closing”), (ii) the number of Class B Units to be purchased, (iii) the Class B COC Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Class B COC Purchase Price, which shall be, at NEP Member’s election, either cash, Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Class B COC Closing Date, the issuance of NEP Common Units), or a combination of cash and Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Class B COC Closing Date, the issuance of NEP Common Units). If some or all of the Class B COC Purchase Price consists of NEP Common Units or Non-Voting NEP Common Units, the Issuance Price for each such NEP Common Unit or Non-Voting NEP Common Unit will be specified as the lesser of (A) the 10-day VWAP of the NEP Common Units on the Trading Day immediately preceding the date of the announcement of, or entry into agreement with respect to, the proposed Change of Control of the applicable Class B Member and (B) the listed price of a NEP Common Unit as of the end of trading on the Trading Day immediately preceding the date of the announcement of, or entry into agreement with respect to, the proposed Change of Control of the applicable Class B Member. The Class B COC Notice shall be delivered to the COC Member at least five (5) Business Days in advance of the Class B COC Closing Date (but may be made subject to and conditioned upon consummation of such Change of Control of a Class B Member). The Class B Units purchased from each COC Member pursuant to the exercise of such Class B COC Option shall consist of a Proportionate Class B Allocation of such COC Member’s Class B Units.
(c)    Non-Voting NEP Common Units (or, if requested pursuant to Section 7.04(b), NEP Common Units) may be used for payment of the Class B COC Purchase Price at any Class B COC Closing Date only if each of the following conditions is satisfied as of the applicable Class B COC Closing Date:
(i) the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange; and
(ii) (A) the Registration Rights Agreement is in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Limited Partnership Agreement, and (B) NEP shall have filed a registration statement with the SEC registering the resale of the NEP Common Units into which the Non-Voting NEP Common Units issued at such Class B COC Closing are convertible.
(d)    On the Class B COC Closing Date, (i) the COC Member will convey all of its right, title, and interest in and to such COC Member’s Class B Units identified in the Class B COC Notice, free of all Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Class B COC Purchase Price to such COC Member (or its nominee) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Class B COC Purchase Price by issuing Non-Voting NEP Common Units (or, if requested by the COC Member pursuant to Section 7.04(b), NEP Common Units) to such COC Member no later than three (3) Business Days after the Class B COC Closing Date, and, in connection therewith, NEP shall instruct, and shall use its

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commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting NEP Common Units or NEP Common Units, as the case may be, to such COC Member (or its nominee). No fractional NEP Common Units or Non-Voting NEP Common Units, as the case may be, will be issued. The Members agree that the Class B COC Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Class B COC Closing Date, then such Class B COC Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Class B COC Purchase Price set forth in the Class B COC Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until such date as all such Required Governmental Authorizations have been obtained.
(e)    Each Class B Member hereby agrees that, in connection with the Class B COC Closing, such Class B Member (or its Affiliates) shall use any cash portion of the Class B COC Purchase Price and all other cash on hand and all Cash Equivalents of such Class B Member to repay all of such Class B Member’s then outstanding Indebtedness under any Class B Permitted Loan Financing (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees, and other payments due and payable under such Class B Permitted Loan Financing in connection with such repayment), and to cause the release of all Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws) on the Class B Units being acquired pursuant to the exercise of such Class B COC Option. To the extent that the cash portion (if any) of the Class B COC Purchase Price (net of any deductions or withholdings required under applicable Law), and all cash on hand and all Cash Equivalents of such Class B Member, are insufficient to repay in full all Indebtedness under such Class B Permitted Loan Financing that is required to be repaid (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees and other payments due and payable under such Class B Permitted Loan Financing in connection with such repayment) as a result of the exercise of such Class B COC Closing (such deficiency, a “Class B COC Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Class B COC Cash Shortfall as promptly as practicable by obtaining Qualifying Financing in an amount required to remedy the Class B COC Cash Shortfall. The Members agree that, if any Class B Permitted Loan Financing is outstanding at such time, each Class B COC Closing shall be subject to there being no Class B COC Cash Shortfall. If there is a Class B COC Cash Shortfall and the applicable Class B Members are unable, using reasonable best efforts, to secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing by the Class B COC Closing Date set forth in the applicable Class B COC Notice (the “Scheduled Class B COC Buyout Date”), then the applicable Class B COC Closing shall automatically be delayed for a period (a “Class B COC Delay Period”) commencing on the Scheduled Class B COC Buyout Date and ending upon the earliest to occur of (i) the Class B COC Closing, (ii) written revocation of the applicable Class B COC Notice by NEP Member delivered to the Class B Member Representative, and (iii) the date falling ten (10) Business Days after the Scheduled Class B COC Buyout Date. During any such Class B COC Delay Period, the Class B Members shall use reasonable best efforts to

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secure Qualifying Financing, or to refinance the existing Qualifying Financing with another Qualifying Financing, to remedy the Class B COC Cash Shortfall associated with the exercise of such Class B COC Option; provided, however, that, at any time and from time to time during such Class B COC Delay Period, NEP Member shall be entitled to modify the proportions of cash and Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.04(b)) to be used to pay the Class B COC Purchase Price at the applicable Class B COC Closing, upon notice thereof delivered to the Class B Member Representative on or after the Scheduled Class B COC Buyout Date. If the Class B Members are able, using their reasonable best efforts, to obtain Qualifying Financing in an amount sufficient to remedy the Class B COC Cash Shortfall, then (A) the Class B Member Representative shall promptly deliver written notice thereof (a “Class B COC Cash Shortfall Remedy Notice”) to NEP Member, (B) the applicable Class B COC Closing shall occur as promptly thereafter as practicable, and (C) at the applicable Class B COC Closing, the amount of the Class B COC Purchase Price and the Issuance Price for Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.04(b)) to be issued as payment (or partial payment) of the applicable Class B COC Purchase Price shall be the same as is set forth in the original Class B COC Notice; provided, however, that, if no Class B COC Cash Shortfall Remedy Notice is delivered within the first five (5) Business Days following the Scheduled Class B COC Buyout Date, then (1) NEP Member and the Class B Members shall thereafter cooperate in good faith to remedy the applicable Class B COC Cash Shortfall (provided that the foregoing shall not require NEP or NEP Member to take any actions to remedy such Class B COC Cash Shortfall other than such cooperation with the Class B Members); (2) NEP Member shall continue to be entitled, at any time and from time to time during such Class B COC Remedy Period to modify the proportions of cash and Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.04(b)) to be used to pay the Call Option Purchase Price (and to further modify such proportions if previously modified); (3) the applicable Class B COC Closing shall occur as promptly as practicable following NEP Member’s receipt of a Class B COC Cash Shortfall Remedy Notice; and (4) at the applicable Class B COC Closing (if any) (y) the Class B COC Purchase Price shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased to the date on which such Class B COC Closing actually occurs, and (z) the Issuance Price of the Non-Voting NEP Common Units (or NEP Common Units, if requested pursuant to Section 7.04(b)), if any, to be issued as payment (or partial payment) of the applicable Class B COC Purchase Price shall be the price set forth in the original Class B COC Notice.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Class B COC Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the applicable Class B Units (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the applicable Class B Units (provided that the foregoing shall not require the Class B Members to take any actions to remedy any Class B COC Cash Shortfall other than seeking Qualifying Financing in accordance with Section 7.04(e)). The Class B Members and NEP agree to use

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commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units and Non-Voting NEP Common Units, as the case may be, to the COC Member (or its nominee).
(g)    Notwithstanding anything to the contrary in Section 7.04(a), with respect to any and all Class B Units to be purchased pursuant to a Class B COC Option that are held directly or indirectly by any Blocker, so long as (i) Investor Parent or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) at all times prior to the Class B COC Closing, the only assets of the applicable Blocker (other than cash) are Class B Units, which Class B Units shall be held by such Blocker in a Proportionate Class B Allocation; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities and acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units; and (iv) on the applicable Class B COC Closing Date, the applicable Blocker has no liabilities, then, if the Class B Member Representative provides notice to NEP Member within two (2) calendar days of receipt of such Class B COC Notice that it wishes for NEP Member (or its nominee) to purchase all of the issued and outstanding Blocker Interests of such Blocker pursuant to the exercise of such Class B COC Option, NEP Member (or its nominee) shall purchase, and Blocker Parent shall be required to sell, all of the Blocker Interests of the applicable Blocker that holds, directly or indirectly, the Proportionate Class B Allocation of the applicable Class B Units to be purchased pursuant to such Class B COC Option, rather than a direct purchase of the outstanding Class B Units held (directly or indirectly) by such Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Class B COC Option, and Investor and Blocker Parent shall indemnify and hold harmless NEP Member and its Affiliates from and against any and all Claims arising out of or relating to such Blocker or COC Member. At the applicable Class B COC Closing, Blocker Parent will convey all right, title, and interest in and to the applicable Blocker Interests (and indirectly the Class B Units held by such Blocker), free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws), to NEP Member or its nominee and will take all actions necessary to withdraw as a member of the applicable Blocker and cause NEP Member to be admitted as the sole member of such Blocker and sole record and beneficial owner of all of the outstanding Blocker Interests of such Blocker. If the Class B Member Representative exercises the option to have Blocker Interests purchased as set forth in this Section 7.04(g), the applicable references elsewhere in this Section 7.04 to Class B Units or to a Class B Member selling Class B Units shall be to the applicable Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.04 shall apply mutatis mutandis, and Investor, the Class B Members, Blocker Parent, and NEP Member will take all actions necessary to effect the Class B COC Closing as the purchase of Blocker Interests rather than the purchase of Class B Units.
7.05    Non-Voting NEP Common Units.
(a)    Subject to and in accordance with the terms of the NEP Limited Partnership Agreement, (i) a Non-Voting NEP Common Unit shall automatically convert into one (1) NEP Common Unit immediately upon the Disposition of such Non-Voting NEP Common Unit to any Person that is not an Affiliate of the Class B Member Disposing of such Non-Voting NEP Common Unit; and (ii) each Class B Member shall have the right, but not the obligation, to

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convert all or any portion of the Non-Voting NEP Common Units held by it into NEP Common Units on the date that is sixty-one (61) days following delivery to the Company and NEP by such Class B Member of a written election of conversion. NEP hereby agrees that it shall not, without the consent of the Class B Members, alter, amend, or waive any provision of the NEP Limited Partnership Agreement in a manner that would require the consent of the Non-Voting NEP Common Units if the Non-Voting NEP Common Units were outstanding and held solely by the Class B Members.
(b)    In the event of a Disposition of Non-Voting NEP Common Units, NEP hereby agrees to use commercially reasonable efforts to facilitate the conversion of such Non-Voting NEP Common Units in connection with such Disposition, including coordinating with the Transfer Agent to facilitate such Disposition and to record the transfer and conversion of Non-Voting NEP Common Units in a manner that permits the sale of the Non-Voting NEP Common Units in market transactions.
7.06    Certain Assistance.
(a)    After the Flip Date, subject to Section 7.01(c), upon the written request of Investor, Managing Member shall use commercially reasonable efforts to assist Investor in connection with a private placement of the Class B Units then held by Investor and its Affiliates, subject to compliance with Section 7.01(b), if such Class B Units are not acquired by NEP Member (or its assignee) pursuant to Section 7.01(c). In furtherance of the foregoing, to the extent permitted by applicable Law, and subject to Section 3.08, the Managing Member shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cooperate with, provide reasonable assistance with respect to, and take such customary actions in connection with such private placement as shall be reasonably requested by Investor, by (i) making the Company’s properties, books and records, and other assets reasonably available for inspection by potential acquirers, (ii) establishing a physical or electronic data room that includes materials customarily made available to potential acquirers in connection with such processes, (iii) upon reasonable notice, making employees of the Managing Member, the Company, and the Company’s Subsidiaries reasonably available for presentations, site visits, interviews, and other customary diligence activities, and (iv) reasonably assisting in the termination of Encumbrances on the Class B Units under any Class B Permitted Loan Financing and in the perfection of any security interest of other Encumbrances on the Class B Units by the lenders of any such potential acquirers, subject, in each case, to the execution by such potential acquirers of Customary Confidentiality Agreements obligating such potential acquirers to maintain the confidentiality of all Confidential Information; provided that none of the foregoing actions shall unreasonably interfere with the operation of any Project or the conduct of business by the Company or any of its Subsidiaries, and all of the foregoing such actions shall be subject to Section 3.08(c). Investor shall, promptly upon written request by NEP Member, reimburse NEP Member and its Affiliates for all reasonable and documented out-of-pocket costs, fees, and expenses (including attorneys’ fees and expenses), incurred by NEP Member or any of its Affiliates or any of the directors, officers, managers, members, partners, employees, stockholders, Representatives, advisors, or Affiliates of NEP Member or any of its Affiliates in connection with any such Person’s complying with the obligations under this Section 7.06(a).

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(b)    In connection with (i) any Class B Member’s seeking any additional or substitute Qualifying Financing in accordance with Section 7.02(h), Section 7.03(d), or Section 7.04(e) in order to remedy any Call Option Cash Shortfall, Change of Control Cash Shortfall, or Class B COC Cash Shortfall, as applicable, or (ii) any Class B Permitted Loan Financing following the Flip Date (including, for the avoidance of doubt, any modification to or replacement of any existing Class B Permitted Loan Financing), the Managing Member and the Company shall, and shall use their commercially reasonable efforts to cause the Company’s and its Subsidiaries’ authorized Representatives to, cooperate, in all cases at the Class B Members’ sole cost and expense and upon reasonable request and advance notice by the Class B Members in connection with the Class B Members’ efforts to arrange, consummate, and obtain any such financing described in the foregoing clauses (i) and (ii). The Managing Member and the Company agree that such cooperation shall be subject to Section 3.08 and on terms (including with respect to rights to indemnification) consistent with the cooperation provided by the Company and NEP under Section 5.04 of the Purchase Agreement, mutatis mutandis, in connection with any such financing.
7.07    Standstill and Notice of Ownership.
(a)    Except (A) as permitted pursuant to the exercise of any Call Option, NEP Change of Control Option, or Class B COC Option or (B) with respect to any Class B Permitted Loan Financing or any Interest Rate Hedging Transaction, Investor and each other Class B Member agrees that, for so long as such Person or any of its Affiliates or Affiliated Investment Vehicles holds Class B Units, neither such Person nor any of its Affiliates or Affiliated Investment Vehicles, or any of its or their respective Representatives or agents (acting on behalf of, or in concert with, Investor or any of its other Representatives or agents), will in any manner, directly or indirectly, (i) effect (or seek, offer, or propose to effect), (ii) announce any intention to effect, or (iii) cause or participate in or in any way knowingly assist, facilitate, or encourage any other person to effect (or seek, offer, or propose to effect) any short sale or any purchase, sale, or grant of any option, warrant, convertible security, unit appreciation right, or other similar right (including any put or call option or “swap” or hedging transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any NEP Common Units or any other securities of NEP; provided, however, that, following NEP Member’s first exercise of the Call Option, any such short sale, purchase, sale, or grant by Investor shall be prohibited only if, and to the extent, as a result of such short sale, purchase, sale, or grant, Investor would no longer have a “net long position” (as defined in Rule 14e-4 promulgated under the Exchange Act) in respect of NEP Common Units. Notwithstanding the foregoing, the provisions of this Section 7.07(a) (1) shall not apply to or restrict any of the following: (x) the trading activities of any of Investor’s Affiliated Investment Vehicles that are in the ordinary course of business, (y) the trading activities of any of Investor’s Affiliated Investment Vehicles that have been disclosed in writing by Investor to NEP Member promptly upon receiving notice of the proposed exercise of any Call Option, NEP Change of Control Option, or Class B COC Option, or (z) the trading activities of any portfolio companies in which any of Investor’s Affiliated Investment Vehicles holds an interest (in each of the cases described in the foregoing clauses (x), (y) or (z) other than any trading activities of Investor and any other holder of Class B

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Units that is Controlled by Investor Parent and each of their respective Affiliated Investment Vehicles that are Controlled by Investor Parent), and (2) shall terminate and no longer be of any effect following the Flip Date.
(b)    Notwithstanding any other provision of this Agreement, if and for so long as any Class B Member is in violation of the provisions of Section 7.07(a), the Managing Member shall be entitled to withhold from such Class B Member and its Affiliates holding Class B Units all distributions that they would otherwise be entitled to receive pursuant to Section 5.01 and Section 5.02, in each case, until such Class B Member has complied with the requirements of this Section 7.07.
7.08    Governmental Authorizations.
(a)    In furtherance and not in limitation of each Member’s obligations pursuant to Section 7.02, Section 7.03, and Section 7.04, each Member shall cooperate with the Managing Member and each other Member and shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable on its part to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to obtain all Required Governmental Authorizations, including under the HSR Act and as may be required by the FERC. The Company shall pay all filing fees to obtain such Required Governmental Authorizations.
(b)    In furtherance and not in limitation of the foregoing, each of the Members agrees that, to the extent the Managing Member determines that any Required Governmental Authorization is needed in connection with the occurrence of a Distribution Adjustment Date or the consummation of the Call Option, the NEP Change of Control Option, or the Class B COC Option, the applicable Members (and their respective Subsidiaries, if applicable) shall file, or cause to be filed, all appropriate notifications, applications, and filings in connection therewith, including pursuant to the HSR Act and as may be required by the FERC, as promptly as practicable and shall promptly supply any additional information and documentary material that may be requested of such Person by the applicable Governmental Authorities in connection with the HSR Act or any other Law. Each of the Members agrees, subject to Section 3.08, to use its reasonable best efforts to promptly furnish any information required to be submitted to comply with any request for information or equivalent request from the relevant Governmental Authorities. Each of the Members agrees to (i) give the other Members prompt notice of the making or commencement of any request, litigation, hearing, examination, action, or proceeding with respect to any Governmental Authorization sought hereby; (ii) keep the Managing Member reasonably informed as to the status of any such request, litigation, hearing, examination, action, or proceeding; and (iii) promptly inform the Managing Member of any material or substantive communication to or from any Governmental Authority to the extent regarding any Governmental Authorization sought hereby and provide a copy of all written communications. Each of the Members further agrees, to the extent not prohibited by Law, to consult the Managing Member on all the information relating to such Member that appears in any filing made with, or written materials submitted to, any Governmental Authority. Each party shall cause its respective counsel to furnish each other party such necessary information and

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reasonable assistance as such other party may reasonably request in connection with the preparation of necessary filings or submissions under the provisions of the HSR Act or any other Law. Each party shall cause its counsel to supply to each other party copies of the date-stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority and shall provide prompt notification to the other party when it becomes aware that any consent or approval is obtained, taken, made, given, or denied, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary Governmental Authorizations and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Governmental Authorizations; provided that no party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquires unless, to the extent not prohibited by Law, it consults with the other parties in advance and, to the extent permitted by the applicable Governmental Authority and Law, gives the other parties the opportunity to attend and participate in such meeting.
(c)    Each of the Members agrees to use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any other Law, and, in furtherance of the foregoing, each Member agrees to use its reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under the HSR Act and any other Law that may be asserted by any Governmental Authority so as to enable the Members hereto to promptly consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, no Member (and no Parent, Subsidiary, or Affiliate of a Member) shall be required to take any of the following actions (or any action that would require a Member (or its Parent, Subsidiaries, Affiliates or, in the case of a Class B Member, any direct or indirect portfolio company of investment funds advised or managed by one or more Affiliates of such Class B Member or any investment of such Class B Member or an Affiliate of such Class B Member in connection therewith) to take any of the following actions): (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the divestiture, sale, license, transfer, assignment, or other Disposition of assets or business of such Persons; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, contractual rights, obligations, or other arrangements of such Persons; (iii) creating or consenting to create any contractual rights, obligations, tolling agreements, or other arrangements of such Persons, or (iv) otherwise limiting the freedom of action with respect to, any assets, rights, products, licenses, business, operations, or interests therein of any such Persons.
7.09    Liquidity Event.
(a)    At any time following a Triggering Event Date, the Class B Member Representative shall be entitled to cause a sale of the Company by way of a sale of all of the Membership Interests of the Company or a merger of the Company (or such other form of business combination the structure of which shall be selected by the Class B Member Representative in its reasonable discretion and approved by NEP Member (such approval not to be unreasonably withheld, conditioned or delayed)) (any such transaction, a “Liquidity Event”);

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provided that in no event shall a Liquidity Event (y) take the form of a sale of assets of the Company or its Subsidiaries or (z) take a form that would otherwise result in material adverse tax, accounting, or regulatory consequences for the Managing Member which could be avoided or materially mitigated by adopting an alternative structure that is not materially less advantageous to the Class B Members. Without limiting the foregoing, the consummation of any Liquidity Event shall be subject to (i) receipt of all Governmental Authorizations required under applicable Law to be obtained in connection with such Liquidity Event and (ii) compliance with, or obtaining any required consents, approvals, or waivers under, any change of control, anti-assignment, or other applicable restrictions, prohibitions, or other requirements set forth in any Contractual Obligations or other material Contract to which the Company or any of its direct or indirect Subsidiaries is then a party.
(b)    If the Class B Member Representative elects to cause the Company to undertake a Liquidity Event pursuant to this Section 7.09, then the Class B Member Representative shall provide prompt written notice thereof to the Managing Member and all other Members, and thereafter the Class B Member Representative shall have the right, subject to prior consultation with the Managing Member, to make decisions regarding structure and process, identify prospective purchasers, and negotiate the terms of such Liquidity Event in good faith, and the Class B Member Representative shall use its reasonable best efforts to effect such Liquidity Event in a transaction that is tax efficient to Members (as a whole), does not discriminate among the Members as to any material terms, including as to the form of consideration (but taking into account the economic differences between, and relative value of, Class A Units and Class B Units), and otherwise is in accordance with this Section 7.09. The Class B Member Representative shall regularly consult and cooperate with the Managing Member with respect to the status of the sale process for such Liquidity Event, the identity of potential purchasers, and the terms and conditions of such Liquidity Event and related transaction documents (drafts of which shall be shared with the Managing Member, who shall be given a reasonable opportunity to review and comment thereon), and the Class B Member Representative shall consider in good faith any comments thereto received from the Managing Member; provided, however, that (except with respect to NEP Member’s right to approve the structure of a Liquidity Event to the extent set forth in Section 7.09(a)), no Member shall have any consent, voting, or appraisal rights with respect to the final terms of a Liquidity Event or have any right under this Agreement to object to a Liquidity Event that is completed in compliance with this Section 7.09. The Managing Member, the Company, and each other Member shall, and shall cause their respective Representatives to, use commercially reasonable efforts to cooperate with the Class B Member Representative in pursuing and effecting any Liquidity Event. In furtherance of the foregoing, the Managing Member and the Company shall, and the Company shall use its commercially reasonable efforts to cause its Subsidiaries to, take such action as the Class B Member Representative may reasonably request in connection with any proposed Liquidity Event to the extent permitted by applicable Law, including (i) engaging an investment banker or other Representatives selected by the Class B Member Representative (in consultation with the Managing Member) in connection with such Liquidity Event and (ii) subject to the limitations and conditions set forth in Section 3.07 and Section 3.08, (A) providing such financial and operational information relating to the Company and its Subsidiaries as the Class B Member Representative may request and (B) causing Representatives of the Company and its Subsidiaries

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to cooperate with the Class B Member Representative in a customary marketing process in connection with a proposed Liquidity Event, as may be reasonably requested by the Class B Member Representative (including by participating in management presentations, preparing marketing materials, and making diligence materials available in an electronic data room). Each Member shall cause its applicable Controlled Affiliates, and shall use commercially reasonable efforts to cause its applicable Affiliates that are not Controlled Affiliates, to deliver any consents or waivers required from such Affiliate (including of any preferential transfer rights, rights of first offer, rights of first refusal, and change of control or ownership provisions) under any Contract to which the Company or any of its direct or indirect Subsidiaries is a party or to which any of their assets is bound in connection with any Liquidity Event; provided that any such Affiliates shall be entitled to exercise all termination rights and other rights applicable to any Liquidity Event under the terms of such Contracts so long as such termination of any such Contract shall be effective on or after the ninetieth (90th) day following the consummation of such Liquidity Event.
(c)    The Members will consent to, participate in, raise no objection against, and not impede or delay any such Liquidity Event and will take or cause to be taken all other actions to approve such Liquidity Event reasonably necessary or desirable to cause the consummation of such Liquidity Event on the terms proposed by the Class B Member Representative in accordance with this Section 7.09. The Members, including the Managing Member, will execute any applicable merger, securities purchase, recapitalization, or other agreement (other than an asset purchase agreement) negotiated in good faith by the Class B Member Representative in connection with any such Liquidity Event (such agreement, the “Liquidity Event Agreement”); provided, however, that (i) each Member shall make the same representations and warranties, covenants, and indemnities as each other Member; (ii) no Member shall be liable for the breach of any covenants, or inaccuracies in any representations or warranties, of any other Member and vice versa; (iii) in no event shall any Member be required to (A) agree to any non-competition covenants or any other restrictions on its ability to engage in any business in any jurisdiction, (B) enter into any agreements (other than the Liquidity Event Agreement) with, or agree to perform any services for, the acquirer in such Liquidity Event, the Company or its Subsidiaries, or any other party to such Liquidity Event, or (C) make any representations, warranties, or covenants or provide indemnities as to any other Member (or the Membership Interests owned by any other Member); (iv) any liability relating to representations, warranties, and covenants (and related indemnities) or other indemnification obligations regarding the business of the Company and its Subsidiaries in connection with the Liquidity Event shall be shared by the Members pro rata on a several (but not joint) basis in proportion to the amount of proceeds received by each Member in the Liquidity Event; and (v) in no event shall any Member be responsible for any liabilities or indemnities in connection with such Liquidity Event in excess of the amount of proceeds received by such Member in the Liquidity Event.
(d)    In connection with any Liquidity Event, (i) the Class B Member Representative shall in good faith use its reasonable best efforts to maximize value to the Members (as a whole) in connection with any Liquidity Event (and in connection therewith, the Class B Member Representative may consider such factors as the Class B Member Representative determines in good faith to be necessary or appropriate, including with respect to the amount and form of

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consideration, timing, and transaction execution risk, including financing risk), (ii) each Member shall receive the same form of consideration as each other Member, and (iii) the amount of consideration to be received by each of the Members will be calculated by taking the aggregate amount of proceeds received in such Liquidity Event and allocating such proceeds among the Members in accordance with the applicable distribution provisions set forth in Section 5.01.
(e)    Investor hereby agrees that, in connection with the consummation of any Liquidity Event, Investor shall use all cash or other liquid consideration received upon a Liquidity Event (net of any deductions or withholdings required under applicable Law) and all other cash on hand of Investor to repay all of Investor’s then outstanding Indebtedness under any Class B Permitted Loan Financing (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to such Liquidity Event are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any Interest Rate Hedging Transaction.
(f)    Other than as provided in Section 7.09(e), all reasonable, documented, and out-of-pocket costs incurred by each Member or by the Company or its Subsidiaries in connection with a Liquidity Event shall be paid from the proceeds of such Liquidity Event prior to the distribution of any such proceeds to the Members.
(g)    Notwithstanding anything contained in this Section 7.09 to the contrary, there shall be no liability or obligation on behalf of the Class B Member Representative if the Class B Member Representative determines, for any reason, not to consummate a Liquidity Event, and the Class B Member Representative shall be permitted to, and shall have the authority to cause the Company to, discontinue at any time any Liquidity Event. Under no circumstances shall this Section 7.09 be construed to grant to any Member any dissenter’s rights or appraisal rights or give any Member any right to vote in any Liquidity Event structured as a merger or consolidation, it being understood that the Members hereby expressly waive any rights that could be granted under Section 18-210 of the Act in connection with any Liquidity Event, and grant to the Class B Member Representative the sole right to approve or consent to a merger or consolidation of the Company in connection with a Liquidity Event.

ARTICLE 8
TAXES
8.01    Tax Returns. The Managing Member shall cause the Company to engage an independent accounting firm to prepare and timely file (on behalf of the Company) all federal, state, and local Tax returns required to be filed by the Company and its Subsidiaries. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s Tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Within one hundred fifty (150) days after the end of each calendar year, the Company shall provide estimated federal, state and local income Tax information and schedules as may be necessary for Tax reporting purposes, including Internal Revenue Service Schedule K-1, and shall provide final information on or about August 15 of each calendar year. The Company shall

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promptly provide any other Tax information reasonably requested by each Member with respect to such year.
8.02    Certain Tax Matters.
(a)    The Company shall make the following elections on the appropriate Tax returns:
(i) to adopt as the Company’s fiscal year the calendar year;
(ii) to adopt the accrual method of accounting;
(iii) if a distribution of the Company’s property occurs as described in Section 734 of the Code or upon a transfer of Membership Interest as described in Section 743 of the Code, an election pursuant to Section 754 of the Code to adjust the basis of the Company’s properties; provided that, notwithstanding the foregoing, the Company shall make an election under Section 754 of the Code with respect to the taxable year that includes the Additional Closing Date;
(iv) to elect to deduct or amortize the organizational expenses of the Company in accordance with Section 709(b) of the Code; and
(v) subject to Section 8.03(g), any other election the Managing Member may deem appropriate.
(b)    Neither the Company nor any Member shall make an election for the Company or any of its direct or indirect Subsidiaries to be (i) subject to Tax as an association for U.S. federal income Tax purposes or (ii) excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.

8.03    Partnership Representative.
(a)    The Managing Member shall serve as the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative shall inform each other Member of all material matters that may come to its attention in its capacity as the Partnership Representative by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all material written communications it may receive in that capacity. The Managing Member is hereby directed and authorized to take whatever steps it, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS, designating an individual to serve as the sole individual through whom the Partnership Representative will act, and taking such other action as may from time to time be required under the Treasury Regulations. The Managing Member will remain as the Partnership Representative so long as it retains any ownership interests in the Company unless it requests that it not serve as Partnership Representative; provided, however, that, notwithstanding the foregoing, the Managing Member shall not be permitted to resign unless and until the Members have found a replacement Partnership Representative approved unanimously in writing by the Members.

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(b)    Notwithstanding anything in this Agreement to the contrary, and with the exception that the approval of Investor described in this paragraph is not required for any Guaranteed Tax Credit Dispute, the Partnership Representative must: (i) obtain the prior written approval of Investor (not to be unreasonably withheld, conditioned or delayed) with respect to (y) commencing any judicial or administrative action or appealing any adverse determination of a Governmental Authority, in each case relating to Taxes and (z) surrendering, settling or compromising any audit or proceeding relating to Taxes, in each case of clause (y) or (z), only to the extent such action, adverse determination, audit or proceeding, as applicable, relates to a taxable period during which Investor held Class B Units; and (ii) inform and consult with Investor, on a timely basis, regarding the status of investigations, audits, proceedings and negotiations with any Governmental Authority, in each case, to the extent relating to Taxes and a taxable period during which the Investor held Class B Units. Any reasonable cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. For the avoidance of doubt, the approval of Investor shall not be required pursuant to this Section 8.03 in connection with any Guaranteed Tax Credit Dispute; provided that the Partnership Representative shall keep Investor reasonably informed in connection with the developments in any Guaranteed Tax Credit Dispute and consider any reasonable comments received in connection therewith.

(c)    The Partnership Representative may, in its reasonable discretion, make the election provided by Section 6221(b) of the Code to have Subchapter C of Chapter 63 of the Code not apply (the “Election Out”).
(d)    If the Internal Revenue Service proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s (or former Member’s) distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code (a “Covered Audit Adjustment”), the Partnership Representative may (but shall not be required to) elect, to the extent that such election is available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members, if applicable), and the Election Out was not previously made, to apply the alternative method provided by Section 6226 of the Code (the “Alternative Method”). To the extent that the Partnership Representative does not elect the Alternative Method with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (a) request information necessary to, and to make any modifications available under Sections 6225(c) of the Code to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members) as would, reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (b) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income Tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return and payment of any related U.S. federal income Taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (a)). Similar procedures shall be followed in connection with

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any state or local income Tax audit that incorporates rules similar to Subchapter C of Chapter 63 of the Code.
(e)    Notwithstanding any provision of this Agreement to the contrary, any Taxes, penalties, and interest payable under the Subchapter C of Chapter 63 of the Code by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (and former Members if applicable) of the Company, and the Partnership Representative shall cause the Company to allocate the burden of any such Company Level Taxes to those Members (and former Members if applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 8.03(d) that reduce the amount of Company Level Taxes. All Company Level Taxes allocated to a Member (or a former Member if applicable), at the option of the Managing Member, shall (i) be promptly paid to the Company by such Member (or former Member if applicable) (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.01 or Section 5.02 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 5.03 (“Option B”). If the Managing Member selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member (or former Member if applicable) shall be treated as a distribution to such Member (or former Member) and the payment by such Member (or former Member) to the Company shall be treated as a capital contribution for U.S. federal income Tax purposes; provided that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Member) under this Agreement. If the Managing Member selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Company Level Taxes at the time such Company Level Taxes are paid by the Company. To the fullest extent permitted by applicable Law, each Member (whether or not such Member becomes a Member after the Effective Date) hereby agrees to indemnify and hold harmless the Company and the other Members (or former Members if applicable) from and against any liability for Company Level Taxes allocated to such Member in accordance with this Section 8.03(e) (including, with respect to any former Member, any Company Level Taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member was treated as holding an interest in the Company).
(f)    If any Member intends to file a notice of inconsistent treatment under Section 6222(c) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
(g)    Except as may be required by applicable Law, the Managing Member and the Company shall not make any election or take any action, including such elections or actions specifically authorized under this Section 8.03, that reasonably would be expected to have a disproportionate adverse effect on Investor or its direct or indirect investors.

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8.04    Certain Agreements. Each Member represents, as of the Effective Date, and covenants to the Company and each other Member that, during the period in which such Member holds a Membership Interest in the Company, (a) such Member’s ownership of a Membership Interest (and any indirect ownership of such Membership Interest) will not (i) during the applicable investment tax credit recapture period or any applicable depreciation recovery period (unless the applicable recovery period is under the “alternative depreciation system” under Section 168(g) of the Code) of a Tax Equity Entity with respect to any direct or indirect asset, cause any portion of the Company’s or any of its Subsidiaries’ assets or their respective Subsidiaries to be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code (including by reason of any Blocker’s being treated as or becoming at any time a “tax-exempt controlled entity” (within the meaning of Section 168(h)(6)(F) of the Code)) or (ii) result in a Tax Equity Entity having a direct or indirect owner that (A) is not “United States person” within the meaning of Code Section 7701(a)(30) (other than any such owner who holds its interest in the Tax Equity Entity indirectly through an entity classified as a U.S. corporation for U.S. federal income tax purposes), (B) is subject to withholding pursuant to Section 1446 of the Code with respect to its interest in the Company, or (C) during (y) the period that production Tax credits under Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity, or (z) the period that includes any applicable depreciation recovery period (unless the applicable recovery period is under the “alternative depreciation system” under Section 168(g) of the Code) of any direct or indirect asset of a Tax Equity Entity and continues until the one year anniversary thereof, is a Related Party; and (b) such Member is not a “publicly traded partnership” (within the meaning of Section 7704 of the Code).

ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS
9.01    Maintenance of Books.
(a)    The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location it deems necessary or appropriate complete and accurate books and records of the Company, including all books and records necessary to provide to the Members, subject to Section 3.08, any information required to be provided pursuant to Section 3.07, Section 9.02, and Section 9.03, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of its Members and the Managing Member, and any other books and records that are required to be maintained by applicable Law.
(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year; (ii) maintained on an accrual basis in accordance with GAAP; and (iii) audited by a nationally recognized certified public accounting firm selected by the Managing Member and retained by the Company at the end of each Fiscal Year; provided that the Members’ Capital Accounts shall be maintained in accordance with Article 4 and Article 5.

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9.02    Determination of Internal Rate of Return.
(a)    Quarterly Determinations. For so long as the Class B Units are held by Investor, the Managing Member will (i) calculate at least quarterly the Internal Rate of Return achieved by Investor and (ii) send Investor, within forty-five (45) days after the end of each Quarter, a report in the form of the IRR Report showing the Internal Rate of Return as of such date. The Managing Member will make its advisors available to answer any questions regarding the calculations contained in any such IRR Report.

(b)    Calculation Rules and Conventions. The Managing Member will employ the following calculation rules and conventions in determining the Internal Rate of Return of a Class B Member:
(i) Continuity of Ownership. The Managing Member will treat ownership of each Class B Unit as being continuous from the applicable Acquisition Date with respect to such Class B Units to the date as of which the calculation is being made without regard to any change in ownership of such Class B Unit during such period.
(ii) Cash Flows. The “Cash Flows” taken into account in determining the Internal Rate of Return with respect to a Class B Unit shall consist solely of the sum of (x) the amount of the Capital Contribution per Class B Unit made (or deemed to be made) by the applicable Class B Member (or its predecessor in respect of such Class B Unit) on the Effective Date, Initial Closing Date, or, the Additional Closing Date, as applicable, in exchange for such Class B Unit on the Effective Date, Initial Closing Date, or, the Additional Closing Date, as applicable, (y) any additional Capital Contributions made by such Class B Member (or its predecessor in respect of such Class B Unit) pursuant to Section 4.04 in respect of such Class B Unit, and (z) all distributions paid by the Company to the applicable Class B Member (or its predecessor in respect of such Class B Unit), including (A) all distributions paid in respect of such Class B Unit pursuant to Section 5.01, Section 5.02, and Section 5.03 (including pursuant to the proviso set forth in Section 5.01(d)), (B) the amount of APA Indemnity Payments paid to Class B Members pursuant to Section 6.04, and (C) amounts withheld from distributions pursuant to Section 5.06; provided, however, that in no event shall amounts paid to NEP Member pursuant to Section 5.07 be taken into account, or included as distributions, paid to NEP Member or any other NEP Class B Party. Any amount received by the Class B Members (or their predecessors in respect of Class B Units) that is in the nature of a recovery or replacement of, or indemnity or compensation for, and is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clauses (x), (y), or (z) (which for the avoidance of doubt, will not include any APA Indemnity Payments or any recovery or replacement of, or indemnity or compensation for, actual out-of-pocket losses, costs, or expenses of the Class B Members) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by such Class B Member (or its predecessor or nominee).
(c)    Any dispute by a Class B Member of any item or procedure or calculation of, or which affects, the achievement of the Internal Rate of Return contained in any notice or report

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delivered to the Class B Members will be disputed in accordance with the dispute resolution mechanism set forth in Article 11.
9.03    Reports.
(a)    No later than one hundred seventy-five (175) days following the end of each fiscal year of Star Moon Holdings, the Managing Member shall deliver, or cause to be delivered, to each Member annual financial statements of Star Moon Holdings and its Subsidiaries on a consolidated basis audited by a nationally recognized certified public accounting firm and prepared in accordance with GAAP, including a balance sheet and statements of income, Members’ equity, and changes in cash flows, as of the end of the immediately preceding fiscal year, starting with the year ended December 31, 2022.
(b)    No later than seventy-five (75) days following the last day of each of the first three fiscal quarters of each fiscal year of Star Moon Holdings, beginning with the quarter ending on March 31, 2022, the Managing Member shall deliver, or cause to be delivered, to each Member an unaudited balance sheet and statements of income, Members’ equity, and changes in cash flows of Star Moon Holdings and its Subsidiaries on a consolidated basis for such fiscal quarter; provided that the Managing Member shall deliver to each Member an unaudited balance sheet and statements of income, Members’ equity, and changes in cash flows of Star Moon Holdings and its Subsidiaries for the fourth fiscal quarter of each fiscal year, beginning with the period ending on December 31, 2022, no later than ninety (90) days following the last day of such fiscal quarter. All unaudited financial statements shall be prepared in all material respects in conformance with GAAP, based on the information available at the time such financial statements are issued, subject to normal year-end adjustments and the absence of footnotes. Within thirty (30) days after the end of each Quarter, the Managing Member shall prepare and deliver to each Member quarterly certificates or other evidence of ownership of Class B Units by such Member and the Call Option Purchase Price as of the last day of such Quarter. Within thirty (30) days after the end of each Quarter, the Managing Member shall prepare and deliver to each Member an operating narrative report regarding the operational performance of the assets of the Company and its Subsidiaries on a consolidated and a project basis including, to the extent available, technical reports and data with respect to generation, availability, average realized price, average realized basis, and curtailment. The Managing Member shall deliver, or cause to be delivered, to each Member the annual budget, if any, of Star Moon Holdings and its Subsidiaries.
(c)    Investor shall be permitted, subject to Section 3.08, to deliver to its lenders under any Class B Permitted Loan Financing any financial information or report delivered to it by the Managing Member pursuant to this Section 9.03.
(d)    Promptly following the Company’s receipt of any report, financial statements, or other information delivered by any Tax Equity Entity to its Tax Equity Investors, to the extent such report, financial statements, or other information is not otherwise contained in any other report, financial statements, or other information previously or contemporaneously delivered to Members pursuant to this Section 9.03, the Managing Member shall provide a copy thereof to each Member. The Company or the Managing Member shall deliver to each Member a copy of

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any report, financial statements, or other information that is delivered by any Tax Equity Entity to its lenders under any credit agreement or other agreement of Indebtedness to which such Tax Equity Entity is a party or to any other Person holding equity interests in such Tax Equity Entity, in each case, solely to the extent the Company has received such report, financial statements, or other information.
(e)    The cost of preparing any report, financial statements, or other information required to be prepared by the Company pursuant to this Section 9.03 shall be borne by the Company. All reports and information delivered to the Members pursuant to this Section 9.03 (and all such reports and information delivered by the Member to their lenders) shall be subject to the provisions of Section 3.08.
(f)    In addition to its obligations set forth above, the Managing Member shall timely prepare and deliver to any Member or its Parent, upon such Member’s reasonable request, all of such additional financial statements and additional financial information as may be required in order for each Member and its Affiliates to comply with any applicable reporting requirements under (i) the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, (ii) any National Securities Exchange or automated quotation system, or (iii) any other rules or regulations promulgated by a Governmental Authority with jurisdiction over such Member or its Affiliates.
9.04    Information Updates.
(a)    The Managing Member shall notify the Class B Members of the occurrence of any Emergency or material risk of Emergency, material developments, or events that are reasonably likely to adversely affect the Company or any of its Subsidiaries, and any breaches of any Affiliate Transactions or Material Project Agreement, including (for the avoidance of doubt) any breach or threatened breach of any representation, warranty, covenant, or agreement under the NEER/NEP APA. The Managing Member shall provide notice of the foregoing events to Members promptly, but in no event more than five (5) Business Days following the Managing Member’s becoming aware of such events and the effect and implications thereof with respect to the Company, its Subsidiaries, any Affiliate Transaction, or any Material Project Agreement, as applicable.
(b)    From and after a Triggering Event Date, if requested by the Class B Member Representative upon reasonable advance notice, and at reasonable times during usual business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries, the Managing Member will make the senior management, employees and representatives of the Company and its Subsidiaries available to answer questions regarding the performance of, and annual operating budget and capital expenditure budget of, the Company and its Subsidiaries.

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9.05    Bank Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Managing Member may determine. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managing Member. The Company’s funds may not be commingled with the funds of any other Person. All withdrawals from any such depository shall be made only as authorized by the Managing Member and shall be made only by check, wire transfer, debit memorandum, or other written instruction.
9.06    Compliance with Laws. The Managing Member (a) shall adopt, revise, and maintain policies and procedures as may be required by, and in any event designed to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, and employees in all material respects with all applicable Laws, including Sanctions, the FCPA, as amended, and applicable Anti-Corruption Laws, (b) shall not transact any business with or for the benefit of any Sanctioned Person or otherwise violate Sanctions, and (c) shall use commercially reasonable efforts to require that the Company and its officers, employees, and agents (acting for and on behalf of the Company or any Member) not violate applicable Anti-Corruption Laws or Sanctions.

ARTICLE 10
WITHDRAWAL

10.01    No Right of Voluntary Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company without the prior written consent of all remaining Members, in their sole and absolute discretion.

10.02    Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company if such Member is Bankrupt or if it is unlawful for a Member to continue to be a Member. If there occurs an event that makes it unlawful for a Member to continue to be a Member, then the Members shall negotiate in good faith to determine a workaround to allow such Member to continue to receive the benefits of being a Member.
10.03    Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”) must comply with the following requirements in connection with its deemed Withdrawal:
(a)    The Withdrawn Member ceases to be a Member, and shall not have any of the rights of a Member under this Agreement or the Act, immediately upon the occurrence of the applicable Withdrawal event.
(b)    The Withdrawn Member shall be entitled to receive distributions from the Company only as set forth in Section 702(b)(2) of the Act and Section 10.03(e), to exercise any voting or consent rights, or to receive any information or reports (or access to information) from the Company. Neither the Distribution Percentage nor the Unreturned Contribution Percentage of such Withdrawn Member shall be taken into account in calculating the Distribution     (c)

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Percentages or Unreturned Contribution Percentages of the remaining Members for any purposes of this Agreement.
(c)    The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.
(d)    The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrued prior to the Withdrawal.
(e)    The Withdrawn Member shall (i) have the status of only an Assignee, and not a Member, and (ii) be entitled to receive, in such capacity, its share of the Net Profits and Net Losses of the Company and to receive its portion of each distribution that is made by the Company pursuant to Section 5.01, Section 5.02, and Section 5.03 as if it held the Membership Interest held immediately prior to its Withdrawal. From the date of the Withdrawal to the date on which the Company is dissolved and its affairs wound up in accordance with Article 12, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company, (B) not include any right on the part of the Withdrawn Member to receive any interest or other amounts with respect thereto (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member); (C) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the Withdrawn Member; and (D) be treated as a liability of the Company for purposes of Section 12.02.
(f)    Except as set forth in Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.
(g)    The Distribution Percentages and Unreturned Contribution Percentages of the remaining Members shall be amended to reflect the Withdrawal of the Withdrawn Member and the elimination of such Withdrawn Member’s Distribution Percentage and Unreturned Contribution Percentage, and such Withdrawn Member’s Class A Units or Class B Units, as applicable, shall be deemed cancelled and extinguished.

(h)    All costs and expenses incurred by the Withdrawn Member in connection with its Withdrawal shall be borne by such Withdrawn Member, and the Withdrawn Member shall reimburse all other Members for all costs and expenses incurred by such Members in connection with such Withdrawal.

ARTICLE 11
DISPUTE RESOLUTION

11.01    Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort, or otherwise, and whether arising at law or in

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equity), including (a) any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) subject to Section 11.02, any deadlock among the Members with respect to any matter subject to a vote of the Members, and (c) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be determined solely by the Managing Member. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.

11.02    Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.

11.03    Courts. If a Dispute is still unresolved following ten (10) Business Days after the Disputing Members attempted in good faith to resolve the Dispute in accordance with Section 11.02, then any of such Disputing Members may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Members irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in the manner provided in Section 13.01. Each of the Members hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH MEMBER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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11.04    Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that neither the Company nor any Member shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04, and each Member waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
11.05    Arbitration.
(a)    Notwithstanding anything to the contrary in Section 11.01 through Section 11.03, solely If an APA Claim Disagreement is still unresolved pursuant to the procedures set forth in Section 6.04, then such APA Claim Disagreement shall be settled by arbitration conducted in the English language in New York, New York, administered by and in accordance with AAA’s Commercial Arbitration Rules (the “Arbitration”). Either NEP Member or the Class B Member Representative (the “Arbitration Invoking Party”) may by notice (the “Arbitration Notice”) to the other party (the “Arbitration Noticed Party”) submit the dispute to Arbitration in accordance with the provisions of this Section 11.05.
(b)    Any such Arbitration proceeding shall be before a tribunal of three (3) arbitrators, one (1) designated by the Arbitration Invoking Party, one (1) designated by the Arbitration Noticed Party and one (1) by the two (2) arbitrators so designated. The Arbitration Invoking Party and the Arbitration Noticed Party shall each name their arbitrator by notice (the “Selection Notice”) given within five (5) Business Days after the date of the Arbitration Notice, and the two (2) arbitrators so appointed shall agree upon the third member of the tribunal within five (5) Business Days after the date of the Selection Notice. Any member of the tribunal not appointed within the period required, whether by the Arbitration Invoking Party or the Arbitration Noticed Party or by the two (2) arbitrators chosen by both the Arbitration Invoking Party and the Arbitration Noticed Party, shall be appointed by the AAA. The arbitrators shall have no affiliation with, financial or other interest in, or prior employment with the Arbitration Invoking Party, the Arbitration Noticed Party, or any of their respective Affiliates.
(c)    Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall have twenty (20) Business Days, commencing on the date the Arbitration Notice is given, to prepare and submit a proposal for the resolution of the dispute to the tribunal, including a description of how such party arrived at its proposal and the arguments therefor, as it deems

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appropriate. Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall deliver a copy of its proposal, including any such supplemental information, to the other party at the same time it delivers the proposal to the tribunal.
(d)    Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall have five (5) Business Days after the receipt of the other party's proposal to revise its respective proposal and submit a final proposal to the tribunal, including supporting arguments for its own and against the other party’s proposal.
(e)    Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall present oral argument supporting its final proposal to the tribunal at a proceeding held five (5) Business Days after the deadline for submission of final proposals to the tribunal. Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall have two (2) hours to make its oral presentation to the tribunal; no additional evidence shall be presented to the tribunal during oral presentations.
(f)    The tribunal shall, within ten (10) Business Days after presentation of the oral arguments, render a decision that selects the Arbitration Invoking Party’s final proposal or the Arbitration Noticed Party’s final proposal, and no other proposal. The award rendered pursuant to the foregoing shall be final and binding on the Arbitration Invoking Party and the Arbitration Noticed Party, shall not be subject to appeal, and judgment thereon may be entered or enforcement thereof sought by either party in any court of competent jurisdiction.
(g)    Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall bear the costs of its appointed arbitrator and its own attorneys’ fees, and the costs of the third arbitrator incurred in accordance with the foregoing shall be shared equally by the Arbitration Invoking Party and the Arbitration Noticed Party. Additional incidental costs of the Arbitration shall be paid for by the non-prevailing party in the Arbitration.

ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION
12.01    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(a)    consent of NEP Member and Class B Member Approval; or
(b)    an event that makes it unlawful for the business of the Company to be carried on; provided that, if such an event occurs, then NEP Member and the Class B Member Representative shall negotiate in good faith to determine a workaround to allow the business of the Company to be lawfully carried on and such event shall not be deemed a “Dissolution Event” unless and until the Members mutually agree that no such workaround is reasonably feasible.
Each Member hereby expressly waives its right to make an application for, or otherwise seek or pursue, the dissolution of the Company pursuant to Section 18-802 of the Act.
12.02    Winding-Up and Termination.

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(a)    On the occurrence of a Dissolution Event, the Managing Member shall, or shall designate another Person to, serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(i) as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the liquidator’s choosing of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;
(ii) the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities, expenses, and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii) all remaining assets of the Company shall be distributed to the Members as follows:
(A)    the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Section 12.02(b);

(B)    with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been previously reflected in the Capital Accounts would be allocated among the Members if there were a taxable Disposition of that property for the fair market value of that property on the date of distribution, as determined by the Managing Member in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such property equals the value of such property reflected in current financial statements prepared in accordance with GAAP shall be deemed reasonable); and

(C)    Company property (including cash) shall be distributed among the Members in accordance with Section 5.03; and those distributions shall be made before the end of the taxable year in which liquidation of the Company occurs or, if later, within 90 days after the date of the liquidation of the Company.

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(iv) If, after giving effect to all allocations, distributions and contributions for all periods (other than those required by this Section 12.02(a)(iv)), NEP Member has a deficit in its Capital Account balance following the “liquidation,” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), of NEP Member’s Membership Interest, NEP Member will be obligated to contribute cash to the Company in an amount equal to such deficit balance by the end of the Fiscal Year of the Company during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation, except that the restoration obligation of NEP Member in the aggregate pursuant to this Section 12.02(a)(iv) shall not be more than five percent (5%)of NEP Member’s Effective Date Contribution Amount. Notwithstanding the foregoing, (A) NEP Member will have the unilateral right by notice to the Managing Member to (1) increase the amount of its deficit restoration obligation over the amount described in the immediately preceding sentence or (2) decrease the amount of, or eliminate, its deficit restoration obligation at any time in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f); (B) after the Flip Date, at the end of any Fiscal Year in which NEP Member’s deficit restoration obligation exceeds the absolute value of NEP Member’s deficit Capital Account balance, such deficit restoration obligation shall be automatically reduced in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) to equal such absolute value; and (C) NEP Member’s deficit restoration obligation will be eliminated in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) on the first date on or after the Flip Date on which the Capital Account balance of NEP Member is equal to or greater than zero. Notwithstanding anything to the contrary contained herein, no other Member shall have any obligation to restore any deficit in its Capital Account balance unless and until such deficit restoration obligation is consented to in writing by the Managing Member.
(b)    Notwithstanding anything in Section 5.04 to the contrary, in the Fiscal Year or other applicable period in which a Dissolution Event occurs, items of income, gain, loss, and deduction shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 5.03.
(c)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

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(d)    No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that the liquidator reasonably determines may ever be needed again by one or more Persons who were Members as of the dissolution or termination shall be retained by the Managing Member or its designee, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three (3) years. After the expiration of such period of three (3) years, if the Managing Member (or its designee) no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution or termination a reasonable opportunity to take over such custody, (i) shall deliver such books and records to such Persons if they elect to take over such custody (or as all of such Persons otherwise direct) and, upon request by any other Person that elects to take custody (and at such other Person’s cost), deliver a copy of such books and records to such other Person, or (ii) may destroy such books and records if no such Person so elects.
12.03    Deficit Capital Accounts. Except as provided in Section 12.02(a)(iv), no Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in its or another Member’s Capital Account.
12.04    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Managing Member shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 13
GENERAL PROVISIONS

13.01    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient by electronic mail (a copy of which may be delivered in person or by courier or mail). A notice, request, or consent given under this Agreement is effective on receipt by the applicable Member. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the Managing Member and the other Members. Any notice, request, or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

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13.02    Entire Agreement; Superseding Effect. This Agreement and the other Transaction Documents (as that term is defined in the Purchase Agreement) constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements.
13.03    Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute of limitations has run.
13.04    Amendment or Restatement. Each of this Agreement and the Delaware Certificate may, subject to Section 6.03(a), be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Managing Member. Notwithstanding the foregoing, (a) the Managing Member may amend this Agreement without the approval of any Members (i) to implement the valid admission of New Members or Assignees as Members; (ii) to correct typographical, formatting, cross-referencing, or other similar errors; and (iii) to update Exhibit A from time to time to reflect the valid admission of New Members, the valid admission of Assignees as Members, the making of additional Capital Contributions by Members, the issuances of Class A Units, Class B Units, or other classes or groups of Membership Interests, and the Disposition of Membership Interests, so long as such transactions were approved and consummated in accordance with the terms of this Agreement; and (b) if the Managing Member determines that any amendment of this Agreement is necessary to satisfy any Law, the Members shall negotiate in good faith to enter into an amendment of this Agreement to satisfy such Law that is mutually agreeable.
13.05    Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

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13.06    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business, and legal position as they would have been in if the original provision had been valid and enforceable.
13.07    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.07 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.
13.08    Appointment of Class B Member Representative.
(a)    Effective as of the Initial Closing, each Class B Member other than the NEP Class B Parties hereby irrevocably constitutes and appoints the Class B Member Representative as the true and lawful agent and attorney-in-fact of such Class B Member, with full power of substitution to act jointly in the name, place, and stead of such Class B Member to act on behalf of such Class B Member in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class B Member Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class B Member Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) grant any and all approvals or consents on behalf of such Class B Member pursuant to this Agreement, and any and all other matters requiring the consent or approval of such Class B Member under this Agreement or any other agreement, instrument, or document contemplated hereby or in connection with the Class B Units held by such Class B Member, other than any such matter that requires consent of any particular Class B Member, (iii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to such Class B Member hereunder or any other payment to be made by or on behalf of such Class B Member pursuant to this Agreement, including amounts required

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to pay the fees and expenses of professionals incurred by the Class B Members in connection with the transactions contemplated by this Agreement, (iv) do or refrain from doing any further act or deed on behalf of such Class B Member that the Class B Member Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (v) receive service of process in connection with any claims under this Agreement. Initial Investor is hereby appointed as the initial Class B Member Representative.
(b)    The appointment of the Class B Member Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, and survive the death, incompetence, bankruptcy or liquidation of any Class B Member bound by Section 13.08(a) and shall be binding on any successor thereto; provided, however, that the Class B Member Representative’s appointment hereto shall terminate automatically when the Class B Member Representative is no longer the record owner of any Class B Units or is no longer the managing member or general partner that Controls a Class B Member that owns Class B Units. Initial Investor shall have the right to designate a successor Class B Member Representative upon notice delivered to the Managing Member not less than ten (10) Business Days in advance of such designation; provided that the Person appointed to serve as successor Class B Member Representative must be a record owner of Class B Units or the managing member or general partner that Controls a Class B Member that owns Class B Units. The Class B Members other than the NEP Class B Parties hereby confirm all that the Class B Member Representative shall do or cause to be done by virtue of its appointment hereby as the Class B Member Representative. All actions taken by the Class B Member Representative under this Agreement shall be binding upon each Class B Member other than the NEP Class B Parties and such Class B Member’s successors as if expressly confirmed and ratified in writing by such Class B Member, and all defenses that may be available to such Class B Member to contest, negate, or disaffirm the action of the Class B Member Representative taken in good faith under this Agreement are waived.
(c)    The Company, NEP Member, NEP, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Class B Member Representative in all matters referred to herein, including that the Class B Member Representative has obtained any prior approval or consent of the Class B Members other than the NEP Class B Parties as may be required, under this Agreement or otherwise, to take any such action. Neither the Company, NEP Member, NEP, nor any other Person will be liable to any Class B Member, any of Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class B Member Representative’s duties and obligations under this Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty, or otherwise of the Class B Member Representative.

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13.09    Article 8 of the Uniform Commercial Code. No Member may elect to cause any Membership Interest or other equity interest held by a Class B Member to constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.
13.10    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
13.11    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
13.12    Expenses. Except as otherwise provided in Section 7.06, each Member shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Member, holding its Membership Interest, and administering its rights and obligations under this Agreement.
13.13    Public Announcements. No press release or other public announcement or public statement or comment in response to any inquiry relating to this Agreement or the transactions contemplated hereby shall be issued or made by any Member or any of its Affiliates without the mutual consent of the other Members (such consent not to be unreasonably withheld, conditioned, or delayed); provided, however, that a press release or other public announcement or regulatory filing, statement, or comment may be made without such consent if it is made in order to comply with applicable Laws or the rules of an applicable National Securities Exchange.
[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, the Members have executed and delivered this Agreement as of the date first set forth above.

MEMBERS:

APOLLO CIF CEPF INTERMEDIATE, LLC, in its capacity as a Class B Member and the Class B Member Representative

By: __________________________________
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of
NEP Renewables III, LLC]
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NEP RENEWABLES HOLDINGS III, LLC

By: __________________________________
Name:
Title:

Solely with respect to its obligations pursuant to Section 7.02, Section 7.03, Section 7.04, and Section 7.05:

NEXTERA ENERGY PARTNERS, LP

By: __________________________________
Name:
Title:
[Signature Page to Amended and Restated Limited Liability Company Agreement of
NEP Renewables III, LLC]
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Form Of
EXHIBIT B
Form of Registration Rights Agreement

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Form Of

NEXTERA ENERGY PARTNERS, LP
AND
APOLLO CIF CEPF INTERMEDIATE, LLC
AND
THE CLASS B PURCHASERS NAMED ON SCHEDULE A HERETO

REGISTRATION RIGHTS AGREEMENT
Dated as of [●], 2021

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Schedule A    Contact Information; Address for Notices to Investor or Any Other Holder
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REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2021 (this “Agreement”), is entered into by and among NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), Apollo CIF CEPF Intermediate, LLC, a Delaware limited liability company (“Investor”), and the Persons named on Schedule A hereto (each such Person, a “Class B Purchaser” and, collectively, the “Class B Purchasers”).
RECITALS
WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of [●], 2021, by and among NEP Renewables III, LLC, a Delaware limited liability company (the “Company”), NEP Renewables Holdings III, LLC, a Delaware limited liability company (“NEP Member”), the Class B Purchasers party thereto, and the Partnership (solely to the extent of the obligations set forth therein) (as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Purchase Agreement”); and
WHEREAS, the Partnership has agreed to provide the registration rights set forth in this Agreement for the benefit of the Class B Purchasers pursuant to the Purchase Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS

Section 1.01Definitions. As used in this Agreement, the following terms have the meanings in this Section 1.01:
“Additional Closing” means the Additional Closing as defined in the Purchase Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership, on the one hand, and Investor or any Class B Purchaser, on the other, shall not be considered Affiliates; and (b) any fund or account managed, advised, or subadvised, directly or indirectly, by Investor or any Class B Purchaser or any of their respective Affiliates shall be considered an Affiliate of Investor or such Class B Purchaser.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
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“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.
“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday, or any day on which banking institutions in the State of New York or Florida are authorized or required by law or other governmental action to close.
“Call Option” means the Call Option as defined in the Company LLC Agreement.
“Call Option Purchase Price” means the Call Option Purchase Price as defined in the Company LLC Agreement.
“Change of Control” means (a) for any Holder that is a Class B Purchaser, a “Change of Control,” as defined in the Company LLC Agreement, as that term is applicable to a Class B Member; and (b) for any other Holder, (i) the acquisition, directly or indirectly (including by merger, consolidation, or otherwise), of fifty percent (50%) or more of the voting equity of such Holder or any direct or indirect parent of such Holder (as measured by voting power rather than the number of shares or other equity units or interests) by a Person or group that is not an Affiliate of such Holder, (ii) any sale, lease, pledge, assignment, transfer, conveyance, or other disposition, in one or a series of related transactions, of all or substantially all of the assets of such Holder or any direct or indirect parent of such Holder, or (iii) the acquisition, directly or indirectly, of the right to elect half or more of the members of the board of directors or other governing body of such Holder by a Person or group that is not an Affiliate of such Holder.
“Class B Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.
“Class B Units” means the Class B Units as defined in the Company LLC Agreement.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” means the interests of limited partners in the Partnership having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the Partnership Agreement.
“Company” has the meaning set forth in the Recitals of this Agreement.
“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of [●], 2021, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof.
“Demand Notice” has the meaning set forth in Section 2.02(a).
“Effective Date” means the date of effectiveness of any Registration Statement.
“Effectiveness Period” has the meaning set forth in Section 2.01(a)(ii).
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“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“General Partner” means NextEra Energy Partners GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to the Partnership as the general partner thereof, in their capacity as general partner of the Partnership.
“Holder” means a record holder of any Registrable Securities.
“Holder Underwriter” has the meaning set forth in Section 2.03(q).
“Holder Underwriter Registration Statement” has the meaning set forth in Section 2.03(q).
“Holding Period” has the meaning set forth in Section 2.02(a). “Initial Closing” means the Initial Closing as defined in the Purchase Agreement.
“Investor” has the meaning set forth in the introductory paragraph of this Agreement.
“Losses” has the meaning set forth in Section 2.07(a).
“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering. “National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the Partnership shall designate as a National Securities Exchange for purposes of this Agreement.
“NEP Member” has the meaning set forth in the Recitals of this Agreement.
“Non-Voting NEP Common Units” means the non-voting common units of the Partnership that have the same economic rights as the Common Units but no voting rights on any matter whatsoever, shall not be listed on any National Securities Exchange, and are issuable upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option (as each such term is defined in the Company LLC Agreement) pursuant to and in accordance with the terms of the Company LLC Agreement and the Partnership Agreement.
“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.
“Partnership Agreement” means that certain Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 12, 2019, by and among NextEra Energy Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof.
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“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government (or any agency, instrumentality, or political subdivision thereof), or any other form of entity.
“Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.
“Registrable Securities” means all Common Units issuable upon conversion of Non-Voting NEP Common Units pursuant to the Company LLC Agreement and the Partnership Agreement that are held by Class B Purchasers and any Specified Transferee, all of which Common Units shall be subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02 or cease to be held by a Class B Purchaser or any Specified Transferee.
“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement.
“Registration Expenses” has the meaning set forth in Section 2.06(a).
“Registration Statement” means a registration statement filed with the Commission by the Partnership registering Registrable Securities pursuant to the terms of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Selling Expenses” has the meaning set forth in Section 2.06(a).
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.
“Selling Holder Indemnified Persons” has the meaning set forth in Section 2.07(a).
“Specified Transferee” has the meaning set forth in Section 2.09.
“Target Filing Date” means the earlier to occur of the following: (a) three (3) Business Days following the date on which a Call Option Notice (as that term is defined in the Company LLC Agreement) is delivered by the NEP Member in accordance with Section 7.02 of the Company LLC Agreement and (b) three (3) Business Days following the date on which a Class B COC Notice (as that term is defined in the Company LLC Agreement) is delivered by the NEP Member in accordance with Section 7.04 of the Company LLC Agreement.
“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if such Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
“Underwriter” means, with respect to any Underwritten Offering, the underwriters of such Underwritten Offering.
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“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an Underwriter on a firm commitment basis for reoffering to the public for cash or an offering that is a “bought deal” with one or more investment banks, in either case, in the sole discretion of the Partnership. For the avoidance of doubt, the term Underwritten Offering does not include at-the-market offerings.
“VWAP” per Common Unit on any Trading Day shall mean the per Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the Partnership in a commercially reasonable manner.
Section 1.02Registrable Securities. Except as otherwise specifically provided herein, a Registrable Security will cease to be a Registrable Security under this Agreement upon the earliest to occur of the following: (a) when a Registration Statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective Registration Statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to a Specified Transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.09) pursuant to any transaction exempt from registration pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Partnership or one of its Affiliates, and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the Holder’s rights under this Agreement are not assigned to a Specified Transferee of such securities pursuant to Section 2.09. For the avoidance of doubt, (i) the provisions of this Section 1.02 do not modify the transfer restrictions applicable to Holders under the Partnership Agreement and (ii) only a Holder that (A) is a named Class B Purchaser under the Purchase Agreement, (B) is an Affiliate of a named Class B Purchaser both (y) at the time any Registrable Securities are transferred to such Holder in compliance with the Purchase Agreement and the Partnership Agreement and (z) at the time of exercise of registration rights pursuant to Section 2.02, or (C) acquires Registrable Securities from a Holder specified in clause (A) or clause (B) above upon foreclosure of a pledge thereof under a Class B Permitted Loan Financing (as that term is defined in the Company LLC Agreement) shall have any registration rights under this Agreement.
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ARTICLE II
REGISTRATION RIGHTS

Section 2.01Shelf Registration.
(a)Shelf Registration Statements.
(i)The Partnership shall use its commercially reasonable efforts to (A) prepare and file, not later than the Target Filing Date, a Registration Statement (or any corresponding supplement or amendment to an existing effective Registration Statement) to permit the public resale of the Registrable Securities on a continuous basis pursuant to Rule 415 of the Securities Act, or such other rule as is then applicable, at then prevailing prices and (B) cause such Registration Statement to become and remain effective as soon as practicable thereafter.
(ii)The Partnership will use its commercially reasonable efforts to cause any Registration Statement filed pursuant to Section 2.01(a) (or any additional Registration Statement) to be continuously effective under the Securities Act, with respect to any Holder, until the earlier to occur of the following: (A) the date on which there are no longer any Registrable Securities outstanding and (B) the earlier to occur of (1) the tenth (10th) anniversary of the date of this Agreement or (2) the third (3rd) anniversary of the date on which the Partnership shall have acquired, pursuant to one or more exercises of the Call Option or Class B COC Option (as each such term is defined in the Company LLC Agreement), or otherwise, all of the Class B Units (as such term is defined in the Company LLC Agreement) issued to the Class B Purchasers at the Initial Closing and the Additional Closing under the Purchase Agreement (the “Effectiveness Period”). A Registration Statement filed pursuant to Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). The plan of distribution indicated in such Registration Statement will include all such methods of sale as Investor may reasonably request in writing at least five (5) Business Days prior to the filing of such Registration Statement and that can be included in such Registration Statement under the rules and regulations of the Commission. As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three (3) Business Days of such date, the
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Partnership shall provide the Holders with written notice of the effectiveness of such Registration Statement.
(b)Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in any Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition, or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement, (ii) the Partnership determines it must amend or supplement the Registration Statement or the related prospectus so that such Registration Statement or prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading, (iii) the Partnership determines in good faith that it would be required to make disclosure of material information in the Registration Statement that the Partnership has a bona fide business purpose for preserving as confidential, or (iv) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith determination of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of sixty (60) days in any 180-day period or ninety (90) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, shall promptly terminate any suspension of the use of prospectus that is a part of such Registration Statement it has put into effect, and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.02Underwritten Offerings.
(a) Demand Rights. At any time on or after January 1, 2027, and prior to March 31, 2032, Investor (on behalf of any Holder) shall have the right to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering, provided that the Partnership shall be obligated to effect an Underwritten Offering only if (i) a Demand Notice (as defined below) in respect of such Registrable Securities is delivered by Investor to the Partnership as specified below, (ii) the applicable Holder has held such Registrable Securities for at least one (1) calendar year (the “Holding Period”) and (iii) Investor reasonably expects (for any Holder) (y) gross proceeds of at least $200 million from such Underwritten Offering or (z) gross proceeds of at least $100 million from such Underwritten Offering and such Registrable Securities represent one hundred percent (100%) of the then-
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outstanding Registrable Securities held by any applicable Selling Holder. Investor (on behalf of any Holder) shall exercise any such demand registration right by delivering a written notice (a “Demand Notice”) to the Partnership specifying that (I) it is exercising a demand registration right, (II) the name of each Selling Holder, and (III) the amount of Registrable Securities to be included in the Underwritten Offering. Subject to the first sentence of this Section 2.02(a), promptly upon receipt of the Demand Notice, the Partnership shall use commercially reasonable efforts to enter into an underwriting agreement in a form that is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.07, and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that Investor shall have the right (on behalf of all Holders) to exercise the demand registration rights set forth in this Section 2.02 not more than three (3) times (and not more frequently than once in any six-month period); provided, further, that the aggregate number of Registrable Securities issued as part of any Call Option (including upon the conversion of Non-Voting NEP Common Units issued as part of such Call Option) that may be included in any Underwritten Offering pursuant to a demand registration right shall in no event be greater than the excess of (aa) the number of Common Units or Non-Voting NEP Common Units issued by the Partnership upon exercise of such Call Option over (bb) the number of Common Units that is ten percent (10%) of the trading volume of Common Units over the period from the exercise of such Call Option and the date of such Demand Notice, and only such Registrable Securities as were issued upon conversion of Non-Voting NEP Common Units issued as part of the Call Option Purchase Price in such Call Option may be included in such Underwritten Offering pursuant to such demand registration right; provided, further, that to the extent that at the time of any Demand Notice a Holder owns Registrable Securities issued in respect of more than one Call Option that satisfies the Holding Period requirement, then such Holder may include Registrable Securities issued in respect of each or any such Call Option, and the limitation in the immediately foregoing proviso shall apply to each such Call Option on a Call Option-by-Call Option basis; provided, further, that the aggregate amount of Registrable Securities that may be included in Underwritten Offerings pursuant to demand registration rights exercised in any twelve month period pursuant to this Section 2.02 shall not exceed one third of the aggregate number of Registrable Securities that would be outstanding as of the date of delivery of a Demand Notice if all of the Non-Voting NEP Common Units issued on such date were converted on such date into Common Units (or such larger number of Registrable Securities to the extent consented to by the Partnership in its sole and absolute discretion). Solely for illustrative purposes, for example, if at the time of such Demand Notice (y) 6,000,000 Common Units had been issued by the Partnership upon exercise of a prior Call Option (or upon the conversion of Non-Voting NEP Common Units issued upon the exercise of such Call Option), and (z) the trading volume of Common Units over the period from the exercise of such Call Option and the date of such Demand Notice had been 30,000,000 Common Units, then, subject to the Holding Period, up to 3,000,000 of the 6,000,000 Common Units issued upon the exercise of such Call Option (or upon the conversion of Non-Voting NEP Common Units issued upon the exercise of such Call Option) may be included in such Underwritten Offering pursuant to such demand registration right (i.e., 3,000,000 Common Units = 6,000,000 Common Units minus 3,000,000 Common Units, which latter number is the product
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of 10% multiplied by 30,000,000 Common Units). Notwithstanding anything to the contrary herein, if the Partnership or any of its Affiliates (A) is conducting or actively pursuing a merger, acquisition, or disposition transaction with a third party, (B) is conducting or actively pursuing a securities offering of the Partnership’s Common Units with anticipated gross offering proceeds of at least $100 million (other than in connection with any at-the-market offering or similar continuous offering program), or (C) is in possession of material nonpublic information affecting the Common Units that the Partnership has determined, in good faith in the best interests of the Partnership, should not be publicly disclosed at that time, then the Partnership may suspend Investor’s right to require the Partnership to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.02; provided, however, that the Partnership may only suspend such demand registration right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.02 once in any six-month period and in no event for a period that exceeds an aggregate of ninety (90) days in any 180-day period or one hundred twenty (120) days in any 365-day period.

(b) General Procedures. In connection with any Underwritten Offering contemplated by Section 2.02(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.07), and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the Underwriters, other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell Registrable Securities pursuant thereto, its ownership of the securities being registered on its behalf, its intended method of distribution, and any other representation regarding matters required by law. Subject to the other provisions of this Agreement, the terms of each Underwritten Offering shall be approved or disapproved in the sole reasonable discretion of the Partnership; provided, however, that, in an Underwritten Offering undertaken pursuant to this Section 2.02, underwriting discounts and commissions shall be approved by Investor; provided, further, that the Partnership and Investor shall use commercially reasonable efforts to cooperate and coordinate relating to the terms of an Underwritten Offering, including indicative pricing ranges, at all times following the time a notice of exercise a demand registration right is given pursuant to this Section 2.02. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.02, Investor may (on behalf of such Selling Holder) withdraw such Selling Holder’s Registrable Securities from such Underwritten Offering by written notice to the Partnership and the Managing Underwriter; provided, however, that, to be effective, such withdrawal must be made at least two (2) Business Days prior to the time of pricing of such Underwritten Offering; provided, further, that, in the event the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership that the total amount of Common Units that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a materially adverse effect on the price, timing, or distribution of the Registrable Securities offered or the market for the Common Units, Investor (on behalf of the Holders) will have the right to withdraw from such Underwritten Offering by delivering written notice to the Partnership at least two (2) Business Days prior to the time of pricing of such Underwritten Offering, in which case the Partnership will have no obligation to proceed with such Underwritten Offering and such Underwritten
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Offering, whether or not completed, will not decrease the number of Underwritten Offerings that Investor shall have the right to request under this Section 2.02. Notwithstanding the ability of Investor (on behalf of any Holder) to withdraw Registrable Securities from an Underwritten Offering, the exercise of demand registration rights under this Agreement shall be irrevocable, and, except as otherwise specifically provided above, shall decrease the number of Underwritten Offerings that Investor (on behalf of itself and the other Holders) shall have the right to request under Section 2.02.

Section 2.03Further Obligations.
In connection with its obligations under this Article II, the Partnership will:
(a)promptly prepare and file with the Commission the Registration Statements and such amendments and supplements to any Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period of the Underwritten Offering and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;
(b)if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;
(c)furnish to Investor (on behalf of each Selling Holder) (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide Investor the opportunity to object to any information pertaining to Investor and such Selling Holder and the plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the resale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;
(d)if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other
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registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction in which it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction in which it is not then so subject;
(e)promptly notify Investor (on behalf of each Selling Holder), at any time when a prospectus relating thereto is required to be delivered by any such Selling Holder under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
(f)promptly notify Investor (on behalf of each Selling Holder), at any time when a prospectus relating thereto is required to be delivered by any such Selling Holder under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof, or proceedings related thereto;
(g)upon request and subject to appropriate confidentiality obligations, furnish to Investor (on behalf of each Selling Holder) copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
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(h) in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the Underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort letter” addressed to the Underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the Underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such Underwriters may reasonably request;
(i)otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;
(j)make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;
(k)use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;
(l)use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(m)provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;
(n)enter into customary agreements and take such other actions as are reasonably requested by Investor (on behalf of each Selling Holder) or the Underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities (including making appropriate representatives of the Partnership available to participate in customary marketing activities); provided, however, that representatives of the Partnership shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering which, in any event, shall be
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commensurate with the amount of time customarily dedicated in similar Underwritten Offerings undertaken by the Partnership and its Affiliates;
(o)if reasonably requested by Investor (on behalf of each Selling Holder), (i) incorporate in a prospectus supplement or post-effective amendment such information as Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
(p)if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates, and directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Securities without legend upon sale by the Holder of such Registrable Securities under a Registration Statement; and
(q)if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act (a “Holder Underwriter”), in connection with a Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with Investor (on behalf of such Holder Underwriter) in allowing Investor (on behalf of such Holder Underwriter) to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof; provided, however, that the Partnership need not disclose any non-public information to any representative of Investor unless and until Investor and its representatives have entered into a confidentiality agreement with the Partnership. In addition, at the request of Investor (on behalf of such Holder Underwriter), the Partnership will furnish to Investor, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as Investor may reasonably request (provided that such request shall not be more frequently than on a semi-annual basis), (i) a “comfort letter,” dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities by the Partnership, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope, and substance as has been customarily given in Underwritten Offerings of securities by the Partnership, accompanied by standard “10b-5” negative assurance for such offerings, and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other Persons serving such functions, as has been customarily given by such officers in Underwritten Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to Investor with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.
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Notwithstanding anything to the contrary in this Section 2.03, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless Investor (on behalf of each Selling Holder) has not had an opportunity to conduct customary underwriter’s due diligence as set forth in Section 2.03(q) with respect to the Partnership at the time such Holder’s consent is sought. Each Selling Holder, upon receipt of notice from the Partnership or from Investor of the happening of any event of the kind described in Section 2.03(f), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.03(f) or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request that the Managing Underwriter or Managing Underwriters, if any, deliver to the Partnership (at the Partnership’s expense) all copies in its or their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
Section 2.04Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.02(a) if Investor or such Holder has failed to timely furnish such information that the Partnership reasonably determines, after consultation with its counsel, is required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 2.05Restrictions on Public Sale by Holders of Registrable Securities.
Each Holder of Registrable Securities who is participating in an Underwritten Offering agrees to enter into a customary letter agreement (each, a “Lockup”) with underwriters providing that such Holder will not effect any public sale or distribution of a Common Unit during the forty-five (45) calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that, notwithstanding the foregoing, (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the Underwriters on the Partnership or the officers, directors, or any other Affiliate of the Partnership on whom a restriction is imposed, (ii) the restrictions set forth in this Section 2.05 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder, and (iii) the Partnership will use commercially reasonable efforts to ensure that each Lockup shall include customary carve-outs, including carve-outs for the pledge, hypothecation, or other granting of a security interest in Common Units or securities convertible into or exchangeable for shares of
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Common Units as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such Common Units or such securities.
Section 2.06Expenses.
(a)Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incurred by the Partnership incident to the Partnership’s performance of its obligations under or compliance with this Agreement to file a Registration Statement pursuant to Section 2.01, or an Underwritten Offering pursuant to Section 2.02, and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and National Securities Exchange fees, all registration, filing, qualification, and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating, and printing expenses, and the fees and disbursements of counsel for the Partnership and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.
(a)Expenses. The Partnership will pay all reasonable, documented Registration Expenses, as determined in good faith, in connection with a Registration Statement filed pursuant to Section 2.01(a) and any Underwritten Offering, whether or not any sale is made pursuant to such Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, the Partnership shall not be responsible for the fees and expenses incurred by Investor or any Holder, including professional fees (including legal fees) incurred in connection with the exercise of Investor’s or such Holder’s rights hereunder.
Section 2.07Indemnification.
(a)By the Partnership. In the event of a Registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees, and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees, or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses, or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act, or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated
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by this Agreement, any preliminary prospectus, prospectus supplement, or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any reasonable, documented legal or other expenses incurred by such Selling Holder Indemnified Person in connection with investigating, defending, or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to it by Investor or such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.
(b)By Each Selling Holder. Each Selling Holder severally and not jointly (other than the Selling Holders that are Class B Purchasers, whose obligations shall be joint and several) agrees to indemnify and hold harmless the Partnership, the General Partner and their respective directors, officers, employees, and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder (other than the Selling Holders that are Class B Purchasers, whose obligations shall be joint and several) shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holders from the sale of the Registrable Securities giving rise to such indemnification.
(c)Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.07 for any
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legal expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.
(d)Contribution. If the indemnification provided for in this Section 2.07 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold such indemnified party harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that the liability of each Selling Holder (other than the Selling Holders that are Class B Purchasers, whose liability shall be joint and several) shall not be greater than the maximum amount for which such Selling Holder could have been liable under the proviso contained in Section 2.07(b). The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending, or resolving any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
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(e)Other Indemnification. The provisions of this Section 2.07 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract, or otherwise.
Section 2.08Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Partnership agrees to use its commercially reasonable efforts to:
(a)make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof until no Holder owns Registrable Securities;
(b)file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof until no Holder owns Registrable Securities; and
(c)so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
Section 2.09Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by a Holder only if (a) such transferee or assignee is an Affiliate of such Holder, and after such transfer or assignment continues to be, an Affiliate of such Holder, or such transferee acquires Registrable Securities from a Class B Purchaser or an Affiliate of a Class B Purchaser upon foreclosure of a pledge thereof under a Class B Permitted Loan Financing (as that term is defined in the Company LLC Agreement) (each of the transferees and assignees specified in this clause (a), a “Specified Transferee”), (b) the amount of Registrable Securities transferred or assigned to such transferee or assignee represents at least $50 million of Registrable Securities (determined by multiplying the number of Registrable Securities proposed to be transferred by the Average VWAP for the ten (10) Trading Days preceding the date of such transfer or assignment), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates, (c) the Partnership is given written notice prior to any such transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (d) with respect to such Holder, a Change of Control has not occurred, and (e) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement. Notwithstanding the foregoing, Investor may not transfer any of its rights to give or receive notices, including in respect of the exercise of demand registration rights hereunder, on behalf of
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itself or any Holder without the express written consent of the Partnership. Notwithstanding anything herein to the contrary, Investor may continue to give or receive notices and exercise demand registration rights hereunder on behalf of all Holders regardless of whether Investor owns Registrable Securities.
ARTICLE III
MISCELLANEOUS

Section 3.01Communications. All notices and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy or facsimile, air courier guaranteeing overnight delivery, personal delivery, or (in the case of any notice given by the Partnership to Investor or any Class B Purchaser or any other Holder) email to the following addresses:
(a)If to Investor or to the Class B Purchasers or any other Holder, to the addresses set forth on Schedule A.
(b)If to the Partnership:
NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Treasurer and Matthew Roskot
Senior Attorney Kevin I.C. Donaldson, Esq.
e-mail: Matthew.Roskot@nexteraenergy.com
Kevin.Donaldson@nexteraenergy.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
920 N. King Street
Wilmington, Delaware 19801
Attention: Allison Land
        e-mail: Allison.Land@skadden.com
or to such other address as the Partnership, Investor, any Class B Purchaser, or any other Holder may designate to each other in writing from time to time or, if to a transferee or assignee of Investor, any Class B Purchaser, or any other Holder or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 3.02Binding Effect. This Agreement shall be binding upon the Partnership, Investor, each of the Class B Purchasers, and their respective successors and permitted assigns,
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including subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 3.03Assignment of Rights. Except as provided in Section 2.09, neither Investor, nor any Class B Purchaser, nor any other Holder may assign or transfer this Agreement or any of the rights, benefits, or obligations hereunder without the prior written consent of the Partnership.
Section 3.04Recapitalization, Exchanges, etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, acquisition, consolidation, reorganization, sale of assets, or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units, and the like occurring after the date of this Agreement.
Section 3.05Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
Section 3.06Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.
Section 3.07Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 3.08Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court
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located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 3.09Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 3.10Entire Agreement. This Agreement, the Purchase Agreement, and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein or in the Purchase Agreement, with respect to the rights granted by the Partnership, Investor, the Class B Purchasers, or any of their respective Affiliates set forth herein or therein. This Agreement, the Purchase Agreement, and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, no provision of this Agreement, the Purchase Agreement, and the other agreements and documents referred to herein and therein are intended to modify, amend, or otherwise affect any provisions of the Partnership Agreement.
Section 3.11Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and Investor (on behalf of itself and each Holder). Any amendment, supplement, or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver, or consent has been made or given.
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Section 3.12No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
Section 3.13Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees, and acknowledges that, other than as set forth herein, no Person other than Investor, the Class B Purchasers, the other Holders, their respective permitted assignees, and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership, or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of such Persons or their respective permitted assignees, or any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of such Persons or any of their respective assignees, or any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of Investor, any Class B Purchaser, or any other Holder hereunder.
Section 3.14Interpretation. Article, Section, and Schedule references in this Agreement are references to the corresponding Article, Section, or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented, or otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership, unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent, or approval is to be made or given by Investor, any Class B Purchaser, or any other Holder, such action shall be in such Person’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions
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contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

NEXTERA ENERGY PARTNERS, LP

By:
Name:
Title:

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Form of

INVESTOR:

APOLLO CIF CEPF INTERMEDIATE, LLC

By:
Name:
Title:

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Form of
EXHIBIT C

Form of Build Out Agreement

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BUILD-OUT AGREEMENT

This BUILD-OUT AGREEMENT (this “Agreement”), dated as of December ___, 2021, is entered into by and between NEXTERA ENERGY RESOURCES, LLC, a Delaware limited liability company (“NextEra”), and STAR MOON HOLDINGS, LLC, a Delaware limited liability company (“Star Moon Holdings”). NextEra and Star Moon Holdings shall be referred to hereunder collectively as the “Parties” and, individually as a “Party”.
PRELIMINARY STATEMENTS:
1.(i) Borderlands Wind, LLC (“Borderlands Project Company”) has developed and owns an approximately 99 megawatt wind power electric generating facility located in Catron County, New Mexico (the “Borderlands Wind Project”); (ii) Cool Springs Solar, LLC (“Cool Springs Solar Project Company”) has developed and owns an approximately 213 megawatt solar photovoltaic electric generating facility to be connected to an approximately 40 megawatt energy storage facility located in Decatur County, Georgia (the “Cool Springs Solar Project”); (iii) Dodge Flat Solar, LLC (“Dodge Flat Solar Project Company”) has developed and owns an approximately 200 megawatt solar photovoltaic electric generating facility to be connected to an approximately 50 megawatt energy storage facility located in Washoe County, Nevada (the “Dodge Flat Solar Project”); (iv) Elora Solar, LLC (“Elora Solar Project Company”) has developed and owns an approximately 150 megawatt solar photovoltaic electric generating facility located in Lincoln County, Tennessee (the “Elora Solar Project”); (v) Ensign Wind Energy, LLC (“Ensign Project Company”) has developed and owns an approximately 99 megawatt wind power electric generating facility located in Gray County, Kansas (the “Ensign Wind Project”); (vi) Fish Springs Ranch Solar, LLC (“Fish Springs Solar Project Company”) has developed and owns an approximately 100 megawatt solar photovoltaic electric generating facility to be connected to an approximately 25 megawatt energy storage facility located in Washoe County, Nevada (the “Fish Springs Solar Project”); (vii) Hubbard Wind, LLC (“Hubbard Wind Project Company”) has developed and owns an approximately 300 megawatt wind power electric generating facility located in Hill and Limestone Counties, Texas (the “Hubbard Wind Project”); (viii) Irish Creek Wind, LLC (“Irish Creek Wind Project Company”) has developed and owns an approximately 301 megawatt wind power electric generating facility located in Marshall County, Kansas (the “Irish Creek Wind Project”); (ix) Little Blue Wind Project, LLC (“Little Blue Wind Project Company”) has developed and owns an approximately 251 megawatt wind power electric generating facility located in Webster and Franklin Counties, Nebraska (the “Little Blue Wind Project”); (x) Minco Wind Energy III, LLC (“Minco III Project Company”) has developed and owns an approximately 107 megawatt wind power electric generating facility located in Caddo, Canadian, and Grady Counties, Oklahoma (the “Minco III Wind Project”); (xi) Quinebaug Solar, LLC (“Quinebaug Solar Project Company”) has developed and owns an approximately 49 megawatt solar photovoltaic electric generating facility located in Windham County, Connecticut (the “Quinebaug Solar Project”); (xii) Quitman II Solar, LLC (“Quitman II Solar Project Company”) has developed and owns an approximately 150 megawatt solar photovoltaic electric generating facility located in Brooks County, Georgia (the “Quitman II Solar Project”); and (xiii) White Mesa Wind, LLC (“White Mesa Project Company”) has developed and owns an approximately 501 megawatt wind power electric generating facility located in Crockett County, Texas (the “White Mesa Wind Project”). The Borderlands Project Company, Cool Springs Solar Project Company, Dodge Flat Solar Project Company, Elora Solar Project Company, Ensign Project Company, Fish Springs Solar Project Company, Hubbard Wind Project Company, Irish Creek Wind Project Company, Little Blue Wind Project Company, Minco III Project Company, Quinebaug Solar Project Company, Quitman II Solar Project Company, and White Mesa Project Company are hereinafter collectively referred to as the “Project Owners”, and each as a “Project Owner”. Each of the Borderlands Wind Project, Ensign Wind Project, Hubbard Wind Project, Irish Creek

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Wind Project, Little Blue Wind Project, Minco III Wind Project, and White Mesa Wind Project are hereinafter collectively referred to as the "Wind Projects", and each as a "Wind Project". The Cool Springs Solar Project, Dodge Flat Solar Project, Elora Solar Project, Fish Springs Solar Project, Quinebaug Solar Project, and Quitman II Solar Project are hereinafter collectively referred to as the "Solar Projects", and each as a "Solar Project". The Wind Projects and the Solar Projects are hereinafter collectively referred to as the “Projects”, and each as a “Project”).
2.Stargrass, LLC, a Delaware limited liability company (“Stargrass”), owns one hundred percent (100%) of the membership interests in each of the Borderlands Project Company, Cool Springs Solar Project Company, Ensign Project Company, Hubbard Wind Project Company, Irish Creek Wind Project Company, Quinebaug Solar Project Company, and Quitman II Solar Project Company.
3. Moonlight Bay Renewables, LLC, a Delaware limited liability company (“Moonlight Bay”), owns one hundred percent (100%) of the membership interests in each of the Dodge Flat Solar Project Company, Elora Solar Project Company, Fish Springs Solar Project Company, Little Blue Wind Project Company, Minco III Project Company, and White Mesa Project Company.
4.Stargrass Class A Holdings, LLC, a Delaware limited liability company (“Stargrass Holdings”), owns one hundred percent (100%) of the Class A membership interests in Stargrass.
5.Moonlight Bay Class A Holdings, LLC, a Delaware limited liability company (“Moonlight Bay Holdings”), owns one hundred percent (100%) of the Class A membership interests in Moonlight Bay.
6.Star Moon Holdings owns one hundred percent (100%) of the equity interests in each of Stargrass Holdings, and Moonlight Bay Holdings.
7.Each of the Projects is located on the land described in the easements, rights of way, leases, deeds and other instruments in real property to which the applicable Project Owner is a party on the date hereof (“Project Easements”).
8.NextEra or its Affiliates own, or may in the future own options to, and/or may obtain, easements, leases or other land rights in neighboring or adjacent lands to one or more of the Projects (to the extent within (x) five (5) kilometers of any Wind Turbines on a Wind Project, and (y) to the extent any such rights are reasonably expected to result in any Shading and Soiling Effect on a Solar Project, the “Subsequent Phase Land Rights”, and together with the applicable Project Easements for any such Project, “Wind and Solar Project Land Rights”).
9.The Parties contemplate that the Subsequent Phase Land Rights would be used in connection with the construction of additional electric generating facilities and energy storage facilities.
10.The Parties wish to set forth the rights, obligations and restrictions binding on and in favor of the Parties and their Affiliates with respect to (a) the economic effects, if any, on each Project Owner as a result of the Wind Interference Effect (in the case of Wind Projects), Shading and Soiling Effect (in the case of Solar Projects), Transmission Access Effect and O&M Interference Effect caused by the Implementation of Subsequent Phases, (b) ensuring that the participants in each Subsequent Phase possess sufficient real estate rights in respect to transmission lines on and across the lands covered by the applicable Project Easements to develop that Subsequent Phase in an orderly and financeable manner, and (c) the protection of each of the Project Owner’s (as applicable) rights under the applicable Interconnection Agreement, in each such case, subject to the terms and conditions of this Agreement.

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NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and intending to be legally bound hereby, the Parties hereby agree to the following:
ARTICLE ONE
DEFINITIONS AND PRINCIPLES OF INTERPRETATION
1.1Definitions. The following capitalized terms will have the respective meanings set forth below.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person will be deemed to be an Affiliate of any specified Person if such Person owns more than fifty percent (50%) of the voting securities of the specified Person, if the specified Person owns more than fifty percent (50%) of the voting securities of such Person, or if more than fifty percent (50%) of the voting securities of the specified Person and such Person are under common control. For purposes of this Agreement, Affiliates of NextEra include (a) any investment funds or publicly-traded vehicles for the ownership of operating power generation or transmission assets (such as a “yield co”) controlled by NextEra Energy, Inc. or an Affiliate of NextEra Energy, Inc., which, notwithstanding anything to the contrary contained herein, shall expressly include NextEra Energy Partners, LP (“NEP”), or an entity with respect to which NEP or an Affiliate of NEP is the “manager” or “managing member” (or otherwise exercises control) and has the rights to significant economic interests therein, in either case so long as NextEra or any Affiliate of NextEra controls (x) the general partner of NEP, (y) the “Manager” of NextEra Energy Operating Partners LP (“OpCo”) who is the counterparty to that certain Second Amended and Restated Management Services Agreement between OpCo and such “Manager” dated as of August 4, 2017 and (z) the Manager (as defined in the Star Moon Amended and Restated Limited Liability Company Agreement).
“Agreement” means this Build-Out Agreement, as amended from time to time.
“Build-Out Payment” means as to the Star Moon Acquired Companies, the amount set forth in cell [*] in the Star Moon DCF tab of the Project Model for the Star Moon Acquired Companies after the Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Star Moon Acquired Companies, as determined by NextEra in consultation with each of the applicable Independent Engineer, Independent Wind Consultant, and the applicable Independent Transmission Consultant.
“Class A Cash Adjustment” means, on any date of determination, with respect to any Subsequent Phase, as to the Projects, (i) the excess, if any, of the Build-Out Payment shall be based on the Class A’s Pro Rata Share for all Subsequent Phases over Two Hundred Fifty Thousand Dollars ($250,000) for the Star Moon Acquired Companies.
“Class A Member” has the meaning ascribed to such term in the Star Moon Holdings Amended and Restated LLC Agreement.

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“Class A Percentage Interests” has the meaning ascribed to such term in the Star Moon Holdings Amended and Restated LLC Agreement.
“Class A Units” has the meaning ascribed to such term in the Star Moon Holdings Amended and Restated LLC Agreement.
“Class B Cash Adjustment” means, on any date of determination, with respect to any Subsequent Phase, as to the Projects, (i) the excess, if any, of the Build-Out Payment shall be based on the Class B’s Pro Rata Share for all Subsequent Phases over Two Hundred Fifty Thousand Dollars ($250,000) for the Star Moon Acquired Companies.
“Class B Member” has the meaning ascribed to such term in the Star Moon Holdings Amended and Restated LLC Agreement.
“Class B Percentage Interests” has the meaning ascribed to such term in the Star Moon Holdings Amended and Restated LLC Agreement.
“Class B Units” has the meaning ascribed to such term in the Star Moon Holdings Amended and Restated LLC Agreement.
“Deemed Non-Impacting Phase” means any Subsequent Phase the boundaries, or any physical infrastructure, of which are located more than one (1) kilometer from the boundaries, or any physical infrastructure, of a Solar Project.
“Excluded Project” means the High Banks Wind Project which is excluded from (i) being included as a Subsequent Phase Effect and (ii) any and all Build-Out Payments.
“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof, any county or municipal government, any governmental authority and any political subdivision, or agency of any of the foregoing, including courts, departments, commissions, boards, bureaus, regulatory bodies, agencies or other instrumentalities, including any regional transmission organizations or independent system operators.
”High Banks Wind Project” means that certain 604 megawatt wind power electric generating facility located in Washington and Republic Counties, Kansas which will be developed and owned by High Banks Wind, LLC.
“Implementation” or “Implement” means as to each of the Projects, the material on-site development, construction or operation of any Subsequent Phase which could reasonably be expected to affect the applicable Project.
“Independent Engineer” has the meaning, with respect to a Project, the entity or entities, as the context may require, set forth as the “Independent Engineer” for such Project on Schedule 1 hereto.
“Independent Transmission Consultant” has the meaning, with respect to a Project, the entity or entities, as the context may require, set forth as the “Independent Transmission Consultant” for such Project on Schedule 1 hereto.

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“Independent Wind Consultant” has the meaning, with respect to a Wind Project, the entity or entities, as the context may require, set forth as the “Independent Wind Consultant” for such Project on Schedule 1 hereto.
“Interconnection Agreement” means as to each of the Projects, (i) that certain Standard Large Generator Interconnection Agreement, dated as of October 22, 2020, by and between the Borderlands Project Company, Tucson Electric Power Company and Public Service Company of New Mexico, (ii) that certain Standard Large Generator Interconnection Agreement, dated as of November 27, 2019, by and between the Cool Springs Solar Project Company and Southern Company Services, Inc., as agent for Alabama Power Company, Georgia Power Company and Mississippi Power Company, (iii) that certain Second Amended and Restated Large Generator Interconnection Agreement, dated as of February 11, 2021, by and between the Dodge Flat Solar Project Company and Sierra Pacific Power Company d/b/a NV Energy, (iv) that certain Interconnection Agreement, dated as of January 29, 2021, by and between Tennessee Valley Authority and the Elora Solar Project Company, (v) that certain Generator Interconnection Agreement dated April 22, 2011, revised July 24, 2012 and revised November 30, 2012 by and between Ensign Wind Energy, LLC, Mid-Kansas Electric Company, LLC and Southwest Power Pool, Inc., (vi) that Second Amended and Restated Large Generator Interconnection Agreement, dated as of February 11, 2021, by and between the Fish Springs Solar Project Company and Sierra Pacific Power Company d/b/a NV Energy, (vii) that certain ERCOT Standard Generation Interconnection Agreement, dated June 3, 2020, by and between Hubbard Wind, LLC and Lone Star Transmission, LLC, as amended, (viii) that certain Generator Interconnection Agreement, dated April 13, 2020, by and between Southwest Power Pool, Inc., Evergy Kansas Central, Inc. and Irish Creek Wind, LLC, (ix) that certain Amended and Restated Generator Interconnection Agreement, dated June 25, 2021, by and between Little Blue Wind Project, LLC, Southwest Power Pool, Inc and Nebraska Public Power District, (x) that certain Generator Interconnection Agreement, dated April 8, 2015, by and between Minco Wind III, LLC, Oklahoma Gas and Electric Company, and Southwest Power Pool, Inc., as amended, (xi) that certain Standard Large Generator Interconnection Agreement, dated as of February 4, 2019, by and between the Quinebaug Solar Project Company, ISO New England Inc. and The Connecticut Light and Power Company, (xii) that certain Standard Large Generator Interconnection Agreement, dated as of June 21, 2019, by and between the Quitman II Solar Project Company and Southern Company Services, Inc., as agent for Alabama Power Company, Georgia Power Company and Mississippi Power Company, (xiii) that certain Amended and Restated ERCOT Standard Generation Interconnection Agreement, dated July 20, 2020, by and between LCRA Transmission Services Corporation and White Mesa Wind, LLC, as amended.
“Law” means any applicable statute, law, ordinance, regulation, rate, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.
“NextEra” has the meaning given in the preamble to this Agreement.
“O&M Interference Effect” means as to each of the Projects, the specifically identifiable increased costs or cash savings achieved by the applicable Project due to the Implementation of a Subsequent Phase as a result of sharing the Subsequent Phase Rights, facilities and infrastructure, all of the above as then reasonably determined by the Independent Engineer.
“Other Facility” means an electric generating facility, including without limitation an energy storage facility that does not include a Wind Turbine and does not contain photovoltaic modules.

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“Parties” or “Party” has the meaning given in the preamble to this Agreement and shall include the respective successors and permitted assigns of each Party.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, limited liability company, trust, business trust, estate, association, joint venture, cooperative, corporation, custodian, nominee or any other individual or entity in its own or any represented capacity.
“Phase Design” has the meaning given in Section 2.1(a).
“Point of Interconnection” has the meaning given in each Interconnection Agreements.
“Project” or “Projects” has the meaning given in paragraph 1 of the Preliminary Statements to this Agreement, and shall include all related interconnection facilities, and all other rights necessary for the ownership and operation of the Projects and the sale of power from the Projects.
“Project Easements” has the meaning given in paragraph 4 of the Preliminary Statements to this Agreement.
“Project Model” has the meaning set forth in the Purchase and Sale Agreement with respect to Borderlands Project Company, Cool Springs Solar Project Company, Dodge Flat Solar Project Company, Elora Solar Project Company, Ensign Project Company, Fish Springs Solar Project Company, Hubbard Wind Project Company, Irish Creek Wind Project Company, Little Blue Wind Project Company, Minco III Project Company, Quinebaug Solar Project Company, Quitman II Solar Project Company, and White Mesa Project Company, as modified from time to time pursuant to Section 2.1(i) of this Agreement for each Implementation of a Subsequent Phase for which a Class A Cash Adjustment or Class B Cash Adjustment has been paid.
“Purchase and Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, as amended, supplemented and modified by the Amendment to Amended and Restated Purchase and Sale Agreement, dated as of [*], 2021, and the 2021-B Acquired Companies Annex for the Star Moon Acquired Companies attached as Attachment 1 thereto.
“Repowering” or “Repowered” means the change of the height or rotor diameter or replacement of the equipment constituting a Wind Turbine with newer technology which increases the transmission impact of such Wind Turbine.
“Shading and Soiling Effect” means the identified detrimental effect on any Solar Project Owner due to the Implementation of a Subsequent Phase, calculated as a percentage reduction in the net capacity factor of the applicable Project set forth in the Project Model as a result of shading and/or soiling created or increased by the presence of the Subsequent Phase in connection with the Implementation of such Subsequent Phase, all of the above as then reasonably determined by the Independent Engineer; provided, that any Deemed Non-Impacting Phase shall be deemed not to result in any Shading and Soiling Effect.
“Star Moon Acquired Companies” has the meaning ascribed to the term “Acquired Companies” in the Purchase and Sale Agreement.
"Star Moon Holdings Amended and Restated LLC Agreement" means that certain Amended and Restated Limited Liability Company Agreement of Star Moon Holdings, dated as of ___________, as amended or amended and restated from time to time.

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“Subsequent Party” means, with respect to any Subsequent Phase, any Party, NextEra Affiliate, or other valid successor or assignee thereof that owns or plans to develop such Subsequent Phase.
“Subsequent Phase” means any (a) (x) wind farm or expansion of a wind farm or Repowering of a wind farm, or (y) any solar farm or expansion of a solar farm, (b) any Other Facility or expansion thereof, which is to be Implemented using Subsequent Phase Rights; provided that, for the avoidance of doubt, any wind farm that is Implemented after giving effect to and complying with the terms and conditions of this Agreement (a “Compliant Project”), shall not, subject to the immediately following sentence, be a “Subsequent Phase” for purposes of Section 2.1 of this Agreement. Notwithstanding the foregoing, (1) in the event that such Compliant Project is a wind farm and more than two (2) Wind Turbines included in any Compliant Project are to be relocated or Repowered and such Wind Turbines would be within five (5) kilometers of any Project after such relocation or Repowering, (2) in the event that any electric generating equipment with capacity to generate more than 4.0 MW of electricity included in any Compliant Project is reasonably expected to result in any Shading and Soiling Effect (provided such relocation is within 1.0 (one) kilometer of a Project), then in each case the relocation or Repowering of the applicable electric generation equipment will be treated as an Implementation of a Subsequent Phase for purposes of Section 2.1 (other than the first sentence thereof) of this Agreement. For avoidance of doubt, the Projects and the Excluded Project shall not be, or be deemed for any purpose to be, a Subsequent Phase and any expansion of, or re-location of the electrical generation equipment at, the Projects shall not be subject to this Agreement.
“Subsequent Phase Effect” means (i) with respect to a Subsequent Phase that is a wind farm, the net effect on any Project of the aggregate of the Wind Interference Effect (to the extent the applicable Project is a Wind Project), Shading or Soiling Effect (to the extent the applicable Project is a Solar Project), the Transmission Access Effect and the O&M Interference Effect, and (ii) with respect to a Subsequent Phase that is a solar farm or an Other Facility, the net effect on any Project of the aggregate of the Shading or Soiling Effect (to the extent such Project is a Solar Project), Transmission Access Effect and the O&M Interference Effect.
“Subsequent Phase Land Rights” has the meaning given in paragraph 5 of the Preliminary Statements to this Agreement.
“Subsequent Phase Owner” mean any Party or NextEra Affiliate or any Subsequent Party which has or subsequently acquires Subsequent Phase Rights after the date of this Agreement.
“Subsequent Phase Rights” means (a) with respect to a Subsequent Phase that is an electric generation facility, the right to use (i) the Wind and Solar Project Land Rights, (ii) any facilities or infrastructure of a Project Owner, or (iii) a Project’s substation or the portion of the transmission line or facilities used by the applicable Project Owner which are located between such Project’s substation and the Point of Interconnection (regardless of whether such transmission line or transmission facility is owned directly or indirectly by the applicable Project Owner), and (b) with respect to a Subsequent Phase that is an energy storage facility, the rights to use (i) any facilities or infrastructure of the applicable Project Owner, or (ii) a Project’s substation or the portion of the transmission line or facilities used by the applicable Project Owner which are located between such Project’s substation and Point of Interconnection (regardless of whether such transmission line or transmission facility is owned directly or indirectly by the applicable Project Owner), in each case of clause (a) and (b), to the extent such right relates to the Implementation after the date hereof of a Subsequent Phase, the expansion after the date

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hereof of a Subsequent Phase (other than a Project), or the relocation or Repowering (as applicable) after the date hereof of more than two (2) Wind Turbines at a wind farm, more than 4.0 MW at a solar project or electric generating equipment with a capacity to generate more than 4.0 MW of electricity at any Other Facility (other than the applicable Project).
“Transmission Access Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on the applicable Project as a result of Subsequent Phase being granted access to and use of such Project’s substation or any transmission line or transmission facility used by any Project Owner located on the applicable Project’s side of each Point of Interconnection, including any increase in line losses and any added costs, expenses or losses (including lost revenues, on a grossed up basis, and lost federal and state production tax credits) of such Project associated with the curtailment, down time or line loss of such Project resulting from the upgrading, tying into, starting up, testing, commissioning or use of such Project’s substation, transmission line or transmission facility by the Subsequent Phase, as then reasonably determined by the Independent Transmission Consultant.
“Wind and Solar Project Land Rights” has the meaning given in paragraph 8 of the Preliminary Statements to this Agreement.
“Wind Interference Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on any Project Owner, calculated as a percentage reduction in the net capacity factor of the applicable Project set forth in the Project Model as a result of wake effects created by the presence of Wind Turbines of the Subsequent Phase in connection with the Implementation of the Subsequent Phase, as then reasonably determined by the applicable Independent Engineer.
“Wind Turbine” means a wind turbine generator, each including the following components: a tower, a nacelle, turbine blades, controller/low voltage distribution panel console (including interconnecting cabling from the nacelle to the ground controller), control panels, wind vanes, FAA lighting, grounding, and anemometers.
1.2Rules of Interpretation.
(a)Titles, captions and headings in this Agreement are inserted for convenience only and will not be used for the purposes of construing or interpreting this Agreement.
(b)In this Agreement, unless a clear, contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (v) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (vi) reference to any Article or Section means such Article or Section of this Agreement, and references in any Article, Section or definition to any clause means such clause of such Article, Section or definition; (vii) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement

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as a whole and not to any particular Article, Section or other provision of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”.
(c)Words and abbreviations not defined in this Agreement that have well-known technical or power industry meanings in the United States are used in this Agreement in accordance with those recognized meanings.
(d)This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party. The Parties have agreed to the wording of this Agreement, and none of the provisions of this Agreement will be construed against one Party on the ground that such Party is the author of this Agreement or any part of this Agreement.
ARTICLE TWO
OBLIGATIONS AND RIGHTS OF THE PARTIES
2.1Rights to Develop Subsequent Phases. In accordance with the terms of this Agreement, Star Moon Holdings acknowledges and agrees to the right of any Subsequent Phase Owner to Implement any Subsequent Phase. Each Party and each Subsequent Phase Owner, which is a party hereto agrees that it will not Implement any Subsequent Phase, except in compliance with the procedures set forth in this Section 2.1. Without limiting the foregoing, NextEra agrees that it will not permit any of its Affiliates, to Implement any Subsequent Phase unless such Affiliate complies with the procedures set forth in this Section 2.1 or enters into a build-out agreement with respect to such Subsequent Phase (an “Affiliate Build-Out Agreement”) in substantially the form of, or becomes a party to, this Agreement. In addition, NextEra further agrees that prior to it or any of its Affiliates selling or otherwise transferring any direct or indirect interest in an Affiliate of NextEra that has Subsequent Phase Rights to any non-Affiliate, it shall cause such Affiliate holding such Subsequent Phase Rights to become a party to this Agreement or to enter into a build-out agreement with respect to such Subsequent Phase Rights in substantially the form of this Agreement (a “Transferred Affiliate Build-Out Agreement”) unless the Affiliate holding such Subsequent Phase Rights continues to be controlled directly or indirectly by NextEra. Without limiting NextEra’s obligations under this Section 2.1, any Affiliate Build-Out Agreement or Transferred Affiliate Build-Out Agreement shall apply only to the Subsequent Phase Rights acquired by such Affiliate while it is an Affiliate of NextEra.
(a)Prior to the later of (i) the beginning of the Implementation of any Subsequent Phase or (ii) ten (10) days following the execution of this Agreement, the Subsequent Phase Owner will, at its own expense, prepare and present to each Project Owner, the Independent Wind Consultant (to the extent the Subsequent Phase is wind farm), each Independent Engineer and each Independent Transmission Consultant a detailed development procedure (including the proposed design and construction timetable for the Subsequent Phase) (the “Phase Design”) sufficient to allow (i) the applicable Independent Engineer to analyze and determine on a preliminary basis the applicable Wind Interference Effect, applicable Shading and Soiling Effect and the applicable O&M Interference Effect and (ii) the applicable Independent Transmission Consultant to analyze and determine on a preliminary basis the applicable Transmission Access Effect. NextEra, or its Affiliates, and the Subsequent Phase Owner will cause (i) the applicable Independent Engineer to calculate the applicable Wind Interference Effect, applicable Shading and Soiling Effect, and the applicable O&M Interference Effect and (ii) the applicable Independent Transmission Consultant to calculate the applicable Transmission Access Effect;

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provided, however, that NextEra, its Affiliates and the Subsequent Phase Owner shall have no obligation to cause any Independent Engineer to perform such calculation with respect to (x) a Wind Interference Effect if no Wind Turbines of the Subsequent Phase will be within five (5) kilometers of any Wind Turbines of any Project, or (y) a Shading and Soiling Effect if no Solar Facilities or the Subsequent Phase will be within 1.0 (one) kilometer of any Solar Project.
(b)Based on the Subsequent Phase Effect, if any, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) under Section 2.1(a), NextEra will run the applicable Project Model for such Project or Projects, in each case, changing the inputs or assumptions, as applicable, solely to give effect to the applicable Subsequent Phase Effect as calculated on a preliminary basis.
(c)If the applicable Project Model is modified for the Subsequent Phase Effect, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) on a preliminary basis, results in a Build-Out Payment greater than zero, then NextEra will determine the relevant Class A Cash Adjustment and Class B Cash Adjustment, assuming that the Subsequent Phase is built in accordance with the Phase Design. If each of the Class A Cash Adjustment and Class B Cash Adjustment is equal to zero, no further action is required under this Section 2.1(c).
(d) [Reserved.]
(e)As a condition to commencing construction of the Subsequent Phase or relocation of the applicable Wind Turbine included in such Subsequent Phase, the Subsequent Phase Owner will provide one or more guarantees by NextEra for any Class A Cash Adjustment and Class B Cash Adjustment, as applicable, or in lieu thereof, a letter of credit or other security in form and substance, and issued by a party, reasonably satisfactory to Star Moon Holdings.
(f)Prior to commencement of operation of a Subsequent Phase (or any portion thereof which could reasonably be expected to affect any Project) on a commercial basis, the Subsequent Phase Owner and NextEra will cause the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by applicable the Independent Transmission Consultant) to calculate the Subsequent Phase Effect on a final basis to reflect the final design and construction timetable (including changes in the projected construction schedule and operations date).
(g)Based on the Subsequent Phase Effect, if any, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) under Section 2.1(f), NextEra will rerun the applicable Project Model for such Project or Projects, changing the inputs or assumptions, as applicable, solely to give effect to the final Subsequent Phase Effect.
(h)If the final determination of the Subsequent Phase Effect, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant), in connection with the Implementation of the Subsequent Phase is negative as to Star Moon Holdings, NextEra will determine (i) the Class A Cash Adjustment and Class B Cash Adjustment, if applicable, and the Subsequent Phase Owner will, within thirty (30) days of such determination, pay any such Class A Cash Adjustment and Class B Cash Adjustment, as applicable, due to Star Moon Holdings. If the applicable

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Project Model, as modified on a final basis for the final Subsequent Phase Effect results in a Class A Cash Adjustment equal to zero and a Class B Cash Adjustment equal to zero, then, no further action is required under this Section 2.1(h) with respect to the Class B Units, as the case may be.
(i)Upon payment of a Class A Cash Adjustment and Class B Cash Adjustment, the applicable Project Model, will be revised to reflect, with respect to any Project or Projects, (i) the final Subsequent Phase Effect and (ii) the final Class A Cash Adjustment and Class B Cash Adjustment and, as so revised, will be the Project Model used for purposes of this Section 2.1 in respect of the next Subsequent Phase, if any.
(j)If Star Moon Holdings disputes the calculation of a Class A Cash Adjustment or Class B Cash Adjustment, the Subsequent Phase Owner and the Parties shall meet and work together in good faith to resolve such dispute. If the Subsequent Phase Owner and the Parties cannot resolve such disagreement within twenty (20) days, the Subsequent Phase Owner shall pay the portion of any Class A Cash Adjustment or Class B Cash Adjustment, as the case may be, that is not in dispute and each shall appoint an independent expert to resolve such dispute. Thereafter, if such independent experts cannot agree within twenty (20) days of receiving all appropriate information, they shall jointly appoint a third independent expert whose decision shall be binding on the parties and failing agreement on such third independent expert within ten (10) days such third independent expert shall be appointed by the International Chamber of Commerce upon the request of any party. To the extent it is determined that any Class A Cash Adjustment or Class B Cash Adjustment was not calculated correctly, the Subsequent Phase Owner shall make a supplemental Class A Cash Adjustment and/or Class B Cash Adjustment, (with interest at the prevailing rate) as necessary. The cost of the independent experts shall be the responsibility of the Subsequent Phase Owner unless Star Moon Holdings or its Affiliates shall have acted in bad faith in which case they shall be obligated to pay such costs.
(k)NextEra will not and will not permit any NextEra Affiliate to, and each Party agrees it will not, sell or transfer any Subsequent Phase Rights to another Subsequent Party, unless it simultaneously assigns and delegates to such Subsequent Party, and such Subsequent Party shall assume, the rights and obligations of the Subsequent Phase Owner under this Agreement to the extent relating to such Subsequent Phase or enters into a build-out agreement in respect of such Subsequent Phase in substantially the form of this Agreement; provided, that in connection with any assignment of any Subsequent Phase Rights relating to a Subsequent Phase which is being Implemented and for which a guaranty by NextEra, letter of credit or other security is outstanding, such guaranty, letter of credit or other security shall either remain in full force and effect or be replaced with another guaranty, letter of credit or other security in form and substance, and issued by a party which is, reasonably satisfactory to Star Moon Holdings.
ARTICLE THREE
GENERAL PROVISIONS

3.1Notices. Any notice to be given under this Agreement will be in writing and will be delivered by hand or express courier against written receipt, or sent by prepaid first class mail, e-mail or facsimile copy to the Persons and addresses specified below (or such other Person or address as a Party may previously have notified all other Parties in writing for that purpose). A notice will be deemed to have been served when delivered by hand or express courier at that address or received by, e-mail (provided, in the case of e-mail only, that a copy is sent by one of the other delivery methods described in this Section 3.1) or facsimile copy, or, if sent by registered mail as aforesaid, on the date delivered. The names and addresses for the service of notices referred to in this Section 3.1 are:

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If to Star Moon Holdings, to:
Star Moon Holdings, LLC
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    [Corporate Secretary – no such title]
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309

If to NextEra, to:
NextEra Energy Resources, LLC
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    Director, Business Management
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309
3.2No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties, the Class A Members, the Class B Members and their respective successors and permitted assigns, and this Agreement will not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest in this Agreement. It is hereby agreed that the Class A Members and Class B Members as third party beneficiaries shall have the right to enforce the Agreement as if they were signatory parties thereto.

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3.3Amendment and Waiver. Neither this Agreement nor any term of this Agreement may be changed, amended or terminated orally, but only by written act of all of the Parties. No amendment to this Agreement may be made without Class A Member Approval and Class B Member Approval (as defined in the Star Moon Holdings Amended and Restated LLC Agreement). No failure or delay on the part of a Party in the exercise of any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other of further exercise thereof or of any other right.
3.4Binding Nature; Assignment; Consent to Assignment. Except as required by Section 2.1(k), no Party will assign its rights and obligations under this Agreement without the prior written consent of the other Parties, and any such assignment contrary to the terms of this Agreement will be null and void and of no force and effect; provided, however, that (i) each of the Parties will be entitled, without in any way being released from its obligations under this Agreement, to assign its rights and obligations under this Agreement to an Affiliate thereof, and (ii) Star Moon Holdings or the Subsequent Phase Owner may assign its rights under this Agreement to any lender as collateral for its obligations in connection with any financing documents providing financing for the Project or a Subsequent Phase. Upon request of Star Moon Holdings or the Subsequent Phase Owner, any Party will execute a consent to said assignment to any such lender on reasonably acceptable terms and conditions.
3.5Governing Law. This Agreement will be deemed made and prepared and will be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law thereof that may require the application of the law of another jurisdiction.
3.6Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which, when taken together, will constitute one and the same instrument. Facsimile or electronic mail signatures (in .pdf format) will be accepted as original signatures for purposes of this Agreement.

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3.7Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning and interpretation of this Agreement.
3.8Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Parties waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.
3.9Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.
3.10No Agents. No Party nor any Affiliate thereof has retained any broker, agent or finder or incurred any liability or obligation for any brokerage fees, commissions or finder fees with respect to this Agreement or the transactions contemplated hereby.

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3.11Expenses. No Party will be responsible for paying any fees, costs or expenses incurred by any other Party in connection with the preparation, negotiation, execution or performance of this Agreement, except as otherwise provided in this Agreement.
3.12Specific Performance; Consequential Damages. Each Party hereto may enforce its rights and the obligations of the other Parties by the remedy of specific performance. Except as expressly provided herein, in no event shall any party be liable hereunder to any other party for any indirect, consequential damages of any nature whatsoever, whether based on contract or tort, or for any punitive or exemplary damages.
3.13Further Assurances. Each Party hereto agrees to provide such information and to take such other actions as may be necessary or reasonably requested by another Party hereto, which are not inconsistent with the provisions of this Agreement and which do not involve assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement, including, without limitation, to amend this Agreement as reasonably requested by any lender or equity investor providing construction or term financing in connection with a Subsequent Phase; provided that any such amendment does not have a material adverse effect on any Project Owner or Star Moon Holdings.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

NEXTERA ENERGY RESOURCES, LLC
By:
Name:
Title:

[Signature Page to Build-Out Agreement]

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STAR MOON HOLDINGS, LLC
By:
Name:
Title:

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EXHIBIT D

Form of Star Moon Holdings A&R LLC Agreement

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
STAR MOON HOLDINGS, LLC
A Delaware Limited Liability Company

[●], 2021

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

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ARTICLE 1 DEFINITIONS

1.01 Definitions	2
1.02 Interpretation	26

ARTICLE 2 ORGANIZATION

2.01 Formation	26
2.02 Name	26
2.03 Registered Office; Registered Agent; Principal Office in the United States;
Other Offices	26
2.04 Purposes	26
2.05 No State Law Partnership	27
2.06 Term	27
2.07 Title to Property	27
2.08 Foreign Qualification	27

ARTICLE 3 MEMBERS

3.01 Schedule of Members	27
3.02 Representations and Warranties of the Members	28
3.03 Voting Rights of Members	28
3.04 No Management Rights	28
3.05 Limitation on Liability of Members	29
3.06 Withdrawal of Members	29
3.07 Access to Information	29
3.08 Confidential Information	30

ARTICLE 4 MEMBERSHIP INTERESTS, CAPITAL CONTRIBUTIONS, LOANS

4.01 Classes of Membership Interests	34
4.02 Additional Membership Interests	34
4.03 Capital Contributions	34
4.04 Capital Calls; Optional Capital Contributions	35
4.05 Loans	36
4.06 No Other Capital Contribution or Loan Obligations	39
4.07 Return of Contributions	39
4.08 Capital Accounts	40

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ARTICLE 5 DISTRIBUTIONS AND ALLOCATIONS

5.01 Monthly Cash Distributions	40
5.02 Distributions of Amounts Other than Available Cash	40
5.03 Distributions on Dissolution and Winding-Up	41
5.04 Allocations	41
5.05 Varying Interests	43
5.06 Amounts Withheld	44
5.07 Class B Distribution Offset	44
5.08 Other Payments	45

ARTICLE 6 MANAGEMENT

6.01 Management by Manager	46
6.02 Standard of Care	46
6.03 Major Decisions	48
6.04 Officers	53
6.05 Business Opportunities	53
6.06 Insurance Coverage	54
6.07 Exculpation and Indemnification	54

ARTICLE 7 DISPOSITIONS AND RESTRICTIONS ON DISPOSITIONS

7.01 General Restrictions on Dispositions	56

ARTICLE 8 TAXES

8.01 Tax Returns	61
8.02 Certain Tax Matters	61
8.03 Partnership Representative	62
8.04 Certain Agreements	64

ARTICLE 9 BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS

9.01 Maintenance of Books	65
9.02 Reports	65
9.03 Information Updates	66
9.04 Bank Accounts	66
9.05 Compliance with Laws	66

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ARTICLE 10 WITHDRAWAL

10.01 No Right of Voluntary Withdrawal	67
10.02 Deemed Withdrawal	67
10.03 Effect of Withdrawal	67

ARTICLE 11 DISPUTE RESOLUTION

11.01 Disputes	68
11.02 Negotiation to Resolve Disputes	68
11.03 Courts	68
11.04 Specific Performance	69

ARTICLE 12 DISSOLUTION, WINDING-UP AND TERMINATION

12.01 Dissolution	69
12.02 Winding-Up and Termination	70
12.03 Deficit Capital Accounts	71
12.04 Certificate of Cancellation	72

ARTICLE 13 GENERAL PROVISIONS

13.01 Notices	72
13.02 Entire Agreement; Superseding Effect	72
13.03 Effect of Waiver or Consent	72
13.04 Amendment or Restatement	72
13.05 Binding Effect	73
13.06 Governing Law; Severability	73
13.07 Further Assurances	73
13.08 Appointment of Class B Member Representative	73
13.09 Appointment of Class A Member Representative	75
13.10 Article 8 of the Uniform Commercial Code	76
13.11 Waiver of Certain Rights	76
13.12 Counterparts	76
13.13 Expenses	76
EXHIBITS:
A – Members
B – Form of Management Services Agreement

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SCHEDULES:
1 – Class B Excluded Parties and NEP Excluded Parties
2 – Power Purchase Agreements
3 – Power Purchaser Buyout Events
4 – SIP SellCo Initial Contribution Amount
6.03 – Major Decisions

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
STAR MOON HOLDINGS, LLC
This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) of Star Moon Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of [●], 2021 (the “Effective Date”), is adopted, executed, and agreed to by and among (i) NEP Renewables Holdings III, LLC, a Delaware limited liability company (“NEP Renewables Holdings III”), in its capacity as the Manager of the Company, (ii) SIP SellCo II, LLC, a Delaware limited liability company, in its capacities as a Class B Member and as the Class B Member Representative hereunder, in each case, effective as of the Effective Date (the “NEER Member”), and (iii) as Class A Member, each of the following: (a) NEP US SellCo II, LLC, a Delaware limited liability company (“NEP SellCo”), effective as of the Effective Date through the NEER/NEP APA Closing, (b) NextEra Energy Partners Acquisitions, LLC, a Delaware limited liability company (“NEP Acquisitions”), effective as of the NEER/NEP APA Closing through the Contribution Effective Time, (c) NEP Renewables Holdings III, from the Contribution Effective Time through the CEPF Closing, and (d) NEP Renewables III, LLC, a Delaware limited liability company (“NEP Renewables III”), in its capacities as a Class A Member and as the Class A Member Representative hereunder, effective upon the CEPF Closing, and each other Person that may be admitted as a Member after the Effective Date in accordance with the terms of this Agreement. Capitalized terms used throughout this Agreement and not otherwise defined have the meanings set forth in Article 1 of this Agreement.
RECITALS
The Company was previously formed under the Act by the NEER Member, as the Company’s initial Member, by the filing of a Certificate of Formation of the Company (the “Delaware Certificate”) in the Office of the Secretary of State of Delaware, and the entry by the NEER Member into the Limited Liability Company Agreement of the Company, dated as of September 8, 2021, by the NEER Member, as the sole member (the “Company LLC Agreement”).
Pursuant to the NEER/NEP APA, at the NEER/NEP APA Closing: (i) NEP SellCo shall sell to NEP Acquisitions all of NEP SellCo’s right, title, and interest in and to all of the outstanding Class A Units, including all of the Pro Rata Share with respect to such Class A Units (the “Purchased Class A Units”); and (ii) immediately upon such acquisition of the Purchased Class A Units by NEP Acquisitions at the NEER/NEP APA Closing, NEP Acquisitions shall be admitted as a Class A Member of the Company and NEP SellCo shall cease to be a Class A Member of the Company.
On the Effective Date, prior to the consummation of the CEPF Closing pursuant to the CEPF MIPA, (i) the Company LLC Agreement shall be amended and restated on the terms set forth in this Agreement; (ii) NEP Acquisitions shall assign, and make a capital contribution of, all of its right, title, and interest in and to all of the Purchased Class A Units to NEP Renewables Holdings III; (iii) NEP Renewables Holdings III shall assign to, and make a capital contribution of, all of its right, title, and interest in and to all of the Purchased Class A Units to NEP Renewables III; and (iv) immediately upon such capital contribution of the Purchased Class A Units to NEP Renewables III, NEP Renewables III shall be admitted as a Class A Member of the Company (and shall thereafter be referred to herein as the “NEP CEPF Member”), and NEP Acquisitions shall cease to be a Class A Member of the Company.

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In connection with the foregoing, the parties hereto wish to amend and restate the Company LLC Agreement, effective as of the Effective Date, as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto agrees as follows:
ARTICLE 1
DEFINITIONS

1.01Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
Accrued MSA Amount has the meaning assigned that term in the Management Services Agreement.
Acquisition has the meaning assigned that term in Section 6.03(h).
Act means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.
Action means any suit, action, proceeding, litigation, or arbitration (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.
Additional Membership Interests has the meaning assigned that term in Section 4.02.
Affiliate means, with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent, if any; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent, if any; provided that, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if the entity serving as general partner of such limited partnership is Controlled by such Member’s Parent, if any, or (z) a limited liability company or a Person Controlled by a limited liability company if the entity serving as managing member or manager of the limited liability company is Controlled by such Member’s Parent, if any; provided, further, that, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be an Affiliate of any Member or any of its Affiliates (other than the Company and its Subsidiaries), nor shall any Member or any of its Affiliates be deemed to be an Affiliate of any other Member or its Affiliates, solely by virtue of being a Member of the Company or by its ownership of Class A Units, Class B Units, or other equity interests in or Control of the Company or any of its Subsidiaries.
Affiliate Transaction means any Contract or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing Contract or transaction) between the Company or any Subsidiary of the Company, on the one hand, and the Manager, any Affiliate of the Manager (other than the Company or any Subsidiary of the Company), or, to the knowledge of the Manager, their respective employees or officers, on the other hand, including, for the avoidance of doubt, the NEER/NEP APA and each Material Project Agreement in effect between the Company or any Subsidiary of the Company, on the one hand, and the Manager or an Affiliate of the Manager (other than the Company or any Subsidiary of the Company), on the other hand.

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Affiliated Investment Vehicle means, with respect to any specified Person, any investment vehicle, entity, or Fund, or any managed account, in each case, that is advised by the same investment advisor or manager as such Person or by an Affiliate of such investment advisor or manager or of such Person.
Agreement has the meaning assigned that term in the preamble.
Alternative Method has the meaning assigned that term in Section 8.03(d).
Anti-Corruption Law means the FCPA or any other applicable Law related to bribery or corruption.
Applicable Portion has the meaning assigned that term in the Management Services Agreement.
Assets means all of the “Stargrass Class A Membership Interests” and “Moonlight Bay Class A Membership Interests,” as each such term is defined in the NEER/NEP APA.
Assignee means any Person that acquires a Membership Interest or any portion thereof through a Disposition that is permitted under Article 7; provided that an Assignee shall have no right to be admitted to the Company as a Member except to the extent provided in Section 7.01(b) and in accordance with the terms and conditions thereof. The Assignee(s) of a dissolved Member shall be the shareholder(s), partner(s), member(s), or other equity owner(s) of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor(s) to which such Membership Interest is assigned in accordance with any court order entered in connection with such assignment.
Available Cash means, with respect to any calendar month ending prior to the dissolution or liquidation of the Company, and without duplication:

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(a)the sum of all cash and all Cash Equivalents of the Company and on hand at the Company at the end of such month (including all cash and Cash Equivalents received by the Company pursuant to distributions made by any Subsidiaries of the Company), less
(b)the amount of any cash reserves determined by the Manager, in good faith and in its reasonable discretion, (i) to be necessary or appropriate for future maintenance and capital expenditures, (ii) to provide for the proper conduct of the business of the Company and its Subsidiaries (including customary reserves for anticipated expenses, liabilities, and working capital, and in respect of future credit needs, in each case, of the Company and its Subsidiaries), (iii) to provide for the payment of all scheduled payments of interest and principal in respect of outstanding loans made to the Company or any of its Subsidiaries, whether pursuant to Section 4.05 or otherwise, subject to Section 6.03(d), (iv) to comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which it is bound or its assets are subject, (v) to provide for any payments owed by the Company and its Subsidiaries under any Organizational Documents of Tax Equity Entities, Material Project Agreements, or other agreements to which the Company or any of its Subsidiaries is a party (other than payments with respect to Construction Costs or PPA Delay Liquidated Damages required to be paid by an Affiliate of SIP SellCo), and (vi) to pay any Taxes (including interest and penalties thereon) imposed on the Company.
Notwithstanding the foregoing, (A) the amount of any Construction Costs or PPA Delay Liquidated Damages payable shall not be treated as an expense or liability of the Company or any of its Subsidiaries in determining the amount of Available Cash; and (B) “Available Cash” (y) shall not include (1) any cash or Cash Equivalents received by the Company from any of its Members in respect of Capital Contributions or loans made by such Members or received by any Subsidiaries of the Company in respect of equity issuances by such Subsidiaries, (2) any cash or Cash Equivalents received by the Company in respect of Tax Equity Proceeds (which, for the avoidance of doubt, excludes cash or Cash Equivalents from Deferred Contributions made by Tax Equity Investors, which shall be treated as Available Cash), (3) any cash or Cash Equivalents held by the Company’s Subsidiaries to the extent that contractual or legal restrictions prohibit the distribution by such Subsidiaries of such cash or Cash Equivalents, (4) any cash or Cash Equivalents from borrowing, refinancings, or refundings of Indebtedness of the Company or any of its Subsidiaries, (5) any cash or Cash Equivalents received by the Company or any of the Company’s Subsidiaries or Affiliates in respect of any Subcontractor Delay Liquidated Damages, Network Upgrades, Pre-Effective Date Excess Insurance Proceeds, Loss Reduction Amounts (but only to the extent attributable to Loss Reduction Activities occurring prior to the CEPF Closing), Tax Equity Proceeds (other than Deferred Contributions), High Banks Transmission Proceeds, or State Tax Credit Payments (which amounts in this clause (5) shall be payable solely to the NEER Member in accordance with Section 5.08), or (6) any Build-Out Payments, Post-Effective Date Excess Insurance Proceeds, Sale Proceeds, Bankruptcy Recovery, or Tax Equity Liquidation Proceeds; and (z) with respect to the month in which a liquidation or dissolution of the Company occurs and any subsequent month thereafter shall be deemed to equal zero.
Bankruptcy or Bankrupt means, with respect to any Person, that such Person (a) makes a general assignment for the benefit of creditors; (b) becomes subject to any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Laws; (c) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, winding up, or similar relief under any Debtor Relief Laws; (d) files an answer or other pleading admitting or failing to contest

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the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (a) through (c); (e) dissolves, is reorganized, or has its affairs wound up pursuant to applicable Laws, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings; or (f) seeks, consents to, or acquiesces in the appointment of, or taking possession by, a trustee, receiver, or liquidator or other custodian of such Person or of all or any substantial part of such Person’s properties. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Section 18-101(1) and Section 18-304 of the Act.
Bankruptcy Code means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time.
Bankruptcy Recovery means any proceeds received by the Company or its Subsidiaries in settlement of any claim (including any counterclaim), action, suit, or other proceeding in connection with any Bankruptcy of any other Person (including any Subsidiary of the Company); provided that all distributions made by the Company to holders of Class A Units and Class B Units of amounts representing Bankruptcy Recoveries received by any Tax Equity Entity shall be net of all amounts distributed, or required to be distributed, by such Tax Equity Entity pursuant to the Organizational Documents of such Tax Equity Entity to the holders of Tax Equity Interests therein.
Book Value means, with respect to any Company asset, the adjusted Tax basis of such asset for United States federal income tax purposes, except as follows:
(a)The initial Book Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset;
(b)The Book Value of all assets of the Company will be adjusted to equal their respective gross fair market values immediately prior to (i) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest; (iii) the liquidation of the Company; and (iv) at any other time at which revaluations of property are permitted to be made under Treasury Regulations Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i) through (iv) of this clause (b) shall be made only if the Manager determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;
(c)The Book Value of any asset distributed to any Member will be the gross fair market value of such asset on the date of distribution (taking Section 7701(g) of the Code into account);

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(d)The Book Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (c) of the definition of Net Profits and Net Loss; provided, however, that the Book Value will not be adjusted pursuant to this clause (d) to the extent the Manager determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)Whenever the fair market value of a Company asset is required to be determined pursuant to this definition, the Manager shall determine such fair market value in its reasonable discretion; provided that the fair market value of the Assets as of the Effective Date upon their contribution or deemed contribution to the Company by the NEER Member, as the initial Member, shall be equal to the SIP SellCo Initial Contribution Amount.
Build-Out Agreement means the Build-Out Agreement, dated as of [●], 2021, by and between the Company and NEER (as may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).
Build-Out Payment means (a) the amount of any distributions received by the Company in respect of any Build-Out Payment (as defined in the Build-Out Agreement), or portion thereof, received by the Company pursuant to the Build-Out Agreement; and (b) the amount of any payments received by the Company (including distributions received by the Company from any of its Subsidiaries) in respect of amounts paid pursuant to any other build-out agreement to which the Company or any Subsidiary of the Company is a party to the extent related to any of the Projects.
Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are closed.
Capital Account means the account maintained by the Company for each Member in accordance with Section 4.08.
Capital Call has the meaning assigned that term in Section 4.04(a).
Capital Contribution means, with respect to any Member, the aggregate amount of the cash and the Book Value of all property (other than cash) (reduced by the amount of any liabilities that are secured by, or otherwise assumed with respect to, such property) contributed, or deemed to be contributed, to the Company by such Member from time to time. Any reference in this Agreement to the Capital Contribution of a Member with respect to any Class A Units or Class B Units acquired by such Member shall include the Capital Contributions of all such Member’s predecessors in interest with respect to such Class A Units and Class B Units. For the avoidance of doubt, as of (a) the Effective Date, the Initial Capital Contribution of the NEER Member shall be equal to the SIP SellCo Initial Contribution Amount, and (b) the CEPF Closing on the CEPF Closing Date under the CEPF MIPA, the Initial Capital Contribution of the NEP CEPF Member shall be an amount equal to the NEER/NEP APA Closing Purchase Price.

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Cash Equivalents means, as of any date, with respect to any Person, all demand deposits or similar accounts with deposits available for withdrawal upon prior notice of less than ten (10) days, all marketable debt securities, short-term instruments, United States treasury bills and other evidence of indebtedness issued or guaranteed by the United States, in each case, with maturity of ten (10) days or less as of such date.
CEPF Closing means the “Initial Closing,” as such term is defined in the CEPF MIPA.
CEPF Closing Date means the “Initial Closing Date,” as such term is defined in the CEPF MIPA.
CEPF Liquidity Event means a Liquidity Event (as such term is defined in the CEPF LLC Agreement).
CEPF LLC Agreement means the Amended and Restated Limited Liability Company Agreement of NEP Renewables III, to be entered into on the date hereof, as may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.
CEPF MIPA means the Membership Interest Purchase Agreement, dated as of October 21, 2021, by and among NEP Renewables III, NEP Renewables Holdings III, LLC, a Delaware limited liability company, the Class B Purchasers party thereto, including Apollo CIF CEPF Intermediate, LLC, a Delaware limited liability company, as a Class B Purchaser and as the Class B Purchaser Representative, and NextEra Energy Partners, LP, a Delaware limited partnership (solely to the extent of the “NEP Obligations” (as defined therein) set forth therein), as may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.
Claim means any and all judgments, claims, Actions, causes of action, demands, investigations, audits, inquiries, notices of violation, citations, summons or subpoenas by any Governmental Authority of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity, and any losses, assessments, fines, Taxes, penalties, administrative orders, obligations, costs, expenses, liabilities, and damages (whether actual, consequential, or punitive), including interest, penalties, reasonable attorney’s fees, disbursements, and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.
Class means any class of Units established pursuant to Section 4.01 which, as of the Effective Date, shall consist of Class A Units and Class B Units, or any one of them, as the context requires.
Class A Member means a Person admitted to the Company as a Member holding Class A Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. On the NEER/NEP APA Closing Date, immediately upon the consummation of the NEER/NEP APA Closing under the NEER/NEP APA, NEP Acquisitions shall be admitted as a Class A Member and NEP SellCo shall cease to be a Class A Member, and, thereafter, on the CEPF Closing Date, upon the consummation of the CEPF Closing pursuant to the CEPF MIPA, NEP Renewables III shall be admitted as a Class A Member (and shall thereafter be referred to herein as the NEP CEPF Member), and NEP Acquisitions shall cease to be a Class A Member.

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Class A Member Approval means (a) for so long as the NEP CEPF Member owns Class A Units, the prior written approval of the NEP CEPF Managing Member, on behalf of the NEP CEPF Member and as the Class A Member Representative, and (b) if the NEP CEPF Member no longer owns Class A Units, the prior written approval of the Class A Member Representative, acting on behalf of Class A Members holding a Majority-in-Interest of the outstanding Class A Units.
Class A Member Representative means, as of the CEPF Closing Date, the NEP CEPF Managing Member, on behalf of the NEP CEPF Member; provided, however, that if, prior to any date of determination, the NEP CEPF Managing Member, on behalf of the NEP CEPF Member, shall have designated any of NEP CEPF Member’s Permitted Assignees as successor Class A Member Representative in accordance with Section 13.09, then the Class A Member Representative shall be such Permitted Assignee; provided, further, that a Person may be permitted to serve as Class A Member Representative only if, and for so long as, such Person owns Class A Units or is the managing member or general partner that Controls a Class A Member.
Class A Percentage Interest means, as of any date, the percentage determined by dividing the number of Class A Units then held by a holder of Class A Units by the total number of Class A Units then outstanding.
Class A Permitted Financing means any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class A Units has the meaning assigned that term in Section 4.01.
Class B Distribution Offset has the meaning assigned that term in Section 5.07(a).
Class B Excluded Party means, with respect to holders of Class B Units (other than NEP Class B Parties), (a) any Person listed on Schedule 1.A hereto, and (b) any Sanctioned Person.
Class B Member means a Person admitted to the Company as a Member holding Class B Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest.
Class B Member Approval means (a) for so long as the NEER Member owns Class B Units, the prior written approval of the NEER Member, on behalf of all Class B Members, and (b) if the NEER Member no longer owns Class B Units, the prior written approval of the Class B Member Representative, acting on behalf of Class B Members holding a Majority-in-Interest of the outstanding Class B Units.
Class B Member Representative means, from and after the Effective Date, the NEER Member; provided, however, that, if, prior to any date of determination, the NEER Member shall have designated any of its Permitted Assignees as successor Class B Member Representative in accordance with Section 13.08, then the Class B Member Representative shall be such Permitted Assignee; provided, further, that a Person may be permitted to serve as Class B Member Representative only if, and for so long as, such Person owns Class B Units or is the managing member or general partner that Controls a Class B Member.

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Class B Percentage Interest means, as of any date, the percentage determined by dividing the number of Class B Units then held by a holder of Class B Units by the total number of Class B Units then outstanding.
Class B Permitted Financing means any credit facility, note or bond offering, or other issuance of debt securities, solely to the extent the net proceeds thereof are used in the acquisition of Class B Units by any Class B Member and the lenders are banks, trust companies, savings and loan associations, or other financial institutions regulated as commercial banks.
Class B Units has the meaning assigned that term in Section 4.01.
Code means the Internal Revenue Code of 1986, as amended.
Company has the meaning assigned that term in the preamble.
Company Level Taxes has the meaning assigned that term in Section 8.03(e).
Company LLC Agreement has the meaning assigned that term in the recitals.
Comparable Confidentiality Agreement has the meaning assigned that term in the Section 3.08(b)(vii).
Confidential Information means information and data (including all copies thereof), whether oral, written, or electronic, that constitutes proprietary or confidential information about the Company, the Members, or their respective Affiliates, including the terms of this Agreement and the Organizational Documents of any Tax Equity Entities, financial statements, Tax reports, valuations, analyses of potential or actual investments, reports or other materials, and other documents and information concerning the affairs of the Company and the Members. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:
(a)is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;

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(b)is made available to a Member or its Affiliate from a source that, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual, or fiduciary obligation;
(c)as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of this Agreement and not subject to a separate confidentiality restriction or other legal, contractual, or fiduciary obligation; or
(d)has been independently acquired or developed by or on behalf of a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.
Construction Costs has the meaning assigned that term in the NEER/NEP APA.
Contract means any legally binding contract, lease, license, note, mortgage, indenture, or other legally binding agreement, whether oral or written, but excluding permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted by a Governmental Authority.
Contractual Obligations has the meaning assigned that term in Section 6.03.
Contribution Effective Time means the effective time of the contribution of the Class A Units by NEP Renewables Holdings III to the NEP CEPF Member.
Control, Controls, or Controlled means the possession, directly or indirectly, through one or more intermediaries, of the following:
(a)(i) in the case of a corporation, fifty percent (50%) or more of the outstanding equity securities thereof entitled to vote generally, including in the election of directors;  in the case of a limited liability company, general partnership or joint venture, the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions);  in the case of a trust or estate, including a statutory trust, fifty percent (50%) or more of the beneficial interest therein;  in the case of a limited partnership  the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions), where the general partner of such limited partnership is a corporation, ownership of fifty percent (50%) or more of the outstanding equity securities of such corporate general partner entitled to vote generally, including in the election of directors,  where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to fifty percent (50%) or more of the distributions (including liquidating distributions) from such general partner entity, and  where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause (iv), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more Subsidiaries, the right to receive at least fifty percent (50%) of the distributions from such limited partnership, or (v) in the case of any other entity, fifty percent (50%) or more of the economic or beneficial interest therein; or

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(b)in the case of any entity, the power or authority, through ownership of voting securities, by Contract or otherwise, to exercise predominant control over the management of such entity.
Covered Audit Adjustment has the meaning assigned that term in Section 8.03(d).
Covered Person has the meaning assigned that term in Section 6.07(a).
Debtor Relief Laws means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of any applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.
Decision Standard has the meaning assigned that term in Section 6.03.
Deferred Contribution has the meaning assigned the term “Deferred Contribution” in the Tax Equity A&R LLC Agreements.
Delaware Certificate has the meaning assigned that term in the recitals.
Delaware Courts has the meaning assigned that term in Section 11.03.
Delayed Asset Closing has the meaning assigned that term in the CEPF MIPA.
Delayed Assets has the meaning assigned that term in the CEPF MIPA.
Dispose, Disposing, or Disposition means, with respect to any asset (including a Membership Interest or any portion thereof (including any Class A Unit or Class B Unit) or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Membership Interest is transferred or shifted to another Person), any direct or indirect sale, assignment, lease, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession, or otherwise; (b) in the case of an asset owned by an entity, (i) a sale of the equity of such entity or a merger, division, or consolidation of such entity (other than a merger in which such entity is the survivor thereof) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up, or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance itself; provided, however, that any Disposition of limited partnership interests or other equity interest of NEP or NEER shall not be subject to the restrictions set forth in Article 7.
Disposing Member means any Member or other holder of a Membership Interest, including Class A Units or Class B Units, that proposes to consummate a Disposition, including any proposed Disposition subject to Section 7.01(c), of all or any portion of its Membership Interest (whether or not the proposed Disposition is to another Member).

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Disposition Notice has the meaning assigned that term in Section 7.01(a).
Dispute has the meaning assigned that term in Section 11.01.
Disputing Member has the meaning assigned that term in Section 11.01.
Dissolution Event has the meaning assigned that term in Section 12.01.
Distribution Date means the date of payment of any distribution pursuant to Section 5.01, Section 5.02, Section 5.03, or Article 12.
Economic Risk of Loss has the meaning assigned that term in Treasury Regulations Section 1.752-2(a).
Effective Date has the meaning assigned that term in the preamble.
Election Out has the meaning assigned that term in Section 8.03(c).
Emergency means (a) any event that requires prompt action by the Company to avoid, prevent, or mitigate (i) imminent harm to Persons or property, including injury, illness, or death of any individual or damage to the properties or assets of the Company or its Subsidiaries, any other Person, natural resources (including wildlife), or the environment; (ii) any damage or disrepair to any property or assets of the Company or its Subsidiaries (including repairs or replacements thereof); or (iii) any material violation of applicable Law; or (b) any action required to prevent an imminent material default by the Company or any of its Subsidiaries, or to cure a material default, on any Material Project Agreement or Material Contract to which the Company or any of its Subsidiaries is a party.
Emergency Loan has the meaning assigned that term in Section 4.05(a).
Emergency Loan Amount has the meaning assigned that term in Section 4.05(a).
Encumber, Encumbering, or Encumbrance means the creation of a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of Law.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Execution Date Portfolio Project Model has the meaning assigned that term in the CEPF MIPA.
FCPA means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

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Federal Funds Effective Rate means, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received from three federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
Fiscal Year means any twelve (12) month period commencing on January 1 and ending on December 31.
Fund means a private equity, infrastructure, or other investment fund entity.
GAAP means generally accepted accounting principles in the United States of America, consistently applied; provided that, for any financial statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
Governmental Authority (or Governmental) means a federal, state, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village, or other municipality; a district, ward, or other subdivision of any of the foregoing; any executive, legislative, or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court or other judicial body, or any arbitration body or tribunal; and any officer, official, or other representative of any of the foregoing.
Guaranteed Tax Credit Dispute means any audit, administrative, or judicial process relating to tax credits under Section 45 or Section 48 of the Code allocated by a Tax Equity Entity to any Tax Equity Investor for which (a) the Tax Equity Entity’s recourse against the Company following an adverse determination related to such tax credits is supported by a payment guarantee by an Affiliate of NEP Renewables Holdings III or (b) an Affiliate of NEP Renewables Holdings III agrees in writing to provide an indemnity to the Company with respect to any adverse determination of such audit, administrative, or judicial process, in the amount of any excess of (i) the net present value (using a discount rate of ([●]%)) of any adjustment to Deferred Contributions or reduction in the pro forma amount of available cash flow projected to be distributed to the Company under the limited liability company agreement of a Tax Equity Entity in the absence of such adverse determination over (ii) the amount of any settlement payment with respect to such audit, administrative, or judicial process that is approved by Class A Member Approval and Class B Member Approval.
Hedging Instrument means (a) any interest rate swap, option Contract, futures Contract, options on futures Contract, cap, floor, collar, or any other similar arrangement entered into by or on behalf of the Company or any of its Subsidiaries related to movements in interest rates; (b) any electricity swap, options Contract, futures Contract, options on futures Contract, cap, floor, collar, or any other similar arrangement entered into by or on behalf of the Company or any of its Subsidiaries related to movements in electricity prices or for the purpose of reducing exposure to movements in electricity prices (or minimizing losses in connection therewith); and (c) any other derivative transaction of a nature similar to those referenced in clause (a) or clause (b) entered into by or on behalf of the Company or any of its Subsidiaries to hedge risks of any commercial nature.

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High Banks Transmission Proceeds means all proceeds paid to Irish Creek Wind, LLC by High Banks Wind, LLC or any other Affiliate of NEER, in each case, in connection with any Disposition or Encumbrance of interests in the Shared Interconnection Facilities (as defined in the Amended and Restated Shared Interconnection Facilities Co-owners Agreement, dated as of October 8, 2020, between Soldier Creek Wind, LLC and Irish Creek Wind, LLC) and the interconnection of any project owned or managed by NEER or one of its Affiliates to such Shared Interconnection Facilities.
including means including, without limitation.
Indebtedness means any amount payable by a Person as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person or its Subsidiaries and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn), (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition that is (i) guaranteed by such Person or its Subsidiaries or (ii) secured by any Encumbrance on assets owned or acquired by, such Person or its Subsidiaries, whether or not the indebtedness secured thereby has been assumed such Person or its Subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of such Person or its Subsidiaries securing such Indebtedness, (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto), (d) obligations evidenced by bonds, debentures, notes or other instruments of debt securities, or by warrants or other rights to acquire any debt instruments or debt securities.
Initial Capital Contribution has the meaning (a) assigned the term SIP SellCo Initial Capital Contribution with respect to the NEER Member; and (b) assigned that term in Section 4.03(c) with respect to the NEP CEPF Member.
Insolvency Proceeding means any (a) insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the SIP Party (as defined in the Management Services Agreement), whether under any bankruptcy, reorganization or insolvency law or laws, federal, provincial, territorial or state, or any law, federal, provincial, territorial or state, relating to relief of debtors, readjustment of indebtedness, reorganization, composition or extension, (b) proceeding for any liquidation, liquidating distribution, dissolution or other winding up of the SIP Party, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, including, without limitation, any proceeding seeking the appointment of any trustee, monitor, receiver, interim receiver and manager, sequestrator, liquidator, custodian or other official with similar powers with respect to such Person or any of its assets, (c) assignment for the benefit of creditors of the SIP Party, or (d) other marshalling of the assets of the SIP Party.

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Law means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
Loss Reduction Activity means any actions taken by the Company or any of its Subsidiaries, including by entering into Contracts, to mitigate or prevent losses arising out of or resulting from the production or offtake of electricity, capacity, and ancillary services that, in the absence of such actions, would have been incurred in connection with the operation of any Project, whether pursuant to Contracts to which the Company or any of its Subsidiaries is a party or otherwise; provided, however, that no such actions shall be permitted without Class A Member Approval and Class B Member Approval if, on a pro forma basis, such actions would reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such actions had not been taken.
Loss Reduction Amount means the aggregate amount of any payments or other consideration or benefits received by the Company or any of its Subsidiaries arising out of, resulting from, or relating to any Loss Reduction Activity.
Major Decisions has the meaning assigned that term in Section 6.03.
Majority-in-Interest means, as of any date, with respect to each Class of Units, Members holding Units representing at least 50.1% of the aggregate Pro Rata Share represented by all outstanding Units of such Class of Units.
Management Co. means SIP Management II, LLC, a Delaware limited liability company.
Management Fee has the meaning assigned that term in the Management Services Agreement.
Management Services Agreement means the Management Services Agreement to be entered into by and between Management Co., the Company, and each of the Service Recipients party thereto from time to time, substantially in the form attached hereto as Exhibit B, as such agreement may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.
Manager means NEP Renewables Holdings III, or such other Person(s) as may be hereafter appointed as a successor Manager of the Company pursuant to and in accordance with Section 6.01, each in its capacity as such.
Material Contract means any (a) Contract for the future purchase, exchange, or sale of electric power or ancillary services; (b) Contract for the future transmission of electric power; (c) interconnection Contract; (d) partnership, joint venture, or limited liability company agreement; or (e) Project Financing Document.

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Material Project Agreement means any Power Purchase Agreement, engineering procurement and construction Contract, development and construction management agreement, equipment supply agreement (including any turbine or module supply agreement), operation and maintenance agreement, administrative services agreement, energy management services agreement, shared or common facilities agreement, interconnection agreement, or build-out agreement to which the Company or any of its Subsidiaries is a party, or any credit support thereunder.
Member means (a) the NEER Member, effective as of the Effective Date, (b) NEP SellCo, effective as of the NEP SellCo Distribution until the NEER/NEP APA Closing, (c) NEP Acquisitions, effective upon the NEER/NEP APA Closing on the NEER/NEP APA Closing Date and continuing until the CEPF Closing on the CEPF Closing Date, (d) the NEP CEPF Member, effective upon the CEPF Closing on the CEPF Closing Date, and (e) each other Person hereafter admitted to the Company as a New Member in accordance with this Agreement; provided, however, that the term “Member” does not include any Person who has ceased to be a member of the Company (including, from and after the CEPF Closing, NEP Acquisitions).
Member Affiliated Parties has the meaning assigned that term in Section 6.05(a).
Member Nonrecourse Debt has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).
Member Nonrecourse Debt Minimum Gain has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).
Member Nonrecourse Deductions has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(1).
Membership Interest means, with respect to any Member, (a) such Member’s status as a Member; (b) that Member’s right, as a holder of Class A Units or Class B Units, to a portion of the income, gain, loss, deduction, and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including such Member’s rights to vote, consent, and approve matters, as set forth in this Agreement; and (d) all obligations, duties, and liabilities imposed on such Member (under the Act, this Agreement, or otherwise) in its capacity as a Member.
Minimum Gain has the meaning assigned that term in Treasury Regulations Section 1.704 2(d).
Moonlight Bay Company means Moonlight Bay Renewables, LLC, a Delaware limited liability company.

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Moonlight Bay Company LLC Agreement means the Amended and Restated Limited Liability Company Agreement, dated as of August 20, 2021, of Moonlight Bay Company, as may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.
Moonlight Bay Holdings means Moonlight Bay Class A Holdings, LLC, a Delaware limited liability company.
National Securities Exchange means an exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
NEER means NextEra Energy Resources, LLC, a Delaware limited liability company.
NEER Member has the meaning assigned that term in the preamble.
NEER/NEP APA means the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, by and among NEP US SellCo, LLC, a Delaware limited liability company, NEP Acquisitions, and, solely with respect to the articles referenced therein, Seller Parent Guarantor (as defined therein), as amended by the Amendment to the Amended and Restated Purchase and Sale Agreement (2021-B Projects Annex) and the Acquired Companies Annex for the 2021-B Acquired Companies attached thereto, dated as of October 21, 2021, as such agreement may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
NEER/NEP APA Base Purchase Price has the meaning assigned the term “Base Purchase Price” in the NEER/NEP APA.
NEER/NEP APA Closing has the meaning assigned the term “Closing” in the NEER/NEP APA.
NEER/NEP APA Closing Date has the meaning assigned the term “Closing Date” in the NEER/NEP APA.
NEER/NEP APA Closing Purchase Price has the meaning assigned the term “Closing Purchase Price” in the NEER/NEP APA, subject to adjustment following the NEER/NEP APA Closing in accordance with the terms of the NEER/NEP APA.
NEP means NextEra Energy Partners, LP, a Delaware limited partnership.
NEP Acquisitions has the meaning assigned that term in the preamble.
NEP CEPF Managing Member has the meaning assigned the term “Managing Member” in the CEPF LLC Agreement.
NEP CEPF Member has the meaning assigned that term in the recitals.
NEP Class B Parties means, as of any date, such of the NEP CEPF Member and its Permitted Assignees (including any of its Affiliates (other than the NEER Member)) that hold Class B Units on such date (and each, individually, a “NEP Class B Party”).

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NEP Excluded Party means, with respect to NEP CEPF Member and its Affiliates, (a) any Person listed on Schedule 1.B hereto, and (b) any Sanctioned Person.
NEP Renewables Holdings III has the meaning assigned that term in the preamble.
NEP Renewables III has the meaning assigned that term in the preamble.
NEP SellCo has the meaning assigned that term in the preamble.
NEP SellCo Distribution has the meaning assigned that term in Section 4.03(b).
Net Profits and Net Loss means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)    any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;
(c)    income, gain, or loss resulting from any Disposition of, distribution to a Member of, or depreciation, amortization, or other cost recovery deductions with respect to, Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted Tax basis of such property differs from its Book Value;
(d) in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;
(e) to the extent an adjustment to the adjusted Tax basis of any asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

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(f) notwithstanding any other provision of this definition of “Net Profits” and “Net Loss,” any item that is specially allocated pursuant to Section 5.04(c) shall not be taken into account in computing Net Profits or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.04(c) shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Loss.”
Network Upgrades has the meaning assigned that term in the applicable interconnection agreements relating to the Irish Creek Wind Project, the Borderlands Wind Project, the Quinebaug Solar Project, the Cool Springs Solar Project, the Quitman II Solar Project, the Dodge Flat Solar Project, the Fish Springs Solar Project, the Minco III Wind Project, and the Ensign Wind Project (as each such term is defined in the NEER/NEP APA).
New Member means a Person, other than the NEER Member, NEP SellCo, NEP Acquisitions, and the NEP CEPF Member, admitted as Member after the Effective Date pursuant to the terms and conditions herein.
Nonrecourse Deductions has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).
Offer Notice has the meaning assigned that term in Section 7.01(c)(ii).
Offset Amount has the meaning assigned that term in Section 5.07(a).
Offset Holder means any holder of Class B Units other than the NEER Member and its Affiliates; provided, however, that (a) prior to a SIP Party Offset Event, the SIP Party shall not be an Offset Holder and (b) if and to the extent such Successor-in-Interest shall have (i) validly exercised its right to terminate the Management Services Agreement pursuant to and in accordance with the terms thereof and (ii) paid the Successor Termination Fee in full (or, if applicable, paid its Applicable Portion of the Successor Termination Fee in full), then such Successor-in-Interest shall not be an Offset Holder.
Offset Loan has the meaning assigned that term in the Management Services Agreement.
Option A has the meaning assigned that term in Section 8.03(e).
Option B has the meaning assigned that term in Section 8.03(e).
Organizational Documents means, as applicable, an entity’s agreement of limited partnership, certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws, or other similar organizational documents.

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Parent means, with respect to any Member, a Person that Controls such Member.
Partnership Representative has the meaning assigned that term in Section 8.03(a).
Permitted Assignee means any assignee of all or any portion of a Member’s Class A Units or Class B Units, the Disposition of which was made in accordance with the terms and conditions of Article 7, including the requirements set forth in Section 7.01.
Permitted Encumbrances has the meaning assigned that term in the NEER/NEP APA.
Permitted SIP Affiliates has the meaning assigned the term “Permitted Affiliates” in the Management Services Agreement.
Permitted SIP Assigns means, solely with respect to the SIP Party, each of the Permitted SIP Affiliates that acquires Class B Units during the Service Term (as defined in the Management Services Agreement) from another SIP Party (as defined in the Management Services Agreement) and becomes a Class B Member in compliance with the terms, and subject to the conditions, set forth Article 7.
Person has the meaning assigned that term in Section 18101 of the Act and also includes, with respect to any natural person, the heirs, beneficiaries, and personal representatives of such natural person, where the context so provides.
Post-Effective Date Excess Insurance Proceeds means the excess of any proceeds from insurance arising out of or relating to events, casualties, or other circumstances that constitute insured losses occurring on or after the Effective Date that are received by the Company or any of its Subsidiaries over the costs and expenses incurred by the Company and its Subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds; provided that all distributions of Post-Effective Date Excess Insurance Proceeds in respect of any Tax Equity Entity to holders of Class A Units and Class B Units shall be net of all amounts distributed, or required to be distributed, by such Tax Equity Entity pursuant to its Organizational Documents to the holders of Tax Equity Interests therein.
Power Purchase Agreement means the agreements set forth on Schedule 2 hereto and any other purchase and sale agreement with respect to the offtake of electricity, capacity, and ancillary services and any Contract for differences, in each case, to which any Subsidiary of the Company becomes a party after the Effective Date with respect to any of the Projects.
Power Purchaser Buyout Event means the exercise by the applicable counterparty (or any successor thereof) to one of the Power Purchase Agreements listed on Schedule 3 hereto of its option to purchase the applicable Project (or Project Company) pursuant to such Power Purchase Agreement.
PPA Delay Liquidated Damages means any amounts payable by the Company or its Subsidiaries and designated as compensation for delay liquidated damages pursuant to any Power Purchase Agreement.
Pre-Effective Date Excess Insurance Proceeds means the excess of any proceeds from insurance arising out of or relating to events, casualties, or other circumstances that constitute insured losses occurring before the Effective Date that are received by the Company or any of its Subsidiaries over the costs and

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expenses incurred by the Company and its Subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds.
Pro Rata Share means, as of any date, with respect to the Class A Units or Class B Units held by any Member, the percentage ownership of the Company attributable to such Units as of such date, as such percentage is reflected on Exhibit A as of the Effective Date, as may be adjusted from time to time pursuant to the terms of this Agreement. The aggregate Pro Rata Share of all Members together shall at all times equal one hundred percent (100%). As of each of the Effective Date, the NEER/NEP APA Closing Date, and the CEPF Closing Date, the aggregate Pro Rata Share represented by (a) all Class A Units shall equal fifty percent (50%) and (b) all Class B Units shall equal fifty percent (50%). An individual Member’s Pro Rata Share attributable to (i) the Class A Units held by such Member shall equal (A) such Member’s Class A Percentage Interest, multiplied by (B) the aggregate Pro Rata Share of all Class A Units, and (ii) the Class B Units held by such Member shall equal (A) such Member’s Class B Percentage Interest, multiplied by (B) the aggregate Pro Rata Share of all Class B Units.
Project means, as applicable, any of the Moonlight Bay Projects or the Stargrass Projects (as each such term is defined in the NEER/NEP APA). Collectively, all of the foregoing are referred to herein as the “Projects.”
Project Company means any of (a) the Dodge Flat Solar Project Company, (b) the Elora Solar Project Company, (c) the Fish Springs Solar Project Company, (d) the Little Blue Project Company, (e) the Minco III Project Company, (f) the White Mesa Project Company, (g) the Borderlands Project Company, (h) the Cool Springs Solar Project Company, (i) the Ensign Project Company, (j) the Hubbard Project Company, (k) the Irish Creek Project Company, (l) the Quinebaug Solar Project Company, and (m) the Quitman II Solar Project Company (as each such term is defined in the NEER/NEP APA).
Project Financing Documents means, with respect to any Tax Equity Entity, the applicable Tax Equity ECCA (as defined in the NEER/NEP APA) and Tax Equity A&R LLC Agreement entered into (or to be entered into) in connection with the Tax Equity Financing for any Project Company, and, collectively, with respect to all of the Project Companies, the Tax Equity ECCAs and the Tax Equity A&R LLC Agreements entered into, or to be entered into, in connection with the Tax Equity Financing for all such Project Companies.
Projected Available Cash has the meaning assigned that term in Section 4.05(b).
Purchased Class A Units has the meaning assigned that term in the recitals.
Quarter means, unless the context requires otherwise, a fiscal quarter of the Company.
Regulatory Allocations has the meaning assigned that term in Section 5.04(c)(ix).

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Related Party means any Person (a) who is considered for federal income tax purposes to be purchasing electricity generated by a Subsidiary of the Company and who is related to the Company or a Member within the meaning of Section 45(e)(4) of the Code or any successor provision, but excluding any Person that so purchases electricity generated by such Subsidiary to the extent such Person resells the electricity to another Person who is not related to the Company or a Member within the meaning of Section 45(e)(4) of the Code or (b) who is related for purposes of the application of the loss disallowance rules of Section 267(a) or Section 707(b)(1) of the Code to sales of electricity generated by a Subsidiary of the Company.
Representative means, with respect to any Person, and excluding the use of the term in the definition of “Class A Member Representative,” “Class B Member Representative,” and “Partnership Representative,” any of such Person’s financial advisors, consultants, accountants, attorneys, engineers, or other representatives.
Required Tax Payment has the meaning assigned that term in Section 4.05(c).
Sale Proceeds means the net proceeds received by the Company, after payment of all of the related costs and expenses of the Company and its Subsidiaries, as the result of (a) a sale of the Company pursuant to which any Person (or group (within the meaning of Section 13(d)(3) of the Exchange Act)) acquires, directly or indirectly, (i) all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) or (ii) all of the outstanding equity securities of the Company, whether by merger, consolidation, recapitalization, division, reorganization, purchase of securities, or otherwise, or (b) a Disposition of any material assets of the Company or its Subsidiaries (including pursuant to any Power Purchaser Buyout Event); provided that all distributions of Sale Proceeds in respect of any Tax Equity Entity (or any Subsidiary thereof) to holders of Class A Units and Class B Units shall be net of all amounts distributed, or required to be distributed by such Tax Equity Entity’s Organizational Documents, by such Tax Equity Entity to the holders of its Tax Equity Interests.
Sanctioned Country means a country or territory that is the subject of comprehensive Sanctions (which, as of the Effective Date, means Cuba, Iran, North Korea, Syria, and the Crimea region).
Sanctioned Person means, at any time, any Person: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) ordinarily resident in or organized under the Laws of a Sanctioned Country; or (c) fifty percent (50%) or more (in the aggregate) of which is owned, directly or indirectly, by any of the foregoing.
Sanctions means, collectively, the sanctions administered or enforced by the United States government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, or the European Union.
Securities Act means the Securities Act of 1933, as amended.
SIP Party means any holder of Class B Units that is not an Affiliate of the NEER Member, together with its Permitted SIP Assigns.

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SIP Party Offset Event has the meaning assigned that term in the Management Services Agreement.
SIP SellCo Initial Capital Contribution has the meaning assigned that term in Section 4.03(a).
SIP SellCo Initial Contribution Amount has the meaning assigned that term in Section 4.03(a).
Sole Discretion Standard has the meaning assigned that term in Section 6.03.
Stargrass Company means Stargrass, LLC, a Delaware limited liability company.
Stargrass Company LLC Agreement means the Amended and Restated Limited Liability Company Agreement, dated as of July 30, 2021, of Stargrass Company, as may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.
Stargrass Holdings means Stargrass Class A Holdings, LLC, a Delaware limited liability company.
State Tax Credit Payments means, collectively, all payments received by the Company in respect of state Tax credits that may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity or otherwise.
Subcontractor Delay Liquidated Damages means, collectively, all payments received by the Company or any of its Subsidiaries in respect of any Project and designated as compensation for any delay liquidated damages relating to the construction, development, or testing of such Project.
Subsidiary means, as to any Person, (a) any corporation, limited liability company or other entity that is Controlled by such Person or (b) any corporation, limited liability company, or other entity in which such Person owns, directly or indirectly, an equity interest entitled to receive fifty percent (50%) or more of the distributions therefrom (including liquidating distributions). For the avoidance of doubt, for so long as Minco Wind Energy III, LLC is the managing member of Minco IV & V Interconnection, LLC, a Delaware limited liability company,, then, for all purposes of this Agreement, Minco IV & V Interconnection, LLC shall be treated as a Subsidiary of the Company (provided that, solely for purposes of the definition of Affiliate Transaction, and regardless of whether Minco Wind Energy III, LLC is its managing member, Minco IV & V Interconnection, LLC shall be treated as a Subsidiary of the Company).
Successor-in-Interest means any successor-in-interest to the SIP Party that acquires Class B Units in connection with an Insolvency Proceeding.
Successor Termination Fee has the meaning assigned that term in the Management Services Agreement.

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Tax means any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto.
Tax Equity A&R LLC Agreements means the Moonlight Bay Company LLC Agreement, the Stargrass Company LLC Agreement, and the limited liability company of any other Acquired Company (as defined in the NEER/NEP APA) (or any subsidiaries thereof) that, following the Effective Date, shall have issued and outstanding Tax Equity Interests, in each case, as such agreement is in effect as of the Effective Date (if applicable), and as may be thereafter amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
Tax Equity Entities means, collectively, Moonlight Bay Company and Stargrass Company (in each case, for so long as it has outstanding Tax Equity Interests) and any other Subsidiary of the Company that has outstanding Tax Equity Interests (for so long as such Tax Equity Interests remain outstanding), and each such entity a “Tax Equity Entity.”
Tax Equity Financing means, with respect to each of the Projects, the transactions contemplated by the applicable Project Financing Documents.
Tax Equity Interests means the issued and outstanding equity interests in any Subsidiary of the Company (including, as of the Effective Date, Moonlight Bay Company and Stargrass Company) that (a) are issued to and held by Persons not Affiliated with NEP, (b) do not represent a Controlling interest in such Subsidiary, and (c) entitle the holder thereof to production Tax credits under the Code and other benefits.
Tax Equity Investors means, as of any date, the holders of Tax Equity Interests as of such date.
Tax Equity Liquidation Proceeds means any distribution received by the Company on or in respect of the Company’s direct or indirect interest in any of its Subsidiaries that is attributable to any dissolution, liquidation, or winding up of any such Subsidiary.
Tax Equity Proceeds means the aggregate amount of capital contributions (other than Deferred Contributions) actually paid by Tax Equity Investors to the applicable Tax Equity Entity at any time on or after the closing date of the applicable Tax Equity Financing pursuant to the applicable Project Financing Document or other definitive agreement entered into in connection with the acquisition of Tax Equity Interests in such Tax Equity Entity.
Tax Equity Repurchase has the meaning assigned that term in Section 4.05(b).
Tax Equity Repurchase Loan has the meaning assigned that term in Section 4.05(b).
Tax Equity Repurchase Loan Notice has the meaning assigned that term in Section 4.05(b).
Tax Equity Repurchasing Member has the meaning assigned that term in Section 4.05(b).
Tax Payment Loan has the meaning assigned that term in Section 4.05(c).
Term has the meaning assigned that term in Section 2.06.

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Termination Fee has the meaning assigned that term in the Management Services Agreement.
Treasury Regulations means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
Triggering Event means the occurrence of the following, as identified in a Triggering Event Notice: the Manager intentionally breaches its obligation to cause the Company to pay distributions when and if required pursuant to Section 5.01 or Section 5.02 and fails to cure such breach of Section 5.01 or Section 5.02 within thirty (30) days following its receipt of notice of such breach from the Class A Member Representative or the Class B Member Representative.
Triggering Event Date means the date on which a Triggering Event occurred, as set forth in a Triggering Event Notice.
Triggering Event Notice means a notice delivered by the Class A Member Representative (acting with Class A Member Approval) or the Class B Member Representative (acting with Class B Member Approval) to the Manager setting forth (a) that a Triggering Event has occurred, and the date thereof, and (b) a reasonably detailed description of the facts and circumstances supporting such determination that a Triggering Event has occurred.
Unaffiliated Material Project Agreement means any Material Project Agreement that does not constitute an Affiliate Transaction.
Unit has the meaning assigned that term in Section 4.01.
WC/Credit Capital Call has the meaning assigned that term in Section 4.05(d).
Withdraw, Withdrawing, Withdrawn, or Withdrawal means the withdrawal, resignation, or retirement of a Member from the Company in its capacity as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article 7), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.
Withdrawn Member has the meaning assigned that term in Section 10.03.
Working Capital Loan has the meaning assigned that term in Section 4.05(d).

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1.02Interpretation. Unless the context requires otherwise: (a) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (g) the conjunction “or” shall be understood in its inclusive sense (and/or); and (h) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears.
ARTICLE 2
ORGANIZATION

2.01Formation. The Company was formed by the NEER Member as a Delaware limited liability company effective as of September 8, 2021.
2.02Name. The name of the Company is Star Moon Holdings, LLC, and all Company business shall be conducted in that name or such other names that comply with Law as the Manager may select.
2.03Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Manager may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Delaware Certificate or such other Person or Persons as the Manager may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Manager may designate, which need not be in the State of Delaware, and the Company shall maintain records there or at such other place as the Manager shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Manager may designate.
2.04Purposes. The purposes of the Company are to acquire, accept, own, hold, sell, lease, transfer, finance, refinance, exchange, manage, and operate, directly or indirectly through Subsidiaries, the Assets (and, indirectly, the applicable equity interests in each of the Project Companies and Tax Equity Entities) and any other assets acquired by the Company, directly or indirectly, after the Effective Date in accordance with the terms of this Agreement, together with the liabilities and obligations related thereto, and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that are ancillary, related, or incidental to, or necessary or appropriate for the accomplishment of, the foregoing purposes.

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2.05No State Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided herein with respect to U.S. federal (and applicable state and local) income Tax treatment, the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.
2.06Term. The period of existence of the Company (the “Term”) commenced on September 8, 2021, and shall end at such time as the Company is dissolved and wound up in accordance with this Agreement and the Act and a certificate of cancellation is filed with the Secretary of State of the State of Delaware and has become effective in accordance with Section 12.04.
2.07Title to Property. All assets, property, and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property, or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property, or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property, and rights of the Company in the name of the Company and not in the name of any Member.
2.08Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Company shall execute and deliver any or all certificates or other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.
ARTICLE 3
MEMBERS

3.01Schedule of Members. The name and address of each Member, the number and Class of Units held by such Member, and the applicable Pro Rata Share with respect to the Units held by such Member are set forth on the Schedule of Members attached hereto as Exhibit A. Upon consummation of the CEPF Closing, the number and respective Pro Rata Share represented by the Class A Units and Class B Units, as applicable, held by each of the Members shall be as set forth in Exhibit A hereto. The Manager shall cause the Schedule of Members set forth on Exhibit A to be amended, and the books and records of the Company to be updated, to reflect (a) the admission of any new Member, (b) the withdrawal or substitution of any Member, (c) the Company’s issuance of additional Membership Interests, (d) the Disposition of Membership Interests, and (e) the receipt by the Company of notice of any change of address of a Member, in each case, in accordance with, and only after compliance with, the terms and conditions of this Agreement. No such amendment or revision to the schedule of Members shall be deemed an amendment to this Agreement or require the consent of any Member. Any reference in this Agreement to the schedule of Members shall be deemed to be a reference to the schedule of Members as amended and in effect from time to time.

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3.02Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member that the following statements are and shall be true and correct from and after the date of such Member’s admission as a Member of the Company:
(a)such Member is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; if required by applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by and consents of the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken or obtained;
(b)such Member has duly executed and delivered this Agreement and each of the other documents that this Agreement requires or contemplates that such Member will execute, and they each constitute the valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and
(c)such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of an Encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions or provisions of (A) the Organizational Documents of such Member, (B) any material Contract to which such Member is a party or by which it or its assets are bound, or (C) any Law or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
3.03Voting Rights of Members. Except as provided in the definitions of “Guaranteed Tax Credit Dispute,” “Loss Reduction Activity,” and “Triggering Event Notice” and in Section 3.06, Section 3.08(b)(vii), Section 4.04(b), Section 4.05(b), Section 6.01, Section 6.03, Section 7.01(a), Section 8.03, Section 10.01, Section 12.01(a), and Section 13.04, no vote, consent, or approval by or on behalf of the Members is or will be required for any matter or matters relating to the Company or its Subsidiaries or their respective businesses or affairs or otherwise arising under this Agreement or the Act. If at any time there is more than one Class A Member, then any action requiring the Class A Members to act as a class will require Class A Member Approval. If at any time there is more than one Class B Member, then any action requiring the Class B Members to act as a class will require Class B Member Approval.
3.04No Management Rights. Except to the extent otherwise expressly provided in this Agreement, no Member, in its capacity as such, will have any right, power, or authority to take part in the management or control of the business of, or transact any business for, the Company, to act or sign for or on behalf of the Company, or to bind the Company in any manner whatsoever. No Member will hold out or represent to any third party that any such Member has any such power or right or that any such Member is anything other than a member in the Company.

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3.05Limitation on Liability of Members.
(a)To the fullest extent permitted under the Act, no Covered Person will have any personal liability whatsoever solely by reason of being a Covered Person, whether to the Company, its creditors, or any other Person, for the debts, obligations, expenses, or liabilities of the Company, whether arising in contract, tort, or otherwise, which will be solely the debts, obligations, expenses, or liabilities of the Company. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations, expenses, or liabilities of the Company. Neither the Manager nor any Member shall take, or cause to be taken, any action that would result in the Manager’s or any Member’s having any personal liability for the obligations of the Company. In no event will the Manager, any Member, or any of its, the Company’s, or any of their respective Subsidiaries’ officers, directors, members, managers, stockholders, partners, principals, Affiliates, Representatives, or employees be liable under this Agreement (or otherwise) to the Company or any other Member (or their respective Affiliates, officers, directors, members, managers, stockholders, partners, principals, Representatives, or employees) for any (i) punitive damages or (ii) consequential damages, including any loss of future revenue or income, loss of business reputation or business opportunity, damages based on any type of multiple, or any damages that are not reasonably foreseeable.
(b)Except as otherwise expressly provided herein, no Member will be required to make any additional Capital Contribution other than, (i) with respect to the NEER Member, its Initial Capital Contribution made (or deemed to be made) on the Effective Date and (ii) with respect to the NEP CEPF Member, its Initial Capital Contribution made (or deemed to be made) on the CEPF Closing Date, as set forth in Section 4.03(c). To the fullest extent permitted by Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.
3.06Withdrawal of Members. Except as otherwise provided in this Agreement, no Member will be entitled to (a) voluntarily resign or otherwise Withdraw from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive property other than cash in return for such Member’s Capital Contribution, in each case, without the prior written consent of all remaining Members, in their sole and absolute discretion.
3.07Access to Information. Except as otherwise set forth herein, each Member shall be entitled to obtain from the Company, to the extent permitted by Law, any information that such Member may reasonably request concerning the Company and its Subsidiaries, subject to Section 18-305(c) of the Act and any limitations on such information rights under applicable Law; provided, however, that this Section 3.07 shall not obligate the Company or the Manager to create any information or reports that do not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except to the

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extent otherwise provided in Section 9.03. Each Member shall also have the right, upon reasonable advance notice, and at all reasonable times during usual business hours, to inspect the properties of the Company and its Subsidiaries and the books of account and other records and reports of the Company and its Subsidiaries, subject to Section 18-305(c) of the Act and any other limitations on information rights under applicable Law; provided that no such inspection or access by a Member may unreasonably interfere with the operation of any Project or the conduct of business by the Company or any of its Subsidiaries. Notwithstanding the foregoing, or any other provision of this Agreement, no Member shall have the right to inspect, obtain copies of, or otherwise have access to any document, report, or other information that (a) is subject to any contractual or legal obligation of confidentiality which, notwithstanding such Member or its designated officer, employee, or Representative being subject to Section 3.08 or any Comparable Confidentiality Agreement (as applicable), prohibits such Member (or its designated officer, employee or Representative, as the case may be) from obtaining access to such document, report, or other information, (b) is protected by the attorney-client or other applicable privilege, or (c) the Manager has determined in good faith is competitively sensitive or in the nature of trade secrets or the disclosure of which would damage the Company or any of its Subsidiaries or any of their respective businesses. A Member’s rights under this Section 3.07 may be exercised through any officer or employee of such Member designated in writing by it or by any Representative so designated, if such officer, employee, or Representative is subject to a Comparable Confidentiality Agreement (it being understood that such Member shall be responsible to the Company for any breach of such Comparable Confidentiality Agreement). The Member making the request shall bear all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such Member’s exercise of its rights under this Section 3.07. The Members agree to reasonably cooperate, and to cause their respective Representatives to reasonably cooperate, in connection with any such request. All Confidential Information obtained by or on behalf of any Member, or to which any Member has been provided access, pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.
3.08Confidential Information.
(a)Except as permitted by Section 3.08(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates; and (ii) each Member shall use the Confidential Information only for purposes reasonably related to such Member’s Membership Interest in the Company or in connection with such Member’s status as a Member of the Company (including the Company’s conduct of its business in accordance with Section 2.04).
(b)Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, and subject to any restrictions or limitations on disclosure imposed by applicable Law or by contractual obligations of confidentiality, a Member may make the following disclosures and uses of Confidential Information:
(i)disclosures to another Member in connection with the conduct of the business and affairs of the Company and its Subsidiaries;
(ii)disclosures and uses that are approved by the Manager;

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(iii)disclosures to Governmental Authorities as required by applicable Law;
(iv)disclosures (A) required under the Organizational Documents of any Subsidiary of the Company or other agreements in respect of the Tax Equity Entities or (B) in connection with any financing for the Company or any of its Subsidiaries, as approved pursuant to Section 6.03;
(v)disclosures to an Affiliate of such Member, including the directors, officers, managers, members, partners, and employees of such Affiliate, to the extent permitted by applicable Law, if such Affiliate or other Person is subject to this Section 3.08 or a Comparable Confidentiality Agreement (it being understood that such Member shall be responsible to the Company for any breach of this Section 3.08 or such Comparable Confidentiality Agreement, as applicable);
(vi)disclosures to a Person that is not a Member or an Affiliate of a Member, if (A) such Person (1) has been retained by the Company or any of its Subsidiaries to provide services to or for the Company or any of its Subsidiaries or (2) has been retained by a Member (or Affiliate of a Member) to provide such Member (or Affiliate) services relating to the Company or such Member’s Membership Interest in the Company and (B) such Person has entered into a Comparable Confidentiality Agreement;
(vii)disclosures to (A) a bona fide potential direct or indirect purchaser of such Member’s Membership Interest (solely to the extent a Disposition of such Membership Interest to such purchaser is permitted by the terms of this Agreement), (B) any financing source or potential financing source to such Member or the Affiliates of such Member in connection with a Class A Permitted Financing or a Class B Permitted Financing, or (C) any Representatives or any financing source or potential financing source of any bona fide potential direct or indirect purchaser of such Member’s Membership Interest (if Disposition of such Membership Interest to such purchaser is permitted by the terms of this Agreement), in each case of clause (A) through clause (C), if such Person has agreed in a writing addressed to the Company (which shall be enforceable by the Company against such Person) obligating such Person to keep such Confidential Information confidential on terms no less favorable to the Company than this Section 3.08 and not to use or disclose any such Confidential Information, except to the extent permitted by this Section 3.08 (a “Comparable Confidentiality Agreement”); provided that, with respect to clauses (A) and (C) above, no Member shall disclose any Power Purchase Agreement or make any disclosure regarding any of the terms thereof to any such Person in connection with any such potential Disposition of such Member’s Membership Interest unless and until such potential purchaser has been advanced to the final stage of the sale process in connection with the potential Disposition of such Member’s Membership Interest; provided, further, that, notwithstanding any other provision hereof, in no event shall any Class B Member (or any of its Representatives) make any disclosure of Confidential Information to a Class B Excluded Party without the prior consent of the Manager;

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(viii)disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) the rules and regulations of any National Securities Exchange, or (E) pursuant to an audit or examination by a Governmental Authority, or any regulator or self-regulatory organization;
(ix)disclosures to any Fund that owns, directly or indirectly, a majority of the equity interest of or otherwise Controls the disclosing Member, or to any existing investor in such Fund at the time of such disclosure, solely if and to the extent such disclosure is made for the purpose of reasonable financial reporting to such Fund or such existing investor; provided that (A) such Fund is a party to a Comparable Confidentiality Agreement with the Company and (B) such existing investor in such Fund is subject to a Comparable Confidentiality Agreement with the disclosing Member (or such Fund); provided, further, that (1) disclosures to existing investors in any such Fund shall be limited to the Company’s consolidated financial statements (or summaries thereof) and summary descriptions of the existing operations and performance of the business of the Company and its Subsidiaries and (2) such Fund and the disclosing Member shall be responsible to the Company for any breach of such confidentiality agreement by such investor; and
(x)disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:
(A)provide the Company and the Manager with prompt notice of such requirements so that the Company or one or more of the Members may seek, at its sole cost and expense, a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(x);
(B)consult with the Company and the Manager on the advisability of taking steps to resist or narrow such disclosure; and
(C)cooperate with the Company, the Manager, and the other Members in any attempt one or more of them may make, at its or their sole cost and expense, to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees  to furnish only that portion of the Confidential Information that, on the advice of such Member’s internal or external counsel, such Member is legally required to disclose, and  to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

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(c)Notwithstanding any other provision of this Agreement, including this Section 3.08, no Member (or Representative of any Member) shall be entitled to disclose (i) any Confidential Information that (A) is subject to any contractual or legal obligation of confidentiality, (B) is protected by the attorney-client or other applicable privilege, or (C) the Manager has determined in good faith is competitively sensitive or in the nature of trade secrets or the disclosure of which would damage the Company or any of its Subsidiaries or any of their respective businesses; or (ii) any Confidential Information that is designated by, or on behalf of, the Company as “Sensitive,” in each case, to any Person that is (A) a current or potential debt or equity financing source of such Member or its Affiliates or any of their respective Representatives or (B) a potential direct or indirect purchaser of such Member’s Membership Interest or such Member’s debt or equity financing sources or Representatives, that, in each case, is Controlled by, or over whom Control may be exercised by, any foreign Person or Governmental Authority or that is ordinarily resident in, or organized under, the Laws of any Sanctioned Country.
(d)Each Member shall take such precautionary measures as are necessary or appropriate to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Affiliates, and its and their directors, officers, managers, members, partners, employees, advisors, and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.
(e)Promptly after a Member no longer holds any of its Membership Interest, such Person shall, at the Company’s option, either destroy (and provide a written confirmation (email being sufficient) of destruction to the Company with respect to) or return to the Company all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.08, such Person may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) preparing such Member’s Tax returns and defending audits, investigations, and proceedings relating thereto or (ii) complying with applicable Law or bona fide internal document retention policies; provided that such Person must keep such retained Confidential Information confidential in accordance with this Section 3.08 for so long as such information is retained. All Confidential Information retained pursuant to this Section 3.08 shall not be accessed by the Withdrawn Member during such period of retention other than as permitted under this Section 3.08.
(f)The Members agree that no adequate remedy at Law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach or threatened breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder, as well as to any other remedies available at Law or in equity, pursuant to Section 11.03 and Section 11.04.
(g)The obligations of the Members under this Section 3.08 (including the obligations of any Withdrawn Member) shall terminate on the second (2nd) anniversary of the end of the Term.

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ARTICLE 4
MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS

4.01Classes of Membership Interests. As of the Effective Date and pursuant to this Agreement, the Membership Interests in the Company consist of Class A Units (the “Class A Units”) and Class B Units (the “Class B Units,” and collectively with the Class A Units, the “Units”). Immediately after giving effect to each of the NEER/NEP APA Closing and the CEPF Closing, all of the Class A Units shall be held by the NEP CEPF Member and all of the Class B Units shall be held by the NEER Member, in each case, representing the Pro Rata Share set forth opposite the name of each such Member in Exhibit A hereto. On and after the Effective Date, the Membership Interests represented by Class A Units and Class B Units, together with their respective Pro Rata Shares, will have the respective allocations, distributions, rights, powers, and preferences set forth in this Agreement with respect to such Class of Units.
4.02Additional Membership Interests. Subject to Section 6.03(c) and Section 6.03(f), additional Membership Interests of any class or series other than Class A Units and Class B Units (“Additional Membership Interests”) may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as New Members, on such terms and conditions as the Manager may determine at the time of admission. The terms of admission or issuance must specify the amount of the initial Capital Contribution made to the Company and may provide for the creation of different classes or groups of Members having different rights, powers, and duties, subject to Section 6.03(f). Any such admission is effective only after the New Member has executed and delivered to the Manager an instrument containing the notice address of the New Member, the New Member’s ratification of and joinder to this Agreement and agreement to be bound by the terms and conditions set forth herein, and its confirmation that the representations, warranties, and covenants in this Agreement are true and correct with respect to such New Member. If the Company issues Additional Membership Interests, the Manager shall update the Schedule of Members attached as Exhibit A hereto upon such issuance to reflect such Member’s name, address, and Class of Units of any New Member, and the Pro Rata Share with respect to such Units, and any resulting change to the Pro Rata Share of the other Members. The provisions of this Section 4.02 shall not apply to any Disposition of Class A Units or Class B Units or admission of any Assignee thereof as a New Member and shall not be construed to replace, modify, limit, supersede, or nullify the restrictions thereon set forth in Section 7.01.
4.03Capital Contributions.
(a)On or prior to the Effective Date, (i) the NEER Member shall have made a Capital Contribution to the Company of all of the Assets (the “SIP SellCo Initial Capital Contribution”); (ii) in exchange for the SIP SellCo Initial Capital Contribution, the Company shall issue to the NEER Member all of the Class A Units and all of the Class B Units of the Company; and (iii) on the Effective Date, the Company shall be the sole record and beneficial owner of all of the Assets. After giving effect to such SIP SellCo Initial Capital Contribution, as of the Effective Date (but prior to (A) the NEP SellCo Distribution (as defined below) and (B) the NEER/NEP APA Closing), the Capital Account of SIP SellCo shall be an amount (such amount, the “SIP SellCo Initial Contribution Amount”) set forth on Schedule 4 hereto.

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(b)Following the Effective Date, but prior to the NEER/NEP APA Closing, the NEER Member shall Dispose of all of the Class A Units to NEP SellCo by distributing all of such Class A Units to NEP SellCo (the “NEP SellCo Distribution”), upon which NEP SellCo shall become the sole Class A Member and the NEER Member shall cease to be a Class A Member. Following the NEP SellCo Distribution, upon the consummation of the NEER/NEP APA Closing, NEP Acquisitions shall acquire from NEP SellCo all of the issued and outstanding Class A Units (including the corresponding Pro Rata Share of fifty percent (50%) for such Class A Units), and NEP SellCo shall cease to be a Class A Member.
(c)On the CEPF Closing Date, upon the consummation of the CEPF Closing, NEP Acquisitions shall, through one or more assignments, distributions, or contributions to Affiliates of NEP Acquisitions, Dispose of all of the Class A Units (including the corresponding Pro Rata Share of fifty percent (50%) for such Class A Units) to NEP Renewables III, as its Assignee. Upon consummation of the CEPF Closing under the CEPF MIPA, effective as of the CEPF Closing Date, (i) the Disposition of such Class A Units (together with the corresponding Pro Rata Share for such Class A Units) to NEP Renewables III by NEP Acquisitions shall be deemed to have complied with, and to have satisfied conditions to Dispositions set forth in, Article 7 hereof, and NEP Renewables III shall be admitted to the Company as a Class A Member and as the NEP CEPF Member; (ii) NEP CEPF Member shall accept and hold such Class A Units, representing the Pro Rata Share of fifty percent (50%) for such Class A Units, as set forth opposite the name of the NEP CEPF Member in Exhibit A hereto; (iii) NEP Acquisitions shall cease to be a Class A Member upon consummation of the CEPF Closing; and (iv) the Capital Account of the NEP CEPF Member shall be equal to, and the Capital Account of the NEER Member shall be reduced by the amount of, the NEER/NEP APA Base Purchase Price (subject to adjustment prior to the NEER/NEP APA Closing).
(d)The schedule of Members attached hereto as Exhibit A shall reflect the Pro Rata Share with respect to the Units held by the NEER Member and the NEP CEPF Member as of immediately following the CEPF Closing, in each case, as set forth opposite their respective names in Exhibit A hereto. The schedule of Members attached hereto as Exhibit A shall be amended from time to time after the Effective Date in accordance with the terms of this Agreement. The Members and the Company shall treat, for U.S. federal income tax purposes (and, where applicable, for state, local, and foreign income Tax purposes), the transactions contemplated by the second sentence of Section 4.03(b) as the sale of a partnership interest. None of the Members or the Company shall take any position inconsistent with such treatment on any Tax return or in connection with any Tax audit or proceeding except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).
4.04Capital Calls; Optional Capital Contributions.
(a)The Manager may from time to time make one or more capital calls by delivering to each Member notice thereof (each such notice, a “Capital Call”), which Capital Call shall contain the following information: (i) the purpose for which the requested Capital Contribution will be used, including whether the Capital Contribution is to provide funding to remedy an Emergency, consummate a Tax Equity Repurchase, make a Required Tax Payment, or provide for the working capital or credit needs of the Company or its Subsidiaries; (ii) the total amount of Capital Contributions requested from all Members; (iii) the amount of Capital Contribution requested from the Member to whom the notice is addressed, which amount shall equal the total amount of Capital Contributions from all Members

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referenced in clause (ii) above multiplied by such Member’s Pro Rata Share as of the date of such Capital Call; and (iv) the date on which payments of the Capital Contributions pursuant to such Capital Call are due (which date shall not be less than twelve (12) Business Days following the date on which the Capital Call is given) and the method of payment (provided that such date and method shall be the same for each of the Members; provided, further, that, in the case of any Capital Call to remedy an Emergency, Members shall have the right (but not the obligation) to make their applicable Capital Contributions earlier than such date on which such Capital Call is due). Subject to Section 4.04(b), each Member will have the option (but not the obligation) to make Capital Contributions to the Company in accordance with the terms specified in such Capital Call. Notwithstanding the foregoing, but subject to Section 12.03, no Member shall be required to make any Capital Contribution to the Company pursuant to this Agreement, even if such Capital Call is requested to provide funding to remedy an Emergency, consummate a Tax Equity Repurchase, make a Required Tax Payment, or provide for the working capital or credit needs of the Company or its Subsidiaries, other than (A) with respect to the NEER Member, the SIP SellCo Initial Capital Contribution, and (B) with respect to the NEP CEPF Member, its Initial Capital Contribution pursuant to Section 4.03(c).
(b)Except in the case of a Capital Call to provide funding to remedy an Emergency, consummate a Tax Equity Repurchase, or make a Required Tax Payment, no Member shall make any Capital Contribution to the Company without prior approval of the Manager, Class A Member Approval, and Class B Member Approval. To the extent that the purpose of the Capital Call (as set forth in the written Capital Call delivered by the Manager to the Members) is to provide funding to remedy an Emergency, consummate a Tax Equity Repurchase, or make a Required Tax Payment or to provide for the working capital or credit needs of the Company and its Subsidiaries, each of the Members shall have the option (but not the obligation) to elect to make (i) a Capital Contribution without the consent of any other Member or (ii) a loan to the Company or the Company’s Subsidiary having such Emergency, consummating such Tax Equity Repurchase, making such Required Tax Payment, or requiring such working capital or experiencing such credit needs of the Company and its Subsidiaries in lieu of a Capital Contribution on the terms and subject to the conditions set forth in Section 4.05 and, solely with respect to any loans to be made by Members, subject to the conditions of Section 6.03(d), for such portion of the total amount of Capital Contributions requested in such Capital Call that is not funded by one or more Capital Contributions made by any Member(s) pursuant to such Capital Call.
(c)In the event that one or more Members elect to make Capital Contributions pursuant to a Capital Call in accordance with this Section 4.04, then (i) all such Capital Contributions shall be made in cash, unless otherwise approved by the Manager, and (ii) all amounts received by the Company pursuant to this Section 4.04 shall be credited to the Capital Accounts of the respective Members making such Capital Contribution as of the date such Capital Contribution is received by the Company.
4.05Loans.

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(a)In the event of a Capital Call to remedy an Emergency, subject to Section 6.03(d), each Member shall have the option (but not the obligation), without the consent of any other Member, to make (or cause one of its Affiliates to make), upon the terms set forth below, one or more unsecured loans to the Company or the Company’s Subsidiary having such Emergency in an amount (such amount, the “Emergency Loan Amount”) up to the full amount necessary to remedy such Emergency (as determined by the Manager and set forth in the Capital Call), less the aggregate amount of Capital Contributions made by Members pursuant to such Capital Call; provided that, if more than one Member elects to make a loan to remedy such Emergency, then each such Member shall have the right to make a loan equal to its proportionate amount (based on each such Member’s respective Pro Rata Share), of the applicable Emergency Loan Amount; provided, further, that in no event shall the aggregate principal amount outstanding at any one time pursuant to one or more loans from Members to remedy any Emergencies exceed two hundred million dollars ($200,000,000.00) (any such loan, an “Emergency Loan”). In the event a Member fails to fund its full Pro Rata Share of the amount necessary to remedy such Emergency, then the other Members shall have the right to fund the difference and make a loan to such Subsidiary up to the full amount necessary to remedy such Emergency. The Company shall, or shall cause the applicable Subsidiary of the Company to, accept any such Emergency Loan and use the proceeds of such Emergency Loan to remedy the applicable Emergency.
(b)The NEP CEPF Member or, after a Triggering Event Date, the NEP CEPF Member, together with the Class B Member Representative, acting jointly (the NEP CEPF Member or the NEP CEPF Member acting jointly with the Class B Member Representative, in such capacity, the “Tax Equity Repurchasing Member”), shall have the right (but not the obligation), at any time and from time to time, upon notice to the Manager and the other Members, to (i) cause any Tax Equity Entity to redeem or repurchase, or otherwise acquire, directly or indirectly, all or any portion of the Tax Equity Interests of any Tax Equity Entity (a “Tax Equity Repurchase”) on such terms as are approved by the Tax Equity Repurchasing Member and (ii) make (or cause one or more of its Affiliates to make) one or more unsecured loans to the Company or its Subsidiaries to fund any such Tax Equity Repurchase, in whole or in part, on the terms and subject to the conditions set forth in this Section 4.05(b) and Section 4.05(e) (each such loan, a “Tax Equity Repurchase Loan”); provided that, prior to a Triggering Event Date, the Manager shall have the sole power and authority to negotiate the terms and conditions such Tax Equity Repurchase (including the documentation relating thereto) with the applicable Tax Equity Investors; provided, further, that, after a Triggering Event Date, the Manager shall consult with the Class B Member Representative in connection with any substantive negotiations with such Tax Equity Investors and shall consider in good faith any comments to the terms and conditions of such Tax Equity Repurchase (and the documentation relating thereto) received from the Class B Member Representative; provided, further, that the Manager shall not enter into, or cause the Company or any Subsidiary of the Company to enter into, any definitive agreement with a Tax Equity Investor providing for any Tax Equity Repurchase without Class B Member Approval. Such notice shall specify the total amount required to effect such Tax Equity Repurchase, and, if the Tax Equity Repurchasing Member has elected to fund such Tax Equity Repurchase with the proceeds of one or more Tax Equity Repurchase Loans, such notice of a Tax Equity Repurchase shall also disclose such election (any such notice, a “Tax Equity Repurchase Loan Notice”), which shall also set forth, with respect to such Tax Equity Repurchase, (A) the total amount to be funded by Tax Equity Repurchase Loans; (B) each Member’s proportionate amount (based on each Member’s respective Pro Rata Share) of such Tax Equity Repurchase Loans; (C) whether such Tax Equity Repurchase Loans are to be made to the Company or to a Subsidiary of the Company specified therein; (D) the rate of interest rate to accrue on all such Tax Equity Repurchase Loans and the other terms of such Tax Equity Repurchase Loans; and (E) the date by which any Tax Equity Repurchase Loans must be

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funded. Following any such Tax Equity Repurchase Loan Notice, each Member shall have the right (but not the obligation), upon prior notice to the Manager and each other Member, to make (or cause one or more of its Affiliates to make) one or more Tax Equity Repurchase Loans to the Company or such Subsidiary of the Company specified in such Tax Equity Repurchase Loan Notice, on or prior to the date set forth in such notice, in an amount equal to such Member’s Pro Rata Share of the full amount necessary to effect such Tax Equity Repurchase; provided, however, that (1) the aggregate principal amount of Tax Equity Repurchase Loans from Members outstanding at any one time to fund one or more Tax Equity Repurchases shall not exceed the lesser of (y) two hundred million dollars ($200,000,000.00) (plus the amount of any reasonable out-of-pocket costs, fees, and expenses incurred by the Company or the applicable Subsidiary in connection with such Tax Equity Repurchases) or (z) the amount paid in connection with such Tax Equity Repurchases to the applicable Tax Equity Investors in connection with the redemption, repurchase, or other acquisition of all such Tax Equity Interests (plus the amount of any related documented and reasonable out of pocket costs, fees, or expenses of the Company or the applicable Subsidiary in connection with such Tax Equity Repurchases); and (2) payments on Tax Equity Repurchase Loans to fund any Tax Equity Repurchase must not, as of the date of the making of such Tax Equity Repurchase Loan(s), on a pro forma basis, reduce the amount of Available Cash projected to be available for distribution to the Members (“Projected Available Cash”) in any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such Tax Equity Repurchase had not occurred. In the event that any Member (other than the Tax Equity Repurchasing Member) elects not to make a Tax Equity Repurchase Loan in the full amount of its Pro Rata Share of the aggregate amount of such Tax Equity Repurchase Loans (as set forth in the Tax Equity Repurchase Loan Notice), then the other Members shall have the right to fund their proportionate amounts (based on each Member’s respective Pro Rata Share) of the shortfall through Tax Equity Repurchase Loans up to the full amount necessary to effect such Tax Equity Repurchase. The Company shall, or shall cause its applicable Subsidiary to, accept any such Tax Equity Repurchase Loan and use the proceeds of such Tax Equity Repurchase Loan, without the consent of any other Member, to effect such Tax Equity Repurchase.
(c)Following any Capital Call for the purpose of funding the payment of Taxes assessed with respect to the Company or any of its Subsidiaries (a “Required Tax Payment”), each Member shall, unless such Member has made a Capital Contribution in the amount of its proportionate amount (based on each Member’s respective Pro Rata Share) of such Capital Call, be required to make (or cause one of its Affiliates to make) one or more unsecured loans to the Company or such Subsidiary or Subsidiaries of the Company specified in such Capital Call to provide funding to the Company or such Subsidiary or Subsidiaries to pay such Required Tax Payment in an amount equal to such Member’s proportionate amount (based on each Member’s respective Pro Rata Share) of the full amount necessary to effect such Required Tax Payment, as specified in such Capital Call (each such loan, a “Tax Payment Loan”). The Company shall, or shall cause the applicable Subsidiary or Subsidiaries of the Company to, accept such Tax Payment Loan and use the proceeds of such Tax Payment Loan to make the applicable Required Tax Payment.

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(d)Following any Capital Call for the purpose of funding the working capital or credit needs of the Company or its Subsidiaries (a “WC/Credit Capital Call”), each Member shall have the option (but not the obligation), without the consent of any other Member (other than the Managing Member, if prior to a Triggering Event), but with prior notice to the Managing Member and each other Member, to make one or more unsecured loans to the Company, or such of the Company’s Subsidiaries specified in such WC/Credit Capital Call, to provide funds for its working capital or credit needs (each such loan, a “Working Capital Loan”); provided, however, that, if more than one Member elects to make a Working Capital Loan in response to any WC/Credit Capital Call, then each such Member shall have the right to make a Working Capital Loan in an amount equal to such Member’s proportionate amount (based on each Member’s respective Pro Rata Share), of the aggregate amount of such WC/Credit Capital Call; provided, further, that (i) the aggregate principal amount of Working Capital Loans outstanding at any one time shall not exceed fifty million dollars ($50,000,000.00) and (ii) payments on any Working Capital Loan must not, as of the date of the making of such Working Capital Loan, on a pro forma basis, reduce the amount of Projected Available Cash in any Quarter, as compared to the amount of Projected Available Cash during such Quarter if the proceeds of such Working Capital Loan were not used to satisfy such working capital or credit needs. The Company shall, or shall cause the applicable Subsidiary or Subsidiaries of the Company to, accept any such Working Capital Loan and use the proceeds thereof for its working capital or credit needs.
(e)Any and all loans made by Members pursuant to this Section 4.05 shall (i) accrue interest at the Federal Funds Effective Rate plus two and three quarters percent (2.75%); (ii) have terms that are, in the aggregate, no less favorable to the Company or the applicable Subsidiary than those terms generally available from unaffiliated, third party lenders; and (iii) otherwise be made on such terms and conditions as shall be approved by the Manager (or, in the case of Tax Equity Repurchase Loans, the Tax Equity Repurchasing Member), subject to the restrictions set forth in this Section 4.05.
(f)No Member (or any of its Affiliates) making a loan to the Company or any of its Subsidiaries pursuant to this Section 4.05 shall, in its capacity as a lender to the Company or any such Subsidiary, (i) institute or consent to the institution of, or otherwise seek or cause, the Bankruptcy of the Company or (ii) accelerate or exercise similar remedial actions with respect to such loan.
4.06No Other Capital Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contribution or loan to the Company except pursuant to this Article 4 or as provided in Section 12.03.
4.07Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member shall be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

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4.08Capital Accounts.
(a)Each Member’s Capital Account shall be increased by  the amount of money contributed (or deemed to be contributed) by that Member to the Company,  the fair market value of property contributed (or deemed to be contributed) by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and  allocations to that Member of Net Profits (or items thereof) and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.04(c), and (iv) fifty percent (50%) of the amount of such Member’s allocable share of any investment tax credit for “energy property” as defined by Section 48 of the Code with respect to the Projects that is recaptured, and shall be decreased by (A) fifty percent (50%) of the amount of such Member’s allocable share of any investment tax credit for “energy property” as defined in Section 48 of the Code with respect to the Projects, (B) the amount of cash distributed to that Member by the Company, (C) any Offset Amount withheld from distributions to such Member pursuant to Section 5.07, which amount would otherwise have been distributed to that Member by the Company, (D) the Book Value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (E) allocations to that Member of Net Losses (or items thereof) or other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 5.04(c). A Member who has more than one Class of Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).
(b)This Section 4.08 is intended to comply with the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and will be applied and interpreted in accordance with such Treasury Regulations.
ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS

5.01Monthly Cash Distributions. Except as provided in this Article 5, on or after the fifteenth (15th) day of each month, the Manager shall determine the amount of Available Cash with respect to the immediately preceding month, and, to the extent legally permitted, including pursuant to Section 18-607 of the Act, subject to Section 5.07, such Available Cash shall be distributed in immediately available funds on or prior to the last Business Day of such month to the holders of Class A Units and the holders of Class B Units as of such Distribution Date, with such distributions to be paid to such holders pro rata in accordance with the respective Pro Rata Share applicable to the Units held by each such holder.
5.02Distributions of Amounts Other than Available Cash. The Manager shall calculate the amount of any Build-Out Payments, Post-Effective Date Excess Insurance Proceeds, Sale Proceeds, Bankruptcy Recoveries, and Tax Equity Liquidation Proceeds received by the Company from time to time and, to the extent legally permitted, including pursuant to Section 18-607 of the Act, shall, subject to Section 5.07, cause the Company to distribute any and all such amounts in immediately available funds,

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within fifteen (15) days following the end of the month in which any such amounts are received by the Company, to the holders of Class A Units and the holders of Class B Units as of the applicable Distribution Date, with any such distributions to be paid to such holders pro rata in accordance with the respective Pro Rata Share applicable to the Units held by each such holder.
5.03Distributions on Dissolution and Winding-Up. Upon a Dissolution Event, all available proceeds distributable to the Members as determined under Section 12.02 shall, subject to Section 5.07, be distributed to the Members in accordance with Section 12.02(a)(iii)(C).
5.04Allocations.
(a)For purposes of maintaining the Capital Accounts pursuant to Section 4.08, except as provided in Section 5.04(b) for each Fiscal Year or other applicable period, the Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction, shall be allocated among the holders of Units pro rata in accordance with their respective Pro Rata Shares; provided, however, that for the Fiscal Year ending December 31, 2034, and the Fiscal Year ending December 31, 2035, the Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction, shall be allocated ninety-nine percent (99%) to the NEP CEPF Member, with the remaining one percent (1%) to be allocated amongst the other holders of Units pro rata in accordance with their respective Pro Rata Shares (exclusive of the NEP CEPF Member’s Pro Rata Share).
(b)After giving effect to the allocations of Net Profits or Net Loss set forth in Section 5.04(a), Net Profits or Net Loss that consists of items of gain or loss described in clauses (c) or (d) of the definition of “Net Profit” or “Net Loss” shall be allocated (i) to the Class A Members in proportion to each Class A Member’s Class A Percentage Interest as necessary to cause the ratio of the aggregate Capital Accounts of the Class A Members to the aggregate Capital Accounts of all Members to equal fifty percent (50%); and (ii) to the Class B Members in proportion to each Class B Member’s Class B Percentage Interest as necessary to cause the ratio of the aggregate Capital Accounts of the Class B Members to the aggregate Capital Accounts of all Members to equal fifty percent (50%).
(c)Notwithstanding anything to the contrary in Section 5.04(a):
(i)Nonrecourse Deductions shall be allocated to the Members in the same proportions as the allocations of Net Profits and Net Loss were made for the Fiscal Year or other applicable period pursuant to Section 5.04(a).
(ii)Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulations Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.04(c)(ii) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

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(iii)Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an allocation period (or if there was a net decrease in Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(c)(iii)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.04(c)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(iv)Notwithstanding any provision hereof to the contrary except Section 5.04(c)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an allocation period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(c)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 5.04(c)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(v)Notwithstanding any provision hereof to the contrary except Section 5.04(c)(i) and Section 5.04(c)(ii), no losses or other items of expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit Capital Account balance (or increase any existing deficit Capital Account balance) at the end of the allocation period. All losses and other items expense in excess of the limitation set forth in this Section 5.04(c)(v) shall be allocated to the Members who do not have a deficit Capital Account balances in proportion to their relative positive Capital Accounts, but only to the extent that such losses and other items of expense do not cause any such Member to have a deficit Capital Account balance.
(vi)If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) resulting in a Capital Account deficit for such Member, items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Capital Account deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.04(c)(vi) shall be made only if and to the extent that such Member would have a deficit Capital Account balance after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.04(c)(vi) were not in this Agreement. The items of income or gain to be allocated will be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This subsection (vi) is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Treasury Regulations.

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(vii)To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required to be taken into account in determining the Capital Accounts of the Members under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated among the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).
(viii)Notwithstanding anything contained herein to the contrary, any and all state Tax credits of the Company that may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity or otherwise shall be allocated to, and solely for the account of, the NEP CEPF Member.
(ix)The allocations set forth in Section 5.04(c)(i) through Section 5.04(c)(viii) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Manager is hereby authorized to allocate items of income, gain, loss, and deduction to the Members so as to prevent the Regulatory Allocations from distorting the manner in which cash is distributed among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Manager shall have discretion to accomplish this result in any reasonable manner, and in exercising this discretion, the Manager shall take into account future Regulatory Allocations under Section 5.04(c) that, although not yet made, are likely to offset other Regulatory Allocations previously made thereunder.
(d)To the maximum extent possible, except as otherwise provided in this Section 5.04(d), all items of Company income, gain, loss, and deduction for federal income tax purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Section 5.04(a) and Section 5.04(c). Income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to clause (b) of the definition of “Book Value” shall be allocated among the Members in a manner that seeks to eliminate, by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), the variation between the adjusted Tax basis of such property and its Book Value as required by Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(4)(i).
5.05Varying Interests. All items of income, gain, loss, deduction, or credit shall be allocated, and, subject to Section 5.07, all distributions shall be made to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, in the event a Member Disposes of a Membership Interest during a Fiscal Year, the Net Profits or Net Loss of the Company, and each item of income, gain, loss, credit, and deduction, allocated to such Member and its Assignee for such Fiscal Year or other applicable period will be made between such Member and its Assignee in accordance with Section 706 of the Code using any convention permitted by Section 706 of the Code and selected by the Manager.

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5.06Amounts Withheld. The Company is authorized to withhold from payments and distributions to the Members, and to pay over to any federal, state, or local Governmental Authority any amounts required to be so withheld pursuant to the Code or any provisions of any other applicable Law and shall allocate such amounts to the Members with respect to which such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of any other applicable Law with respect to any payment, distribution, or allocation to the Company or the Members shall, to the extent properly remitted to the appropriate Governmental Authority, be treated for all purposes under this Agreement as amounts paid or distributed pursuant to this Article 5 to the Members with respect to which such amount was withheld. To the extent operation of the foregoing provisions of this Section 5.06 would create a negative balance in a Member’s Capital Account (or increase the amount by which such Capital Account balance is negative), such Member shall indemnify the other Members and the Company for such withholding.
5.07Class B Distribution Offset.
(a)Following the Disposition of Class B Units by the NEER Member (or any of its Affiliates) to any Person that is not an Affiliate of the NEER Member, all distributions payable on any Distribution Date pursuant to this Agreement, including pursuant to Section 5.01, Section 5.02, and Section 5.03 and Article 12, with respect to Class B Units held by any Offset Holder shall be subject to offset (the “Class B Distribution Offset”) in an amount, with respect to such Offset Holder, equal to such Offset Holder’s Applicable Portion of each of the following, to the extent due and payable as of each such Distribution Date, (i) all accrued and unpaid Management Fees (including all unpaid Management Fees for all prior quarterly periods), (ii) the Accrued MSA Amount, and (iii) to the extent applicable, the amount of any Termination Fee or Successor Termination Fee payable by such Offset Holder and the amount of any Offset Loan payable by such Offset Holder (such amount, with respect to each Offset Holder as of each applicable Distribution Date, its “Offset Amount” for all distributions payable on such Distribution Date). The applicable Offset Amount for each Offset Holder shall be withheld from payment of all distributions payable to such Offset Holder and shall be paid by the Company directly to Management Co. on the applicable Distribution Date of each distribution in satisfaction of such Offset Amount before any distributions in respect of Class B Units are paid to such Offset Holder.
(b)Each Class B Member, on behalf of itself and its Affiliates holding Class B Units from time to time, hereby consents to such Class B Distribution Offset and hereby waives any right to (i) receive any applicable Offset Amount or payment of any and all distributions pursuant to this Agreement that are reduced by, and subject to, such Class B Distribution Offset and (ii) notice of the Company’s exercise of any such Class B Distribution Offset. Notwithstanding the foregoing or any other provision of this Agreement, the amount of all Offset Amounts with respect to any Offset Holder withheld and paid by the Company in accordance with this Section 5.07 shall be treated as having been distributed to the applicable Offset Holder for all purposes of this Agreement, including the calculation of Capital Accounts under Section 4.08. Notwithstanding anything to the contrary set forth in this Agreement, if on the applicable Distribution Date with respect to any distributions payable to holders of Class B Units (including any Offset Holder) pursuant to this Agreement, the Offset Amount withheld from such distributions to any Offset Holder and paid to Management Co. pursuant to the Class B Distribution Offset shall be insufficient to satisfy and pay in full the Offset Amount of such Offset Holder as of such Distribution Date, then the amount of such Offset Amount that remains unpaid by such Offset Holder after giving effect to the Class B Distribution Offset on such Distribution Date, shall thereafter remain due and payable to Management Co. by such Offset Holder, shall constitute an Offset Loan pursuant to the Management Services Agreement, and shall accrue interest in accordance with the terms of the Management Services Agreement.

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5.08Other Payments.
(a)Any and all Pre-Effective Date Excess Insurance Proceeds, Subcontractor Delay Liquidated Damages, High Banks Transmission Proceeds, Loss Reduction Amounts (but only to the extent attributable to Loss Reduction Activities occurring prior to the CEPF Closing), and amounts in respect of Network Upgrades, in each case, received by the Company or any of its Subsidiaries shall be paid in immediately available funds to the NEER Member promptly following receipt thereof by the Company or its applicable Subsidiary (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03 or otherwise for any purposes of the Act, nor shall there be any adjustment to any Member’s Capital Accounts in respect of any such payment, pursuant to Section 4.08 or otherwise).
(b)Any and all Tax Equity Proceeds received by the Company or any of its Subsidiaries shall be paid in immediately available funds to the NEER Member promptly following receipt thereof by the Company or any of its Subsidiaries (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03 or otherwise for any purposes of the Act, nor shall there be any adjustment to any Member’s Capital Account in respect of any such payment, pursuant to Section 4.08 or otherwise).
(c)Any and all State Tax Credit Payments received by the Company or any of its Subsidiaries shall be paid in immediately available funds to the NEER Member promptly following receipt thereof by the Company or any of its Subsidiaries (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03 or otherwise for any purposes of the Act, nor shall there be any adjustment to any Member’s Capital Account in respect of any such payment, pursuant to Section 4.08 or otherwise).

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ARTICLE 6
MANAGEMENT

6.01Management by Manager.
(a)The business and affairs of the Company shall be managed by the Manager, and NEP Renewables Holdings III is hereby appointed by the Members as the Manager of the Company. The Class A Member(s) shall have the sole right to designate a successor Manager from time to time; provided that, in the event that there is more than one Class A Member, any such successor Manager shall be selected by the Class A Members holding a Majority-in-Interest of the outstanding Class A Units; provided, further, that any Person appointed to serve as successor Manager must be an Affiliate of NEP. It is the intent of the Members that the Manager of the Company be deemed to be a “manager” of the Company (as defined in Section 18-101(12) of the Act) for all purposes under the Act.
(b)Except to the extent expressly provided otherwise in the definitions of “Guaranteed Tax Credit Dispute,” “Loss Reduction Activity,” and “Triggering Event Notice” and in Section 3.06, Section 3.08(b)(vii), Section 4.04(b), Section 4.05(b), Section 6.01, Section 6.03, Section 7.01(a), Section 8.03, Section 10.01, Section 12.01(a), and Section 13.04, the Manager shall have full and exclusive power and authority on behalf of the Company to conduct, direct, and exercise control over all activities of the Company, to manage and administer the business and affairs of the Company, to make all determinations on behalf of the Company or otherwise under this Agreement, and to do or cause to be done any and all acts considered by the Manager to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making Contracts and incurring obligations in the Company’s name in the course of the Company’s business, without the need for approval by or any other consent from any other Member. Except to the extent that authority is delegated from the Manager to a Member in writing, no Member will have any authority to bind the Company or to transact any business for the Company. Except for those matters that, pursuant to the express provisions of this Agreement, require the consent or approval of Members, no Member shall have the right to vote, approve, or consent to any matter whatsoever, including any other matter that otherwise requires approval of Members under the Act, and each Member hereby waives any and all other voting, approval, and consent rights with respect to the Company, other than those rights expressly provided in this Agreement. The Manager may delegate to one or more Persons all or any part of its power, authority, and duties as Manager hereunder, including, subject to Section 6.03(p), pursuant to any management services agreement the Company or any of its Subsidiaries may enter into with any Affiliate of the Manager or the Company, except for such power and authority to consent to Major Decisions and any other matters expressly requiring a vote by or consent of the Members pursuant to this Agreement, which power and authority to consent to or vote on such matters will be expressly retained by such Members.
6.02Standard of Care.
(a)Except for those duties expressly set forth in this Agreement, to the fullest extent permitted by Section 18-1101(c) of the Act, neither the Manager nor any Member shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities, including fiduciary duties, of the Manager or any Member otherwise existing at law or in equity, are agreed by the Members to restrict or eliminate to such extent, such duties and liabilities of the Manager and such Members. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.

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(b)Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that, except as expressly set forth in this Agreement:
(i)to the fullest extent permitted by applicable Law, neither the Manager nor any Member, in its capacity as such, nor any of the Manager’s or such Member’s or any of its Affiliates’ respective directors, officers, stockholders, managers, members, partners, Affiliates, employees, Representatives, or agents shall have any fiduciary duty to the Company, any other Member, or any other Person in connection with the Company, the business and affairs of the Company, any act, omission, or decision in connection therewith, or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing; and
(ii)the provisions of this Section 6.02 will apply for the benefit of the Manager and each Member, and, subject to Section 6.02(d) and the applicable Decision Standard set forth in Section 6.03 with respect to the matters set forth therein, no standard of care, duty, or other legal restriction or theory of liability shall limit or modify the right of any Member to vote in the manner determined by such Member in its sole and absolute discretion, with or without cause, subject to such conditions as it shall deem appropriate, and without taking into account the interests of, and without incurring liability to, the Company, any other Member, or any of their respective Affiliates, directors, officers, stockholders, managers, members, partners, officers, or employees.
(c)To the maximum extent permitted by applicable Law, but except as expressly set forth in this Agreement, each Member hereby releases and forever discharges the Manager and each other Member and their respective Affiliates from all liabilities that the Manager, such other Member, or its Affiliates might owe, under the Act or otherwise, to the Company, the releasing Member, or its Affiliates on the ground that any decision of the Manager or such other Member to grant or withhold any vote, consent, or approval constituted the breach or violation of any standard of care, any fiduciary duty, or any other legal restriction or theory of liability applicable to the Manager or such other Member or its Affiliates; provided, however, that nothing herein shall eliminate the Manager’s or any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.02 shall limit or waive any Claims against, Actions, rights to sue, other remedies, or other recourse of the Company, the Manager, any Member, or any other Person may have against any Member for a breach of contract claim relating to any binding agreement, including any breach of this Agreement.

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(d)Notwithstanding the foregoing or any other provision of this Agreement to the contrary, whenever the Manager makes a determination or takes or declines to take (or causes or permits the Company or a Subsidiary of the Company to take or decline to take) any other action, in its capacity as such as opposed to in its individual capacity, then, unless another express standard is provided for in this Agreement, the Manager shall make such determination or take or decline to take (or cause or permit the Company or a Subsidiary of the Company to take or decline to take) such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Manager in making such determination or taking or declining to take (or causing or permitting the Company or a Subsidiary of the Company to take or decline to take) such other action (i) reasonably believes that the determination or other action or inaction is in the best interests of the Company and its Subsidiaries and (ii) does not take or decline to take (or cause or permit the Company or a Subsidiary of the Company to take or decline to take) such action with intent to benefit any other business now owned or hereafter acquired by the Manager or any of its Affiliates to the detriment of the Company and its Subsidiaries.
(e)Without limiting the foregoing, the Manager shall, and shall carry out its obligations hereunder, in accordance with all applicable Laws and requirements of this Agreement.
6.03Major Decisions. Except for any action taken to comply with any Material Project Agreement, any Material Contract, or the Organizational Documents of any Tax Equity Entities (collectively, the “Contractual Obligations”), (ii) any Loss Reduction Activity, and (iii) the matters set forth on Schedule 6.03, the Company and its Subsidiaries shall not, and the Manager shall cause the Company and its Subsidiaries not to, take any action (including by the exercise or non-exercise of the Company’s direct or indirect approval rights in any other entity in which the Company directly or indirectly owns an interest) specified in this Section 6.03 (collectively, the “Major Decisions”) without having first obtained Class A Member Approval and Class B Member Approval (which consent shall, except to the extent expressly provided below in this Section 6.03, be given or withheld, in each case, in accordance with the applicable Decision Standard described below; provided, however, that, in the case of clauses (a), (b), (c), and (n), an action that affects the Class A Members (but not the Class B Members) shall require only Class A Member Approval, and an action that affects the Class B Members (but not the Class A Members) shall require only Class B Member Approval:
(a)amend or waive any provisions of the Delaware Certificate, this Agreement, or the Organizational Documents of any Subsidiary of the Company in a manner that (i) solely with respect to the Class A Members, adversely affects the Class A Members’ interest in the Company or indirect interest in any Subsidiary of the Company or (ii) solely with respect to the Class B Members, adversely affects the Class B Members’ interest in the Company or indirect interest in any Subsidiary of the Company;
(b)(i) solely with respect to the Class A Members, alter or change the rights, preferences, or privileges of the Class A Units; or (ii) solely with respect to the Class B Members, alter or change the rights, preferences, or privileges of the Class B Units;

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(c)increase or decrease the authorized or issued number of Class A Units or Class B Units, or the Pro Rata Share represented by any Units or Class of Units, other than pursuant to the terms of this Agreement;
(d)incur Indebtedness other than (i) Emergency Loans pursuant to Section 4.05(a) in an aggregate principal amount outstanding at any one time of not more than two hundred million dollars ($200,000,000); (ii)Tax Equity Repurchase Loans pursuant to Section 4.05(b) in an aggregate principal amount outstanding at any one time not exceeding two hundred million dollars ($200,000,000) (plus the amount of any reasonable out-of-pocket costs, fees, and expenses incurred by the Company or the applicable Subsidiaries in connection with Tax Equity Repurchases); (iii) Tax Payment Loans pursuant to Section 4.05(c); (iv) Working Capital Loans pursuant to Section 4.05(d) in an aggregate principal amount outstanding at any one time not exceeding fifty million dollars ($50,000,000); and (v) any other Indebtedness (other than pursuant to Contractual Obligations and the foregoing clauses (i) through (iv)) in an aggregate principal amount outstanding at any one time not exceeding fifteen million dollars ($15,000,000); provided that Class A Member Approval and Class B Member Approval of the incurrence of any Indebtedness other than pursuant to Contractual Obligations and the foregoing clauses (i) through (iv) in an aggregate principal amount outstanding at any time exceeding fifty million dollars ($50,000,000) shall be subject to the Sole Discretion Standard; provided, further, that, after a Triggering Event Date, Class A Member Approval and Class B Member Approval shall be required under this Section 6.03(d) for the incurrence of any Indebtedness other than such Indebtedness set forth in the foregoing clauses (i) and (iii) and pursuant to Contractual Obligations);
(e)(i) pay or declare any dividend or distribution on any equity interest of the Company or any of its Subsidiaries, except (A) as expressly contemplated by this Agreement or by the Organizational Documents of the Tax Equity Entities and (B) dividends and distributions declared and paid by the Company’s Subsidiaries to the Company or to another Subsidiary of the Company; or (ii) redeem or repurchase any equity interests of the Company or any of its Subsidiaries, other than the redemption, repurchase, or other acquisition of the Tax Equity Interests of any Tax Equity Entity as contemplated by the applicable Organizational Documents;
(f)authorize or issue any new or additional Class A Units or Class B Units or other equity interests of the Company or any of its Subsidiaries, excluding the issuance of any Tax Equity Interests contemplated by the Execution Date Portfolio Project Model;
(g)convert the Company or any of its Subsidiaries to an entity other than a limited liability company or other limited liability entity, or dissolve or liquidate the Company or any of its Subsidiaries, (including pursuant to Section 12.01) or take any voluntary action to cause the Company or any of its Subsidiaries to become Bankrupt;
(h)purchase, rent, license, exchange, or otherwise acquire (each, an “Acquisition”) any assets, other than (i) Acquisitions in the ordinary course of business; (ii) any Tax Equity Repurchase, to the extent permitted by Section 4.05(b); and (iii) Acquisitions (other than those referred to in the foregoing clauses (i) and (ii)) for consideration not exceeding (A) ten million dollars ($10,000,000) in any single transaction or series of related transactions or (B) fifty million dollars ($50,000,000) in aggregate across all such Acquisitions; provided that any Acquisition of assets for consideration exceeding (1) thirty million dollars ($30,000,000) in any single transaction or series of related transactions or (2) one hundred

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fifty million dollars ($150,000,000) in aggregate across all such Acquisitions shall, in each case, be subject to the Sole Discretion Standard;
(i)Dispose of or Encumber, in any single transaction or series of related transactions, any assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, other than any Dispositions or Encumbrances (i) to a Subsidiary of the Company; (ii) required under applicable Law; (iii) in the ordinary course of business; (iv) in connection with Permitted Encumbrances; (v) pursuant to the exercise of a Power Purchaser Buyout Event; or (vi) of assets for consideration not exceeding (A) ten million dollars ($10,000,000) in any single transaction or series of related transactions or (B) fifty million dollars ($50,000,000) in aggregate across all such Dispositions or Encumbrances; provided that any such Disposition or Encumbrance of assets for consideration exceeding (1) thirty million dollars ($30,000,000) in any single transaction or series of related transactions or (2) one hundred fifty million dollars ($150,000,000) in aggregate across all such Dispositions or Encumbrances shall, in each case, be subject to the Sole Discretion Standard; provided, further, that, after a Triggering Event Date, Class A Member Approval and Class B Member Approval shall be required under this Section 6.03(i) for any Disposition or Encumbrance of any such assets (other than pursuant to the foregoing clauses (ii) through (v) and Contractual Obligations);
(j)merge or consolidate with, or acquire all or substantially all of the assets of, another Person (other than any such merger or consolidation with, or acquisition of, any direct or indirect wholly-owned Subsidiary of the Company) if the Company or any of its Subsidiaries is required to pay (or entitled to receive) consideration in such merger or consolidation having an aggregate fair market value exceeding ten million dollars ($10,000,000) in any such single merger or consolidation transaction or series of related merger or consolidation transactions or (ii) fifty million dollars ($50,000,000) in aggregate across all such merger and consolidation transactions); provided that any such merger, consolidation, or acquisition in which the Company (or a Subsidiary of the Company) is required to pay or is entitled to receive (or Members are entitled to receive) merger consideration having an aggregate fair market value exceeding (A) thirty million dollars ($30,000,000) in any such single merger or consolidation transaction or series of related merger or consolidation transactions or (B) one hundred fifty million dollars ($150,000,000) in aggregate across all such merger and consolidation transactions, shall, in each case, be subject to the Sole Discretion Standard;
(k)change any of its distribution policies, enter into any Contract that prohibits or restricts distributions, or requires the establishment of any cash reserves in excess of the cash reserves permitted under the definition of Available Cash under this Agreement;
(l)enter into a new line of business other than (i) with respect to the Company, that contemplated by Section 2.04; or (ii) with respect to any Subsidiary, that contemplated by the comparable provisions of the Organizational Documents of such Subsidiary (it being understood and agreed among the Members that neither green hydrogen production nor battery storage at any of the Projects shall constitute a new line of business, so long as such production or storage does not adversely affect the applicable Project Company’s ability to perform its obligations under the applicable Power Purchase Agreement to which such Project Company is a party);

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(m)enter into, modify, or terminate any joint venture or partnership or otherwise acquire the equity interests of any Person, other than (i) the entry into partnerships between or among direct or indirect, wholly-owned Subsidiaries of the Company; (ii) the acquisition of equity interests in a direct or indirect wholly-owned Subsidiary of the Company; (iii) in connection with the consummation of (A) any Tax Equity Financing with respect to any Project whose equity interests are Delayed Assets and (B) the Delayed Asset Closing with respect to the applicable Delayed Assets, in each case, in accordance with the terms and conditions of the NEER/NEP APA; and (iv) any Tax Equity Repurchase, to the extent permitted by Section 4.05(b); provided that any such joint venture or partnership or other acquisition of equity interests (other than those referred to in the foregoing clauses (iii) and (iv)) that, by its terms, requires the contribution or payment by the Company (or a Subsidiary of the Company) of an amount exceeding fifty million dollars ($50,000,000) shall be subject to the Sole Discretion Standard;
(n)make or amend any Tax election or allocation with respect to the Company or its Subsidiaries in a manner that (i) solely with respect to the Class A Members, would materially and adversely affect the Class A Units or (ii) solely with respect to the Class B Members, would materially and adversely affect the Class B Units (including changing the Company’s Tax treatment as a partnership for U.S. federal Tax purposes);
(o)(i) enter into, amend, or terminate any Material Contract or any Unaffiliated Material Project Agreement; (ii) suspend, accelerate, or defer any material payments under any Material Contract or Unaffiliated Material Project Agreement; or (iii) assign (to any Person other than a Subsidiary of the Company), waive or relinquish any material rights (or security posted) under any Material Contract or Unaffiliated Material Project Agreement, other than any action referred to in the foregoing clauses (i) through (iii) that (A) is taken in the ordinary course of business or (B) would not, on a pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such action had not been taken; provided that, after a Triggering Event Date, Class A Member Approval and Class B Member Approval shall be required under this Section 6.03(o) for any action described in the foregoing clauses (i) through (iii) (other than any such action taken in the ordinary course of business);
(p)enter into, amend, modify, or terminate any Affiliate Transaction, or waive any material rights under any Affiliate Transaction; provided, however, that neither Class A Member Approval nor Class B Member Approval shall be required for (i) Capital Calls pursuant to Section 4.04 to the extent permitted thereby; (ii) loans from Members or their Affiliates pursuant to Section 4.05 to the extent and in such amounts permitted thereby; (iii) Hedging Instruments with Affiliates in the ordinary course of business; or (iv) any other Affiliate Transaction in the ordinary course of business, on terms no less favorable to the Company or its applicable Subsidiary than generally available in an arm’s-length transaction, and that would not, on a pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such action with respect to such Affiliate Transaction had not been taken; provided, further, that, after a Triggering Event Date, Class A Member Approval and Class B Member Approval shall be required under this Section 6.03(p) for any loans from Members or their Affiliates pursuant to Section 4.05, other than Emergency Loans and Tax Payment Loans, to the extent permitted under Section 4.05;

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(q)commence, settle, terminate, or fail to pursue any Action other than a Tax controversy that is reasonably expected to involve payment by the Company or its Subsidiaries of an amount (excluding out-of-pocket fees, costs, and disbursements, but including reasonable attorneys’ fees and disbursements incurred by the Company and its Subsidiaries in connection therewith) in excess of ten million dollars ($10,000,000) with respect to any individual Action or twenty-five million dollars ($25,000,000) with respect to any group of related Actions; provided that any Action that is a Guaranteed Tax Credit Dispute shall remain subject to control by the NEP CEPF Member at all times and shall not require either Class A Member Approval or Class B Member Approval pursuant to this Section 6.03(q) or otherwise;
(r)accelerate, delay, defer, or otherwise modify any material payments, payables, or receivables, other than in the ordinary course of business, except as would not, on a pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such action had not been taken;
(s)adopt or materially amend any hedging plan (i) outside the ordinary course of business or (ii) in amounts exceeding the previously established hedging policy of the Company or any of its Subsidiaries;
(t)after a Triggering Event Date, (i) adopt any operating or capital budget with respect to any Fiscal Year commencing after a Triggering Event Date; (ii) materially modify any operating or capital budget then in effect; (iii) incur, or commit to incur, any material expenditure not included or provided for in the applicable operating or capital budget then in effect; or (iv) make any Capital Call, other than Capital Calls to provide funds to remedy an Emergency or make a Required Tax Payment; or
(u)enter into any written Contract agreeing to take any of the foregoing actions.
Each of Class A Member Approval and Class B Member Approval shall be subject to the following standards (each, a “Decision Standard”) (1) with respect to Major Decisions set forth in clauses (a), (b), (c), (f), (g), (l) and (t) of this Section 6.03 (and clause (u) of this Section 6.03, solely as it relates to the foregoing clauses in this clause (1)), Class A Member Approval and Class B Member Approval may each be granted or withheld in the sole discretion of the Members holding the applicable Class of Units (the “Sole Discretion Standard”); (2) with respect to Major Decisions set forth in clauses (e), (k), (n), (o), (p), (q), (r), and (s) of this Section 6.03 (and clause (u) of this Section 6.03, solely as it relates to the foregoing clauses in this clause (2)), neither Class A Member Approval nor Class B Member Approval shall be unreasonably withheld, conditioned, or delayed; and (3) with respect to Major Decisions set forth in clauses (d), (h), (i), (j), and (m) of this Section 6.03 (and clause (u) of this Section 6.03, solely as it relates to the foregoing clauses in this clause (3)), neither Class A Member Approval nor Class B Member Approval shall be unreasonably withheld, conditioned, or delayed, except to the extent, and solely with respect to such matters, expressly provided otherwise in each of the foregoing clauses.

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6.04Officers. For so long as NEP Renewables Holdings III serves as Manager of the Company, the Manager shall manage and administer the business and affairs of the Company through the officers, employees, agents, and consultants of NEP Renewables Holdings III. Each such officer, employee, agent, and consultant shall have the power, acting individually or jointly, to affix the signature of the Manager, on behalf of the Company, to all deeds, conveyances, mortgages, leases, obligations, bonds, certificates and other papers and instruments in writing that have been authorized by the Company, enter into contracts on behalf of the Company, and otherwise represent and bind the Company in all matters, in each case, in accordance with the scope of their respective duties. The Manager shall be responsible for the actions or inactions of the officers of the Company to the same extent as the Manager would be responsible if such actions and inactions were taken by the Manager. Notwithstanding the foregoing, the Manager may from time to time as it deems advisable appoint officers of the Company to act on behalf of the Company and assign in writing titles (including president, vice president, secretary, and treasurer) to any such person, and any such assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with such title.
6.05Business Opportunities.
(a)The Manager, each of the Members, and each of their respective Affiliates (collectively, the “Member Affiliated Parties”) may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any Member Affiliated Party the right to participate therein. Subject to Section 6.03(p), the Company may transact business with any Member Affiliated Party, and no Member Affiliated Party shall be restricted in its right to conduct, individually or jointly with others, for its own account any business activities. No Member Affiliated Party shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such business activities with, the Company or any Affiliate of any Member Affiliated Party by reason of such business activities. The provisions of this Section 6.05 constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.
(b)In furtherance of the foregoing, but subject to Section 6.03, each Member:
(i)renounces in advance each and every interest or expectancy it or any of its Member Affiliated Parties might be considered to have under the Act, at common law or in equity, by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member Affiliated Party now or in the future engages, that is presented to the Company, to any other Member Affiliated Party or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or Representative of the Company or of any other Member Affiliated Party; and
(ii)waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any other Member Affiliated Party might be considered to owe to the waiving Member, at common law or in equity, by reason of the waiving Member’s membership in the Company, to offer to the Company or the waiving Member or any of its Member Affiliated Parties any such business opportunity, or in any such opportunity to participate in any such business opportunity.

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(c)The Company:
(i)renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law, or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member Affiliated Party now or in the future engages, which is presented to such Member Affiliated Party or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or Representative of such Member or any of its Member Affiliated Parties; and
(ii)waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any Member Affiliated Party might be considered to owe to the Company, at common law or in equity, by reason of such Member’s membership in the Company, to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.
6.06Insurance Coverage. The Manager shall procure and maintain (or cause to be procured and maintained), on behalf of the Company and its Subsidiaries, such property and casualty insurance, including general liability, auto liability, workers’ compensation, employer’s liability, umbrella liability, directors and officers insurance, and such other types of insurance, in each case, as the Manager may deem necessary or appropriate in its reasonable discretion and as is consistent with any requirements under the Material Project Agreements and applicable industry standards for the industry in which the Company and its Subsidiaries operate.
6.07Exculpation and Indemnification.
(a)To the fullest extent permitted by Law, the Manager, each Member, each present and former officer of the Company, and each present and former Affiliate of the Manager and any Member, and each of their respective present and former officers, directors, stockholders, partners, members, managers, employees, Affiliates, representatives, and agents, and their respective successors, heirs, and legal and personal representatives (each, a “Covered Person”) shall have no liability to the Company, any Member, or any other Person and is hereby exculpated from any liability arising out of or relating to the Company, its business, assets, properties, Subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that the foregoing shall not eliminate any Covered Person from liability resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this Section 6.07 shall be deemed to impose fiduciary duties on the Manager or any Member or otherwise modify or limit the standard of care set forth in Section 6.02.
(b)To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Claims in which such Covered Person may be involved, or threatened to be involved, as a party, a witness, or otherwise, arising out of or relating to the Company, its business, assets, properties, Subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that no Covered Person shall be entitled to indemnification under this Section 6.07(b) with respect to any Claim to the extent (i) resulting from (A) fraud, gross negligence, or the willful misconduct of such Covered Person, (B) any breach of the express provisions of this Agreement, or (C) any bad faith breach of the implied contractual covenant of

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good faith and fair dealing or (ii) initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Manager in connection with Claims brought against such Covered Person by Persons that are not the Company (or any of its Subsidiaries) or Affiliates of the Company or any of its Subsidiaries. Expenses incurred by a Covered Person in defending any Claim shall be paid by or on behalf of the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.07(b).
(c)The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered Person in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnity or advance expenses to such Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of the Manager or any Member (or any insurance policy covering the Manager or such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Any such Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such third party the rights to which it is so subrogated.
(d)The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Covered Persons under this Agreement shall apply to any amounts expended by any other indemnitor under any other agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Claims to the extent such amounts extended by such other indemnitor are on account of any unpaid indemnity amounts hereunder.
(e)The right of any Covered Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by Contract or as a matter of Law or equity, and extend to such Covered Person’s successors, assigns, and legal representatives.

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(f)If this Section 6.07 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or properly constituted arbitration panel, then the Company shall nonetheless, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person entitled to be indemnified pursuant to this Section 6.07 as to liabilities to the full extent permitted by any applicable portion of this Section 6.07 that shall not have been invalidated.
ARTICLE 7
DISPOSITIONS AND RESTRICTIONS ON DISPOSITIONS

7.01General Restrictions on Dispositions.
(a)Except as otherwise provided in Section 4.03 or as permitted by this Article 7, (i) prior to the sixth (6th) anniversary of the Effective Date, no Class A Member or other holder of Class A Units may Dispose of all or any portion of its Class A Units (including any Pro Rata Share with respect to any Class A Units) without the prior consent of the Class B Member Representative, other than any Dispositions of Class A Units (A) by any Class A Member or other holder of Class A Units to any one or more of its Affiliates, or (B) in connection with any CEPF Liquidity Event effected in accordance with Section 7.09 of the CEPF LLC Agreement; and (ii) prior to the sixth (6th) anniversary of the Effective Date, no Class B Member or other holder of Class B Units may Dispose of all or any portion of its Class B Units (including any Pro Rata Share with respect to any Class B Units) without the prior consent of the Manager, other than (A) any Dispositions of Class B Units by any Class B Member or other holder of Class B Units to any one or more of its Affiliates, (B) any Disposition of Class B Units held by the NEER Member or any of its Affiliates to any Person (whether or not an Affiliate of the NEER Member), and (C) any Disposition of Class B Units to a Successor-in-Interest upon conclusion of Insolvency Proceedings; provided, however, that (1) each Class A Member shall be permitted to pledge all or any portion of its Membership Interest in, and right to receive distributions with respect to, its Class A Units (including any Pro Rata Share with respect to such Units) solely in connection with a Class A Permitted Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class A Permitted Financing on pledged Class A Units shall not require consent of the Class B Member Representative or be deemed to violate this Section 7.01(a)); and (2) each Class B Member shall be permitted to pledge all or any portion of its Membership Interest in, and right to receive distributions with respect to, its Class B Units (including any Pro Rata Share with respect to such Units) solely in connection with a Class B Permitted Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class B Permitted Financing on pledged Class B Units shall not require consent of the Manager or be deemed to violate this Section 7.01(a)); provided, further, that (I) in the case of any foreclosure on pledged Class A Units, the initial Disposition by any lender or other pledgee of pledged Class A Units in connection with or following any such foreclosure shall remain subject to Section 7.01(b), and any and all subsequent Dispositions of such pledged Class A Units shall be subject to all of the terms and conditions of this Article 7, and (II) in the case of any foreclosure on pledged Class B Units, the initial Disposition by any lender, noteholder, or other pledgee of pledged Class B Units in connection with or following any such foreclosure, including to a Successor-in-Interest, shall remain subject to Section 7.01(b), and any and all subsequent Dispositions of such Class B Units shall be subject to all of the terms and conditions of this Article 7. Subject to compliance with the requirements of Section 7.01(b) and the rights of the NEP CEPF Member set forth in Section 7.01(c) with respect to Class B Units, (y) at any time on or after the sixth (6th) anniversary of the Effective Date, each of the Class A Members, Class B Members, and other holders of Class A Units or Class B Units may Dispose of all or

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any portion of its Class A Units or Class B Units (including the Pro Rata Share with respect to such Units), as applicable, to any Person. Notwithstanding any other provision of this Agreement, in no event shall any (aa) Class A Member or other holder of Class A Units be permitted to Dispose of all or any portion of its Class A Units (including any Pro Rata Share with respect to any such Class A Units) to any NEP Excluded Party without the prior consent of the Class B Member Representative and (bb) Class B Member or other holder of Class B Units be permitted to Dispose of all or any portion of its Class B Units (including any Pro Rata Share with respect to any such Class B Units) to any Class B Excluded Party without the prior consent of the Manager; provided, however, that, to the extent Class A Units are owned by the Class B Member Representative or any of its Affiliates, the consent of the Class B Member Representative to the Disposition of such Class A Units to a NEP Excluded Party shall be required, and to the extent Class B Units are owned by a NEP Class B Party, the consent of the Manager to the Disposition of such Class B Units to a Class B Excluded Party shall be required; provided, further, that, if the NEER Member or any of its Affiliates Disposes of Class B Units to a Person that is not an Affiliate of the NEER Member, the Manager shall not be entitled to consent to the Disposition of such Class B Units to any Class B Excluded Party. Each Member agrees that it shall provide the Manager and the other Members with prior notice of any proposed Disposition or Encumbrances of its Membership Interests (a “Disposition Notice”). Any attempted Disposition or Encumbrance of a Membership Interest (including any Class A Units or Class B Unit, or any rights with respect thereto) that is not in strict compliance with this Article 7 shall be, and is hereby declared, null and void ab initio. and of no force or effect, and the Company shall not recognize or record in its books and records any such purported Disposition or Encumbrance (or any purported transferee or pledgee in connection therewith).
(b)An Assignee may be admitted to the Company as a Member, with respect to the Units (and corresponding Pro Rata Share) so Disposed of to such Assignee, only if such Disposition is effected in accordance with Section 7.01(a) and in compliance with the requirements of this Section 7.01(b) and, if and to the extent applicable, Section 7.01(c). In addition to the requirements set forth in Section 7.01(a), any Disposition of a Membership Interest and admission of an Assignee as a Member shall be subject to each of the following requirements, and any attempted Disposition (and admission, if applicable) shall not be effective unless and until such requirements are complied with or satisfied; provided that the Manager, in its sole and absolute discretion, may waive any of the following requirements (it being understood and agreed that each of (y) the Disposition of Class A Units to NEP Acquisitions by NEP SellCo in accordance with and pursuant to the NEER/NEP APA and (z) the Disposition of Class A Units to NEP Renewables III by NEP Acquisitions through one or more assignments, distributions, or contributions to Affiliates of NEP Acquisitions, in each case, shall be deemed to satisfy all requirements set forth in this Article 7 to effect such Disposition and to admit NEP Renewables III as a Class A Member upon consummation of the CEPF Closing on the CEPF Closing Date):
(i)Disposition Documents. The following documents must be delivered to the Manager and must be satisfactory, in form and substance, to the Manager in connection with any Disposition of Units (provided that, in the case of a Disposition pursuant to a foreclosure under a Class A Permitted Financing or a Class B Permitted Financing, the documents under clause (B) below shall be required to be executed and delivered by only the Assignee (and not the Disposing Member) and all expenses required to be paid under clause (ii) below may be paid solely by the applicable Assignee):

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(A)Disposition Instrument. A fully executed copy of the instrument pursuant to which the Disposition is effected.
(B)Ratification of and Joinder to this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 7.01(b)(i)(A): (1) the notice address of the Assignee and, if applicable, each Parent of the Assignee; (2) the Pro Rata Share, after giving effect to the Disposition, of each of the Disposing Member and its Assignee (which together must total the Pro Rata Share of the Disposing Member before the Disposition); (3) the Assignee’s ratification of this Agreement and agreement to be bound by this Agreement, and Assignee’s confirmation that the representations, warranties, and covenants in Section 3.02 and Section 8.04 are true and correct with respect to it; and (4) representations and warranties by the Disposing Member and its Assignee that the Disposition and admission of Assignee are being made in accordance with all applicable Laws and in compliance with the requirements set forth in Section 7.01(b)(iv) and Section 7.01(b)(v) and, to the extent applicable, the terms of any Class A Permitted Financing or Class B Permitted Financing and do not result in any violation thereof or default thereunder.
(C)Ratification of and Joinder to Management Services Agreement. In the event of (1) any Disposition by the NEER Member or any of its Affiliates of Class B Units to a Person that is not an Affiliate of the NEER Member, the Management Services Agreement as a Master Service Recipient (as defined in the Management Services Agreement); and (2) any other Disposition of Class B Units (including any Disposition of Class B Units to a Successor-in-Interest, upon conclusion of, or otherwise in connection with, an Insolvency Proceeding, but subject to such Successor-in-Interest’s right to terminate the Management Services Agreement pursuant to the Management Services Agreement upon payment in full of the Successor Termination Fee (or, if applicable, its Applicable Portion of the Successor Termination Fee) in accordance with the terms thereof), an instrument, executed by such Assignee containing the Assignee’s joinder to and ratification of the Management Services Agreement and agreement to be bound by the Management Services Agreement as a Master Service Recipient and assumption of the obligations under the Management Services Agreement, including assumption of the Master Service Recipient’s obligations with respect to payment of the Management Fee pursuant to and in accordance with the terms thereof (and assumption of any Accrued MSA Amount) and each

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of the other rights, obligations, and other provisions applicable to a Master Service Recipient under the Management Services Agreement, as well as the Class B Distribution Offset; provided that, in the event of a Disposition of less than all of the outstanding Class B Units to an Assignee, such Assignee shall be required to agree in such joinder and ratification to pay its Applicable Portion of any Accrued MSA Amount and any applicable Termination Fee or Successor Termination Fee.
(ii)Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission on or before the tenth (10th) day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined or made known to the Company.
(iii)No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any of its liabilities to the Company or the other Members arising from events or circumstances occurring prior to the Disposition.
(iv)No Violation of Laws. No Disposition of a Membership Interest shall be permitted unless such Disposition is being made (A) pursuant to a valid exemption from registration under the Securities Act and any applicable state securities Law and in accordance with such securities Laws and (B) in accordance with all other applicable Laws.
(v)PTP. No Disposition shall be permitted if such Disposition would result in the Company’s being treated as a publicly traded partnership subject to Tax as an association for U.S. federal income tax purposes.
(c)If, at any time on or after the sixth (6th) anniversary of the Effective Date, any Class B Member or other holder of Class B Units wishes to Dispose of any or all of its Class B Units (together with the Pro Rata Share with respect to such Units) other than to an Affiliate or Affiliated Investment Vehicle, then NEP Renewables Holdings III shall have a right to acquire such Class B Units in accordance with the following provisions:
(i)The Disposing Member shall provide NEP Renewables Holdings III with a Disposition Notice specifying (i) the number of such Class B Units (and corresponding Pro Rata Share) that such Disposing Member intends to Dispose of; (ii) the proposed price per Class B Unit and aggregate purchase price for all such Class B Units that the Disposing Member would be willing to accept for the sale of such Class B Units, specifying the form of consideration (including cash, Cash Equivalents, or publicly traded securities) that the Disposing Member would be willing to accept; and (iii) the identity of the potential purchasers of such Class B Units identified by the Disposing Member (and for each such potential purchaser, its ultimate parent entity or beneficial owners).

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(ii)NEP Renewables Holdings III shall have a period of up to thirty (30) days following receipt of such Disposition Notice to offer in writing (an “Offer Notice”) to purchase all of the Class B Units specified in the Disposition Notice (including the corresponding Pro Rata Share with respect to such Class B Units) at the proposed purchase price specified in such Offer Notice (which purchase price may be payable in cash, Cash Equivalents, or publicly traded securities as set forth in such Offer Notice), and such Offer Notice shall set forth the other material terms and conditions of NEP Renewables Holdings III’s offer and the date on which such purchase is proposed to be consummated.
(iii)If NEP Renewables Holdings III fails to submit an Offer Notice within such period of thirty (30) days or if such Disposing Member rejects NEP Renewables Holdings III’s offer contained in the Offer Notice, then, for a period of one hundred eighty (180) days thereafter, the Disposing Member shall be permitted to Dispose of all (but not less than all) of the Class B Units, together with the corresponding Pro Rata Share of such Class B Units, specified in the Disposition Notice at an aggregate purchase price that is at least five percent (5%) greater than the purchase price set forth in the Disposition Notice delivered to NEP Renewables Holdings III pursuant to Section 7.01(c)(i) and on terms that are otherwise, in the aggregate, no less favorable to such Class B Member or other holder than those offered by NEP Renewables Holdings III pursuant to the Offer Notice (as described therein) (including taking into account the certainty of financing and consummating such purchase, the amount and form of consideration (including any minority or liquidity discounts), and such other factors as such Disposing Member may reasonably determine in good faith), subject to compliance with Section 7.01(b).
(iv)Each Class B Member a hereby agrees that, in connection with any Disposition of its Class B Units and corresponding Pro Rata Share, pursuant to this Section 7.01(c), such Class B Member shall use all cash and all Cash Equivalents received pursuant to this Section 7.01(c) (net of any deductions or withholdings required under applicable Law) and all other cash on hand and all Cash Equivalents of such Class B Member, to repay all of such Class B Member’s then outstanding Indebtedness required to be repaid under any applicable Class B Permitted Financing (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to this Section 7.01(c) are Encumbered, plus the amounts required to be paid by such Class B Member constituting amounts owed by such Class B Member as termination payments or unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates such that the Class B Units being acquired pursuant to this Section 7.01(c) shall be free and clear of all Encumbrances upon the consummation of such Disposition.
(v)NEP Renewables Holdings III may, in its sole discretion, assign to NEP or any Affiliate of NEP, its right to purchase the Class B Units and corresponding Pro Rata Share of any Disposing Member pursuant to this Section 7.01(c).

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(d)Notwithstanding anything in this Agreement to the contrary, no Member may Dispose of all or any portion of its Membership Interest to the extent (i) the transferee is, during (A) the period that production Tax credits under Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity, or (B) the period that includes any applicable depreciation recovery period of any direct or indirect asset of a Tax Equity Entity and continues until the one year anniversary thereof, a Person who is a Related Party; (ii) the Disposition would, with respect to any Tax Equity Investor, result in any recapture, loss, unavailability, delay, or disallowance of all or a portion of any federal income tax credits otherwise available pursuant to Section 45 of the Code or Section 48 of the Code (or, in each case, any successor provision) allocated or allowed, or that would otherwise be allocable or allowable, to such Tax Equity Investor; (iii) during the (y) applicable investment Tax credit recapture period or (z) applicable depreciation recovery period of a Tax Equity Entity with respect to any of its direct or indirect assets, the Disposition would cause all or a portion of any of the assets held by the Company or any of its Subsidiaries to become “tax-exempt use property” within the meaning of Section 168(h) of the Code during any applicable recovery period; or (iv) such Disposition would result in the failure of any representation made by any Member pursuant to Section 8.04 to be true; provided that this clause (iv) shall not apply to the Disposing Member if such Disposition is of all of the Class A Units or Class B Units then owned by such Disposing Member.
ARTICLE 8
TAXES

8.01Tax Returns. The Manager shall cause the Company to engage an independent accounting firm to prepare and timely file (on behalf of the Company) all federal, state, and local Tax returns required to be filed by the Company and its Subsidiaries. Each Member shall furnish to the Manager all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s Tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Within one hundred fifty (150) days after the end of each calendar year, the Company shall provide estimated federal, state and local income Tax information and schedules as may be necessary for Tax reporting purposes, including Internal Revenue Service Schedule K-1, and shall provide final information on or about August 15 of each calendar year. The Company shall promptly provide any other Tax information reasonably requested by each Member with respect to such year.
8.02Certain Tax Matters.
(a)The Company shall make the following elections on the appropriate Tax returns:
(i)to adopt as the Company’s fiscal year the calendar year;
(ii)to adopt the accrual method of accounting;
(iii)if a distribution of the Company’s property occurs as described in Section 734 of the Code or upon a transfer of Membership Interest as described in Section 743 of the Code, an election pursuant to Section 754 of the Code to adjust the basis of the Company’s properties; provided that, notwithstanding the foregoing, the Company shall make an election under Section 754 of the Code with respect to the taxable year that includes the CEPF Closing Date;

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(iv)to elect to deduct or amortize the organizational expenses of the Company in accordance with Section 709(b) of the Code; and
(v)subject to Section 8.03(g), any other election the Manager may deem appropriate.
(b)Neither the Company nor any Member shall make an election for the Company or any of its direct or indirect Subsidiaries to be (i) subject to Tax as an association for U.S. federal income tax purposes or (ii) excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law and no provision of this Agreement shall be construed to sanction or approve such an election.
8.03Partnership Representative.
(a)The Manager shall serve as the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative shall inform each other Member of all material matters that may come to its attention in its capacity as the Partnership Representative by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all material written communications it may receive in that capacity. The Manager is hereby directed and authorized to take whatever steps it, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS, designating an individual to serve as the sole individual through whom the Partnership Representative will act, and taking such other action as may from time to time be required under the Treasury Regulations. The Manager will remain as the Partnership Representative so long as it retains any ownership interests in the Company unless it requests that it not serve as Partnership Representative; provided, however, that, notwithstanding the foregoing, the Manager shall not be permitted to resign unless and until the Members have found a replacement Partnership Representative approved unanimously in writing by the Members.
(b)Notwithstanding anything in this Agreement to the contrary, and with the exception that the Class A Member Approval and Class B Member Approval described in this paragraph is not required for any Guaranteed Tax Credit Dispute, the Partnership Representative must: (i) obtain Class A Member Approval and Class B Member Approval (not to be unreasonably withheld, conditioned, or delayed) with respect to (y) commencing any judicial or administrative action or appealing any adverse determination of a Governmental Authority, in each case relating to Taxes and (z) surrendering, settling or compromising any audit or proceeding relating to Taxes, in each case of clause (y) or (z), only to the extent such action, adverse determination, audit or proceeding, as applicable, relates to a taxable period during which a Member other than NEP CEPF Member or any of its Affiliates held Class A Units or Class B Units; and (ii) inform and consult with each Class A Member and Class B Member, on a timely basis, regarding the status of investigations, audits, proceedings and negotiations with any Governmental Authority, in each case, to the extent relating to Taxes and a taxable period during which a Member other than NEP CEPF Member or any of its Affiliates held Class A Units or Class B Units. Any reasonable cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. For the avoidance of doubt, neither Class A Member Approval nor Class B Member Approval shall be required pursuant to this Section 8.03 in connection with any Guaranteed Tax Credit Dispute; provided that the Partnership Representative shall keep the Class A Members and the Class B Members reasonably informed in connection with the developments in any a Guaranteed Tax Credit Dispute and consider any reasonable comments received in connection therewith.

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(c)The Partnership Representative may, in its reasonable discretion, make the election provided by Section 6221(b) of the Code to have Subchapter C of Chapter 63 of the Code not apply (the “Election Out”).
(d)If the Internal Revenue Service proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s (or former Member’s) distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code (a “Covered Audit Adjustment”), the Partnership Representative may (but shall not be required to) elect, to the extent that such election is available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members, if applicable), and the Election Out was not previously made, to apply the alternative method provided by Section 6226 of the Code (the “Alternative Method”). To the extent that the Partnership Representative does not elect the Alternative Method with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (a) request information necessary to, and to make any modifications available under Sections 6225(c) of the Code to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members) as would, reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (b) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income Tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return and payment of any related U.S. federal income Taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (a)). Similar procedures shall be followed in connection with any state or local income Tax audit that incorporates rules similar to Subchapter C of Chapter 63 of the Code.
(e)Notwithstanding any provision of this Agreement to the contrary, any Taxes, penalties, and interest payable under Subchapter C of Chapter 63 of the Code by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (and former Members if applicable) of the Company, and the Partnership Representative shall cause the Company to allocate the burden of any such Company Level Taxes to those Members (and former Members if applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 8.03(d) that reduce the amount of Company Level Taxes. All Company Level Taxes allocated to a Member (or a former Member if applicable), at the option of the Manager, shall (i) be promptly paid to the Company by such Member (or former Member if applicable) (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.01 or Section 5.02 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 5.03 (“Option B”). If the Manager selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member (or former Member if applicable) shall be treated as a distribution to such Member (or former Member) and the payment by such Member (or former Member) to the Company shall be treated as a capital contribution for U.S. federal income tax purposes; provided that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Member) under this Agreement. If the Manager selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Company Level Taxes at the time such Company Level Taxes are paid by the Company. To the fullest extent permitted by applicable Law, each Member (whether or not such Member becomes a Member after

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the Effective Date) hereby agrees to indemnify and hold harmless the Company and the other Members (or former Members if applicable) from and against any liability for Company Level Taxes allocated to such Member in accordance with this Section 8.03(e) (including, with respect to any former Member, any Company Level Taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member was treated as holding an interest in the Company).
(f)If any Member intends to file a notice of inconsistent treatment under Section 6222(c) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
(g)Except as may be required by applicable Law, the Manager and the Company shall not make any election or take any action, including such elections or actions specifically authorized under this Section 8.03, that reasonably would be expected to have a disproportionate adverse effect on the NEER Member or the NEP CEPF Member or any of their Affiliates or direct or indirect investors.
8.04Certain Agreements. Each Member represents, as of the Effective Date and the CEPF Closing Date, and covenants to the Company and each other Member that, during the period in which such Member holds a Membership Interest in the Company, (a) such Member’s ownership of a Membership Interest (and any indirect ownership of such Membership Interest) will not (i) during the applicable investment Tax credit recapture period or any applicable depreciation recovery period of a Tax Equity Entity with respect to any direct or indirect asset, cause any portion of the Company’s or any of its Subsidiaries’ assets or their respective Subsidiaries to be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code or (ii) result in a Tax Equity Entity having a direct or indirect owner that (A) is not “United States person” within the meaning of Code Section 7701(a)(30) (other than any such owner who holds its interest in the Tax Equity Entity indirectly through an entity classified as a U.S. corporation for U.S. federal income tax purposes), (B) is subject to withholding pursuant to Section 1446 of the Code with respect to its interest in the Company, or (C) during (y) the period that production Tax credits under Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity, or (z) the period that includes any applicable depreciation recovery period of any direct or indirect asset of a Tax Equity Entity and continues until the one year anniversary thereof, is a Related Party; and (b) such Member is not a “publicly traded partnership” (within the meaning of Section 7704 of the Code).

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ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS

9.02Maintenance of Books.
(a)The Manager shall keep or cause to be kept at the principal office of the Company or at such other location it deems necessary or appropriate complete and accurate books and records of the Company, including all books and records necessary to provide to the Members, subject to Section 3.08, any information required to be provided pursuant to Section 3.07, Section 9.02, and Section 9.03, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of its Members and the Manager, and any other books and records that are required to be maintained by applicable Law.
(b)The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year; (ii) maintained on an accrual basis in accordance with GAAP; and (iii) audited by a nationally recognized certified public accounting firm selected by the Manager and retained by the Company at the end of each Fiscal Year; provided that the Members’ Capital Accounts shall be maintained in accordance with Article 4 and Article 5.
9.02Reports.
(a)No later than one hundred seventy-five (175) days following the end of each Fiscal Year of the Company, the Manager shall deliver, or cause to be delivered, to each Member annual financial statements of the Company and its Subsidiaries on a consolidated basis audited by a nationally recognized certified public accounting firm and prepared in accordance with GAAP, including a balance sheet and statements of income, Members’ equity, and changes in cash flows, as of the end of the immediately preceding fiscal year, starting with the year ended December 31, 2022.
(b)No later than seventy-five (75) days following the last day of each of the first three Quarters of each Fiscal Year of the Company, beginning with the quarter ending on March 31, 2022, the Manager shall deliver, or cause to be delivered, to each Member an unaudited balance sheet and statements of income, Members’ equity, and changes in cash flows of the Company and its Subsidiaries on a consolidated basis for such Quarter; provided that the Manager shall deliver to each Member an unaudited balance sheet and statements of income, Members’ equity, and changes in cash flows of the Company and its Subsidiaries for the fourth Quarter of each fiscal year, beginning with the period ending on December 31, 2022, no later than ninety (90) days following the last day of such Quarter. All unaudited financial statements shall be prepared in all material respects in conformance with GAAP, based on the information available at the time such financial statements are issued, subject to normal year-end adjustments and the absence of footnotes. Within thirty (30) days after the end of each Month, the Manager shall prepare and deliver to each Member an operating narrative report regarding the operational performance of the assets of the Company and its Subsidiaries on a consolidated and a Project basis including, to the extent available, technical reports and data with respect to generation, availability, average realized price, average realized basis, and curtailment. The Manager shall deliver, or cause to be delivered, to each Member the annual budget, if any, of the Company and its Subsidiaries.

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(c)Each Member shall be permitted, subject to Section 3.08, to deliver to its lenders or holders of any debt instruments under any applicable Class A Permitted Financing or Class B Permitted Financing any financial information or report delivered to it by the Manager pursuant to this Section 9.02.
(d)The Company or the Manager shall deliver to each Member any report, financial statements, or other information delivered by any Tax Equity Entity to its Tax Equity Investors, to the extent such report, financial statements, or other information is not otherwise contained in any other report, financial statements, or other information previously or contemporaneously delivered to Members pursuant to this Section 9.02. The Company or the Manager shall deliver to each Member a copy of any report, financial statements, or other information that is delivered by any Tax Equity Entity to its lenders under any credit agreement or other agreement of Indebtedness to which such Tax Equity Entity is a party or to any other Person holding equity interests in such Tax Equity Entity, in each case, solely to the extent the Company has received such report, financial statements, or other information.
(e)The cost of preparing any report, financial statements, or other information required to be prepared by the Company pursuant to this Section 9.02 shall be borne by the Company. All reports and information delivered to the Members pursuant to this Section 9.02 (and all such reports and information delivered by the Member to their lenders) shall be subject to the provisions of Section 3.08.
9.03Information Updates. From and after a Triggering Event Date, if requested by the Class A Member Representative or Class B Member Representative upon reasonable advance notice, and at reasonable times during usual business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries, the Manager will make the senior management, employees, and representatives of the Company and its Subsidiaries available to answer questions regarding the performance of, and annual operating budget and capital expenditure budget of, the Company and its Subsidiaries.
9.05Bank Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Manager may determine. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Manager. The Company’s funds may not be commingled with the funds of any other Person. All withdrawals from any such depository shall be made only as authorized by the Manager and shall be made only by check, wire transfer, debit memorandum, or other written instruction.
9.05Compliance with Laws. The Manager shall cause the Company (a) to adopt, revise, and maintain policies and procedures as may be required by, and in any event designed to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, and employees in all material respects with all applicable Laws, including Sanctions, the FCPA, as amended, and applicable Anti-Corruption Laws, and (b) not to transact any business with or for the benefit of any Sanctioned Person or otherwise violate Sanctions.

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ARTICLE 10
WITHDRAWAL

10.01No Right of Voluntary Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company without the prior written consent of all remaining Members, in their sole and absolute discretion.
10.02Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company if such Member is Bankrupt or if it is unlawful for a Member to continue to be a Member. If there occurs an event that makes it unlawful for a Member to continue to be a Member, then the Members shall negotiate in good faith to determine a workaround to allow such Member to continue to receive the benefits of being a Member.
10.03Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”) must comply with the following requirements in connection with its deemed Withdrawal:
(a)The Withdrawn Member ceases to be a Member, and shall not have any of the rights of a Member under this Agreement or the Act, immediately upon the occurrence of the applicable Withdrawal event.
(b)The Withdrawn Member shall be entitled to receive distributions from the Company only as set forth in Section 702(b)(2) of the Act and Section 10.03(e), to exercise any voting or consent rights, or to receive any information or reports (or access to information) from the Company. The Pro Rata Share of such Withdrawn Member shall not be taken into account in calculating the Pro Rata Share of the remaining Members for any purposes of this Agreement.
(c)The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.
(d)The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrued prior to the Withdrawal.
(e)The Withdrawn Member shall (i) have the status of only an Assignee, and not a Member, and (ii) be entitled to receive, in such capacity, its share of the Net Profits and Net Losses of the Company and to receive its portion of each distribution that is made by the Company pursuant to Section 5.01, Section 5.02, and Section 5.03 as if it held the Membership Interest held immediately prior to its Withdrawal. From the date of the Withdrawal to the date on which the Company is dissolved and its affairs wound up in accordance with Article 12, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company, (B) not include any right on the part of the Withdrawn Member to receive any interest or other amounts with respect thereto (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member); (C) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the Withdrawn Member; and (D) be treated as a liability of the Company for purposes of Section 12.02.

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(f)Except as set forth in Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.
(g)The Pro Rata Share of each of the remaining Members shall be amended to reflect the Withdrawal of the Withdrawn Member and the elimination of such Withdrawn Member’s Pro Rata Share, and such Withdrawn Member’s Class A Units or Class B Units, as applicable, shall be deemed cancelled and extinguished.
(h)All costs and expenses incurred by the Withdrawn Member in connection with its Withdrawal shall be borne by such Withdrawn Member, and the Withdrawn Member shall reimburse all other Members for all costs and expenses incurred by such Members in connection with such Withdrawal.
ARTICLE 11
DISPUTE RESOLUTION

11.01Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort, or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) subject to Section 11.02, any deadlock among the Members with respect to any matter subject to a vote of the Members, and (c) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be determined solely by the Manager. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.
11.02Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.
11.03Courts. If a Dispute is still unresolved following ten (10) Business Days after the Disputing Members attempted in good faith to resolve the Dispute in accordance with Section 11.02, then any of such Disputing Members may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Members irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in the manner provided in Section 13.01. Each of the Members hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH MEMBER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

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ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
11.04Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that neither the Company nor any Member shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04, and each Member waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION

12.01Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(a)consent of the Manager, Class A Member Approval, and Class B Member Approval; or
(b)an event that makes it unlawful for the business of the Company to be carried on; provided that, if such an event occurs, then the Class A Member Representative and Class B Member Representative shall negotiate in good faith to determine a workaround to allow the business of the Company to be lawfully carried on and such event shall not be deemed a “Dissolution Event” unless and until the Members mutually agree that no such workaround is reasonably feasible.

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Each Member hereby expressly waives its right to make an application for, or otherwise seek or pursue, the dissolution of the Company pursuant to Section 18-802 of the Act.
12.02Winding-Up and Termination.
(a)On the occurrence of a Dissolution Event, the Manager shall, or shall designate another Person to, serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(i)as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the liquidator’s choosing of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;
(ii)the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities, expenses, and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)all remaining assets of the Company shall be distributed to the Members, subject to Section 5.07, as follows:
(A)the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Section 5.04 and Section 12.02(b);
(B)with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been previously reflected in the Capital Accounts would be allocated among the Members if there were a taxable Disposition of that property for the fair market value of that property on the date of distribution, as determined by the Manager in its reasonable discretion (it being agreed by the Members that a determination by the Manager that the fair market value of any such property equals the value of such property reflected in current financial statements prepared in accordance with GAAP shall be deemed reasonable); and

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(C)Company property (including cash) shall be distributed among the Members in accordance with their respective positive Capital Account balances; and those distributions shall be made before the end of the taxable year in which liquidation of the Company occurs or, if later, within 90 days after the date of the liquidation of the Company.
(b)Notwithstanding anything in Section 5.04 to the contrary, in the Fiscal Year or other applicable period in which a Dissolution Event occurs, items of income, gain, loss, and deduction shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 5.01.
(c)The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
(d)No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that the liquidator reasonably determines may ever be needed again by one or more Persons who were Members as of the dissolution or termination shall be retained by the Manager or its designee, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three (3) years. After the expiration of such period of three (3) years, if the Manager (or its designee) no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution or termination a reasonable opportunity to take over such custody, (i) shall deliver such books and records to such Persons if they elect to take over such custody (or as all of such Persons otherwise direct) and, upon request by any other Person that elects to take custody (and at such other Person’s cost), deliver a copy of such books and records to such other Person, or (ii) may destroy such books and records if no such Person so elects.
12.03Deficit Capital Accounts. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in its or another Member’s Capital Account. However, in the event the Company’s indirect interest in Moonlight Bay Company or Stargrass Company is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) and Moonlight Bay Holdings or Stargrass Holdings has a deficit capital account balance (after giving effect to all contributions, distributions, and allocations for all taxable years of Moonlight Bay Holdings or Stargrass Holdings, as applicable, including the taxable year in which such liquidation occurs), then the Members will each make Capital Contributions to the Company in an aggregate amount as shall be necessary to restore the deficit capital account of Moonlight Bay Holdings or Stargrass Holdings, as applicable, to the extent required under Section 10.2 of the Moonlight Bay Company LLC Agreement or Section 10.2 of the Stargrass Company LLC Agreement, as applicable, with each Member being required to fund its pro rata share of such Capital Contribution in proportion to the cumulative amount of Net Loss allocated to such Member pursuant to Section 5.04 in the then-current and all prior periods, and such aggregate amount will be further contributed by the Company to Moonlight Bay Holdings or Stargrass Holdings, as applicable, to be used to restore such deficit capital account.

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12.04Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Manager shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.
ARTICLE 13
GENERAL PROVISIONS

13.01Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient by electronic mail (a copy of which may be delivered in person or by courier or mail). A notice, request, or consent given under this Agreement is effective on receipt by the applicable Member. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the Manager and the other Members. Any notice, request, or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
13.02Entire Agreement; Superseding Effect. This Agreement together with the NEER/NEP APA (and each other agreement required hereby and thereby) constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements.
13.03Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute of limitations has run.
13.04Amendment or Restatement. Each of this Agreement and the Delaware Certificate may, subject to Section 6.03, be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Manager. Notwithstanding the foregoing, (a) the Manager may amend this Agreement without the approval of any Members (i) to implement the valid admission of New Members or Assignees as Members; (ii) to correct typographical, formatting, cross-referencing, or other similar errors; and (iii) to update Exhibit A from time to time to reflect the valid admission of New Members, the valid admission of Assignees as Members, the making of additional Capital Contributions by Members, the issuances of Class A Units, Class B Units, or other classes or groups of Membership Interests, adjustments to the Pro Rata Share applicable to any Units pursuant to Section 4.02, and the Disposition of Membership Interests, so long as such transactions were approved and consummated in accordance with the terms of this Agreement; and (b) if the Manager determines that any amendment of this Agreement is necessary to satisfy any Law, the Members shall negotiate in good faith to enter into an amendment of this Agreement to satisfy such Law that is mutually agreeable.

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13.05Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
13.06Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business, and legal position as they would have been in if the original provision had been valid and enforceable.
13.07Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.07 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.
13.08Appointment of Class B Member Representative.
(a)By the execution and delivery of this Agreement (or any joinder or counterpart thereto), each Class B Member other than the NEP Class B Parties hereby irrevocably constitutes and appoints the Class B Member Representative as the true and lawful agent and attorney-in-fact of such Class B Member, with full power of substitution to act jointly in the name, place, and stead of such Class B Member to act on behalf of such Class B Member in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class B Member Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class B Member Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) grant any and all approvals or consents on behalf of such Class B Member pursuant to this Agreement, and any and all other matters requiring the consent or approval of such Class B Member under this Agreement or any other agreement, instrument, or document contemplated hereby or in connection with the Class B Units held by such Class B Member, other than any such matter that requires consent of any particular Class B Member, (iii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to such Class B Member hereunder or any other payment to be made by or on behalf of such Class B Member pursuant to this Agreement, including amounts required to pay the fees and expenses of professionals incurred by the Class B Members in connection with the transactions contemplated by this Agreement, (iv) do or refrain from doing any further act or deed on behalf of such Class B Member that the Class B Member Representative

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deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (v) receive service of process in connection with any claims under this Agreement. The NEER Member is hereby appointed as the initial Class B Member Representative.
(b)The appointment of the Class B Member Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, and survive the death, incompetence, bankruptcy or liquidation of any Class B Member bound by Section 13.08(a) and shall be binding on any successor thereto; provided, however, that the Class B Member Representative’s appointment hereto shall terminate automatically when the Class B Member Representative is no longer the record owner of any Class B Units or is no longer the managing member or general partner that Controls a Class B Member that owns Class B Units. The NEER Member shall have the right to designate a successor Class B Member Representative upon notice delivered to the Manager not less than ten (10) Business Days in advance of such designation; provided that the Person appointed to serve as successor Class B Member Representative must be a record owner of Class B Units or the managing member or general partner that Controls a Class B Member that owns Class B Units. The Class B Members other than the NEP Class B Parties hereby confirm all that the Class B Member Representative shall do or cause to be done by virtue of its appointment hereby as the Class B Member Representative. All actions taken by the Class B Member Representative under this Agreement shall be binding upon each Class B Member other than the NEP Class B Parties and such Class B Member’s successors as if expressly confirmed and ratified in writing by such Class B Member, and all defenses that may be available to such Class B Member to contest, negate, or disaffirm the action of the Class B Member Representative taken in good faith under this Agreement are waived.
(c)The Company, the Manager, the NEP CEPF Member, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Class B Member Representative in all matters referred to herein, including that the Class B Member Representative has obtained any prior approval or consent of the Class B Members other than the NEP Class B Parties as may be required, under this Agreement or otherwise, to take any such action. Neither the Company, the Manager, the NEP CEPF Member, nor any other Person will be liable to any Class B Member, any of Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class B Member Representative’s duties and obligations under this Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty, or otherwise of the Class B Member Representative.

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13.09Appointment of Class A Member Representative.
(a)Effective as of the CEPF Closing, each Class A Member hereby irrevocably constitutes and appoints the Class A Member Representative as the true and lawful agent and attorney-in-fact of such Class A Member, with full power of substitution to act jointly in the name, place, and stead of such Class A Member to act on behalf of such Class A Member in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class A Member Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class A Member Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) grant any and all approvals or consents on behalf of such Class A Member pursuant to this Agreement, and any and all other matters requiring the consent or approval of such Class A Member under this Agreement or any other agreement, instrument, or document contemplated hereby or in connection with the Class A Units held by such Class A Member, other than any such matter that requires consent of any particular Class A Member, (iii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to such Class A Member hereunder or any other payment to be made by or on behalf of such Class A Member pursuant to this Agreement, including amounts required to pay the fees and expenses of professionals incurred by the Class A Members in connection with the transactions contemplated by this Agreement, (iv) do or refrain from doing any further act or deed on behalf of such Class A Member that the Class A Member Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (v) receive service of process in connection with any claims under this Agreement. The NEP CEPF Member is hereby appointed as the initial Class A Member Representative.
(b)The appointment of the Class A Member Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, and survive the death, incompetence, bankruptcy or liquidation of any Class A Member bound by Section 13.09(a) and shall be binding on any successor thereto; provided, however, that the Class A Member Representative’s appointment hereto shall terminate automatically when the Class A Member Representative is no longer the record owner of any Class A Units or is no longer the managing member or general partner that Controls a Class A Member that owns Class A Units. The NEP CEPF Member shall have the right to designate a successor Class A Member Representative upon written notice delivered to the Manager not less than ten (10) Business Days in advance of such designation; provided that the Person appointed to serve as successor Class A Member Representative must be a record owner of Class A Units or the managing member or general partner that Controls a Class A Member that owns Class A Units. The Class A Members hereby confirm all that the Class A Member Representative shall do or cause to be done by virtue of its appointment hereby as the Class A Member Representative. All actions taken by the Class A Member Representative under this Agreement shall be binding upon each Class A Member and such Class A Member’s successors as if expressly confirmed and ratified in writing by such Class A Member, and all defenses that may be available to such Class A Member to contest, negate, or disaffirm the action of the Class A Member Representative taken in good faith under this Agreement are waived.

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(c)The Company, the Manager, the NEER Member, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Class A Member Representative in all matters referred to herein, including that the Class A Member Representative has obtained any prior approval or consent of the Class A Members as may be required, under this Agreement or otherwise, to take any such action. Neither the Company, the Manager, the NEER Member, nor any other Person will be liable to any Class A Member, any of Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class A Member Representative’s duties and obligations under this Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty, or otherwise of the Class A Member Representative.
13.10Article 8 of the Uniform Commercial Code. No Member may elect to cause any Membership Interest or other equity interest held by a Class A Member or Class A Member, as applicable, to constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.
13.11Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
13.12Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
13.13Expenses. Each Member shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Member, holding its Membership Interest, and administering its rights and obligations under this Agreement.
[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Members have executed and delivered this Agreement as of the date first set forth above.

MEMBERS:

SIP SELLCO II, LLC

By: ____________________________
Name:
Title:

NEP US SELLCO II, LLC

By: ____________________________
Name:
Title:

NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC

By: ____________________________
Name:
Title:

NEP RENEWABLES III, LLC

By: ____________________________
Name:
Title:

MANAGER: NEP RENEWABLES HOLDINGS III, LLC By: ___________________________ Name: Title:

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